                                                Filed pursuant to Rule 424(b)(3)
                                                         File Number: 333-120729

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  First Federal Logo                                            GFSB Logo
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                        JOINT PROXY STATEMENT/PROSPECTUS
                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

        The boards of directors of First Federal Banc of the Southwest, Inc. and GFSB Bancorp, Inc. have approved an agreement to merge GFSB Bancorp, Inc., and First Federal Banc of the Southwest, Inc. In this joint proxy statement/prospectus, First Federal Banc of the Southwest, Inc. is referred to as First Federal and GFSB Bancorp, Inc. is referred to as GFSB. Following the proposed merger Gallup Federal Savings Bank, a wholly owned subsidiary of GFSB, will merge into First Federal Bank, a wholly owned subsidiary of First Federal.

        GFSB stockholders will have the right to elect to receive in exchange for each share of GFSB common stock they own, subject to adjustment or proration under certain circumstances:

        o       $20.00 in cash; or
        o       1.17806 shares of First Federal common stock.

        GFSB stockholders will receive cash for any fractional shares they may be entitled to receive. First Federal and GFSB have agreed that 51% of the total number of shares of GFSB common stock outstanding will be exchanged for First Federal common stock, regardless of your election. You may therefore receive a combination of cash and shares of First Federal common stock for your GFSB shares different than you elected depending upon the election made by other GFSB stockholders. Assuming that 51% of GFSB's outstanding shares are converted into First Federal common stock, immediately following the completion of the merger GFSB shareholders will own 18.3% of the outstanding shares of the combined company. The federal income tax consequences of the merger to you will depend on whether you receive cash, shares of First Federal common stock or a combination of cash and First Federal common stock in exchange for your shares of GFSB common stock. First Federal has applied to have its common stock listed on the Nasdaq SmallCap Market under the trading symbol "FFSW." It is expected that First Federal's common stock will be approved for listing on the Nasdaq SmallCap market at or prior to the completion of the merger.

        We cannot complete the merger unless we obtain the approval of the stockholders of both First Federal and GFSB. First Federal will hold a special meeting of its stockholders on May 11, 2005 at 9:30 a.m., local time, at the Fairfield Inn located at 1201 North Main Street, Roswell, New Mexico and GFSB will hold a special meeting of its stockholders on May 18, 2005 at 10:00 a.m., local time, at its loan center located at 214 West Aztec Avenue, Gallup, New Mexico to consider and vote on this merger proposal. The proposal must be approved by a majority of outstanding shares of GFSB and First Federal. The directors of First Federal and GFSB agreed to vote their shares in favor of the merger. As of the voting record date, the total number of shares held by First Federal directors is 1,709,216 shares (exclusive of shares that may be acquired upon the exercise of options) or 53.3% of its issued and outstanding common stock, as adjusted for an anticipated eight-for-one stock split. The total number of shares held by GFSB directors is 497,087 shares or 42.6% of its issued and outstanding common stock.

        YOU SHOULD READ THIS DOCUMENT AND ALL ATTACHMENTS CAREFULLY. BEFORE YOU MAKE A DECISION ON HOW TO VOTE, YOU SHOULD CONSIDER THE "RISKS RELATED TO THE MERGER" BEGINNING ON PAGE 16 OF THIS DOCUMENT.

/s/ Aubrey L. Dunn, Jr.                    /s/ Richard C. Kauzlaric
---------------------------------------    -------------------------------------
President and Chief Executive Officer      President and Chief Executive Officer
First Federal Banc of the Southwest, Inc.  GFSB Bancorp, Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS APRIL 8, 2005 AND IT IS FIRST BEING MAILED TO FIRST FEDERAL AND GFSB STOCKHOLDERS ON OR ABOUT APRIL 14, 2005.

                      REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about GFSB from documents filed with the Securities and Exchange Commission ("SEC") that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at HTTP://WWW.SEC.GOV. See "Where You Can Find More Information" on page 161.

        GFSB will provide you with copies of these documents, without charge, upon written or oral request to:

                               GFSB Bancorp, Inc.
                              221 West Aztec Avenue
                            Gallup, New Mexico 87301
                           Attention: Jerry R. Spurlin
                            Telephone: (505) 726-6500

        In order to receive timely delivery of the documents in advance of the special meeting of stockholders, you should make your request no later than May 11, 2005.

                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MAY 11, 2005 AT 9:30 A.M.
                              AT THE FAIRFIELD INN
                             1201 NORTH MAIN STREET
                            ROSWELL, NEW MEXICO 88201

To the Stockholders of First Federal Banc of the Southwest, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Federal Banc of the Southwest, Inc. ("First Federal"), will be held at 9:30 a.m., local time, on May 11, 2005 at the Fairfield Inn located at 1201 North Main Street, Roswell, New Mexico 88201 for the following purposes:

        o to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 25, 2004, by and between First Federal and GFSB Bancorp, Inc., pursuant to which GFSB Bancorp, Inc., will merge with and into First Federal Banc of the Southwest, Inc., as more fully described in the attached joint proxy statement/prospectus; and

        o to transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting. Management of First Federal is not aware of any such other business.

        As more fully explained in the joint proxy statement/prospectus that accompanies this notice, only First Federal stockholders of record as of the close of business on April 8, 2005, are entitled to notice of and to vote at the First Federal special meeting or any adjournment or postponement of the special meeting.

        Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger agreement and the transactions contemplated by the merger agreement. If you do not return your proxy card, abstain, or fail to instruct your broker how to vote any shares held for you in "street name," it will have the same effect as a vote against the merger.

        The accompanying document serves two purposes. It is the proxy statement being used by both the GFSB and First Federal board of directors to solicit proxies for use at their special meetings. It is also the prospectus of First Federal regarding the First Federal common stock to be issued to GFSB stockholders if the merger is completed. This document also gives you detailed information about the merger, the merger agreement and includes a copy of the merger agreement as Annex A. YOU SHOULD READ THIS DOCUMENT AND ALL ATTACHMENTS CAREFULLY. BEFORE YOU MAKE A DECISION ON HOW TO VOTE, YOU SHOULD CONSIDER THE "RISKS RELATED TO THE MERGER" BEGINNING ON PAGE 16 OF THIS DOCUMENT.


By Order of the Board of Directors

/s/ George A. Rosenbaum, Jr.

George A. Rosenbaum, Jr.
Secretary

Roswell, New Mexico
April 14, 2005

                               GFSB BANCORP, INC.

                  NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS
                    TO BE HELD ON MAY 18, 2005 AT 10:00 A.M.
                 AT THE GALLUP FEDERAL SAVINGS BANK LOAN CENTER
                              214 WEST AZTEC AVENUE
                            GALLUP, NEW MEXICO 87301

To the Stockholders of GFSB Bancorp, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of GFSB Bancorp, Inc. ("GFSB") will be held at 10:00 a.m., local time, on May 18, 2005 at its loan center located at 214 West Aztec Avenue, Gallup, New Mexico 87301 for the following purposes:

        o to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 25, 2004, by and between First Federal Banc of the Southwest, Inc. ("First Federal") and GFSB pursuant to which GFSB will merge with and into First Federal and each shares of GFSB common stock (other than shares the holders of which have perfected dissenters' rights of appraisal) will be converted into the right to receive either $20.00 in cash or shares of First Federal with an approximate value of $20.00 or combination thereof as more fully described in the attached joint proxy statement/prospectus; and

        o to transact such other business as may properly come before the special meeting or any postponement or adjournment of the annual meeting. Management of GFSB, is not aware of any such other business.

        As more fully explained in the joint proxy statement/prospectus that accompanies this notice, only holders of record of GFSB common stock as of the close of business on April 8, 2005 are entitled to notice of and to vote at the GFSB special meeting or any adjournment or postponements thereof of the special meeting.

        Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger agreement and the transactions contemplated by the merger agreement. If you do not return your proxy card, abstain, or fail to instruct your broker how to vote any shares held for you in "street name," it will have the same effect as a vote against the merger.

        The accompanying document serves two purposes. It is the proxy statement being used by both the GFSB and First Federal board of directors to solicit proxies for use at their special meetings. It is also the prospectus of First Federal regarding the First Federal common stock to be issued to GFSB stockholders if the merger is completed. This document also gives you detailed information about the merger, the merger agreement, the procedures for electing to receive shares of First Federal common stock or cash in the merger and the parties to the merger and includes a copy of the merger agreement as Annex A. YOU SHOULD READ THIS DOCUMENT AND ALL ATTACHMENTS CAREFULLY.

By Order of the Board of Directors

/s/ George S. Perce

George S. Perce
Secretary

Gallup, New Mexico
April 14, 2005

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY                                                                        4
   General                                                                     4
   The Parties to the Merger                                                   4
   The Merger                                                                  6
   The Merger Agreement                                                       12
RISKS RELATED TO THE MERGER                                                   16
RISKS RELATED TO OUR BUSINESS                                                 19
A WARNING ABOUT FORWARD-LOOKING STATEMENTS                                    20
COMPARATIVE PER SHARE DATA                                                    22
SELECTED HISTORICAL FINANCIAL INFORMATION                                     23
   Selected Historical Financial Information For First Federal                23
   Selected Historical Financial Information For GFSB                         25
SUMMARY SELECTED PRO FORMA COMBINED DATA                                      26
MARKET PRICE AND DIVIDEND INFORMATION                                         27
THE FIRST FEDERAL SPECIAL MEETING                                             28
   General                                                                    28
   Date, Place and Time of the Special Meeting                                28
   Purpose of the Special Meeting                                             28
   Who Can Vote at the Special Meeting; Record Date                           28
   Attending the Special Meeting                                              29
   Quorum and Vote Required                                                   29
   Shares Held by First Federal Officers and Directors and by GFSB            29
   Voting by Proxy                                                            29
   Revocability of Proxies                                                    30
   Solicitation of Proxies                                                    30
THE GFSB SPECIAL MEETING                                                      30
   General                                                                    30
   Date, Place and Time of the Special Meeting                                31
   Purpose of the Special Meeting                                             31
   Who Can Vote at the Special Meeting; Record Date                           31
   Attending the Special Meeting                                              31
   Quorum and Vote Required                                                   31
   Shares Held by GFSB Officers and Directors and by First Federal            32
   Voting by Proxy                                                            32
   Revocability of Proxies                                                    32
   Solicitation of Proxies                                                    33
   Participants in Gallup Federal Savings Bank's Employee Stock
   Ownership Plan                                                             33
OWNERSHIP OF FIRST FEDERAL COMMON STOCK                                       34
OWNERSHIP OF GFSB COMMON STOCK                                                36
THE MERGER                                                                    38
   Parties to the Merger                                                      38
   Form of the Merger                                                         39
   Merger Consideration; Cash or Stock Election                               39
   Election Procedures; Surrender of Stock Certificates                       40
   Treatment of GFSB Stock Options                                            42
   Background of the Merger                                                   42
   Reasons for the Merger                                                     46
   Effects of the Merger                                                      49
   Opinion of First Federal's Independent Financial Advisor                   50
   Opinion of GFSB's Independent Financial Advisor                            57
   Dissenters' Rights of Appraisal                                            65

   Interests of Certain GFSB Directors and Officers in the Merger             68
   Nasdaq SmallCap Market Listing                                             72
   Material Federal Income Tax Consequences of the Merger                     72
   Tax Consequences to First Federal and its Stockholders                     75
   Accounting Treatment of the Merger                                         75
   Resales of First Federal Common Stock                                      75
   Regulatory Approvals and Notices Required for the Merger                   75
   Requirement for Stockholder Approval                                       76
THE MERGER AGREEMENT                                                          77
   Terms of the Merger                                                        77
   When Will the Merger be Completed                                          77
   Conditions to Completing the Merger                                        77
   Conduct of Business Before the Merger                                      78
   Covenants of GFSB and First Federal in the Merger Agreement                82
   Representations and Warranties made by First Federal and GFSB in
   the Merger Agreement                                                       84
   Terminating the Merger Agreement                                           92
   Termination Fee                                                            93
   Expenses                                                                   93
   Changing the Terms of the Merger Agreement                                 93
   Bank Merger                                                                93
   New Members of the Board of Directors                                      94
FIRST FEDERAL MANAGEMENT'S DISCUSSION AND ANALYSIS                            94
   General                                                                    94
   Commitment for Trust Preferred Stock Financing                             94
   Business Strategy                                                          95
   Financial Condition                                                        95
   Result of Operations                                                       98
   Asset/Liability Management and Market Risk                                104
   Economic Value of Equity                                                  106
   Liquidity and Capital Resources                                           106
   Impact of New Accounting Standards                                        107
   Critical Accounting Policies                                              107
   Impact of Inflation and Changing Prices                                   108
BUSINESS OF FIRST FEDERAL                                                    108
   First Federal                                                             108
   First Federal Bank                                                        109
   Market Area                                                               109
   Lending Activities                                                        110
   Delinquent Loans, Other Real Estate Owned and Classified Assets           117
   Securities Activities                                                     123
   Sources of Funds                                                          129
   Activities of Subsidiaries and Affiliated Entities                        131
   Competition                                                               132
   Employees                                                                 132
   Properties                                                                132
   Legal Proceedings                                                         133
MANAGEMENT OF FIRST FEDERAL                                                  133
   Position(s) Held With First Federal Banc of the Southwest, Inc.           133
   Meetings and Committees of the Board of Directors                         135
   Compensation of Directors                                                 135
   Executive Compensation                                                    136
   Transactions With Certain Related Persons                                 138
DESCRIPTION OF FIRST FEDERAL COMMON STOCK                                    138
   General                                                                   138
   Common Stock                                                              138
   Preferred Stock                                                           139
MANAGEMENT FOLLOWING THE MERGER                                              139

   First Federal                                                             139
   Directors' Compensation                                                   140
   Executive Officers Who Are Not Directors                                  141
PRO FORMA FINANCIAL INFORMATION                                              141
   First Federal and GFSB  Unaudited Pro Forma Condensed Combined
   Consolidated Balance Sheet                                                143
   First Federal and GFSB Unaudited Pro Forma Condensed Combined
   Consolidated Statement of Income                                          145
   Notes to the Unaudited Pro Forma Condensed Combined Consolidated
   Financial Statements at December 31, 2004                                 147
   First Federal and GFSB Unaudited Pro Forma Condensed Combined
   Consolidated Statement of Income                                          150
   Notes to the Unaudited Pro Forma Condensed Combined Consolidated
   Financial Statements at September 30, 2004                                152
COMPARISON OF RIGHTS OF STOCKHOLDERS                                         152
RESTRICTIONS ON ACQUISITION OF FIRST FEDERAL                                 158
   Business Combinations with Interested Stockholders                        158
   Board of Directors                                                        159
   Stockholder Action by Written Consent; Special Meetings of Stockholders   159
   Advance Notice Provisions for Stockholder Nominations and Proposals       159
   Preferred Stock                                                           160
   Amendment of Certificate of Incorporation                                 160
   Delaware Corporate Law                                                    160
LEGAL MATTERS                                                                161
EXPERTS                                                                      161
WHERE YOU CAN FIND MORE INFORMATION                                          161
STOCKHOLDER PROPOSALS                                                        163
INDEX TO FINANCIAL STATEMENTS                                                F-1

                                     ANNEXES

ANNEX A Agreement and Plan of Merger by and between First Federal Banc of the Southwest, Inc. and GFSB Bancorp, Inc., dated August 25, 2004

ANNEX B  Fairness Opinion of Hovde Financial, Inc.

ANNEX C  Fairness Opinion of McDonald Investments, Inc.

ANNEX D  Section 262 of the Delaware General Corporation Law

ANNEX E Annual Report on Form 10-KSB for the year ended June 30, 2004 (including all amendments), and Quarterly Report on Form 10-QSB for the six months ended December 31, 2004 of GFSB Bancorp, Inc.

                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION REGARDING THE PROPOSED MERGER AND STOCKHOLDER MEETINGS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO, INCLUDING THE MERGER AGREEMENT, WHICH WE HAVE ATTACHED AS ANNEX A. SEE ALSO "WHERE CAN I FIND MORE INFORMATION?" ON PAGE 161. EACH ITEM IN THIS SUMMARY REFERS TO THE PAGE OF THIS DOCUMENT ON WHICH THAT SUBJECT IS DISCUSSED IN GREATER DETAIL.

GENERAL

        This joint proxy statement/prospectus relates to the proposed acquisition of GFSB by First Federal through the merger of GFSB with and into First Federal. Following GFSB's merger with First Federal, Gallup Federal Savings Bank, a wholly owned subsidiary of GFSB, will merge with and into First Federal Bank, a wholly owned subsidiary of First Federal. We expect to complete the merger during the second quarter of 2005.

        Prior to completion of the merger, First Federal anticipates effecting an 8-for-1 stock split of its common stock. All per share information with respect to First Federal contained herein, including the number of shares of First Federal common stock to be received in exchange for a share of GFSB common stock and the fully diluted book value per share used to calculate this exchange ratio, assume that such stock split is consummated. In the event such stock split is not completed prior to closing of the merger, the exchange ratio would differ from 1.17806. The number of shares of First Federal common stock to be received for one share of GFSB common stock (assuming a stock election) would be calculated using the actual fully diluted book value per share of First Federal common stock (as calculated in accordance with the merger agreement) at September 30, 2004. The amount of cash to be received would not change.

THE PARTIES TO THE MERGER (PAGE 38)

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.

     300 North Pennsylvania Avenue
     Roswell, New Mexico 88201
     Telephone: (505) 622-6201

        First Federal is a Delaware corporation and registered savings and loan holding company. First Federal's principal operating subsidiary is First Federal Bank, a federally chartered savings bank. At December 31, 2004, First Federal had, on a consolidated basis, approximately $348.4 million in total assets, $255.5 million in total deposits, $255.7 million in net loans receivable and stockholders' equity of $34.8 million.

        Through First Federal Bank, First Federal serves clients through its nine full services branches located in Bernalillo, Chaves, Dona Anna, Lincoln, and Otero Counties, New Mexico and El Paso, Texas.

GFSB BANCORP, INC.

     221 West Aztec Avenue
     Gallup, New Mexico 87031
     Telephone: (505) 726-6500

        GFSB is a Delaware corporation and registered savings and loan holding company. GFSB's principal operating subsidiary is Gallup Federal Savings Bank, a federally chartered savings bank. At December 31, 2004, GFSB had, on a consolidated basis, approximately $217.3 million in total assets, $131.6 million in total deposits, $148.4 million in net loans receivable and stockholders' equity of $19.1 million.

        Through Gallup Federal Savings Bank, GFSB serves clients through its two full service offices located in Gallup and Farmington, New Mexico.

THE MERGER

EACH SHARE OF GFSB COMMON STOCK WILL BE EXCHANGED FOR EITHER SHARES OF FIRST FEDERAL COMMON STOCK, $20.00 IN CASH OR A COMBINATION OF FIRST FEDERAL COMMON STOCK AND CASH (PAGE 39)

        Upon the closing of the merger, each share of GFSB common stock (other than shares the holders of which have perfected dissenters' rights of appraisal) will automatically be converted into the right to receive either shares of First Federal common stock or $20.00 in cash. You may elect either of these options and may elect to receive cash for some shares and First Federal common stock for others. The number of shares of First Federal common stock to be exchanged for each share of GFSB common stock will be 1.17806.

        The amount of cash and/or First Federal common stock that you receive may be different from the amounts that you elect due to the allocation and proration procedures described in the merger agreement. The merger agreement provides that 51% of the outstanding GFSB common stock will be converted into First Federal common stock and 49% of the GFSB common stock will be converted into cash. Following receipt of election forms by GFSB stockholders, every effort will be made to accommodate a stockholder's election. However, in the event First Federal stock is oversubscribed or undersubscribed, the merger agreement provides a method to allocate First Federal stock. SEE "The Merger - Merger Consideration; Cash or Stock Elections." Because the tax consequences of receiving cash will differ from the tax consequences of receiving First Federal common stock, you should carefully read the section of this document entitled "Material Federal Income Tax Consequences of the Merger" beginning on page 72.

EACH SHARE OF FIRST FEDERAL COMMON STOCK IS VALUED AT $16.977 WHICH MAY NOT REPRESENT ITS ACTUAL VALUE

        The merger agreement provides that the value assigned to each share of First Federal common stock is $16.977 which represents 165% of its diluted book value as of September 30, 2004, as determined in accordance with generally accepted accounting principles, subject to certain adjustments. If you elect to exchange some or all of your GFSB common stock for First Federal common stock, you should be aware that there are no guarantees that the common stock of First Federal will trade on the Nasdaq SmallCap market at a price equal to or exceeding $16.977.

HOW TO ELECT TO RECEIVE CASH OR FIRST FEDERAL STOCK AND EXCHANGE YOUR GFSB STOCK CERTIFICATES (PAGES 40-42)

        The exchange agent or, if your GFSB common stock is held in "street name," your broker, bank or nominee, will mail you an election form on or about the date this joint proxy statement/prospectus. The election form allows you to elect to receive cash, First Federal common stock, or a combination of cash and First Federal common stock or to elect no preference as to the type of consideration you receive for your shares of GFSB common stock.

        In order for your election to be effective, you must return your properly completed election form, along with your GFSB stock certificates or an appropriate guarantee of delivery to:

                         Registrar and Transfer Company
                                10 Commerce Drive
                           Cranford, New Jersey 07016
on or before 5:00 p.m., Eastern Daylight Savings Time, on May 20, 2005. Registrar and Transfer Company will act as First Federal's exchange agent in the merger and will process the exchange of GFSB stock certificates for either cash, First Federal common stock or combination of cash and shares of First Federal common stock. Shortly after the merger, the exchange agent will allocate cash and First Federal common stock among GFSB stockholders, in accordance with the allocation, election and proration procedures in the merger agreement. If you do not make a proper election, you will receive instructions on how to surrender your GFSB stock certificates from the exchange agent after the merger is completed. In any event, you should NOT forward your GFSB stock certificates with your proxy cards.

        If you have a preference for receiving either cash, First Federal common stock or combination of both the First Federal common stock and cash for your GFSB common stock, you should complete and return the election form. If you elect no preference or do not make an election, you will be allocated First Federal common stock and/or cash depending on the elections made by other GFSB stockholders. Please remember, however, that even if you do make an election, you might not receive the amount of cash and/or First Federal common stock that you elect due to the requirement that 51% of the outstanding shares of GFSB common stock be exchanged for First Federal common stock and the remaining 49% will be exchanged for cash.

HOVDE FINANCIAL, LLC., FINANCIAL ADVISOR TO FIRST FEDERAL, HAS OPINED THAT THE MERGER CONSIDERATION IS FAIR TO STOCKHOLDERS OF FIRST FEDERAL FROM A FINANCIAL POINT OF VIEW (PAGE 50)

        Hovde Financial, LLC ("Hovde"), the independent financial advisor to First Federal, rendered a written fairness opinion to the First Federal board of directors, dated as of August 25, 2004 and updated to April 8, 2005, stating that as of such dates, the proposed merger consideration to be paid to the stockholders of GFSB is fair, from a financial point of view, to the stockholders of First Federal. A copy of the updated fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Hovde is attached to this document as Annex B. First Federal stockholders are encouraged to read the fairness opinion in its entirety. Hovde will receive a fee of approximately $250,000 for acting as First Federal's financial advisor and providing its fairness opinion to First Federal.

MCDONALD INVESTMENTS, INC., FINANCIAL ADVISOR TO GFSB, HAS OPINED THAT THE MERGER CONSIDERATION IS FAIR TO STOCKHOLDERS OF GFSB FROM A FINANCIAL POINT OF VIEW (PAGE 57)

        McDonald Investments, Inc. ("McDonald"), the independent financial advisor to GFSB, rendered a written fairness opinion to the GFSB board of directors, dated as of August 25, 2004 and updated to April 12, 2005, stating that as of such dates the merger consideration to be paid was fair, from a financial point of view, to the GFSB stockholders. A copy of the updated fairness opinion, setting forth the information reviewed, assumptions made and matters considered by McDonald is attached to this document as Annex C. GFSB stockholders should read the fairness opinion in its entirety. McDonald will receive a fee of $502,000 for acting as GFSB's financial advisor and providing its fairness opinion to GFSB.

STOCKHOLDERS OF FIRST FEDERAL AND GFSB MAY SEEK AN APPRAISAL OF THE VALUE OF THEIR SHARES (PAGE 65)

        Both First Federal's and GFSB's stockholders have appraisal rights in connection with the merger. Under Delaware law, GFSB stockholders who do not wish to accept the merger consideration and First Federal stockholders who wish to perfect such appraisal rights can dissent from the transaction and have the fair value of their shares judicially determined and paid in cash. However, in order to perfect such rights, you must not vote for the adoption of the merger agreement and must follow specific procedures. You should carefully read "The Merger-Dissenters' Rights of Appraisal" and Section 262 of the Delaware Law which is attached as Annex D to this proxy statement.

DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 152)

        Both First Federal and GFSB are Delaware corporations. GFSB stockholders who receive First Federal common stock in the merger will become First Federal stockholders, and their rights will continue to be governed by Delaware law as well as by First Federal's certificate of incorporation and bylaws. However, there are several differences between the rights of GFSB's stockholders and those of First Federal stockholders.

CERTAIN GFSB DIRECTORS AND OFFICERS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM GFSB STOCKHOLDERS AS A WHOLE (PAGES 68 THROUGH 72)

        Some of GFSB's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in GFSB. The members of GFSB's board of directors knew about these additional interests, and considered them, when they approved the merger agreement. The interests of GFSB's directors and officers include:

        o a severance payment to Richard P. Gallegos, the President of Gallup Federal Savings Bank, in consideration of the termination of his existing change in control severance agreement of approximately $254,840, and a $35,000 payment under a Release and Non-Compete Agreement that he entered into with First Federal, GFSB and Gallup Federal Savings Bank;

        o the vesting of 80,826 unvested GFSB restricted stock and stock options awards as a result of execution of the merger agreement;

        o First Federal's offer of two year employment contracts to Leonard C. Scalzi, William W. Head, Jr., and Jerry R. Spurlin and two year change in control agreements to Ginger R. Palmer and Debra S. Fischer, effective only upon closing of the merger;

        o the provisions in the merger agreement relating to the indemnification of directors and officers for a period of six years following the merger and insurance for directors and officers of GFSB for events occurring before the merger for a period of three years following the merger; and

        o the appointment of GFSB directors Kauzlaric and Mataya to the board of directors of First Federal and First Federal Bank.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WILL DIFFER DEPENDING ON WHETHER YOU RECEIVE FIRST FEDERAL COMMON STOCK OR CASH (PAGES 72 THROUGH 75)

        It is a condition to the obligations of GFSB and First Federal to complete the merger that First Federal and GFSB receive an opinion of Luse Gorman Pomerenk & Schick, P.C. to the effect that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, (2) First Federal and GFSB will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (3) except to the extent of any cash received in lieu of a fractional share interest in First Federal common stock and cash consideration received, no gain or loss will be recognized by stockholders of GFSB who exchange their GFSB common stock for First Federal common stock in the merger.

        GFSB and First Federal received a tax opinion of Luse Gorman Pomerenk & Schick, P.C. dated January 18, 2005. In addition, in accordance with the terms of the merger agreement, this opinion must be reiterated as of the date of closing of the merger. In rendering its opinion, counsel relied upon representations contained in certificates received from officers of First Federal and GFSB. This tax opinion is not binding on the Internal Revenue Service or the courts, and we do not intend to request any ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

        The federal income tax consequences of the merger to you will depend primarily on whether you exchange your GFSB common stock for solely First Federal common stock (except for cash received instead of a fractional share of First Federal common stock), solely cash or a combination of stock and cash. Regardless of whether you elect to receive First Federal common stock, cash or a combination of stock and cash, the federal income tax consequences will depend on the actual merger consideration that you receive.

        If you receive only shares of First Federal common stock and cash in lieu of a fractional share in exchange for your GFSB common stock, then you generally will not recognize any gain or loss, except with respect to the cash received in lieu of a fractional share. If you receive only cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your basis in your GFSB common stock. The tax treatment of any gain will depend upon your individual circumstances, but generally any gain will result in an increased tax liability while any loss will decrease a tax liability.

        If you receive a combination of First Federal common stock and cash other than cash in lieu of a fractional share in exchange for your GFSB common stock, then you will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

        The merger will not be taxable at the corporate level and there will be no tax consequences to First Federal stockholders.

        THIS TAX TREATMENT MAY NOT APPLY TO ALL GFSB STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

THE SPECIAL MEETINGS (PAGES 28 AND 30)

     FIRST FEDERAL

        First Federal will hold its special meeting of stockholders at the Fairfield Inn located at 1201 North Main Street, Roswell, New Mexico 88201, at 9:30 a.m. on May 11, 2005. At the special meeting, First Federal stockholders will vote upon the proposal to approve and adopt the merger agreement and the merger and any other matters that properly come before the special meeting.

     GFSB

        GFSB will hold its special meeting of stockholders at the loan center of Gallup Federal Savings Bank located at 214 West Aztec Avenue, Gallup, New Mexico 87301, at 10:00 a.m. on May 18, 2005. At the special meeting, holders of GFSB common stock will vote upon the proposal to approve and adopt the merger agreement and the merger and any other matters that properly come before the special meeting.

RECORD DATES (PAGES 28 AND 31)

     FIRST FEDERAL

        You are entitled to notice of and to vote at the First Federal special meeting if you were the record owner of shares of First Federal common stock on April 8, 2005, the First Federal record date. As of that First Federal record date, there were 3,205,728 shares of First Federal common stock issued and outstanding, as adjusted for the anticipated eight-for-one stock split, held by approximately 222 holders of record. Each holder of First Federal common stock is entitled to one vote for each share on any matter that properly comes before the special meeting.

     GFSB

        You are entitled to notice of and to vote at the GFSB special meeting if you were the record owner of shares of GFSB common stock on April 8, 2005, the GFSB record date. As of the GFSB record date, there were 1,166,113 shares of GFSB common stock issued and outstanding held by approximately 212 holders of record. Each holder of GFSB common stock is entitled to one vote for each share on any matter that properly comes before the special meeting.

VOTES REQUIRED (PAGES 29 AND 31)

     FIRST FEDERAL

        Approval by the First Federal stockholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Federal's common stock. See "The Merger - Requirement for Stockholder Approval" on page 76.

     GFSB

        Approval by the GFSB stockholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of GFSB common stock. See "The Merger - Requirement for Stockholder Approval" on page 76.

SHARE OWNERSHIP BY DIRECTORS AND OFFICERS (PAGES 34 THROUGH 36)

        As of the First Federal record date, the directors and officers of First Federal and their affiliates beneficially owned (exclusive of options) an aggregate of 1,709,216 shares of First Federal common stock, or approximately 53.3% of the shares of the First Federal common stock then outstanding, as adjusted for the anticipated eight-for-one stock split. Each director of First Federal executed a voting agreement with GFSB that commits such director to vote the shares of First Federal common stock he or she owns in favor of the proposal to approve and adopt the merger agreement.

        As of the GFSB record date, the directors and officers of GFSB and their affiliates beneficially owned (exclusive of options) an aggregate of 497,087 shares of GFSB common stock, or approximately 42.6% of the shares of the GFSB common stock then outstanding. Each director of GFSB executed a voting agreement with First Federal that commits such director to vote the shares of GFSB common stock he or she owns in favor of the proposal to approve and adopt the merger agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND THEIR REASONS FOR THE MERGER (PAGES 46 AND 47)

     TO FIRST FEDERAL STOCKHOLDERS:

        The First Federal board of directors has approved and adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement and the related transactions. The board believes that the merger is fair to, and in the best interests of, stockholders. In making this determination, the board considered all of the factors it deemed material in "The Merger - Reasons for the Merger - First Federal" on page 46. The board's primary reasons for determining that the merger was fair to, and in the best interest of, stockholders was the value being provided to First Federal stockholder on a per share basis as well as the opportunity to create a larger more geographically diverse company and the ability to have First Federal's stock quoted on Nasdaq. Further, the board considered the opinion of First Federal's financial advisor that the merger was fair, from a financial standpoint, to First Federal's stockholders.

     TO GFSB STOCKHOLDERS:

        The GFSB board of directors has approved and adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement and the related transactions. The board believes that the merger is fair to, and in the best interests of stockholders. In making this determination, the board considered all factors it deemed material as discussed in "The Merger--Reasons for the Merger--GFSB" on page 47. The board's primary reasons for determining that the merger was fair to, and in the best interest of, stockholders was the value being offered as compared to what it estimated stockholders would receive in the long term should GFSB remain an independent entity given the lack of growth opportunities in the market in which it operated and the highly competitive nature of the industry generally. The board also believed that stockholders would benefit by having the opportunity to become part of a larger and more geographically diverse entity. Lastly, the board considered the opinion of GFSB's financial advisor that the merger consideration is fair, from a financial point of view, to the holders of GFSB common stock.

DIRECTORS AND OFFICERS OF FIRST FEDERAL AND FIRST FEDERAL BANK FOLLOWING THE MERGERS (PAGE 139)

        Upon completion of the merger, the current directors and officers of First Federal will remain directors and officers of First Federal. Upon completion of the subsequent bank merger, the current directors and officers of First Federal Bank will remain directors and officers of First Federal Bank.

        The officers of Gallup Federal Savings Bank, other than Richard P. Gallegos, will serve as officers of First Federal or First Federal Bank after completion of the merger. In addition, Richard C. Kauzlaric and Michael P. Mataya, who are current members of the board of directors of GFSB, will be appointed to the board of directors of First Federal and First Federal Bank.

MARKET PRICE INFORMATION FOR FIRST FEDERAL AND GFSB (PAGE 27)

        First Federal has never traded on an established exchange or automated quotation system. First Federal's common stock has no market makers and trades infrequently. First Federal has applied to have its common stock, as of the date the merger is completed, listed on the Nasdaq SmallCap Market under the symbol "FFSW". As a part of such effort, First Federal must obtain at least three market makers for its shares of common stock. However, there can be no assurance as to whether First Federal will obtain the required number of market makers for its shares of common stock, whether the common stock will be quoted on the Nasdaq SmallCap Market, or whether an active and liquid market for First Federal's common stock will develop. The most recent First Federal common stock trade we are aware of prior to the announcement of the merger on August 25, 2004, was at a price of $79.00 per share (which translates to $9.875 after giving effect to First Federal's anticipated eight-for-one stock split. The most recent First Federal common stock trade we are aware of prior to the date of this document took place on January 26, 2005 at a price of $11.25 per share (after giving effect to the stock split).

        Shares of GFSB common stock trade on the Nasdaq SmallCap Market under the symbol "GUPB." The closing price for GFSB's common stock on August 24, 2004, the last day on which shares of its common stock were traded before the public announcement of the merger, was $21.00 per share. The closing price for GFSB's common stock on April 8, 2005, the last practicable trading date before the date of this document was $21.00 per share.

THE MERGER WILL BE ACCOUNTED FOR AS A PURCHASE (PAGE 75)

        The merger will be accounted for under the purchase method of accounting. Under this method of accounting, First Federal will record the fair market value of GFSB's assets and liabilities on its financial statements. The difference between the purchase price paid by First Federal and the fair market value of GFSB's tangible and identifiable intangible assets net of its liabilities will be recorded on First Federal's books as "goodwill."

THE MERGER AGREEMENT

THERE ARE CONDITIONS THAT MUST BE SATISFIED OR WAIVED FOR THE MERGER TO OCCUR (PAGE 77)

        Before we can complete the merger, each of the following conditions, among others, must either be met or, unless prohibited by law, waived by the party who was not obligated to meet such condition:

        o First Federal and GFSB stockholders each must approve the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of First Federal and GFSB;

        o there must not be any outstanding decrees, injunctions, orders or pending proceedings by a governmental authority that would enjoin or prohibit the merger;

        o First Federal and GFSB and their respective subsidiaries must have received all necessary authorizations, orders and consents of governmental authorities for the merger, without the imposition of any condition that is reasonably likely to have an adverse effect, and any required waiting periods must have expired;

        o the Securities and Exchange Commission must declare effective the registration statement relating to the shares of First Federal common stock to be issued to GFSB stockholders in the merger, of which this joint proxy statement/prospectus is a part and all required state "blue sky" approvals shall have been obtained;

        o First Federal must have used its best efforts to obtain approval from the Nasdaq SmallCap Market to list the shares of First Federal common stock that will be issued in the merger;

        o all representations and warranties made by both First Federal and GFSB in the merger agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

        o First Federal and GFSB must have performed their respective obligations under the merger agreement in all material respects;

        o       the parties must have received all required consents;

        o the parties must have received an opinion of counsel to the effect that the merger qualifies as a tax-free reorganization under United States federal income tax laws;

        o First Federal Bank and Gallup Federal Savings Bank must have capital levels, immediately prior to the effective time of the merger, at least equal to their capital levels reported as of December 31, 2003, less certain transaction-related expenses;

        o There shall have been no violation of certain employment and other agreements entered into between certain officers of GFSB and Gallup Federal Savings Bank and First Federal; and

        o First Federal shall have deposited with the exchange agent sufficient cash to pay the aggregate cash consideration to be paid and irrevocably instructed its transfer agent to issue a sufficient number of its shares.

        We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 92)

        Either GFSB or First Federal may terminate the merger under certain circumstances prior to closing or before or after the requisite stockholder approvals, including the following:

        o       by mutual written consent by First Federal and GFSB;

        o by either party if GFSB cannot obtain the requisite stockholder approval, subject to certain limitations;

        o by either party if a required regulatory approval is denied or a governmental authority prohibiting the merger;

        o       by either party if the merger is not completed by June 30, 2005;

        o by the non-breaching party if the other party makes a misrepresentation, breaches a warranty or fails to satisfy or fulfill a covenant that would have a material adverse effect on the party seeking to terminate the merger agreement;

        o First Federal may also terminate the merger agreement if (i) the GFSB stockholders fail to approve the merger agreement or the stockholders' meeting is not held and (ii) GFSB's board of directors withdraws or revises its recommendation to its stockholders to approve the merger agreement in an adverse way to First Federal; First Federal may also terminate the merger agreement if any person or group acquires 25% or more of the voting power of GFSB;

        o GFSB may terminate the merger agreement prior to its stockholder meeting under certain circumstances in order to accept a superior proposal if, following notice to First Federal, First Federal does not make an offer that is as favorable as the superior proposal; or

        o First Federal may terminate the merger agreement if GFSB becomes entitled to terminate the merger agreement in order to accept a superior proposal under certain circumstances.

TERMINATION FEES (PAGE 93)

        GFSB must pay First Federal a termination fee of $800,000 if First Federal terminates the merger agreement due to: (i) the GFSB stockholders failing to approve the merger agreement after the GFSB board failed to recommend approval of the merger agreement, or withdrew, modified or qualified its recommendation in an adverse way, or (ii) GFSB having entered into an agreement with a third party.

        GFSB also must pay First Federal a termination fee of $800,000 if within 12 months after the merger agreement is terminated, GFSB consummates or enters into any agreement with respect to an acquisition proposal where the merger agreement was terminated under either of the following circumstances:

        o First Federal terminates the merger agreement as a result of a breach of the merger agreement by GFSB, and an acquisition proposal from a third party had been publicly announced, disclosed or communicated or made known to GFSB prior to the date of termination; or

        o the merger agreement is terminated due to the failure of GFSB's stockholders to approve the merger, and an acquisition proposal from a third party had been publicly announced, disclosed or communicated or made known to GFSB prior to the date of the GFSB stockholders' meeting.

        Under no circumstances will GFSB be required to pay more than $800,000 in the aggregate under the termination fee provisions.

PAYMENT OF EXPENSES (PAGE 93)

        First Federal and GFSB will pay their own fees, costs and expenses incurred in connection with the merger, except that expenses incurred in the printing and mailing of this joint proxy statement/prospectus will be shared equally by both parties.

COMPLETION OF THE MERGER (PAGE 77)

        The merger will become effective when we file a certificate of merger with the Delaware Secretary of State. The bank merger will become effective at the time and date specified in the Articles of Combination endorsed by the OTS. It is anticipated that the merger will be completed in the second quarter of 2005.

AGREEMENT NOT TO SOLICIT OTHER PROPOSALS (PAGE 82)

        GFSB has agreed not to initiate, solicit, encourage, facilitate, or discuss any acquisition proposal with a third party. Despite the agreement of GFSB not to solicit other acquisition proposals, the board of directors of GFSB may generally negotiate, have discussions with, or provide certain information to a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the GFSB board of directors, in good faith deems such action to be necessary for the proper discharge of its duties to GFSB stockholders.

AMENDMENT; WAIVER (PAGE 93)

        The merger agreement may be amended by the parties at any time before the closing of the merger. However, once GFSB stockholders approve the merger agreement, First Federal and GFSB may not reduce or change the consideration to be received by GFSB stockholders in the merger. In addition, each party can waive in writing their rights to require the other party to adhere to the terms and conditions of the merger agreement, where applicable law allows.

        If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

  For First Federal stockholders:                 For GFSB stockholders:


  George A. Rosenbaum, Jr.                        Jerry R. Spurlin
  First Federal Banc of the Southwest, Inc.       GFSB Bancorp, Inc.
  300 North Pennsylvania Avenue                   221 West Aztec Avenue
  Roswell, New Mexico 88201                       Gallup, New Mexico 87301
  Telephone: 505-622-6201                         Telephone: 505-726-6500


        Please also see "Where Can I Find More Information" on page 161 to find out where you can find additional important information about First Federal and GFSB.

                           RISKS RELATED TO THE MERGER

        IN ADDITION TO THE OTHER INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE MATTERS ADDRESSED UNDER THE CAPTION "A WARNING ABOUT FORWARD-LOOKING INFORMATION" BEGINNING ON PAGE 20, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DETERMINING WHETHER TO VOTE FOR THE MERGER AGREEMENT OR TO ELECT FIRST FEDERAL STOCK AS YOUR MERGER CONSIDERATION.

IF YOU ARE A GFSB STOCKHOLDER, YOU MAY NOT RECEIVE THE FORM OF MERGER CONSIDERATION THAT YOU ELECT.

        The merger agreement contains allocation and proration provisions that are designed to ensure that 51% of the outstanding shares of common stock of GFSB will be exchanged for shares of First Federal common stock and the remaining 49% of the outstanding shares of common stock of GFSB will be exchanged for cash. In addition, the value of the stock portion of the merger consideration must be equal to at least 45% of the aggregate merger consideration. As a result of these limitations, you may not receive the form of merger consideration you elect. If you elect to receive all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in shares of First Federal common stock. If you elect to receive all First Federal common stock and the available First Federal common stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

        If you receive a different form of consideration than you elected, the tax consequences to you may be different than they would have been had you received the form of consideration you elected. Generally, the receipt of cash will result in a taxable event for a GFSB stockholder. See "The Merger--Material Federal Income Tax Consequences of the Merger" on page 72.

THE VALUE OF FIRST FEDERAL COMMON STOCK IS SET IN THE MERGER AGREEMENT AT $16.977 PER SHARE. THIS WILL NOT REPRESENT THE MARKET VALUE OF FIRST FEDERAL COMMON STOCK ONCE IT BEGINS TO TRADE ON THE NASDAQ SMALLCAP MARKET.

        Upon the closing of the merger, each share of GFSB common stock will automatically be converted into the right to receive either shares of First Federal common stock or $20.00 in cash based on your election preference. The number of shares of First Federal common stock to be exchanged for each share of GFSB common stock will be 1.17806 (after giving effect to the stock split). Pursuant to the terms of the merger agreement, First Federal's common stock is valued at $16.977 which represents 165% of its diluted book value, as determined in accordance with generally accepted accounting principles, as of September 30, 2004, subject to certain adjustments. Changes in the value of First Federal common stock that you will receive on the date of the merger may occur once the stock begins to trade on the Nasdaq SmallCap market and may result from a variety of factors, including general market and economic conditions, changes in First Federal's businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond First Federal's control.

THE PRICE PER SHARE OF FIRST FEDERAL COMMON STOCK MIGHT DECREASE AFTER THE
MERGER.

        Following the merger, many holders of GFSB common stock will become stockholders of First Federal. Such persons should be aware First Federal common stock could decline in value after the merger or have a value of less than 165% of First Federal's diluted book value at September 30, 2004. In particular, because First Federal's common stock has never been publicly traded, there can be no assurance as to the range within which it will trade. The market value of First Federal common stock is expected to fluctuate based upon general market economic conditions, First Federal's business and prospects and other factors.

GFSB STOCKHOLDERS WILL HAVE TAX CONSEQUENCES FROM THE CASH MERGER CONSIDERATION RECEIVED.

        The tax consequences of the merger to GFSB stockholders will be dependent on the merger consideration received by GFSB stockholders. GFSB stockholders generally will not recognize any gain or loss on the exchange of shares of GFSB common stock solely for shares of First Federal common stock; however, GFSB stockholders generally will be taxed to the extent you receive cash in exchange for your shares of GFSB common stock or instead of any fractional share of First Federal common stock that such stockholders would otherwise be entitled to receive. For detailed discussion of the tax consequences of the merger, see "The Merger -- Material Federal Income Tax Consequences of the Merger."

DIRECTORS AND OFFICERS OF GFSB HAVE INTERESTS IN THE MERGER BESIDES THOSE OF A GFSB STOCKHOLDER.

        GFSB's executive officers negotiated the merger agreement with First Federal, and the board of directors approved the merger agreement and is recommending that GFSB stockholders vote for the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that GFSB's executive officers and directors have various interests in the merger besides being GFSB stockholders, including:

        o a severance payment to Richard P. Gallegos, the President of Gallup Federal Savings Bank, in consideration of the termination of his existing change in control severance agreement of approximately $254,840, and a $35,000 payment under a Release and Non-Compete Agreement that he entered into with First Federal, GFSB and Gallup Federal Savings Bank;

        o the vesting of unvested GFSB restricted stock and stock options awards as a result of signing of the merger agreement;

        o First Federal's offer of two year employment contracts to Leonard C. Scalzi, William W. Head, Jr., and Jerry R. Spurlin and two year change in control agreements to Ginger R. Palmer and Debra S. Fischer, effective only upon closing of the merger;

        o the provisions in the merger agreement relating to the indemnification of directors and officers and insurance for directors and officers of GFSB for events occurring before the merger; and

        o the appointment of GFSB directors Kauzlaric and Mataya to the board of directors of First Federal and First Federal Bank.

        These payments and interest may cause some of GFSB's directors and executive officers to view the proposed transaction differently than you would view it.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THE BUSINESS OPERATIONS OF GFSB WITH FIRST FEDERAL IN ORDER TO OBTAIN ENHANCED EARNINGS FOR THE COMBINED COMPANY.

        The merger and the bank merger involve the integration of companies that have previously operated independently. Successful integration of GFSB's consolidated operations will depend primarily on First Federal's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that First Federal and GFSB will be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

        We may not achieve our expectations for the combined company if:

        o the combination of the businesses of First Federal and GFSB takes longer, or is more difficult, time-consuming or costly to accomplish than expected;

        o the expected growth opportunities and cost savings from the merger are not fully realized or take longer to realize than expected;

        o economic conditions deteriorate in the Roswell or Gallup, New Mexico, the primary market areas of First Federal and GFSB, respectively; or

        o operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

        If any of these risks were to occur, the business, operations and/or earnings of the combined company could be negatively affected.

FOLLOWING THE MERGER, THE CURRENT STOCKHOLDERS OF FIRST FEDERAL WILL HAVE THEIR OWNERSHIP INTERESTS DILUTED.

        The issuance of the shares of First Federal common stock in the merger will dilute the ownership of the current First Federal stockholders. In the merger, First Federal proposes to issue up to 709,906 shares of First Federal common stock, which after issuance will represent approximately 18.3% of the issued and outstanding shares of First Federal common stock (excluding any stock options).

FIRST FEDERAL'S BOARD, MANAGEMENT AND EMPLOYEES WILL CONTINUE TO OWN OVER 42.7% OF THE STOCK AFTER THE MERGER.

        First Federal's directors, executive officers and their associates will continue to own over 42.7% of the issued and outstanding common stock of First Federal following the merger. This aggregate amount of ownership by the board, management and the affiliates will give them significant influence on any vote submitted to the stockholders of First Federal in the future.

HOLDERS OF FIRST FEDERAL COMMON STOCK MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED IF A LIQUID TRADING MARKET DOES NOT DEVELOP.

        First Federal has never issued common stock to the public. Consequently, there is no established market for the common stock. First Federal expects its common stock to be listed for trading on the Nasdaq SmallCap market under the symbol "FFSW." First Federal cannot predict whether a liquid trading market in shares of its common stock will develop or how liquid that market might become. Persons owning shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the per share merger consideration paid even if a liquid trading market develops.

                          RISKS RELATED TO OUR BUSINESS

FIRST FEDERAL'S LOAN PORTFOLIO POSSESSES INCREASED RISK DUE TO ITS SUBSTANTIAL AMOUNT OF COMMERCIAL REAL ESTATE, CONSUMER, COMMERCIAL BUSINESS AND CONSTRUCTION LOANS.

        First Federal's outstanding commercial real estate, consumer, commercial business and construction loans accounted for approximately 55.5% of its total loan portfolio as of December 31, 2004. These types of loans may involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner occupied residential properties. These loans may have higher risks than loans secured by residential real estate for the following reasons:

        o COMMERCIAL REAL ESTATE AND COMMERCIAL BUSINESS LOANS. Repayment is dependent on income being generated by the rental property or business in amounts sufficient to cover operating expenses and debt service.

        o COMMERCIAL AND CONSTRUCTION LOANS. Repayment is dependent upon the business in amounts sufficient to cover operating expenses and debt service or upon the successful completion of the project and the ability of the contractor or builder to repay the loan from the sale of the property or obtaining permanent financing.

        o CONSUMER LOANS. Consumer loans (such as automobile loans) are collateralized, if at all, with assets that may not provide an adequate source of repayment of the loan due to depreciation, damage or loss.

CHANGES IN INTEREST RATES MAY HURT FIRST FEDERAL'S PROFITS.

        To be profitable, First Federal has to earn more money in interest that it receives on loans and investments than it pays in interest to its depositors and lenders. Interest rates are at historically low levels. If interest rates rise, First Federal's net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, increases more quickly than interest received on interest-earning assets, including loans and mortgage-backed and related securities. In addition, rising interest rates may negatively affect income because it may reduce the demand for loans and the value of our mortgage-related and investment securities. In the alternative, if interest rates decrease, First Federal's net interest income could increase. However, in a declining rate environment, First Federal may also be susceptible to the payoff or refinance of high rate mortgage loans that could reduce First Federal's net interest income. For a further discussion of how changes in interest rates could impact First Federal, see "First Federal Management's Discussion and Analysis - Asset/Liability Management and Market Risk."

STRONG COMPETITION IN FIRST FEDERAL'S PRIMARY MARKET AREA MAY REDUCE ITS ABILITY TO ATTRACT AND RETAIN DEPOSITS AND OBTAIN LOANS.

        First Federal operates in a competitive market for the attraction of deposits, which is its primary source of funds, and the ability to obtain loans through origination or purchase. Historically, First Federal's most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions in its primary market areas. Particularly in times of extremely low or extremely high interest rates, First Federal has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. First Federal's competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, insurance companies and credit unions. Such competition for deposits and the origination and purchase of loans may limit First Federal's future growth and earnings prospects.

IF ECONOMIC CONDITIONS DETERIORATE, FIRST FEDERAL'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY IMPACTED AS BORROWERS' ABILITY TO REPAY LOANS DECLINES AND THE VALUE OF THE COLLATERAL SECURING OUR LOANS DECREASES.

        First Federal's financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal and New Mexico state governments and other significant external events. Because we have a significant amount of real estate loans in New Mexico, decreases in real estate values in New Mexico could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of borrowers to make timely repayments of their loans, which would have an adverse impact on First Federal's earnings.

FIRST FEDERAL OPERATES IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

        First Federal is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures First Federal Bank's deposits. As a savings and loan holding company, First Federal is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions' allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on First Federal and First Federal Bank.

        First Federal's operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on its operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect First Federal's business, financial condition or prospects.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        First Federal and GFSB each have made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to them. Forward-looking statements include the information concerning possible or assumed future results of operations of First Federal and/or GFSB are often preceded by, followed by, or include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Among other things, First Federal and GFSB each have made statements in this document regarding statements of the benefit of the merger, including future financial and operating results, cost savings, enhancements, revenues, accretions and reported earnings that may be realized from the merger, statements about First Federal's and GFSB's plans, objections, expectations, and intentions and other statements that are not historical facts. With respect to estimated cost savings, First Federal has made certain assumptions regarding, among other things, the extent of operational overlap between First Federal and GFSB, the amount of general and administrative expense consolidation, costs relating to converting GFSB's bank operations and data processing to First Federal's systems and the costs related to the merger. The realization of cost savings is subject to the risk that the foregoing assumptions are not accurate.

        Moreover, any statements in this document regarding the anticipated effect of the merger and our anticipated performance in future periods are subject to risks relating to, among other things, the following:

        o the businesses of First Federal and GFSB may not be combined successfully, or the combination may take longer or be more difficult, time consuming or costly to accomplish than expected;

        o the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

        o operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

        o the merger may not be consummated because of, among other things, a failure to obtain required stockholder or governmental approvals, or adverse regulatory conditions imposed in connection with governmental approvals of the merger;

        o       adverse governmental or regulatory policies may be enacted;

        o the interest rate environment may change, so as to compress margins and adversely affect net interest income;

        o First Federal or GFSB may experience adverse changes to credit quality; and

        o First Federal or GFSB may experience increased competition from other financial services companies in their market areas.

        Management of First Federal and GFSB believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of First Federal following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Federal's and GFSB's ability to control or predict. For those statements, GFSB claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                           COMPARATIVE PER SHARE DATA

        The following table sets forth information about certain historical, pro forma and pro forma equivalent per share financial information. In presenting the comparative pro forma information for certain time periods, we assumed that the merger had been effective throughout those periods and made certain other assumptions. See "Pro Forma Financial Information" on page 141.

        We present this information to reflect the fact that some GFSB stockholders will receive shares of First Federal common stock for each share of GFSB common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

        The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See "Pro Forma Financial Information."

                                                FIRST FEDERAL      GFSB       PRO FORMA    PER EQUIVALENT
                                                HISTORICAL(1)   HISTORICAL     COMBINED     GFSB SHARE(4)
                                                -------------   ----------     --------     -------------
                                                                      (unaudited)
BOOK VALUE PER COMMON SHARE:
As of December 31, 2004                          $     10.84    $    16.67    $   11.95(2)   $     14.08

CASH DIVIDENDS DECLARED PER COMMON SHARE:
For the three months ended December 31, 2004     $    0.0375    $    0.125    $  0.0375(3)   $     0.044

DILUTED NET INCOME PER COMMON SHARE:
Three months ended December 31, 2004             $      0.23    $     0.27    $    0.28      $      0.33

BOOK VALUE PER COMMON SHARE:
As of September 30, 2004                         $     10.67    $    16.48    $   11.86(2)   $     13.97

CASH DIVIDENDS DECLARED PER COMMON SHARE:
For the Year ended September 30, 2004            $    0.1875    $    0.485    $  0.1875(3)   $     0.213

DILUTED NET INCOME PER COMMON SHARE:
Year ended September 30, 2004                    $      0.96    $     1.26    $    1.17      $      1.38

------------------------------
(1) First Federal per share data has been adjusted to reflect an eight-for-one stock split.
(2) The pro forma combined book value per share of First Federal common stock is based upon the pro forma combined common stockholders' equity for First Federal and GFSB divided by total pro forma common shares of the combined entity.
(3) Pro forma dividends per share represent First Federal's historical dividends per share.
(4) The per equivalent GFSB share amounts are computed by multiplying the pro forma combined amounts by a factor of 1.17806 to reflect the exchange ratio in the merger.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

        The following tables show summarized historical financial data for First Federal and GFSB. You should read this summary financial information in connection with First Federal's and GFSB's historical financial information. The information regarding First Federal for the period ended December 31, 2004 is derived from the interim unaudited financial statements, and for the years ended September 30, 2004, 2003 and the two year period ended September 30, 2004 is derived from its audited financial statements. The information regarding GFSB at and for the years ended June 30, 2004 and 2003 and the two year period ended June 30, 2004, is derived from their audited financial statements incorporated by reference from the GFSB Annual Report on Form 10-KSB, a copy of which is attached as Annex E herewith. Prior year-end information is not incorporated herein by reference. The interim unaudited and audited financial statements of First Federal are included as part of this joint proxy statement/prospectus. The audited financial statements of GFSB are included in GFSB's Annual Report on Form 10-KSB (and any amendments) and the unaudited financial statements of GFSB for the six months ended December 31, 2004 and 2003 are included in GFSB's Quarterly Report on Form 10-QSB, both of which are included in Annex E.

                               SELECTED HISTORICAL FINANCIAL INFORMATION FOR FIRST FEDERAL

                                   AT DECEMBER 31,                               AT SEPTEMBER 30,
                                   ---------------  -----------------------------------------------------------------------------
                                        2004             2004           2003           2002             2001            2000
                                   ---------------  -------------  --------------  --------------  --------------  --------------
SELECTED FINANCIAL CONDITION DATA:

Total assets....................   $ 348,369,901    $ 348,055,325  $ 359,184,512   $ 325,361,381   $ 289,218,873   $ 257,454,750
Loans receivable, net...........     255,653,808      251,662,258    250,893,814     251,387,806     227,574,766     211,994,209
Loans held-for-sale.............       1,852,070        1,776,667      4,043,369       3,466,259       1,032,292         846,751
Investment securities...........      36,755,831       41,167,030     49,726,259      24,050,086      22,135,154      28,428,828
Interest-earning deposits.......      26,429,880       27,944,363     33,397,851      26,722,112      20,441,362         599,425
Deposits........................     255,506,247      254,393,577    263,440,711     255,762,658     238,566,675     212,093,127
Borrowings......................      55,953,516       57,329,399     61,508,851      37,655,292      20,760,239      18,805,833
Stockholders' equity............      34,818,357       33,992,385     31,953,375      30,007,872      27,601,264      24,353,386

                                FOR THE THREE MONTHS
                                 ENDED DECEMBER 31,                            YEARS ENDED SEPTEMBER 30,
                              -------------------------    ----------------------------------------------------------------------
                                  2004         2003            2004           2003          2002          2001          2000
                              -----------   -----------    ------------   ------------  ------------   ------------  ------------

SELECTED OPERATING DATA:

Interest income.............. $ 4,678,839   $ 4,717,705    $ 18,771,567   $ 20,829,432  $ 21,016,426   $ 22,543,552  $ 21,202,083
Interest expense.............   1,305,092     1,470,717       5,680,538      6,504,500     7,225,473     10,869,364    10,426,447
                              -----------   -----------    ------------   ------------  ------------   ------------  ------------
 Net interest income.........   3,373,747     3,246,988      13,091,029     14,324,932    13,790,953     11,674,188    10,775,636
Provision for loan losses....         143          (674)       (198,130)        90,980       357,574        213,386       509,797
                              -----------   -----------   -------------  -------------  ------------   ------------  ------------
 Net interest income after
   provision for loan losses.   3,373,604     3,247,662      13,289,159     14,233,952    13,433,379     11,460,802    10,265,839
Other income.................     460,592       521,099       1,937,683      2,431,892     1,488,927      1,113,822       857,039
Other expense ...............   2,555,736     2,556,160      10,258,644     10,873,477     9,776,474      8,394,581     7,923,892
                              -----------   -----------    ------------   ------------  ------------   ------------  ------------
Income before income tax
expense......................   1,278,460     1,212,601       4,968,198      5,792,367     5,145,833      4,180,043     3,198,986
Income tax expense...........     512,114       485,016       1,911,147      2,221,869     2,004,323      1,669,168     1,225,848
                              -----------   -----------    ------------   ------------  ------------   ------------  ------------
 Net income.................. $   766,346   $   727,585    $  3,057,051   $  3,570,498  $  3,141,510   $  2,510,875  $  1,973,138
                              ===========   ===========    ============   ============  ============   ============  ============

                             AT OR FOR THE YEARS  ENDED
                                  DECEMBER 31,(4)                  AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                              -----------------------   --------------------------------------------------------------
                                 2004         2003         2004         2003         2002         2001         2000
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
SELECTED FINANCIAL RATIOS AND
OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of
   net income to average
   total assets)............     0.9%         0.8%         0.9%         1.0%         1.0%         0.9%         0.6%
Return on equity (ratio of
   net income to average
   equity)..................     8.9%         9.3%         9.4%        11.5%        10.3%         8.5%         6.4%
Average interest rate
   spread (1) ..............     3.5%         3.2%         3.6%         3.4%         4.0%         4.1%         3.9%
Net interest margin (2).....     4.2%         3.8%         4.0%         4.3%         4.7%         4.4%         3.1%
Efficiency ratio (3)........    18.3%        18.9%        67.4%        65.2%        65.5%        66.8%        71.2%
Non-interest expense to
   average total assets ....     3.0%         2.8%         2.9%         3.1%         3.2%         3.0%         2.3%
Dividend payout ratio.......    15.7%         0.0%        19.5%        26.1%        22.6%        17.7%        18.1%
Average interest-earning
   assets to average
   interest-bearing
   liabilities..............   116.7%       115.5%       115.5%       114.1%       113.5%       111.6%       114.5%

ASSET QUALITY RATIOS:
Non-performing assets to
   total assets.............     0.2%         0.2%         0.1%         0.3%         0.4%         0.4%         0.5%
Non-performing loans to
   total loans..............     0.2%         0.3%         0.2%         0.4%         0.3%         0.3%         0.4%
Allowance for loan losses
   to non-performing loans..   396.1%       363.6%       455.1%       269.4%       279.5%       291.2%       216.5%
Allowance for loan losses
   to total loans...........     0.9%         1.0%         0.9%         1.0%         1.0%         1.0%         0.9%
Allowance for loan losses
   to gross loans...........     0.9%         1.0%         0.9%         1.0%         1.0%         1.0%         0.8%

CAPITAL RATIOS:
Equity to total assets at
   end of period............    10.0%         8.7%         9.8%         8.9%         9.2%         9.5%         9.5%
Average equity to average
   assets...................     9.9%         8.7%         9.1%         9.0%        10.0%        10.6%         9.0%
Risk-based capital ratio
   (bank only)..............    15.0%        14.0%        14.8%        13.4%        14.2%        14.8%        14.9%

OTHER DATA:
Number of full service
   offices..................      10           10           10           10           10            9            7

-------------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)     Applicable ratios have been annualized.

        Information set forth below for GFSB for the six months ended December 31, 2004 and 2003 was derived from unaudited financial statements and includes normal, recurring adjustments necessary to fairly present the data for those periods. The data at and for these periods are not necessarily indicative of expected results for a full year's operation.

                                      SELECTED HISTORICAL FINANCIAL INFORMATION FOR GFSB

                                                 AT OR FOR THE SIX
                                                   MONTHS ENDED
                                                  DECEMBER 31,(7)               AT OR FOR THE YEARS ENDED JUNE 30,
                                                -------------------   -----------------------------------------------------
                                                  2004       2003       2004       2003        2002       2001       2000
                                                --------   --------   --------   --------    --------   --------   --------
                                                                           (Dollars in Thousands)
FINANCIAL CONDITION DATA:
Total Assets                                    $217,257   $239,521   $232,087   $229,955    $206,145   $197,053   $176,786
Investment securities available-for-sale          27,910     32,733     30,519     29,279      23,973     21,804     25,439
Investment securities held-to-maturity               390        399        399        676       1,405      1,946      1,681
Mortgage-backed securities available for
   sale                                           26,454     32,460     30,680     38,517      27,290     32,377     28,931
Loans receivable, net, substantially pledged     148,420    157,745    152,842    146,396     139,748    130,431    109,777
Deposits                                         131,589    139,702    133,860    129,759     110,349    106,660     79,948
FHLB advances                                     60,468     72,399     73,652     76,642      76,386     72,106     82,935
Total equity, substantially restricted            19,116     18,170     18,132     17,744      16,383     14,979     12,686

OPERATING DATA:
Interest income                                 $  5,945   $  6,094   $ 12,115   $ 12,743    $ 13,504   $ 14,437   $ 11,989
Interest expense                                   2,417      2,877      5,469      6,162       7,475      9,033      7,118
Net interest income                                3,529      3,216      6,646      6,581       6,029      5,404      4,871
Provision for loan losses                             60        130        969        452         220        345        205
Net interest income after provision for
   loan losses                                     6,469      3,086      5,677      6,129       5,809      5,059      4,666
Noninterest income                                   511        446        867        623         390        418        250
Noninterest expense                                2,638      2,306      4,630      4,371       3,740      3,060      2,699
Income before income taxes                         1,342      1,227      1,913      2,382       2,459      2,417      2,217
Income taxes                                         541        400        563        692         848        757        657
Net income                                           801        827      1,350      1,690       1,611      1,660      1,560

PER SHARE DATA:
Basic income per share                          $   0.70   $   0.74   $   1.20   $   1.52    $   1.46   $   1.50   $   1.36
Diluted income per share                            0.67       0.70       1.14       1.46        1.41       1.46       1.34
Dividends per share                                 0.25      0.235       0.49       0.43       0.394       0.34       0.30

PERFORMANCE RATIOS:
Return on average assets(1)                          0.7%       0.7%       0.6%       0.8%        0.8%       0.9%       1.0%
Return on average equity(2)                          8.5%       9.3%       7.5%       9.8%       10.2%      11.9%      12.6%
Net interest margin(3)                               3.3%       2.8%       2.9%       3.2%        3.1%       3.0%       3.1%
Operating (noninterest) expense to average
   total assets                                      2.3%       1.9%       2.0%       2.0%        1.9%       1.6%       1.7%
Efficiency ratio(4)                                 65.3%      63.0%      61.6%      60.7%       58.3%      52.6%      52.7%
Dividend payout ratio(5)                            35.7%      31.8%      40.4%      28.3%       26.7%      22.7%      22.4%

ASSET QUALITY RATIOS:
Nonperforming loans to net loans(6)                  0.6%       1.9%       0.9%       1.6%        0.7%       0.5%       0.7%
Allowance for loan losses to
   non-performing loans                            181.7%      51.5%     126.9%      60.3%       92.7%     135.5%      71.2%
Allowance for loan losses to gross loans             1.1%       1.0%       1.1%       0.9%        0.7%       0.6%       0.5%

-------------------------------
(1)     Net income divided by average total assets.
(2)     Net income divided by average total equity.
(3)     Net Interest income as a percentage of average interest-saving assets.
(4) Non Interest expense divided by the sum of net interest income and noninterest income.
(5)     Dividends paid divided by net income per basic share.
(6) Nonperforming loans consist of loan accounted for on a nonaccrual basis and loans greater than 90 days delinquent.

(7)      Applicable ratios have been annualized.

                    SUMMARY SELECTED PRO FORMA COMBINED DATA

        The following table shows information regarding First Federal's financial condition and operations, including per share data, after giving effect to the merger. This information is called pro forma information in this joint proxy statement/prospectus. The table sets forth selected financial information on a pro forma combined basis, for the periods presented as if the merger had become effective on the statement date with respect to balance sheet information, and as of October 1, 2003 for each period presented with respect to income statement information. The pro forma information reflects the purchase method of accounting.

        We anticipate that the merger will provide the combined company with financial benefits from reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

        This summary pro forma information should be read in conjunction with the information under "PRO FORMA FINANCIAL INFORMATION" and with the historical information included in or incorporated by reference in this document on which it is based.

                                                        AT DECEMBER 31,
                                                              2004
                                                         (IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET DATA
Total assets                                                $567,602

Loans receivable, net                                        408,846

Deposits                                                     387,562

Total stockholders' equity                                    46,750


                                            THREE MONTHS        TWELVE MONTHS
                                                ENDED               ENDED
                                            DECEMBER 31,        SEPTEMBER 30,
                                                2004                 2004
                                         ---------------------------------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA COMBINED INCOME STATEMENT DATA:

Interest income                                $7,575              $30,462

Interest expense                                2,502               10,696

Net interest income                             5,073               19,766

Provision for loan losses                         (60)                (711)

Net interest income after provision
for loan losses                                 5,013               19,055

Non-interest income                               716                2,863

Non-interest expense                            3,961               15,354

Net income                                      1,001                4,250

PRO FORMA PER SHARE DATA(1):

Basic net income                               $ 0.26              $  1.09

Diluted net income                             $ 0.25              $  1.06

-------------------------------
(1) Per share data has been adjusted to reflect an eight-for-one stock split.

                      MARKET PRICE AND DIVIDEND INFORMATION

        First Federal common stock is not listed or quoted on any exchange or automated quotation system. First Federal has applied to be listed and traded on the Nasdaq SmallCap Market under the symbol "FFSW." GFSB common stock is listed on the Nasdaq SmallCap Market under the symbol "GUPB."

        The following table lists the high and low closing prices per share for First Federal common stock to the knowledge of First Federal based on actual trades of stock. First Federal wishes to advise investors that it does not have pricing information on all trades in its stock and there can be no assurances that there were not other trades above or below the prices indicated. The table also lists high and low closing prices for GFSB common stock as reported on the Nasdaq SmallCap Market, as well as the cash dividends paid by First Federal and GFSB for the periods indicated.

                                                      FIRST FEDERAL
                                                      COMMON STOCK(1)                     GFSB COMMON STOCK
                                           ----------------------------------------------------------------------------
                                               HIGH         LOW       DIVIDENDS      HIGH        LOW       DIVIDENDS
                                           ----------------------------------------------------------------------------

2005

   Quarter ended June 30, 2005                    (2)          (2)    $    --      $ 21.00     $ 20.35      $   --
   (through April 8, 2005)
   Quarter ended March 31, 2005              $ 11.25      $ 11.25        0.05        22.29       19.76       0.125

2004
   Quarter ended December 31, 2004                (2)          (2)     0.0375        23.60       19.53       0.125

   Quarter ended September 30, 2004            12.06        9.875       0.125        25.25       19.65       0.125

   Quarter ended June 30, 2004                    (2)          (2)         --        23.18       21.00       0.125

   Quarter ended March 31, 2004                   (2)          (2)      0.063        23.75       21.06       0.125

2003

   Quarter ended December 31, 2003              9.87         9.87          --        21.34       16.75       0.125

   Quarter ended September 30, 2003             9.81         9.81       0.175        17.00       16.03        0.11

   Quarter ended June 30, 2003                    (2)          (2)         --        17.63       15.94        0.11

   Quarter ended March 31, 2003                   (2)          (2)      0.113        17.55       14.32        0.11

2002

   Quarter ended December 31, 2002                (2)          (2)         --        15.00       12.65        0.11

   Quarter ended September 30, 2002             9.37         9.37       0.125        15.00       14.00        0.10

   Quarter ended June 30, 2002                  9.44         9.44          --        15.00       13.90        0.10

   Quarter ended March 31, 2002                   (2)          (2)      0.094        14.99       13.70        0.10

----------------
(1) The per share and dividend data of First Federal have been adjusted to reflect an eight-for-one stock split.
(2)     No stock trade data was available for the period indicated.

        You should obtain current market quotations for GFSB common stock as the market price of these securities will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

        As of April 8, 2005, there were approximately 222 holders of record of First Federal common stock. As of April 8, 2005, there were approximately 212 holders of record of GFSB common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

        Applicable law limits the ability of Gallup Federal Savings Bank and First Federal Bank to pay dividends to their holding companies. The merger agreement restricts cash dividends payable on GFSB common stock pending consummation of the merger. Also, the boards of directors anticipate coordinating the dividend record and payment dates for the common stock of the two companies with the intention that GFSB's stockholders do not receive two dividends, or fail to receive one dividend, for any single quarter with respect to their shares of GFSB stock or shares of First Federal received in exchange for GFSB Stock. See "The Merger Agreement--Conduct of Business Before the Merger."

        Following the merger, the declaration of dividends will be at the discretion of First Federal's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of First Federal, applicable state law and government regulations and other factors deemed relevant by First Federal's board of directors.

                        THE FIRST FEDERAL SPECIAL MEETING

GENERAL

        This joint proxy statement/prospectus is being furnished to First Federal stockholders in connection with the solicitation of proxies by the First Federal board of directors to approve and adopt the merger agreement and the related transactions.

DATE, PLACE AND TIME OF THE SPECIAL MEETING

        The special meeting of stockholders of First Federal will be held at the Fairfield Inn located at 1201 North Main Street, Roswell, New Mexico 88201 on May 11, 2005 at 9:30 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

        The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the special meeting. You may also be asked to vote upon a proposal to adjourn the special meeting. First Federal could use any such adjournment of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement. First Federal may adjourn the meeting for up to 30 days without any new notice being mailed to stockholders.

WHO CAN VOTE AT THE SPECIAL MEETING; RECORD DATE

        You are entitled to vote your First Federal common stock at the special meeting if the records of First Federal showed that you held your shares of First Federal common stock as of the close of business on April 8, 2005. As of the close of business on that date, a total of 3,205,728 (split-adjusted) shares of First Federal common stock were outstanding. Each share of First Federal common stock has one vote.

ATTENDING THE SPECIAL MEETING

        If you are a beneficial owner of First Federal common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of First Federal common stock held in street name in person at the special meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares of First Federal common stock.

QUORUM AND VOTE REQUIRED

        QUORUM. The special meeting will be held if one-third of the outstanding shares of common stock of First Federal entitled to vote is represented in person or by proxy at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

        VOTE REQUIRED. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Federal common stock entitled to vote at the special meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

SHARES HELD BY FIRST FEDERAL OFFICERS AND DIRECTORS AND BY GFSB

        As of April 8, 2005, directors and executive officers of First Federal beneficially owned 1,709,216 shares (split-adjusted) of First Federal common stock, not including shares that may be acquired upon the exercise of stock options. This equals 53.3% of the outstanding shares of the First Federal common stock outstanding as of such date. As of the same date, neither GFSB nor, any of its directors and executive officers beneficially owned any shares of First Federal common stock. All of First Federal directors entered into voting agreements with GFSB to vote all shares of First Federal common stock owned by them in favor of the proposal to approve the merger agreement.

VOTING BY PROXY

        The board of directors of First Federal is sending you this document for the purpose of requesting that you allow your shares of First Federal common stock to be represented at the special meeting by the persons named in the enclosed proxy card. You should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the special meeting, or any adjournment or postponement of the special meeting, regardless of whether you attend the special meeting. If you sign and return a proxy card without giving voting instructions, your shares will be voted "FOR" approval of the merger agreement.

        If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares of First Federal common stock. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. First Federal does not know of any other matters to be presented at the special meeting.

        First Federal stockholders should NOT send their stock certificates with their proxy cards. If the merger is completed, First Federal stockholders will not need to exchange their current stock certificates.

        If your First Federal common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

REVOCABILITY OF PROXIES

        You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy you must either advise the Corporate Secretary of First Federal in writing before your common stock has been voted at the special meeting, deliver a properly executed proxy bearing a later date, or attend the meeting and vote your shares of First Federal common stock in person. Attendance at the special meeting without voting will not in itself constitute revocation of your proxy.

        Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

                First Federal Banc of the Southwest, Inc.
                300 North Pennsylvania Avenue
                Roswell, New Mexico 88201
                Attention:  George A. Rosenbaum, Jr., Secretary

SOLICITATION OF PROXIES

        First Federal will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of First Federal may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. First Federal will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

                            THE GFSB SPECIAL MEETING

GENERAL

        This joint proxy statement/prospectus is being furnished to GFSB stockholders in connection with the solicitation of proxies by the GFSB board of directors to approve and adopt the merger agreement and the merger.

DATE, PLACE AND TIME OF THE SPECIAL MEETING

        The special meeting of stockholders of GFSB will be held at the loan center of Gallup Federal Savings Bank located at 214 West Aztec Avenue, Gallup, New Mexico 87301 on May 18, 2005, at 10:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

        The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the special meeting. You may also be asked to vote upon a proposal to adjourn the special meeting. GFSB could use any such adjournment of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement. Any such adjournment could be a period up to 29 days without any new notice being mailed to stockholders.

WHO CAN VOTE AT THE SPECIAL MEETING; RECORD DATE

        You are entitled to vote your GFSB common stock if you were a stockholder of record as of the close of business on April 8, 2005. As of the close of business on that date, a total of 1,166,133 shares of GFSB common stock were outstanding. Each share of GFSB common stock has one vote.

ATTENDING THE SPECIAL MEETING

        If you are a beneficial owner of GFSB common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of GFSB common stock held in street name in person at the special meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares of GFSB common stock.

QUORUM AND VOTE REQUIRED

        QUORUM. The special meeting will be held if a majority of the outstanding shares of common stock of GFSB entitled to vote is represented in person or by proxy at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

        VOTE REQUIRED. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of GFSB common stock entitled to vote at the special meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

SHARES HELD BY GFSB OFFICERS AND DIRECTORS AND BY FIRST FEDERAL

        As of April 8, 2005, directors and executive officers of GFSB beneficially owned 497,087 shares of GFSB common stock, not including shares that may be acquired upon the exercise of stock options. This equals 42.6% of the outstanding shares of GFSB common stock as of such date. As of the same date, neither First Federal nor any of its directors and executive officers beneficially owned any shares of GFSB common stock. All the GFSB directors entered into voting agreements with First Federal to vote all shares of GFSB common stock owned by them in favor of the proposal to approve the merger agreement.

VOTING BY PROXY

        The board of directors of GFSB is sending this document to its stockholders for the purpose of requesting that you allow your shares of GFSB common stock to be represented at the special meeting by the persons named in the enclosed proxy card. You should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the special meeting, or any adjournment or postponement of the special meeting, regardless of whether you attend the special meeting. If you sign and return a proxy card without giving voting instructions, your shares will be voted "FOR" approval of the merger agreement.

        If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares of GFSB common stock. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. GFSB does not know of any other matters to be presented at the special meeting.

        If your GFSB common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of GFSB common stock voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

        GFSB STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. GFSB STOCKHOLDERS WILL BE SENT ELECTION FORMS AND INSTRUCTIONS, AT WHICH TIME THEY WILL BE REQUESTED TO SUBMIT THEIR STOCK CERTIFICATES. IF THE MERGER IS COMPLETED, GFSB STOCKHOLDERS WHO DID NOT MAKE A TIMELY OR PROPER ELECTION WILL BE MAILED A LETTER OF TRANSMITTAL PROMPTLY FOLLOWING THE COMPLETION OF THE MERGER WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR GFSB STOCK CERTIFICATES FOR THE MERGER CONSIDERATION.

REVOCABILITY OF PROXIES

        You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy you must either advise the Secretary of GFSB in writing before your common stock has been voted at the special meeting, deliver a properly executed proxy bearing a later date, or attend the special meeting and vote your shares of GFSB common stock in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

        Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

                GFSB Bancorp, Inc.
                221 West Aztec Avenue
                Gallup, New Mexico 87301
                Attention: George S. Perce, Secretary

SOLICITATION OF PROXIES

        GFSB will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of GFSB may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. GFSB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PARTICIPANTS IN GALLUP FEDERAL SAVINGS BANK'S EMPLOYEE STOCK OWNERSHIP PLAN

        If you participate in the Gallup Federal Savings Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares of GFSB common stock you may vote under the plan. Under the terms of the employee stock ownership plan, all shares of GFSB common stock held in the employee stock ownership plan are voted by the employee stock ownership plan trustees, but each participant in the employee stock ownership plan may direct the trustees how to vote the shares of GFSB common stock allocated to his or her employee stock ownership plan account. Unallocated shares of GFSB common stock held by the employee stock ownership plan trust and allocated shares for which no timely voting instructions are received will be voted by the trustees as directed by the ESOP Plan Committee, subject to the exercise of their fiduciary duties. The deadline for returning your voting instructions to the trustees is noon, local time, on May 17, 2005.

                     OWNERSHIP OF FIRST FEDERAL COMMON STOCK

        The following table provides certain information as of April 8, 2005 with respect to persons known to First Federal to be the beneficial owners of more than 5% of First Federal's outstanding common stock. For purposes of the table below, a person is deemed to be the beneficial owner of any shares of common stock over which the person has or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after April 8, 2005.


                                             NUMBER OF        PERCENT OF
             NAME                             SHARES         COMMON STOCK
          AND ADDRESS                        OWNED(1)         OUTSTANDING
     ----------------------                ------------    ----------------
     Kay McMillan                             941,296            28.48%
     300 North Pennsylvania
     Roswell, New Mexico 88201

     Edward K. David
     300 North Pennsylvania
     Roswell, New Mexico 88201                307,752             9.31%

     Marc Reischman
     300 North Pennsylvania
     Roswell, New Mexico 88201                216,984             6.57%

     -------------------------------
     (1) Share data has been adjusted to reflect an eight-for-one stock split.

        The following table provides information about the shares of First Federal common stock beneficially owned by each director and executive officer, and by all directors and executive officers of First Federal as a group as of April 8, 2005.

                                                              NUMBER OF SHARES
                                                                THAT MAY BE
                                              NUMBER OF       ACQUIRED WITHIN 60        PERCENT OF
                                               SHARES         DAYS BY EXERCISING      COMMON STOCK
                  NAME                         OWNED(1)            OPTIONS             OUTSTANDING
------------------------------------------  -------------   ----------------------  -------------------
Edward K. David                                299,352               8,400                 9.31%
Kay McMillan                                   928,886              12,400               28.481
Marc Reischman                                 206,184              10,800                 6.57
Aubrey L. Dunn, Jr.                             91,760              19,960                 3.38
Arturo Jurado                                   75,760               3,200                 2.39
Russell Weems                                   14,160              10,800                 0.76
James E. Paul, Jr.                               2,800              10,800                 0.41
Michael A. McMillan                             33,968               6,000                 1.21
Larry Sheffield                                 56,336               8,000                 1.95
George A. Rosenbaum, Jr.                            --               8,800                 0.27
All directors and executive officers
as a group (10 persons)                      1,709,216              99,160               54,.72%

(1) Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power. The amount reported above does not include shares awarded as stock options that do not vest within 60 days of April 8, 2005. The amount reported also has been adjusted to reflect an eight-for-one stock split.

                         OWNERSHIP OF GFSB COMMON STOCK

        The following table provides certain information as of April 8, 2005 with respect to persons known to GFSB to be the beneficial owner of more than 5% of GFSB's outstanding common stock. For purposes of the table below, a person is deemed to be the beneficial owner of any shares of GFSB common stock over which the person has, or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after April 8, 2005.

                                                                 PERCENT OF
       NAME                                     NUMBER OF       COMMON STOCK
    AND ADDRESS                               SHARES OWNED      OUTSTANDING
---------------------                       ----------------   --------------

Gallup Federal Savings Bank Employee Stock       96,043             8.2%
Ownership Plan
221 West Aztec Avenue
Gallup, New Mexico 87301

Lance S. Gad
1250 Fence Raw Drive                             82,126             7.0%
Fairfield, Connecticut 06430

Charles L. Parker, Jr.
221 West Aztec Avenue                            87,312             7.5%
Gallup, New Mexico 87301

Richard C. Kauzlaric
221 West Aztec Avenue                           129,475            11.1%
Gallup, New Mexico 87301

George S. Perce
221 West Aztec Avenue                            87,753             7.5%
Gallup, New Mexico 87301

        The following table provides information about the shares of GFSB common stock beneficially owned by each director and executive officer, and by all directors and executive officers of GFSB as a group as of April 8, 2005.

                                                                     NUMBER OF SHARES
                                                                       THAT  MAY BE
                                               NUMBER OF             ACQUIRED WITHIN 60           PERCENT OF GFSB
                                                SHARES               DAYS BY EXERCISING            COMMON STOCK
                  NAME                          OWNED(1)                  OPTIONS                   OUTSTANDING
------------------------------------------ -------------------    -------------------------    --------------------
Michael P. Mataya                               29,789                      8,926                      2.6%
Charles L. Parker, Jr.                          87,312                      9,264                      7.5
George S. Perce                                 87,753                         --                      7.5
Richard C. Kauzlaric                           129,475                         --                     11.1
Vernon I. Hamilton                              55,906                      9,095                      4.8
James Nechero, Jr.                              56,819                      9,456                      4.9
Richard P. Gallegos                             26,497                     12,500                      2.3
Jerry R. Spurlin                                38,669                         --                      3.3
Leonard C. Scalzi                               14,278                      8,750                      1.2
William W. Head, Jr.                            37,486                      8,906                      3.2%
All directors and executive officers           563,984                     66,897                     48.4%
as a group (10 persons)

-------------------------------
(1) Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the names individuals' ESOP accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power.

                                   THE MERGER

        THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION AND THE DISCUSSION UNDER "THE MERGER AGREEMENT" DESCRIBE ALL MATERIAL ASPECTS OF THE MERGER AND TERMS OF THE MERGER AGREEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY.

PARTIES TO THE MERGER

        GFSB. GFSB was organized as a Delaware business corporation in 1995 to be the savings and loan holding company for Gallup Federal Savings Bank in connection with the conversion of Gallup Federal Savings Bank from mutual to stock form of organization. The conversion was completed on June 29, 1995. As a savings and loan holding company, GFSB is subject to regulation by the Office of Thrift Supervision. Since its formation, GFSB's primary activity has been to direct and coordinate the business of Gallup Federal Savings Bank.

        Gallup Federal Savings Bank is a federally chartered savings bank located in Gallup, New Mexico. Gallup Federal Savings Bank is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation. Gallup Federal Savings Bank conducts business in Gallup and Farmington, New Mexico. Gallup Federal Savings Bank is primarily engaged in attracting deposits from the general public and using these funds to originate loans secured by one- to four-family residential loans and commercial real estate loans. To a lesser extent, Gallup Federal Savings Bank also originates construction loans, commercial business loans, consumer, and multi-family loans.

        For information on GFSB's business and financial statements and a discussion of GFSB's recent results of operations, see its Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 and its Annual Report on Form 10-KSB for the year ended June 30, 2004, all of which are attached as Annex E.

        FIRST FEDERAL. First Federal was organized as a Delaware business corporation in 1998 to be the holding company for First Federal Bank. As a savings and loan holding company, First Federal is subject to regulation by the Office of Thrift Supervision. Since its formation, First Federal's principal activity has been to direct and coordinate the business of First Federal Bank.

        First Federal Bank is a federally chartered savings bank headquartered in Roswell, New Mexico. First Federal is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation. First Federal Bank conducts business from its main office in Roswell, New Mexico and 10 branch offices located in Bernalillo, Chaves, Dona Anna, Lincoln and Otero Counties, New Mexico and El Paso, Texas. First Federal Bank's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily commercial real estate, one- to four-family residential mortgages, and to a lesser extent multi-family and construction loans primarily in its market area. First Federal Bank also invests in mortgage-backed and related securities, taxable and tax-exempt investment securities and other permissible investments.

        The financial statements of First Federal and a discussion of First Federal's recent results of operations are included elsewhere in the document.

FORM OF THE MERGER

        The GFSB and the First Federal boards of directors each have unanimously approved a merger agreement that provides for the merger of GFSB with and into First Federal as the surviving corporation. First Federal has applied to have its common stock listed on the Nasdaq SmallCap Market under the symbol "FFSW" after completion of the merger.

        Prior to completion of the merger, First Federal anticipates effecting an 8-for-1 stock split of its common stock. All per share information with respect to First Federal contained herein, including the number of shares of First Federal common stock to be received in exchange for a share of GFSB common stock and the fully diluted book value per share used to calculate this exchange ratio, assume that such stock split is consummated. In the event such stock split is not completed prior to closing of the merger, the exchange ratio would differ from 1.17806. The number of shares of First Federal common stock to be received for one share of GFSB common stock (assuming a stock election) would be calculated using the actual fully diluted book value per share of First Federal common stock (as calculated in accordance with the merger agreement) at September 30, 2004. The amount of cash to be received would not change.

MERGER CONSIDERATION; CASH OR STOCK ELECTION

        If the merger becomes effective, each share of GFSB common stock issued and outstanding immediately prior to the completion of the merger (other than shares the holders of which have perfected dissenters' rights of appraisal) will automatically be converted into the right to receive, at the holder's election and subject to certain restrictions:

        o       $20.00 in cash (without interest); or

        o shares of First Federal common stock and cash in lieu of fractional shares.

        No fractional shares of First Federal common stock will be issued in connection with the merger. Instead GFSB stockholders will receive, without interest, a cash payment from First Federal equal to the fractional share interest they otherwise would have received, multiplied by the value of First Federal common stock. For this purpose, First Federal common stock will be valued at $16.977, which represents 165% of its diluted book value calculated in accordance with generally accepted accounting principles as of September 30, 2004, subject to certain adjustments.

        Under the terms of the merger agreement, GFSB stockholders may elect to exchange their shares for cash, shares of First Federal common stock or may elect to receive cash for some shares and shares of First Federal common stock for others. All elections of GFSB stockholders are further subject to the allocation and proration provisions described in the merger agreement. These provisions are designed to ensure that 51% of the total number of shares of GFSB common stock issued and outstanding on the date of the merger will be converted into the right to receive shares of First Federal common stock and the remaining outstanding shares of GFSB common stock will be converted to cash. In addition, the merger agreement provides that total value of the stock portion of the merger consideration must be equal to at least 45% of the merger consideration. We are not making any recommendation as to whether GFSB stockholders should elect to receive cash or First Federal common stock in the merger. Each holder of GFSB common stock must make his or her own decision with respect to such election.

        It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if GFSB stockholders in the aggregate elect to receive more or less of the First Federal common stock than First Federal has agreed to issue. These procedures are summarized below.

        o IF FIRST FEDERAL COMMON STOCK IS OVERSUBSCRIBED: If GFSB stockholders elect to receive more First Federal common stock than First Federal has agreed to issue in the merger, then all GFSB stockholders who have elected to receive cash, or who have made no election, will receive cash for their GFSB shares and all stockholders who elected to receive First Federal common stock will receive a pro rata portion of the available First Federal common stock plus cash for those shares not converted into First Federal common stock.

        o IF FIRST FEDERAL COMMON STOCK IS UNDERSUBSCRIBED: If GFSB stockholders elect to receive fewer shares of First Federal common stock than First Federal has agreed to issue in the merger, then all GFSB stockholders who have elected to receive First Federal common stock will receive First Federal common stock and those stockholders who elected to receive cash, or who have made no election, will be treated in the following manner:

                o If the number of shares held by GFSB stockholders who have made no election is sufficient to make up the shortfall in the number of First Federal shares that First Federal is required to issue, then all GFSB stockholders who elected cash will receive cash, and those stockholders who made no election, will receive both cash and shares of First Federal common stock in whatever proportion is necessary to make up the shortfall; or

                o If the number of shares held by GFSB stockholders who have made no election is insufficient to make up the shortfall, then all GFSB stockholders who made no election will receive shares of First Federal common stock and those GFSB stockholders who elected to receive cash will receive cash and shares of First Federal common stock in whatever proportion is necessary to make up the shortfall.

        Notwithstanding these allocation procedures, as described under "--Tax Consequences for GFSB Stockholders," it may be necessary for First Federal to reduce the number of shares of GFSB common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of GFSB common stock that will be converted into First Federal common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of First Federal common stock than they otherwise would have received.

        NO GUARANTEE CAN BE MADE THAT YOU WILL RECEIVE THE AMOUNTS OF CASH AND/OR STOCK YOU ELECT. AS A RESULT OF THE ALLOCATION PROCEDURES AND OTHER LIMITATIONS OUTLINED IN THIS DOCUMENT AND IN THE MERGER AGREEMENT, YOU MAY RECEIVE FIRST FEDERAL COMMON STOCK OR CASH IN AMOUNTS THAT VARY FROM THE AMOUNTS YOU ELECT TO RECEIVE.

ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

        An election form is being mailed under separate cover from this joint proxy statement/prospectus on or about the date this joint proxy statement/prospectus is being mailed to holders of shares of GFSB common stock. Each election form entitles the holder of the GFSB common stock to elect to receive cash, First Federal common stock, or a combination of cash and First Federal common stock, or elect no preference with respect to the merger consideration you wish to receive.

        Registrar and Transfer Company will act as exchange agent in the merger and will process the exchange of GFSB stock certificates for cash and/or First Federal common stock. TO MAKE A VALID ELECTION, YOU MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM, ALONG WITH YOUR GFSB STOCK CERTIFICATES REPRESENTING ALL SHARES OF GFSB COMMON STOCK COVERED BY THE ELECTION FORM (OR AN APPROPRIATE GUARANTEE OF DELIVERY) TO REGISTRAR AND TRANSFER COMPANY ON OR BEFORE 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON MAY 20, 2005. Shortly after the merger, the exchange agent will allocate cash and First Federal common stock among GFSB stockholders, consistent with their elections and the allocation and proration procedures set forth in the merger agreement. If you do not submit an election form, you will receive instructions from the exchange agent on how to surrender your GFSB stock certificates after the merger is completed. IN ANY EVENT, DO NOT FORWARD YOUR GFSB STOCK CERTIFICATES WITH YOUR PROXY CARDS.

        You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed revised election form received by the exchange agent prior to the election deadline. In addition, you may revoke your election by written notice received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either First Federal stock and/or cash for your GFSB stock, you should complete and return the election form. If you do not make an election, you will be allocated First Federal common stock and/or cash depending on the elections made by other stockholders.

        If stock certificates for GFSB common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline a valid election may be made, if:

        o elections are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

        o the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, overnight courier, telex or facsimile transmission); and

        o the exchange agent receives, prior to the third business day after the election deadline, the certificates for all exchanged GFSB shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

        GFSB stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of GFSB common stock designated as non-election shares. GFSB stock certificates represented by elections that have been revoked by written request will be promptly returned without charge to such GFSB stockholder.

        GFSB stockholders who hold their shares of common stock in "street name" through a bank, broker or other financial institution, and who wish to make an election, should seek instruction from the institution holding their shares of how to make on election.

        First Federal will deposit with the exchange agent the shares of First Federal common stock and cash to be issued to GFSB stockholders in exchange for the shares of GFSB common stock. Within five business days after completion of the merger, the exchange agent will mail to GFSB stockholders who did not submit election forms or revoked such forms, a letter of transmittal, together with instructions for the exchange of their GFSB stock certificates for the merger consideration. Until you surrender your GFSB stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any First Federal common stock into which your GFSB shares have been converted. No interest will be paid or accrued to GFSB stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends, if any, when you surrender your GFSB stock certificates, First Federal will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of GFSB common stock. GFSB stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

        If your GFSB stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, GFSB's transfer agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

        Any portion of the cash and shares of First Federal common stock made available to the exchange agent that remains unclaimed by GFSB stockholders for one year after the completion of the merger will be returned to First Federal upon written request. Any GFSB stockholders who have not exchanged shares of GFSB common stock in accordance with the merger agreement before that time may look to First Federal for the merger consideration for their shares and any unpaid dividends or other distributions after that time. None of First Federal, GFSB, the exchange agent or any other person will be liable to any GFSB stockholder for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

TREATMENT OF GFSB STOCK OPTIONS

        At the effective time of the merger, each outstanding option to purchase shares of GFSB common stock, whether or not vested, shall be cancelled, and holders shall be entitled to receive in exchange a combination of First Federal common stock and cash equal to the number of shares of GFSB common stock subject to such option multiplied by an amount equal to the excess of $20.00 over the applicable exercise price per share ("option value"). First Federal shall pay the option holder in a number of whole shares of First Federal common stock equal to a fraction, the numerator of which is the option value multiplied by
0.51 and the denominator of which is $16.977. In addition, First Federal will pay the option holder cash equal to the option value multiplied by 0.49. Any fractional shares held by the option holder will be paid by First Federal in cash.

BACKGROUND OF THE MERGER

        FIRST FEDERAL

        First Federal's board of directors meets regularly to review various strategic options available to enhance the value of its franchise. Among the items considered is the possible acquisition of other financial institutions. In connection therewith, First Federal from time to time calls on other potential financial institutions for possible mergers or acquisitions as part of its business plan to effectively deploy its capital. First Federal then uses a financial model to assess the impact on First Federal and its stockholders of acquisitions of other institutions at various prices.

        First Federal was contacted by GFSB's financial advisor, McDonald, in December of 2003 regarding First Federal's possible interest in pursuing a transaction with GFSB. First Federal executed a confidentiality agreement, dated January 2, 2004, and was sent information regarding GFSB on at that time.

        Beginning in January of 2004, as a part of First Federal's continued expansion strategy, the board of directors and management undertook a detailed analysis of the impact of a merger with GFSB. In connection therewith, First Federal's President, Mr. Aubrey L. Dunn, Jr., had several informal discussions with Mr. Richard C. Kauzlaric, the President of GFSB, concerning the business and operations of GFSB. Additionally, First Federal contacted Hovde Financial LLC ("Hovde") to assist in the review of a transaction with GFSB as well as other strategic initiatives that First Federal was contemplating. Hovde had informally and without compensation previously assisted First Federal with respect to strategic initiatives from time to time and is familiar with the operating history of First Federal. Mr. Matthew F.X. Veneri, a Vice President of Hovde attended a meeting of the board of directors of First Federal on February 26, 2004 during which an analysis of a transaction with GFSB was presented. Shortly thereafter, on March 10, 2004, First Federal entered into an agreement with Hovde to act as its financial advisor regarding a proposed transaction with GFSB. On the same day, First Federal and GFSB entered into a reciprocal confidentiality agreement to facilitate the exchange of confidential information regarding each institution. After reviewing additional information regarding GFSB during the period beginning March 10, 2004 and ending March 17, 2004, Hovde participated by telephone in a Board meeting of First Federal during which an initial offer for GFSB was discussed and agreed upon. Shortly thereafter, Hovde drafted an indication of interest which was finalized and approved by First Federal and sent to Mr. Parker Lofgren at McDonald, GFSB's financial advisor, on March 22, 2004.

        Mr. Veneri and Mr. Lofgren had numerous conversations during the following days regarding the March 22, 2004 indication of interest, particularly regarding the overall value for GFSB, the mix of cash and stock, board representation and composition and the treatment of GFSB's existing stock options. These conversations were finalized on April 1, 2004 and the results were reported to Mr. Dunn at First Federal. On April 5, 2004, a revised indication of interest was drafted by Mr. Veneri at Hovde and was sent to Mr. Dunn and First Federal's counsel. After approval of this revised indication of interest, on April 6, 2004, First Federal sent it to GFSB proposing a merger between the two institutions.

        During the last week of April and the first week of May 2004, a due diligence team, comprised of representatives from First Federal, Hovde and First Federal's legal counsel, reviewed GFSB's assets and liabilities. Those present during this due diligence process were Messrs. Dunn, Veneri, George Rosenbaum, First Federal's Chief Financial Officer, Jim Nelson, First Federal's Chief Credit Officer, and four other members of First Federal's lending group. During the week of May 10, 2004, the team of First Federal representatives reviewed and formalized the results of the due diligence process. Of particular importance was the credit file review conducted by Mr. Nelson and his staff. A conversation was held between Messrs. Dunn, Rosenbaum, Nelson and Veneri on May 12, 2004 to detail the findings of the credit file review in order to address any issues that had become apparent as a result of such review. A conference call was then scheduled for May 20, 2004 between certain parties from First Federal, including Messrs. Dunn, Rosenbaum, Nelson and Veneri and certain parties from GFSB, including Messrs. Kauzlaric, Jerry Spurlin, Richard Gallegos and Lofgren. During this telephone call, the findings from the due diligence process were discussed and questions regarding the loan files identified by Mr. Nelson were raised in order to get a clearer understanding of any credit issues. Mr. Nelson incorporated the results of the conference call into his analysis and, based on this, along with other items identified by First Federal's due diligence team regarding the financial performance of GFSB, a revised indication of interest was prepared and presented to First Federal's Board for approval on May 27, 2004. This revised indication of interest was memorialized in writing and sent to Mr. Lofgren on May 28, 2004 in the form of a memorandum amending the April 6, 2004 indication of interest. At GFSB's request, the contents of the May 28, 2004 memorandum were put into a formal expression of interest dated June 8, 2004, which became the basis for the merger agreement, and was sent via email and facsimile to McDonald.

        This drafting process commenced on June 14, 2004 and over the ensuing weeks a total of six drafting sessions occurred involving the full board of directors and/or senior management of First Federal along with its legal counsel and, on one occasion, the involvement of Mr. Veneri from Hovde.

        The merger agreement that resulted from these drafting sessions was submitted to GFSB on July 7, 2004. First Federal's legal counsel received initial comments from GFSB's legal counsel and financial advisor on July 16, 2004. On July 28, 2004, Messrs. Veneri and Lofgren had a telephonic conversation to address the remaining issues still unresolved in the merger agreement. Of particular importance during this conversation were the severance payments, dividend payments, employment agreements for key executives, the treatment of options and the date to be used to determine the First Federal stock price. Messrs. Veneri, Dunn and Rosenbaum had several discussions during the week of August 2, 2004 specifically regarding these issues. These issues were finally agreed upon during the week of August 9, 2004 during two telephone calls between Messrs. Veneri, Dunn, Kauzlaric and Lofgren. These revisions were incorporated in the merger agreement at that time.

        First Federal's board of directors, along with its legal counsel and Hovde, held several meetings, either in person or by telephone during the week of August 16th, 2004, with a final meeting occurring on August 24, 2004. At this last meeting, the final version of the merger agreement was approved and Hovde provided First Federal with its opinion as to the fairness, from a financial point of view, of the merger consideration to the stockholders of First Federal. On the following day, August 25, 2004, First Federal received word of GFSB's acceptance of the final merger agreement and both parties executed the merger agreement and issued a joint press release announcing the transaction.

        GFSB

        GFSB's management and board of directors have considered various strategic alternatives as part of their continuing efforts to enhance GFSB's community banking franchise and to maximize stockholder value. On May 7, 2003, the board held a special meeting to discuss the current status of GFSB and competitive and other challenges to its future success. The GFSB board decided to conduct a detailed strategic review of various alternatives available to GFSB, including possible expansions of the markets in which it operates or entrance into new markets as well as the possibility of a strategic alliance of GFSB with another financial institution. In order to facilitate the strategic planning process, the board formed a strategic planning committee consisting of Directors Kauzlaric, Parker and Mataya. The board and the strategic planning committee continued to discuss these issues at its meetings during the summer of 2003.

        On August 4, 2003, the board, upon recommendation of the strategic planning committee, approved the engagement of McDonald to perform a profitability analysis of GFSB. Representatives of McDonald presented this analysis at a special meeting of the board held on August 19, 2003. After considering this presentation and the various alternatives available to it, the board decided to engage McDonald for additional strategic planning services including the exploration of a possible affiliation of GFSB with another company.

        On September 15, 2003, the strategic planning committee met with representatives of McDonald to discuss possible entities with which GFSB could explore a possible affiliation. McDonald prepared a draft confidential memorandum with respect to GFSB which would be sent out to these entities (after execution of a confidentiality agreement) to explore their interest in an affiliation with GFSB. Representatives of McDonald contacted 19 institutions of which 12 executed a confidentiality agreement and received the confidential memorandum in December 2003. None of these entities submitted a proposal at a price level the board deemed sufficient and as a result, at a special meeting of the board held on January 21, 2004, the board discussed the results of the process to date and determined to terminate its engagement of McDonald, although McDonald was authorized to continue discussions with two prospective acquirers that continued to express interest, First Federal and another financial institution. The other financial institution held discussions with GFSB in February 2004 and ultimately submitted a revised proposal in early March 2004 which was at a price level below its original proposal.

        First Federal was one of the initial 12 parties executing a confidentiality agreement in 2003. First Federal held discussion with GFSB in February 2004, and in March 2004, First Federal, through its investment banker, indicated that it was interested in continuing discussions regarding a possible affiliation. On March 10, 2004, the GFSB board approved entering into a reciprocal confidentiality agreement with First Federal. First Federal submitted a preliminary indication of interest by letter dated March 22, 2004 that was considered by the board, together with the proposal from the other financial institution, on March 30, 2004. The proposal from First Federal offered a higher value than that of the other financial institution. The First Federal proposal called for a mixture of cash and stock to be given in exchange for the GFSB common stock. The board had previously approved reinstating the engagement of McDonald to assist it in evaluating these proposals. McDonald made a presentation at the March 30, 2004 meeting comparing the terms of the two proposals, including the value offered, and compared that to the value of GFSB as a stand-alone institution. Following a lengthy discussion, the board approved authorizing McDonald, together with legal counsel, to continue negotiations with First Federal. On April 6, 2004, First Federal submitted a revised letter of interest. On April 7, 2004, following a review of such revised letter, the board authorized GFSB and First Federal to conduct due diligence related to the proposed transaction.

        First Federal conducted due diligence during April and early May 2004. GFSB and representatives from McDonald conducted due diligence related to First Federal during April 2004. During that time, the strategic planning committee met with representatives of First Federal to discuss certain of the provisions in the initial indication of interest and to discuss the due diligence performed by First Federal. First Federal and GFSB representatives negotiated revised terms of a proposed transaction between May 26, 2004 and June 8, 2004. On June 8, 2004, GFSB received a final proposal from First Federal. On June 10, 2004, the GFSB board met to discuss the status of the negotiations with First Federal and the final letter of interest. Representatives of McDonald participated in such board discussions by telephone. McDonald reviewed with the board the terms of the revised proposal. The board discussed in detail the proposal and McDonald's presentation and authorized McDonald to convey GFSB's willingness to proceed towards negotiating a definitive agreement with First Federal.

        First Federal presented the initial draft of the definitive merger agreement to GFSB on July 7, 2004. Such documents were reviewed by GFSB's management and directors, its special counsel and it financial advisor, McDonald. Such documents were revised and negotiated until August 25, 2004. In particular, the primary issue still being negotiated were the date to be used to determine the value of the First Federal stock, the method, for converting options, limitations on dividend payments during the pendancy of the agreement and various social issues.

        The board met on August 17, 2004 to discuss with its legal counsel and McDonald the status of negotiations and the current draft of the agreement. Following conclusion of negotiations, the board met on August 25, 2004, to discuss the outcome of final negotiations with First Federal and to review in detail the Agreement and Plan of Merger and related documents, and discuss the revisions and clarifications that had been negotiated since the August 17, 2004 board meeting. Special counsel and McDonald participated by telephone. McDonald presented the board of GFSB with its opinion that the merger consideration being offered to the stockholders of GFSB by First Federal was fair to the stockholders of GFSB from a financial point of view. At this meeting, the GFSB Board approved the merger agreement by a unanimous vote of all members of the board, and subject to the exercise of its fiduciary duty, approved to recommend that GFSB stockholders vote their shares in favor of approving the merger agreement. GFSB and First Federal executed the definitive merger agreement and issued a joint press release publicly announcing the transaction on August 25, 2004.

REASONS FOR THE MERGER

        FIRST FEDERAL

        The First Federal board of directors believes that the merger agreement and the merger are in the best interests of First Federal and its stockholders. The board also believed that stockholders would benefit by having an ownership interest in a larger, more geographically diverse, and publicly traded company. Accordingly, the members of the First Federal board of directors unanimously approved and adopted the merger agreement and recommend that First Federal stockholders vote "FOR" the approval of the merger agreement. In reaching its decision, the board of directors consulted with First Federal's management, legal counsel and Hovde, First Federal's financial advisor. The First Federal board of directors considered the following positive and negative factors in reviewing and approving the merger agreement:

        POSITIVE FACTORS

        o the increased per share income to First Federal stockholders of the combined company on a pro forma basis;

        o a larger combined company of approximately $570 million in total assets on a pro forma basis, and 14 branches located throughout the state of New Mexico and in El Paso, Texas;

        o       the attractiveness of having a branch office in Farmington, New
                Mexico;

        o the cost saving and efficiencies that could be obtained by combining the respective company's personnel and technologies; o the benefits provided to its stockholders by being able to freely purchase or sell shares on a listed market; and

        o as a larger company that is publicly traded, its stock could command a higher overall multiple of book value.

        NEGATIVE FACTORS

        o the fact that existing First Federal stockholders' ownership interest will be diluted by the proposed transaction;

        o the requirement that two GFSB directors be placed on First Federal's board of directors and their interaction with existing board members;

        o the costs and compliance burden of being a publicly traded, public reporting company;

        o       the integration and management of additional employees;

        o       the ability to properly supervise distant branch offices;

        o the added strain of integrating Gallup Federal Savings Bank's loan system into First Federal Bank's system;

        o the net charge-offs in Gallup Federal Savings Bank's loan portfolio as compared to First Federal Bank's loan portfolio; and

        o the longer term duration of investments in Gallup Federal Savings Bank's investment portfolio as compared to the shorter term duration of investments in First Federal Bank's investment portfolio.

        The discussion of the factors considered by the First Federal board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Federal board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The First Federal board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, First Federal management and First Federal's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

        First Federal's board of directors has unanimously approved the merger agreement and recommends that First Federal stockholders vote "FOR" the approval of the merger agreement.

        GFSB

        The GFSB board has unanimously determined that the merger is fair to, and in the best interests of, GFSB and its stockholders. In arriving at this determination and approving and recommending the merger agreement, the GFSB board, among other things, consulted with McDonald with respect to the financial aspects and fairness of the merger consideration to the GFSB stockholders from a financial point of view and with its legal counsel as to the legal duties and the other terms of the merger agreement. The primary reason for the board's determination was its understanding of the results that could be expected to be obtained by GFSB if it continued to operate independently and the likely benefits and risks to stockholders of such course as compared with the value of the merger consideration being offered by First Federal. The board also believed that stockholders would benefit by having the opportunity to become part of a larger and more geographically diverse entity. Additionally, the board considered the opinion of GFSB's financial advisor that the merger consideration is fair, from a financial point of view, to the holders of GFSB common stock.

        In connection with its review and approval of the merger agreement, the board also considered numerous factors, including the following positive and negative factors:

        POSITIVE FACTORS

        o The fact that GFSB stockholders who receive shares of First Federal common stock will be entitled to receive the same level of public disclosure regarding their investment as they currently receive due to First Federal's agreement that it will register its common stock under the Securities Exchange Act of 1934, as amended;

        o First Federal's agreement that it will use its best efforts to have its common stock listed on the Nasdaq SmallCap Market which will assist in the development of a market for the stock;

        o GFSB's positive perception about First Federal and its prospects due to its understanding of and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of First Federal including the results of its due diligence review of First Federal;

        o The GFSB board's belief that pursuing the merger with First Federal would be more beneficial to stockholders than remaining independent due to the current and prospective environment in which GFSB operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry and the likely effects of these factors of GFSB in light of, and in the absence of, the proposed merger with First Federal;

        o The perceived ability of First Federal to receive the requisite regulatory approvals in a timely manner; and

        o The terms and conditions of the merger agreement, including the parties' respective representations and warranties, the restrictive covenants and other agreements, the conditions to closing and termination provisions which the Board believed provided adequate assurances about the current operations of First Federal and sufficiently limited the types of activities First Federal could undertake during the pendancy of the merger agreement.

        NEGATIVE FACTORS

        o The fact that the First Federal common stock was not currently listed or traded on any established market and therefore there was no assurance that an active and liquid market would develop for the First Federal common stock after the merger or the price at which the First Federal common stock would trade;

        o The provisions in the merger agreement limiting the number of shares that may be exchanged for cash and for stock which is likely to result in some stockholders receiving a form of merger consideration other than what they actually elected;

        o The fact that the merger agreement provides for GFSB's payment of a termination fee of $800,000 to First Federal if the merger agreement is terminated under certain limited circumstances although this factor was mitigated somewhat by the fact that such circumstances would generally involve the receipt and consummation of an acquisition proposal with a third party; and

        o The fact that the merger agreement limits GFSB's ability to solicit or discuss alternative transactions during the pendancy of the merger, although this was mitigated by the fact that GFSB's board was permitted, in the exercise of its fiduciary duties, to engage in discussions with parties who submit an unsolicited proposal.

        The GFSB board has unanimously approved the merger agreement and unanimously recommends that GFSB shareholders vote "FOR" approval and adoption of the merger agreement.

        The discussion of the factors considered by the GFSB board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the GFSB board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The GFSB board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, GFSB management and GFSB's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

EFFECTS OF THE MERGER

        The boards of First Federal and GFSB believe that one of the potential beneficial effects of the merger will be the realization of cost savings resulting from the combination of the two companies, thereby enhancing the earnings of First Federal.

        First Federal expects to reduce expenses by eliminating areas where there are redundancies and combining certain support and other functions after the merger. First Federal believes that it will achieve these cost savings by: reducing data processing costs; reducing the ratio of professional fees to revenues; achieving economies of scale in advertising and marketing budgets; and eliminating certain duplicative "back office" functions.

        In identifying prospective cost savings, First Federal, with the assistance of its financial advisor, Hovde, reviewed its general and administrative expenses as well as other non-interest expenses budgeted for 2004. Categories for each of the general and administrative expenses and the other non-interest expenses were evaluated and First Financial and Hovde estimated the percent of low-, mid- and high-range cost savings that potentially could be achieved for each category. These ranges of cost savings estimates were then averaged across the categories for each of the general and administrative expenses and the other non-interest expenses, such that an average estimated percent of low-, mid-, and high-range cost savings could be established for the general and administrative expenses and the other non-interest expenses.

        In examining the general and administrative expenses the following categories were considered: Directors compensation, MSBP salaries, administrative, bookkeeping, operations, real estate, commercial, consumer, overtime/other salaries, performance bonuses, and benefits. It was estimated that, with respect to general and administrative expenses, the low-range cost savings would be 13%, the mid-range cost savings would be 18%, and the high-range cost savings would be 23%. First Federal and Hovde believe that the mid-range cost savings estimate of 18% of the general and administrative expenses that was budgeted $2,228,306 for 2004 can reasonably be anticipated.

        In examining the other non-interest expenses the following categories were considered: Data processing, armored transfer, legal & professional fees, advertising, organizational dues and subscriptions, audit and accounting services, charitable contributions, federal insurance premiums, insurance and surety bond premiums, postage, ATM expenses, supervisory fees, travel, and directors' travel, directors' meals. It was estimated that, with respect to other non-interest expenses, the low-range cost savings would be 16%, the mid-range cost savings would be 28%, and the high-range cost savings would be 39%. First Federal and Hovde believe that the mid-range cost savings estimate of 28% of the other non-interest expenses that was budgeted $1,490,359 for 2004 can reasonably be anticipated.

        The amount of any cost savings First Federal may realize in 2005 will depend upon how quickly and efficiently First Federal is able to implement the processes outlined above. However, there can be no assurances as to whether First Federal will be able to achieve any of these cost savings.

        First Federal also anticipates that the merger will present significant revenue enhancement opportunities for the combined entity. These opportunities may result from, among other factors: An ability to offer a wider variety of banking products and services to GFSB's customers; and the potential to increase overall market share in the communities presently served by First Federal and GFSB. There can be no assurance that First Federal will be able to achieve any of these revenue enhancements and any projections with respect to such revenue enhancements are speculative and cannot be quantified.

        The companies have prepared financial statements that show, under one set of assumptions, the combined operations and financial condition of the two companies as if the merger had occurred on the date and at the beginning of the period indicated. These are known as "pro forma" financial statements. No cost savings or revenue enhancements were included in the pro forma financial statements.

OPINION OF FIRST FEDERAL'S INDEPENDENT FINANCIAL ADVISOR

        Hovde has delivered to the First Federal board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated August 25, 2004, as updated to April 8, 2005, the aggregate merger consideration as described in the merger agreement is fair, from a financial point of view, to the holders of First Federal common stock as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by First Federal upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. THE FULL TEXT OF THE OPINION OF HOVDE, DATED AUGUST 25, 2004, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B. FIRST FEDERAL STOCKHOLDERS SHOULD READ THIS OPINION IN ITS ENTIRETY.

        Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. First Federal's board selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

        FEES PAYABLE TO HOVDE. Hovde will receive a fee equal to approximately $250,000 contingent upon the completion of the merger for services rendered in connection with advising First Federal regarding the merger, including the fairness opinion and financial advisory services provided to First Federal. First Federal has also agreed to indemnify Hovde against any claims, losses and expenses arising out of the merger or Hovde's engagement that did not arise from Hovde's gross negligence or willful misconduct. Except for the consideration paid or payable by First Federal to Hovde in connection with the merger, Hovde has not received any consideration from either First Federal or GFSB during the past two years. Hovde did not determine the amount of merger consideration to be paid in respect of the merger. The merger consideration was determined by negotiations between the parties.

        HOVDE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE AGGREGATE MERGER CONSIDERATION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST FEDERAL STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE AT THE FIRST FEDERAL MEETING. THE SUMMARY OF THE OPINION OF HOVDE SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE FULL-TEXT OF HOVDE'S OPINION, ATTACHED TO THIS DOCUMENT AS ANNEX B.

        The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were presented to the First Federal board by Hovde on August 24, 2004 and were confirmed in writing on August 25, 2004. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation made by Hovde to the First Federal board, but it does summarize all of the material analyses performed and presented by Hovde.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the First Federal board and its fairness opinion.

        In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Federal and GFSB. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the aggregate merger consideration, from a financial point of view, to the stockholders of First Federal. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be bought or sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde's opinion does not address the relative merits of the merger as compared to any other business combination in which First Federal might engage. In addition, as described above, Hovde's opinion to the First Federal board was one of many factors taken into consideration by the First Federal board in making its determination to approve the merger agreement.

        During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of First Federal and GFSB and material prepared in connection with the merger, including, among other things, the following:

        o       the merger agreement;

        o certain historical publicly available information concerning First Federal and GFSB;

        o       the nature and terms of recent merger transactions; and

        o financial and other information provided to Hovde by the managements of First Federal and GFSB. Hovde also took into account its experience in other transactions as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

        In rendering its opinion, Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of First Federal and GFSB made pursuant to the merger agreement, and did not independently attempt to verify any of such information. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by First Federal or GFSB were reasonably prepared and reflected the best currently available estimates and judgments of the senior managements of First Federal and GFSB as to the future financial performance of First Federal, GFSB or the combined entity, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of First Federal or GFSB. In addition, Hovde noted that it is not an expert in the evaluation of loan portfolios or allowances for loan, lease or real estate owned losses and, upon the advice of First Federal and

GFSB, it assumed that the allowances for loan, lease and real estate owned losses (as currently stated or as adjusted for in connection with the merger or otherwise) provided to it by First Federal or GFSB and used by it in its analysis and in rendering its fairness opinion were in the aggregate adequate to cover all such losses. The fairness opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the fairness opinion.

        PREMIUM ANALYSIS. Based upon a price of $20.00 per share of GFSB common stock, the discount to GFSB's closing price on August 24, 2004, of $21.00 was (4.8)%. Due to the limited trading volume of GFSB Common Stock, this was also the discount to its trading value two weeks and four weeks prior to August 24, 2004.

        ANALYSIS OF SELECTED MERGERS. As part of its analysis, Hovde reviewed comparable mergers involving thrifts in the Southwestern United States (Arizona, Colorado, Louisiana, Nevada, New Mexico, Texas and Utah) announced since July 1, 2001, in which the selling institution had assets between $50 million and $500 million (the "Southwest Merger Group"). This Southwest Merger Group consisted of the following ten transactions:

-------------------------------------- -----------------------------------------
             BUYER                                   SELLER
-------------------------------------- -----------------------------------------
First Federal Bank of LA (LA)          First Allen Parish Bancorp (LA)
-------------------------------------- -----------------------------------------
Prosperity Bancshares, Inc. (TX)       Village Bank & Trust S.S.B. (TX)
-------------------------------------- -----------------------------------------
Teche Holding Co. (LA)                 St. Landry Financial Corp. (LA)
-------------------------------------- -----------------------------------------
Hgroup Acquisitions Co. (TX)           Heritage Bancshares (TX)
-------------------------------------- -----------------------------------------
Franklin Bank Corp. (TX)               Jacksonville Bancorp Inc. (TX)
-------------------------------------- -----------------------------------------
Premier Bcshs Inc. (TX)                Synergy Bank, SSB (TX)
-------------------------------------- -----------------------------------------
SNB Inc. (LA)                          Algiers Bancorp, Inc. (LA)
-------------------------------------- -----------------------------------------
IBERIABNAK Corp. (LA)                  Acadiana Bancshares, Inc. (LA)
-------------------------------------- -----------------------------------------
FBOP Corp. (IL)                        American Home Loan Corp. (AZ)
-------------------------------------- -----------------------------------------
Texas United Bancshares, Inc. (TX)     Bryan-College Station Financial HC (TX)
-------------------------------------- -----------------------------------------

        Hovde also reviewed comparable mergers involving thrifts nationwide announced since January 1, 2002, in which the total assets of the seller were between $250 million and $350 million (the "Nationwide Merger Group"). This Nationwide Merger Group consisted of the following 16 transactions:

--------------------------------------- ----------------------------------------
             BUYER                                  SELLER
--------------------------------------- ----------------------------------------
Park National Corp. (OH)                First Federal Bancorp Inc. (OH)
--------------------------------------- ----------------------------------------
East West Bancorp Inc. (CA)             Trust Bancorp Inc. (CA)
--------------------------------------- ----------------------------------------
First Community Corp. (SC)              DutchFork Bancshares Inc. (SC)
--------------------------------------- ----------------------------------------
Carver Bancorp Inc. (NY)                Independence Federal Savings Bank (DC)
--------------------------------------- ----------------------------------------
Rock Bancshares Inc. (AR)               HCB Bancshares Inc. (AR)
--------------------------------------- ----------------------------------------
Banknorth Group Inc. (ME)               Foxborough Savings Bank (MA)
--------------------------------------- ----------------------------------------
Washington Federal Inc. (WA)            United S&L Bank (WA)
--------------------------------------- ----------------------------------------
FNB Corp. (VA)                          Bedford Bancshares Inc. (VA)
--------------------------------------- ----------------------------------------
IBERIABANK Corp. (LA)                   Acadiana Bancshares Inc. (LA)
--------------------------------------- ----------------------------------------
Sterling Financial Corp. (WA)           Empire Federal Bancorp Inc. (MT)
--------------------------------------- ----------------------------------------
Boston Bank of Commerce (MA)            Family Savings Bank, FSB (CA)
--------------------------------------- ----------------------------------------
Midwest Banc Holdings Inc. (IL)         Big Foot Financial Corp. (IL)
--------------------------------------- ----------------------------------------
NSB Holding Corp. (NY)                  Liberty Bancorp Inc. (NY)
--------------------------------------- ----------------------------------------
Berkshire Financial Holdings (PA)       USABancshares.com Inc. (PA)
--------------------------------------- ----------------------------------------
Banknorth Group Inc. (ME)               Ipswich Bancshares Inc. (MA)
--------------------------------------- ----------------------------------------
Kearny, MHC (NJ)                        Pulaski Bancorp Inc. (NJ)
--------------------------------------- ----------------------------------------

        Hovde calculated the medians and averages (each as of the announcement date of the transaction) for the following relevant transaction ratios in the Nationwide Merger Group and the Southwest Merger Group: the percentage of the offer value to the acquired company's total assets, the multiple of the offer value to the acquired company's earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's tangible book value per share; and the tangible book value premium to core deposits. Hovde compared these multiples with the corresponding multiples for the merger, valuing the shares of First Federal common stock and cash that would be received pursuant to the merger agreement at $20.00 per share of GFSB common stock. In calculating the multiples for the merger, Hovde used GFSB's earnings per share for the 12 months ended June 30, 2004, and GFSB's tangible book value per share, total assets, and total deposits as of June 30, 2004. The results of this analysis are as follows:

                                         Offer Value to
                                -------------------------------
                                                                   Ratio of
                                                                   Tangible
                                                      12 months   Book Value
                                           Tangible   Preceding    Premium to
                                 Total    Book Value  Earnings       Core
                                 Assets    Per Share  Per Share    Deposits
                                  (%)         (x)        (x)          (%)
                                --------  ----------  --------- --------------

First Federal / GFSB              10.4        1.26       17.8         6.5
Transaction

Nationwide Merger Group median    16.0        1.61       19.2        12.9
Nationwide Merger Group average   17.8        1.78       22.6        13.2
Nationwide Merger Group high      39.2        3.01       62.1        35.1
Nationwide Merger Group low        1.2        1.00       10.9         0.3

Southwest Merger Group median     14.5        1.55       18.2         7.5
Southwest Merger Group average    13.8        1.85       19.7         8.0
Southwest Merger Group high       23.5        4.96       40.9        14.4
Southwest Merger Group low         3.2        1.13       10.5         2.5

        COMPARABLE COMPANY ANALYSIS. Using publicly available information, Hovde compared the financial performance and stock market valuation of GFSB with the following nationwide publicly traded banking institutions with assets between $250 million and $350 million (the "Nationwide Comparables"):

--------------------------------------- -------------------- -------------------
COMPANY NAME                            HEADQUARTERS             TOTAL ASSETS
                                                                    $000)
--------------------------------------- -------------------- -------------------
Access Anytime Bancorp, Inc.            Albuquerque, NM             284,582
--------------------------------------- -------------------- -------------------
AJS Bancorp, Inc. (MHC)                 Midlothian, IL              272,789
--------------------------------------- -------------------- -------------------
Alpena Bancshares, Inc. (MHC)           Alpena, MI                  256,177
--------------------------------------- -------------------- -------------------
American Bank Holdings, Inc.            Silver Spring, MD           253,459
--------------------------------------- -------------------- -------------------
BankPlus, FSB                           Morton, IL                  319,982
--------------------------------------- -------------------- -------------------
Broadway Financial Corporation          Los Angeles, CA             267,250
--------------------------------------- -------------------- -------------------
Citizens First Financial Corp.          Bloomington, IL             327,103
--------------------------------------- -------------------- -------------------
Elmira Savings Bank, FSB                Elmira, NY                  317,540
--------------------------------------- -------------------- -------------------
First Bancorp of Indiana, Inc.          Evansville, ID              270,892
--------------------------------------- -------------------- -------------------
First Bancshares, Inc.                  Mountain Grove, MO          264,978
--------------------------------------- -------------------- -------------------
First Federal Bancshares, Inc.          Colchester, IL              307,723
--------------------------------------- -------------------- -------------------
First Franklin Corporation              Cincinnati, OH              272,770
--------------------------------------- -------------------- -------------------
Greene County Bancorp Inc. (MHC)        Catskill, NY                284,675
--------------------------------------- -------------------- -------------------
Hemlock Federal Financial Corp.         Oak Forest, IL              318,365
--------------------------------------- -------------------- -------------------
Jacksonville Bancorp, Inc. (MHC)        Jacksonville, IL            265,795
--------------------------------------- -------------------- -------------------
Jefferson Bancshares, Inc.              Morristown, TN              305,474
--------------------------------------- -------------------- -------------------
Laurel Capital Group, Inc.              Allison Park, CA            306,633
--------------------------------------- -------------------- -------------------
Monarch Community Bancorp, Inc.         Coldwater, MI               291,925
--------------------------------------- -------------------- -------------------
Nittany Financial Corp.                 State College, PA           295,155
--------------------------------------- -------------------- -------------------
Park Bancorp, Inc.                      Chicago, IL                 270,174
--------------------------------------- -------------------- -------------------
Pathfinder Bancorp, Inc. (MHC)          Oswego, NY                  299,932
--------------------------------------- -------------------- -------------------
Perpetual Federal Savings Bank          Urbana, OH                  323,725
--------------------------------------- -------------------- -------------------
River Valley Bancorp                    Madison, IL                 274,228
--------------------------------------- -------------------- -------------------
Rome Bancorp, Inc. (MHC)                Rome, NY                    262,211
--------------------------------------- -------------------- -------------------
Service Bancorp Inc. (MHC)              Medway, MA                  319,990
--------------------------------------- -------------------- -------------------
Sturgis Bancorp, Inc.                   Sturgis, MI                 314,126
--------------------------------------- -------------------- -------------------
The Northern Savings & Loan Company     Elyria, OH                  313,944
--------------------------------------- -------------------- -------------------
Union Community Bancorp                 Crawfordsville, IN          257,753
--------------------------------------- -------------------- -------------------
Westborough Financial Services, Inc.
(MHC)                                   Westborough, MA             263,230
--------------------------------------- -------------------- -------------------

Hovde also compared the financial performance and stock market valuation of GFSB with the following Western United States publicly traded thrift institutions with assets between $100 million and $750 million (the "Western Comparables"):

     -------------------------------- ---------------- ----------------
              COMPANY NAME              HEADQUARTERS     TOTAL ASSETS
                                                           ($000)
     -------------------------------- ---------------- ----------------
     Access Anytime Bancorp, Inc.     Albuquerque, NM      284,582
     -------------------------------- ---------------- ----------------
     Alamogordo Financial Corp. (MHC) Alamogordo, NM       157,747
     -------------------------------- ---------------- ----------------
     Alaska Pacific Bancshares Inc.   Juneau, AK           166,985
     -------------------------------- ---------------- ----------------
     Eagle Bancorp (MHC)              Helena, MT           205,298
     -------------------------------- ---------------- ----------------
     FirstBank NW Corp.               Clarkston, WA        735,277
     -------------------------------- ---------------- ----------------
     GS Financial Corp.               Metairie, LA         207,191
     -------------------------------- ---------------- ----------------
     Minden Bancorp, Inc. (MHC)       Minden, LA           109,759
     -------------------------------- ---------------- ----------------
     Riverview Bancorp, Inc.          Vancouver, WA        525,457
     -------------------------------- ---------------- ----------------
     Teche Holding Co.                Franklin, LA         653,034
     -------------------------------- ---------------- ----------------
     Timberland Bancorp, Inc.         Hoquiam, WA          437,688
     -------------------------------- ---------------- ----------------

        Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity) for the twelve months ended June 30, 2004, the ratio of tangible equity to tangible assets (TER) non-performing assets (NPAs) to total assets, and efficiency ratios (ER) at June 30, 2004. The calculations of price-to-last twelve months estimated earnings and price-to-tangible book value are as of August 24, 2004 (One day prior to Hovde's presentation to First Federal's Board).

------------------------------- -------- --------- ---------- --------- --------- ------------ ---------- -----------
                                                                                                  PRICE
                                                                                    PRICE TO       TO
                                                                NPAS/                 TANG.        MRQ      PRICE TO
                                 ROA       ROE        TER      ASSETS                 BOOK         EPS        LTM
                                 (%)       (%)        (%)        (%)       ER       VALUE (X)      (X)      EPS (X)
------------------------------- -------- --------- ---------- --------- --------- ------------ ---------- -----------
GFSB                             0.34%    7.48%      7.81%     0.90%     61.6%       1.32        30.9        18.4
------------------------------- -------- --------- ---------- --------- --------- ------------ ---------- -----------
Nationwide Comparables Median    0.69%    6.80%      9.66%     0.65%     70.4%       1.62        24.3        27.8
------------------------------- -------- --------- ---------- --------- --------- ------------ ---------- -----------
Western Comparables Median       0.82%    6.70%     12.38%     0.42%     71.2%       1.31        18.0        20.0
------------------------------- -------- --------- ---------- --------- --------- ------------ ---------- -----------

        DISCOUNTED TERMINAL VALUE ANALYSIS. Hovde estimated the present value of the GFSB common stock by starting with earnings of $1.35 million in 2004, $1.70 million in 2005 and assuming a 7.5% annual growth rate in earnings through 2008 (resulting in net income of $1.82 million, $1.97 million, and $2.11 million in 2006, 2007, and 2008, respectively). In arriving at the terminal value of GFSB's earnings stream at the end of 2008, Hovde then assumed an average earnings growth rate of 3% from 2008 into perpetuity. This terminal value was then discounted, along with yearly cash flows for 2004 through 2008, at a range of discount rates of 12.0%, 13.0%, 14.0%, 15.0% and 16.0% to arrive at the present value for GFSB's common stock. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of GFSB's common stock. This analysis and its underlying assumptions yielded a range of value for GFSB of approximately $23.64 per share (at a 12% discount rate) to $20.08 per share (at a 15% discount rate), compared to the merger consideration of $20.00 per share.

        CONTRIBUTION ANALYSIS. Hovde prepared a contribution analysis showing percentages of assets, loans, deposits and common equity at June 30, 2004, for First Federal and for GFSB and estimated fiscal year 2005 net income that would be contributed to the combined company on a pro forma basis by First Federal and GFSB, respectively. In addition, this analysis showed that holders of GFSB common stock would own approximately 17.8% of the pro forma common shares outstanding of First Federal, assuming an exchange ratio of 1.17806 and that 51% of the consideration is paid in First Federal common stock.

                                          First Federal             GFSB
                                           Contribution         Contribution
                                           to Pro Forma         to Pro Forma
                                         -----------------    -----------------

Total assets                                  61.0%                39.0%
Total net loans                               63.3%                36.7%
Total deposits                                66.2%                33.8%
Total equity                                  63.4%                36.9%
Net income - estimated fiscal year 2005       63.8%                36.2%

        FINANCIAL IMPLICATIONS TO FIRST FEDERAL STOCKHOLDERS. Hovde prepared an analysis of the financial implications of the merger consideration to a holder of First Federal common stock. This analysis indicated that on a pro forma equivalent basis, assuming that 51% of the merger consideration is paid in First Federal common stock with a fully diluted value of $140.21 per share, including potential cost savings but excluding revenue enhancements, a stockholder of First Federal would achieve approximately 17.0% accretion in GAAP earnings per share, 27.3% accretion in cash earnings per share, an increase in book value per share of approximately 8.5%, and a decrease in tangible book value per share of 11.2% in 2005 as a result of the consummation of the merger.

------------------------ -- ----------------------------------------------------
                                               Per Share
------------------------ -- -------- -- --------- -- ------- -- ----------------
                              GAAP         Cash       Book      Tangible Book
------------------------ -- -------- -- --------- -- ------- -- ----------------
                            Earnings     Earnings     Value         Value
------------------------ -- -------- -- --------- -- ------- -- ----------------
First Federal Standalone     $7.31        $7.31      $83.94        $82.91
------------------------ -- -------- -- --------- -- ------- -- ----------------
Pro Forma                    $8.55        $9.30      $91.05        $73.59
------------------------ -- -------- -- --------- -- ------- -- ----------------
Accretion (Dilution)          17.0%        27.3%        8.5%        (11.2)%
------------------------ -- -------- -- --------- -- ------- -- ----------------

------------------------ -- -------- -- --------- -- ------- -- ----------------

        Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the aggregate merger consideration was fair, from a financial point of view, to the stockholders of First Federal.

        A copy of Hovde's fairness opinion is attached to this joint proxy statement/prospectus to stockholders as Annex B.

OPINION OF GFSB'S INDEPENDENT FINANCIAL ADVISOR

        GENERAL. Pursuant to an engagement letter dated September 3, 2003 between GFSB and McDonald, GFSB retained McDonald to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald agreed, if requested by GFSB, to render an opinion with respect to the fairness, from a financial point of view, to the holders of GFSB common stock, of the merger consideration as set forth in the merger agreement. McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. GFSB selected McDonald as its financial advisor based upon McDonald's qualifications, expertise, and reputation in such capacity.

        On August 25, 2004, McDonald delivered its written opinion that the merger consideration of approximately $20.00 in stock and cash per share of GFSB common stock was fair to GFSB's stockholders, from a financial point of view, as of the date of such opinion. No limitations were imposed by GFSB on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

        From August 25, 2004 to April 1, 2005, McDonald analyzed the financial market conditions, comparable companies and comparable transactions, and observed no material change from the analysis presented on August 25, 2004. McDonald has issued an updated opinion as of April 12, 2005, which is attached as Annex C.

        THE FULL TEXT OF MCDONALD'S WRITTEN OPINION TO GFSB'S BOARD OF DIRECTORS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND EXTENT OF REVIEW BY MCDONALD, IS ATTACHED TO THIS DOCUMENT AS ANNEX C. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING IS A SUMMARY OF MCDONALD'S OPINION. MCDONALD'S OPINION IS ADDRESSED TO GFSB'S BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF GFSB AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

        In connection with rendering its opinion dated August 25, 2004, and its updated opinion, McDonald has reviewed and analyzed, among other things, the following:

        (i)     the merger agreement;

        (ii) certain financial statements and other financial information of GFSB and its subsidiary Gallup Federal Savings Bank, including the Annual Reports on Form 10-KSB for each of the years in the three year period ended June 30, 2004; internal and the Regulatory Financial Statements for Gallup Federal Savings Bank and GFSB for the quarters ended December 31, 2004 and September 30, 2004; the Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2004 and September 30, 2004;

        (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of GFSB and Gallup Federal Savings Bank furnished to us by GFSB and Gallup Federal Savings Bank for purposes of our analysis;

        (iv)    the historical trading price and volume of GFSB's common stock;

        (v) the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of GFSB;

        (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to GFSB and the trading markets for such other companies' securities;

        (vii) certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;

        (viii) certain publicly available, internal, and audited financial information for First Federal;

        (ix)    certain other information concerning First Federal;

        (x) discussions with First Federal personnel regarding the proposed financing of the transaction;

        (xi) the economic, banking and competitive climate for banking institutions in New Mexico;

        (xii) the business and prospects of GFSB through meetings and discussions with certain officers and employees of GFSB; and

        (xiii)  other matters we believe relevant to our inquiry.

        The written opinion provided by McDonald to GFSB was necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof. In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by GFSB and First Federal to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to verify independently any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for GFSB with the input of management, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of GFSB as to the future performance of GFSB and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. GFSB does not publicly disclose such internal management projections of the type utilized by McDonald in connection with McDonald's role as financial advisor to GFSB with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing GFSB. Accordingly, actual results could vary significantly from those set forth in the respective projections.

        McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for GFSB are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of GFSB, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by GFSB, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. McDonald assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

        In connection with rendering its August 25, 2004 and April 12, 2005 opinions to GFSB's board of directors, McDonald performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more important, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of actual future results or values, which may diverge significantly more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or to reflect necessarily the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinion.

        IMPLIED OFFER PRICE. As of April 12, 2005, a stockholder would have received $20.00 in stock and cash as outlined in the merger agreement in exchange for each share of GFSB common stock that a stockholder owned at that time. GFSB option holders would have received, in stock and cash, the difference between $20.00 and the exercise price of the option times the number of shares subject to the option. The estimated mix will be 51% in stock of First Federal and 49% cash. The resulting total merger consideration is approximately $24.1 million. The implied total merger consideration results in a multiple of 18.2 times trailing earnings of GFSB for the twelve months ended December 31, 2004 and an implied multiple of 1.26 times tangible book value and 1.26 times book value at December 31, 2004. At the announcement of the transaction on August 25, 2004, the implied multiples were 17.8 times trailing earnings of GFSB for the twelve months ended June 30, 2004 and an implied multiple of 1.33 times tangible book value and 1.33 times book value at June 30, 2004. These multiples ignore merger related expenses which are being paid by First Federal.

        COMPARISON WITH THE OTHER OFFERS. McDonald compared the First Federal offer to the other offers received. The monetary value of the offer to GFSB stockholders by First Federal was higher than the other offer and verbal indication of interest received. The merger pricing with First Federal was publicly announced on August 25, 2004. From the announcement to present, GFSB has not received any additional indications from other potential buyers as relates to an acquisition of GFSB.

        COMPARISON WITH PUBLICLY TRADED STOCK PRICE. GFSB is a publicly traded company whose stock trades very infrequently. McDonald's opinion was delivered on August 25, 2004. The last public trade of GFSB common stock was 250 shares at $21.00 on August 19, 2004. The offer price of $20.00 represents a discount of 4.8% to this value. During the 52 weeks ended August 23, 2004, GFSB Bancorp's common stock traded on 37 days, representing average daily volume of 84 shares over this period. In an analysis of offer prices for publicly traded thrifts with assets from $150 to $500 million, between January 1, 2003 and August 23, 2004, the average offer price represented 14.7% premium over the closing trading price five days before the announcement, and ranged from a high of a premium of 31.5% to a low of a discount of 6.9%.

        COMPARABLE COMPANY ANALYSIS. McDonald reviewed and compared the valuation implied by the financial consideration and actual selected financial information for GFSB with corresponding information for a peer group of publicly traded thrifts. The trading multiples referenced in this section represent minority valuations or the value at which one-share trades in the open market.

        The companies in the guideline comparable group were chosen based on the following parameters:

        o       thrifts with assets size between $100 million and $300 million;

        o       thrifts with a return on assets between 0.5% and 1.09%; and

        o       thrifts located in rural areas.

        The search resulted in a guideline comparable company group consisting of seven companies. The pricing multiples in the following table, except for those related to GFSB, represent the public trading values.

        The following table represents a summary analysis of the guideline comparable company group and GFSB based on market prices as of April 1, 2005 and the latest publicly available financial data as of or for the last twelve months ended December 31, 2004:

                                MEAN            MEDIAN             GFSB(1)
                          ----------------  ---------------  -------------------

     Total Assets ($000)      $258,421          $260,062          $217,257
     Equity /Assets               9.09%             9.15%              8.8%
     ROA                          0.68%             0.65%             0.59%
     Price/LTM Earnings           16.5x             15.5x             18.2x
     Premium/Assets               1.23%             1.25%             2.27%
     Price/ Book                 115.7%            111.0%            125.9%
     Price/Tangible Book         140.1%            120.8%            125.9%
     -------------------
     (1) GFSB's return on average assets and return on average equity are for the twelve months ended December 31, 2004. GFSB's multiples represent the merger pricing multiples.

        McDonald's analysis of the guideline comparable company group implied a reference valuation range for GFSB of between $13.45 and $26.19 per share.

        COMPARABLE TRANSACTION ANALYSIS. McDonald reviewed and compared actual information for a group of four guideline comparable merger transactions, announced since January 1, 2000, deemed pertinent to an analysis of the merger. Transactions in the guideline comparable group were chosen based on the following parameters:

        o thrift acquisitions with assets size between $100 million and $325 million;

        o thrift acquisition with a return on assets between 0.5% and 1.0%; and

        o       thrifts located in rural areas.

        The following table represents a summary analysis for the comparable merger transaction group and GFSB based on publicly announced transaction data:

                                MEAN            MEDIAN             GFSB(1)
                          ----------------  ---------------  -------------------

     Total Assets ($000)      $208,521          $200,001          $217,257
     Equity /Assets                9.7%              9.3%              8.8%
     ROA                          0.78%             0.79%             0.59%
     Price/Earnings               16.9x             17.9x             18.2x
     Price/Book                  141.3%            137.4%            125.9%
     Price/Tangible Book         141.3%            137.4%            125.9%
     Premium/Assets               4.85%             4.36%             2.27%
     -------------------
     (1) GFSB's return on average assets and return on average equity are for the twelve months ended December 31, 2004. GFSB's multiples represent the merger pricing multiples.

        McDonald's analysis of comparable merger transactions implied a reference valuation range for GFSB of between $13.53 and $26.61 per share.

        It is important to note that McDonald found it difficult to find comparable companies for both the public trading and precedent sale analyses that were in markets generally perceived to be similar to

Gallup, New Mexico from the standpoint of geographic proximity to larger markets, per capita income levels and growth characteristics.

        DISCOUNTED EARNINGS ANALYSIS. McDonald performed a discounted earnings analysis with regard to GFSB under various scenarios. McDonald's base discounted earnings valuation analyzed GFSB on a stand-alone basis. McDonald also assumed that GFSB performed in accordance with the financial statement forecasts from 2005 through 2009, developed by McDonald using assumptions and guidance from GFSB's senior management. This analysis utilized a discount rate range of approximately 12.9% to 16.9%. McDonald estimated the terminal values by using multiples of earnings, book value, and premium to assets. The terminal multiples ranged from 15.9 to 19.9 times earnings, 1.17 to 1.57 times book value, and premium to assets ratios from 2.4% to 6.4%, based upon the data from the precedent merger transaction analysis. In addition, McDonald performed the discounted earnings analysis using a terminal multiple range from 13.5 to 17.5 times earnings, 1.00 to 1.31 times book value, and premium to assets ratios from 0.0% to 3.3%, based upon guideline public comparable companies. This analysis was based on estimates considering market and company specific events and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

        McDonald's discounted earnings analysis implied a reference valuation range for GFSB of between $13.77 and $21.03 per share based on control terminal multiples and a reference valuation range for GFSB of between $12.08 and $18.11 per share based on guideline public comparable trading terminal multiples.

        First Federal is a privately held company and therefore does not have a daily market price for its common stock. Given that a portion of the merger consideration will be in the form of common stock of First Federal, McDonald conducted a valuation of First Federal's common stock on a pro forma basis ("First Federal - Pro Forma") after the combination with GFSB. The following analysis assumes that 51% of the merger consideration will be stock and 49% will be cash. The analysis assumes that approximately $11.8 million of trust preferred securities and excess cash at the holding company are used to finance the cash portion of the transaction. This analysis values the stock portion of the merger consideration and then adds it to the cash portion to develop an estimated range of total value per share.

        COMPARABLE COMPANY ANALYSIS. McDonald developed a valuation range for First Fed - Pro Forma using the valuation and financial data for a peer group of publicly traded thrifts. The trading-multiples referenced in this section represent minority valuations or the value at which one-share trades in the open market.

        The companies in the guideline comparable group were chosen based on the following parameters:

        o       thrifts with assets size between $500 million and $900 million;
                and

        o       thrifts with a return on assets between 0.6% and 1.3%.

        The search resulted in a guideline comparable company group consisting of 10 companies. The pricing multiples in the following table, except for those related to First Federal - Pro Forma represent the public trading values.

        The following table represents a summary analysis of the guideline comparable company group and First Federal Pro Forma based on market prices as of April 1, 2005 and the latest publicly available financial data as of or for the last twelve months ended December 31, 2004:

                                                           FIRST FEDERAL - PRO
                                 MEAN         MEDIAN              FORMA(1)
                           -------------- --------------- ----------------------

     Total Assets ($000)       $762,755       $743,088            $570,613
     Equity /Assets                 8.8%           8.6%                8.0%
     ROA                           0.78%          0.73%               0.77%
     Price/LTM Earnings            17.5x          15.8x                NM
     Price/ Book                  142.2%         143.0%                NM
     Price/Tangible Book          163.8%         159.3%                NM
     Premium/Assets                 3.6%           3.6%                NM
     ---------------------------------------------------------------------------
     1) First Federal Pro Forma's return on average assets and return on average equity are for the twelve months ended December 31, 2004. First-Fed Pro Forma's multiples represent the merger pricing multiples.

        McDonald's analysis of the guideline comparable company group implied a reference valuation range between $16.65 and $24.73 per share using the First Federal - Pro Forma valuation for the stock portion of the merger consideration.

        COMPARABLE TRANSACTION ANALYSIS. McDonald reviewed and compared actual information for a group of eight guideline comparable merger transactions announced since January 1, 2000, deemed pertinent to an analysis of the merger. The multiples referenced in this section represent control valuations or the value at which ownership control is exchanged. In order to use these multiples to estimate the value of one share of stock, which represents the value of a minority ownership position, it is necessary to adjust the multiples for a minority position. The discount for a minority position was calculated by taking the median of the premium of a merger price at announcement over the trading price five days prior to the announcement of all thrift merger transactions for the twelve months ended August 23, 2004. The resulting control premium of 20.4% is converted to a discount of 16.7%. In calculating the imputed reference valuation range, a minority discount of 16.7% was applied to the appropriate valuation multiples. Transactions in the guideline comparable group were chosen based on the following parameters:

        o thrift acquisitions with assets size between $500 million and $900 million; and

        o       thrift acquisition with ROA between 0.6% and 1.3%.

        The following table represents a summary analysis for the comparable merger transaction group and First Federal - Pro Forma based on publicly announced transaction data:

                                                           FIRST FEDERAL - PRO
                                 MEAN         MEDIAN              FORMA(1)
                           -------------- --------------- ----------------------
     Total Assets ($000)       $675,877       $664,815            $570,613
     Equity /Assets                10.4%           9.6%                8.0%
     ROA                           0.88%          0.93%               0.77%
     Price/Earnings                20.3x          19.6x                 NM
     Price/Book                   165.8%         162.1%                 NM
     Price/Tangible Book          171.1%         168.4%                 NM
     Premium/Assets                 6.9%           6.6%                 NM
     -----------------------
     (1) First Federal - Pro Forma's return on average assets and return average equity are for the twelve months ended December 31, on 2004. First Federal - Pro Forma's multiples represent the merger pricing multiples.

        McDonald's analysis of comparable merger transactions, discounted for a minority position, implied a reference valuation range of between $17.75 and $23.27 per share using the First Fed-Pro Forma valuation for the stock portion of the merger consideration.

        DISCOUNTED EARNINGS ANALYSIS. McDonald performed a discounted earnings analysis with regard to First Fed-Pro Forma under various scenarios. McDonald's base discounted earnings valuation analyzed First Fed-Pro Forma on a combined basis as if the transaction were closed. McDonald also assumed that First Fed-Pro Forma performed in accordance with the financial statement forecasts from 2004 through 2008, developed by McDonald using assumptions and guidance from First Federal and GFSB Bancorp's senior management. This analysis utilized a discount range of approximately 11.9% to 15.9%. McDonald estimated the terminal values by using multiples of earnings, book value, and premium to assets. The terminal multiples of 13.8 to 17.8 times earnings, 1.23 to 1.63 times book value, and premium to assets ratios of 1.6% to 5.6% are based upon guideline public comparable companies. This analysis was based on estimates considering market and company specific events and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

        McDonald's discounted earnings analysis implied a reference valuation range of between $16.17 and $19.78 per share based on guideline public comparable trading terminal multiples and using the First Fed-Pro Forma valuation for the stock portion of the merger consideration.

        OTHER ANALYSES. McDonald also reviewed certain other information and performed other analyses including reviewing GFSB's past discussions with potential interested parties and the process leading up to the merger agreement.

        NO COMPANY USED AS A COMPARISON IN THE ABOVE ANALYSIS IS IDENTICAL TO GFSB AND NO OTHER TRANSACTION IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING IS NOT PURELY MATHEMATICAL; RATHER, SUCH ANALYSES INVOLVE COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL MARKET AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VOLUME OF THE COMPANIES TO WHICH GFSB IS BEING COMPARED.

        FEES PAYABLE TO MCDONALD. For its financial advisory services provided to GFSB, McDonald has been paid fees of $160,000 as of March 2005 and will be paid a fee of approximately $320,000 contingent upon closing of the merger. In addition, GFSB has agreed to reimburse McDonald for all reasonable out-of-pocket expenses incurred by it on GFSB's behalf, as well as to indemnify McDonald against certain liabilities, including any which may arise under the federal securities laws. Except for these fees, McDonald has not received any consideration from GFSB during the past two years. McDonald did not determine the amount of merger consideration to be received by GFSB stockholders in respect of the merger. The merger consideration was determined by negotiations between the parties.

        McDonald is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities may have from time to time purchased securities from, and sold securities to, GFSB.

DISSENTERS' RIGHTS OF APPRAISAL

        Under Delaware law, stockholders of First Federal and GFSB, including employee stock ownership plan participants with respect to the shares allocated to their accounts, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of common stock instead of the merger consideration. First Federal and GFSB stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as ANNEX D of this document.

        ENSURING PERFECTION OF APPRAISAL RIGHTS CAN BE COMPLICATED. THE PROCEDURAL RULES ARE SPECIFIC AND MUST BE FOLLOWED PRECISELY. A FAILURE TO COMPLY WITH THESE PROCEDURAL RULES MAY RESULT IN BECOMING INELIGIBLE TO PURSUE APPRAISAL RIGHTS.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a First Federal or GFSB stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements of Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex D of this joint proxy statement/prospectus. Stockholders are encouraged to read the full-text of Section 262 of the Delaware General Corporation Law. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before First Federal's or GFSB's special meeting of stockholders, First Federal and GFSB must notify each of the holders of record of its capital stock as of April 8, 2005, that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. First Federal and GFSB intend that this joint proxy statement/prospectus constitutes this notice.

        If you are a First Federal or GFSB stockholder who wishes to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

        YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to First Federal or GFSB before the vote on the merger agreement is taken at the each company's respective special meeting. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

        YOU MUST REFRAIN FROM VOTING FOR ADOPTION OF THE MERGER AGREEMENT: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

        o       fail to vote against adoption of the merger agreement; or

        o       fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

        YOU MUST CONTINUOUSLY HOLD YOUR SHARES OF FIRST FEDERAL OR GFSB COMMON
STOCK: You must continuously hold your shares of First Federal common stock or GFSB common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of First Federal common stock or GFSB common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

        A written demand for appraisal of First Federal common stock or GFSB common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder's name appears on his or her stock certificate. If you are the beneficial owner of First Federal common stock or GFSB common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

        If you own First Federal common stock or GFSB common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

        If you own First Federal common stock or GFSB common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

        If you are a record owner, such as a broker, who holds First Federal or GFSB common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of First Federal or GFSB common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of First Federal or GFSB common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of First Federal or GFSB common stock that are in your name.

        If you are a First Federal stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: First Federal Banc of the Southwest, Inc., 300 North Pennsylvania, Roswell, New Mexico 88201,
Attention: George A. Rosenbaum, Jr., Secretary.

        If you are a GFSB stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: GFSB Bancorp, Inc., 221 West Aztec Avenue, Gallup, New Mexico 87301, Attention: George S. Perce, Secretary.

        It is important that First Federal and GFSB receive all written demands before the vote concerning the merger agreement is taken at the each company's respective special meeting of stockholders. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder's shares.

        If the merger is completed, each holder of First Federal common stock or GFSB common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid by First Federal for such stockholder's shares of common stock the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of First Federal common stock or GFSB common stock who have perfected their appraisal rights.

The shares of First Federal common stock and GFSB common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

        STOCKHOLDERS CONSIDERING SEEKING APPRAISAL FOR THEIR SHARES SHOULD NOTE THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTION 262 OF DELAWARE LAW COULD BE MORE, THE SAME, OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

        If you are a GFSB stockholder and fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

        Within ten days after the effective date of the merger, First Federal must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

        Within 120 days after the effective date of the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of First Federal common stock or GFSB common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. First Federal has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on First Federal.

        If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of First Federal. If you effectively withdraw your demand for appraisal rights and you are a GFSB stockholder, you will receive the merger consideration provided in the merger agreement.

        If you have complied with the conditions of Section 262, you are entitled to receive a statement from First Federal. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to First Federal within 120 days after the effective date of the merger. First Federal must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

        If you properly file a petition for appraisal in the Chancery Court and deliver a copy to First Federal, First Federal will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with First Federal as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

        After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct the First Federal to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct First Federal to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to First Federal.

        If you demand appraisal rights, after the effective date of the merger you will not be entitled:

        o to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

        o to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

        o to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

        If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. If you are a GFSB stockholder, you may withdraw your demand for appraisal and accept the merger consideration by delivering to First Federal a written withdrawal of your demand, except that:

        o any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of First Federal; and

        o an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

        IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

INTERESTS OF CERTAIN GFSB DIRECTORS AND OFFICERS IN THE MERGER

        When considering the recommendations of the GFSB board of directors regarding the merger, you should be aware that some of the employees of GFSB and Gallup Federal Savings Bank and members of the GFSB board of directors and management have interests that differ from, and may conflict with, your interests as a stockholder of GFSB. The GFSB board of directors was aware of these interests when it approved the merger and the merger agreement.

        EMPLOYMENT AGREEMENT WITH JERRY R. SPURLIN. Mr. Spurlin, Chief Financial Officer of GFSB and Gallup Federal Savings Bank, currently has a change in control agreement with Gallup Federal Savings Bank that provides Mr. Spurlin with a severance payment and continuation of certain employee benefits if he is terminated following a change in control of GFSB or Gallup Federal Savings Bank. The merger with First Federal will constitute a change in control of GFSB and Gallup Federal Savings Bank for purposes of the change in control agreement and, as a result Mr. Spurlin would be entitled to receive a cash severance payment in the amount of approximately $200,000 and the continuation of certain benefits. Rather than take the severance payment, Mr. Spurlin has agreed to terminate his agreement with GFSB effective as of the closing date of the merger and enter into a 24-month employment agreement with First Federal Bank. This agreement provides for a base salary of $100,000 per year and a one-time payment of $50,000 to Mr. Spurlin. In the event Mr. Spurlin completes his agreement with First Federal Bank, he will be entitled to a lump-sum payment of $150,000 (or prorated if the agreement is terminated early for reasons other than cause). Mr. Spurlin's contract provides that he may be terminated for cause.

        EMPLOYMENT AGREEMENT WITH WILLIAM W. HEAD, JR. Mr. Head is a Vice President of Gallup Federal Savings Bank. Mr. Head currently has a change in control agreement with Gallup Federal Savings Bank that provides him with a severance payment and continuation of certain employee benefits if he is terminated following a change in control of GFSB or Gallup Federal Savings Bank. The merger with First Federal will constitute a change in control of GFSB and Gallup Federal Savings Bank for purposes of the change in control agreement and, as a result, Mr. Head would be entitled to receive a cash severance payment in the amount of approximately $152,506 and the continuation of certain benefits. Rather than take the severance payment, Mr. Head has agreed to terminate his change in control agreement with Gallup Federal Savings Bank effective as of the closing date of the merger and has entered into an employment agreement with First Federal Bank. This agreement provides for a base salary of $76,253 per year. The $152,506 payment due Mr. Head under his agreement with Gallup Federal Savings Bank will be reduced by 1/24th for each full or partial month Mr. Head works for First Federal Bank. Mr. Head may be terminated for cause under this agreement.

        EMPLOYMENT AGREEMENT WITH LEONARD C. SCALZI. Mr. Scalzi is a Senior Vice President of Gallup Federal Savings Bank. Mr. Scalzi currently has a change in control agreement with Gallup Federal Savings Bank that provides him with a severance payment and continuation of certain employee benefits if he is terminated following a change in control of GFSB or Gallup Federal Savings Bank. The merger with First Federal will constitute a change in control of GFSB and Gallup Federal Savings Bank for purposes of the change in control agreement and, as a result, Mr. Scalzi might possibly be entitled to receive a cash severance payment in the amount of approximately $169,600 and the continuation of certain benefits. In lieu of any possible severance payment, Mr. Scalzi has agreed to terminate his change in control severance agreement with Gallup Federal Savings Bank effective as of the closing date of the merger and has entered into a 24-month employment agreement with First Federal Bank. This agreement provides for a base salary of $120,000 per year. If Mr. Scalzi's employment is terminated for other than cause, disability or retirement, he shall receive a lump sum equal to the greater of the payments due for the remaining term of the agreement, or two (2) times the highest annual rate of base salary. Mr. Scalzi may be terminated for cause under this agreement.

        AGREEMENTS WITH OTHER OFFICERS. In connection with the merger, First Federal entered into change in severance agreements with Debra S. Fischer and Ginger R. Palmer, officers of Gallup Federal Savings Bank. These officers currently have change in control agreements with Gallup Federal Savings Bank. These individuals have agreed to terminate their respective agreements with Gallup Federal

Savings Bank effective as of the closing date of the merger and have entered into 24-month change in control agreements with First Federal Bank. The change in control agreements entered into between these individuals and First Federal Bank contain a payment provision in the event of a change in control of First Federal Bank equal to twice their individual salaries. The agreements also provide that the employees may be terminated for cause without any payment by First Federal Bank.

        RELEASE AND NON-COMPETE AGREEMENT WITH RICHARD P. GALLEGOS. Mr. Gallegos is the President of Gallup Federal Savings Bank. Mr. Gallegos currently has a change in control severance agreement with Gallup Federal Savings Bank that provides him with a severance payment if he is terminated following a change in control of GFSB or Gallup Federal Savings Bank. The merger with First Federal will constitute a change in control of GFSB and Gallup Federal Savings Bank for purposes of the employment agreement and, as a result, Mr. Gallegos is entitled to receive a cash severance payment in the amount of approximately $254,840. Mr. Gallegos will be paid his severance payment. Additionally, Mr. Gallegos has entered into a Release and Non-Compete Agreement with First Federal, GFSB and Gallup Federal Savings Bank. Gallup Federal Savings Bank will make a one-time payment to Mr. Gallegos under this agreement of $35,000. This agreement prohibits Mr. Gallegos from competing with First Federal, GFSB and Gallup Federal Savings Bank for a two-year period in certain areas of New Mexico and from soliciting First Federal's employees and customers. Additionally, the agreement releases Gallup Federal Savings Bank from all liability to Mr. Gallegos.

        VESTING OF GFSB RESTRICTED STOCK. Under GFSB's Management Stock Bonus Plan, restricted stock awards vest over a period of five years. Under the terms of the plan, all issued but unvested restricted shares will become vested upon a change in control of GFSB. The signing of the merger agreement will constitute a change in control of GFSB and all shares of unvested restricted stock became vested. The following table reflects the number of shares of unvested restricted stock held by each executive officer which became vested upon the signing of the merger agreement and the value of the merger consideration that each will receive in exchange for their shares, assuming a merger consideration value of $20.00.

                                                              Total Merger
                                     Number of            Consideration Value
         Name                    Unvested Shares of        for Unvested Shares
       and Title                 Restricted Stock         of Restricted Stock
       ---------                 ----------------         -------------------

Leonard C. Scalzi                      750                       $15,000
Senior Vice President

Jerry R. Spurlin                     1,700                       $34,000
Chief Financial Officer

William W. Head, Jr.                   960                       $19,200
Chief Lending Officer

        GFSB STOCK OPTIONS. At the effective time of the merger, each outstanding option to purchase shares of GFSB common stock, whether or not vested, shall be cancelled and holders shall be entitled to receive a combination of First Federal common stock and cash equal to the value of such option which will be calculated as the excess, if any, of $20.00 over the per share exercise price multiplied by the number of shares subject to the option. First Federal shall pay the option holder in a number of whole shares of First Federal common stock equal to a fraction, the numerator of which is the option value multiplied by 0.51 and the denominator of which is $16.977. First Federal will pay the option holder cash equal to the option value multiplied by 0.49. Any fractional shares held by the option holder will be paid by First Federal in cash.

        The following table reflects the number of options held by each director and executive officer and the payment that each will receive in exchange for their total outstanding options, whether currently vested or not, before deductions of any applicable withholding taxes, assuming the individuals do not exercise any options prior to the merger closing:

       Name and Title         Number of Options    Total Payment of Options(1)
       --------------         -----------------    ---------------------------

Michael P. Mataya                      8,926                 $107,777
Charles L. Parker, Jr.                 9,264                 $110,819
George S. Perce                           --                 $     --
Richard C. Kauzlaric                      --                 $     --
Vernon I. Hamilton                     9,095                 $109,298
James Nechero, Jr.                     9,456                 $112,547
Richard P. Gallegos                   12,500                 $113,750
Jerry R. Spurlin                          --                 $     --
Leonard C. Scalzi                      8,750                 $ 78,750
William W. Head, Jr.                   8,906                 $112,216

----------------
(1) Assumes $20.00 equivalent payment for options. Any unexercised options as of the effective time of the merger, whether or not vested, shall be canceled in exchange for a combination of shares of First Federal common stock (51%) and cash (49%) equal to the value of such option which will be calculated as the excess, if any, of $20.00 over the per share exercise price multiplied by the number of shares subject to the option.

        APPOINTMENTS TO THE FIRST FEDERAL AND GFSB BOARD OF DIRECTORS. Upon completion of the merger, First Federal will appoint Richard C. Kauzlaric and Michael P. Mataya to the boards of directors of First Federal and First Federal Bank. These directors will be paid the same fees as are paid to First Federal's and First Federal Bank's directors.

        TERMINATION OF THE GALLUP FEDERAL SAVINGS BANK ESOP. GFSB will terminate its employee stock ownership plan upon completion of the merger. All plan participants' accounts shall become fully vested at such time. The plan will repay its existing loan from GFSB and will allocate the plan assets and First Federal common stock to the accounts of the plan participants, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

        PROTECTION OF GFSB DIRECTORS AND OFFICERS AGAINST CLAIMS. For a period of six years after the closing of the merger, First Federal has agreed to indemnify and hold harmless each present and former director and officer of GFSB and its subsidiaries from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of the closing of the merger. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. First Federal has also agreed to advance any related costs to each of these persons as they are incurred. First Federal has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of GFSB's directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

NASDAQ SMALLCAP MARKET LISTING

        First Federal has applied to list the shares of First Federal common stock to be issued in the merger on the Nasdaq SmallCap Market. First Federal must use its best efforts to obtain approval from the Nasdaq SmallCap Market to list the shares of First Federal common stock that will be issued in the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion addresses the material United States federal income tax consequences of the merger to holders of GFSB common stock. This discussion applies only to GFSB stockholders that hold their GFSB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; stockholders who received their GFSB common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; and stockholders who hold GFSB common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument.

        This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THOSE RELATING TO STATE AND/OR LOCAL TAXES.

        It is a condition to the obligations of GFSB and First Federal to complete the merger that First Federal and GFSB receive an opinion of Luse Gorman Pomerenk & Schick, P.C. to the effect that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, (2) First Federal and GFSB will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (3) except to the extent of any cash received in lieu of a fractional share interest in First Federal common stock and cash consideration received, no gain or loss will be recognized by stockholders of GFSB who exchange their GFSB common stock for First Federal common stock in the merger.

        In rendering its opinion, counsel may require and rely upon representations contained in letters and certificates to be received from officers of First Federal, GFSB and others. Neither of these tax opinions will be binding on the Internal Revenue Service or the courts, and we do not intend to request any ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

        Although the merger agreement allows us to waive the condition that we receive a tax opinion from counsel, we currently do not anticipate doing so.

        The federal income tax consequences of the merger to you will depend primarily on whether you exchange your GFSB common stock for solely First Federal common stock (except for cash received instead of a fractional share of First Federal common stock), solely cash or a combination of stock and cash. Regardless of whether you elect to receive First Federal common stock, cash or a combination of stock and cash, the federal income tax consequences will depend on the actual merger consideration that you receive.

        Below is a summary of counsel's federal tax opinion, which has been filed as an exhibit to First Federal's registration statement on Form S-4 with the SEC.

        EXCHANGE SOLELY FOR FIRST FEDERAL COMMON STOCK. No gain or loss will be recognized by a GFSB stockholder who receives solely shares of First Federal common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of GFSB common stock. The tax basis of the shares of First Federal common stock received by a GFSB stockholder in such exchange will be equal to the basis of the GFSB common stock surrendered in exchange for the First Federal common stock (except for the basis attributable to any fractional shares of First Federal common stock, as discussed below). The holding period of the First Federal common stock received will include the holding period of shares of GFSB common stock surrendered in exchange for the First Federal common stock, provided that such shares were held as capital assets of the GFSB stockholder at the effective time of the merger.

        EXCHANGE SOLELY FOR CASH. A GFSB stockholder who receives solely cash in exchange for all of his or her shares of GFSB common stock (and is not treated as constructively owning First Federal common stock after the merger under the circumstances referred to below under "--Possible Dividend Treatment") will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder's tax basis in the GFSB common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the GFSB stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the GFSB stockholder's holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

        EXCHANGE FOR FIRST FEDERAL COMMON STOCK AND CASH. A GFSB stockholder who receives a combination of First Federal common stock and cash in exchange for his or her GFSB common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a GFSB stockholder "realizes" will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the First Federal common stock received exceeds
(b) the stockholder's basis in the GFSB common stock to be surrendered in the exchange for the cash and First Federal common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of First Federal common stock received by such GFSB stockholder will be the same as the basis of the shares of GFSB common stock surrendered in exchange for the shares of First Federal common stock, adjusted as provided in
Section 368(a) of the Internal Revenue Code for the cash received in exchange for such shares of GFSB common stock. The holding period for shares of First Federal common stock received by such GFSB stockholder will include such stockholder's holding period for the GFSB common stock surrendered in exchange for the First Federal common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger. For example, if a GFSB stockholder owning 100 shares of GFSB common stock that he purchased for $15.00 per share receives $20 per share in cash for 49 of his GFSB shares, and 51 shares of First Federal common stock for his remaining 51 shares of GFSB common stock, the GFSB stockholder should recognize a taxable gain of $500, and should have a tax basis in his 51 shares of First Federal common stock of $1,020 as a result of the merger.

        A GFSB stockholder's federal income tax consequences will also depend on whether his or her shares of GFSB common stock were purchased at different times or at different prices. If they were, the GFSB stockholder could realize gain with respect to some of the shares of GFSB common stock and loss with respect to other shares. Such GFSB stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the First Federal common stock received, but could not recognize loss with respect to those shares in which the GFSB stockholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the First Federal common stock received. Any disallowed loss would be included in the adjusted basis of the First Federal common stock. Such a GFSB stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

        POSSIBLE DIVIDEND TREATMENT. In certain circumstances, a GFSB stockholder who receives solely cash, or a combination of cash and First Federal common stock, in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the GFSB stockholder's proportionate interest in First Federal after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely First Federal common stock in the merger. This could happen because of your purchase (or the purchase by a family member) of additional First Federal stock or a repurchase of shares by First Federal. For purposes of this comparison, the GFSB stockholder may be deemed to constructively own shares of First Federal common stock held by certain members of the stockholder's family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder's shares of First Federal common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder's ratable share of the accumulated earnings and profits of GFSB at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder's shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each GFSB stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

        CASH IN LIEU OF FRACTIONAL SHARES. A GFSB stockholder who holds GFSB common stock as a capital asset and who receives in the merger, in exchange for such stock, solely First Federal common stock and cash in lieu of a fractional share interest in First Federal common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

        BACKUP WITHHOLDING. Payments of cash to a holder surrendering shares of GFSB common stock will be subject to information reporting and backup withholding (whether or not the holder also receives First Federal common stock) at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Any amounts withheld from payments to a holder under the backup withholding rules may be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Each holder of GFSB common stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedures for claiming such exemption.

TAX CONSEQUENCES TO FIRST FEDERAL AND ITS STOCKHOLDERS

        The merger, when consummated in accordance with its terms, will qualify or be treated as a reorganization within the meaning of section 368 of the Internal Revenue Code. Therefore, neither First Federal nor its stockholders will recognize gain or loss in connection with the merger, although First Federal will succeed to any tax liabilities of GFSB.

ACCOUNTING TREATMENT OF THE MERGER

        First Federal will account for the merger as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of GFSB will be recorded on First Federal's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by First Federal exceeds the fair value of the net tangible and identifiable intangible assets acquired by First Federal through the merger will be recorded as goodwill. Financial statements of First Federal issued after the effective date of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of GFSB.

RESALES OF FIRST FEDERAL COMMON STOCK

        The shares of First Federal common stock to be issued to stockholders of GFSB common stock in the merger have been registered under the Securities Act of 1933, as amended. Shares of First Federal common stock issued in the merger may be traded freely and without restriction by those stockholders who were not deemed to be "affiliates" of GFSB, as that term is defined in the rules under the Securities Act. First Federal common stock received by those stockholders of GFSB who are deemed to be "affiliates" of GFSB at the time the merger is submitted for vote of the stockholders of GFSB may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of GFSB is an individual or entity that controls, is controlled by or is under common control with, GFSB, and may include the executive officers and directors of GFSB, as well as certain principal stockholders of GFSB. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

        GFSB has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of GFSB for purposes of Rule 145 under the Securities Act to deliver to First Federal a written agreement intended to ensure compliance with the Securities Act.

REGULATORY APPROVALS AND NOTICES REQUIRED FOR THE MERGER

        Completion of the merger and the bank merger is subject to certain regulatory approvals and consents. The merger and the bank merger are subject to the prior approval of the Office of Thrift Supervision. In reviewing the applications, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing institutions, and the convenience and needs of the communities to be served. The Office of Thrift Supervision will also consider the institutions' compliance with applicable laws and regulations. Finally, the Office of Thrift Supervision may not approve a transaction:

        o that would tend to create or result in a monopoly or be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

        o if its effect in any section of the country may be to lessen competition substantially or which in any other manner would be restraint on trade;

unless the Office of Thrift Supervision finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Additionally, the Office of Thrift Supervision must determine that First Federal Bank and Gallup Federal Savings Bank each maintain effective anti-money laundering programs. After reviewing First Federal's applications, the Office of Thrift Supervision approved the applications.

REQUIREMENT FOR STOCKHOLDER APPROVAL

        The merger is subject to the approval of the holders of a majority of the outstanding common stock of each of First Federal and GFSB. On April 8, 2005, the directors and executive officers of First Federal beneficially owned (exclusive of options) 1,709,216 shares (split-adjusted) or 53.3% of the outstanding common stock of First Federal, while the directors and executive officers of GFSB beneficially owned 497,087 shares or 42.6% of the outstanding stock of GFSB.

                              THE MERGER AGREEMENT

        THE FOLLOWING DESCRIBES MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE. THE FULL-TEXT OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE ENCOURAGED TO READ THE FULL-TEXT OF THE MERGER AGREEMENT.

TERMS OF THE MERGER

        The merger agreement provides for a business combination in which GFSB will merge with and into First Federal. First Federal will be the surviving corporation in the merger.

        As a result of the merger, except as noted below, each outstanding share of GFSB common stock will be converted into the right to receive, at the election of the holder and subject to certain restrictions, shares of First Federal common stock or $20.00 in cash. GFSB stockholders will be permitted to elect to exchange all of their GFSB shares for cash, all of their GFSB shares for First Federal stock, or some of their shares for cash and some of their shares for First Federal stock. See "The Merger-Conversion of GFSB Common Stock." First Federal will not issue fractions of shares of First Federal common stock, but instead will pay each holder of GFSB common stock who would otherwise be entitled to a fraction of a share of First Federal common stock an amount in cash determined by multiplying that fraction by $16.977. If there is a change in the number or classification of shares of First Federal outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Shares of GFSB common stock held directly or indirectly by First Federal will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either GFSB or First Federal in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which appraisal rights have been validly exercised will be entitled only to the rights granted by Delaware law.

WHEN WILL THE MERGER BE COMPLETED

        The closing of the merger will take place on the fifth business day following satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, unless we agree to a later date. See "--Conditions to Completing the Merger." On the closing date, First Federal will file a certificate of merger with the Delaware Secretary of State merging GFSB into First Federal. The merger will become effective at the time stated in the certificate of merger.

        First Federal and GFSB expect to complete the merger in the second calendar quarter of 2005. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "The Merger--Regulatory Approvals Needed to Complete the Merger." Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before June 30, 2005, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See "--Terminating the Merger Agreement."

CONDITIONS TO COMPLETING THE MERGER

        First Federal's and GFSB's obligations to consummate the merger are conditioned on the following:

        o approval of the merger agreement by the First Federal and GFSB stockholders;

        o receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

        o no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

        o the registration statement of which this joint proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state "blue sky" approvals;

        o receipt by us of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on First Federal after completion of the merger;

        o receipt by each of us of an opinion from Luse Gorman Pomerenk & Schick, P.C. to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

        o the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party's chief executive officer and chief financial officer to that effect.

        o First Federal Bank and Gallup Federal Savings Bank must have capital levels, immediately prior to the effective time of the merger, at least equal to their capital levels reported as of December 31, 2003, less certain transaction-related expenses;

        o There shall have been no violation of certain employment and other agreements entered into between certain officers of GFSB and Gallup Federal Savings Bank and First Federal; and

        o First Federal shall have deposited with the exchange agent sufficient cash to pay the aggregate cash consideration to be paid and irrevocably instructed its transfer agent to issue a sufficient number of its shares.

        We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

CONDUCT OF BUSINESS BEFORE THE MERGER

        GFSB has agreed that, until completion of the merger and unless permitted by First Federal, neither it nor its subsidiaries will:

        GENERAL BUSINESS

        o conduct its business other than in the regular, ordinary and usual course consistent with past practice;

        o fail to use its best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

        o take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

        INDEBTEDNESS

        o other than overnight, deposits incur any indebtedness or become responsible for the obligations of any person or entity, other than the creation of demand deposits, NOW accounts, money market and passbook accounts, borrowings from the Federal Home Loan Bank and securities sold under an agreement to repurchase that mature within one year and sales of certificates of deposit that mature within 36 months; provided, however, that in no event will such borrowings exceed an aggregate of $2,000,000;

        o prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

        CAPITAL STOCK

        o       adjust, split, combine or reclassify its capital stock;

        o pay any cash or stock dividends or make any other distribution on its capital stock, other than regular quarterly cash dividends on GFSB common stock at a rate not in excess of the lesser of $0.125 per share of GFSB common stock or 45% of GFSB's net earnings for the prior quarter;

        o grant any stock awards under any of its benefit plans (other than its ESOP) or grant any individual corporation or other entity any right to acquire any of its shares of capital stock;

        o issue any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

        DISPOSITIONS

        o dispose of any of its material properties or assets with a value of $100,000 or more, or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

        INVESTMENTS

        o make any equity investment other than pursuant to commitments existing as of the date of the merger agreement;

        CONTRACTS

        o enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than, or the provision of goods and services with a market value less than $25,000 per year, and those specifically permitted by the merger agreement;

        LOANS

        o make, renegotiate, renew, increase, extend or purchase any loans, advances, credit enhancements or extensions, except, (i) in conformity with existing lending practices; (ii) in amounts not to exceed an aggregate of $350,000 with respect to any one borrower in the case of secured loans and $20,000 for unsecured loans; or (iii) pursuant to binding obligations in effect as of the date of the merger agreement.

        o make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of GFSB or Gallup Federal Savings Bank, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

        EMPLOYEES

        o increase the compensation or fringe benefits of any of its employees or directors, except for annual non-officer salary increases of not more than 5% consistent with past practice;

        o pay any pension, retirement allowance or contribution not required by law or the terms of GFSB's 401(k) profit-sharing plan to any employees or directors;

        o voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

        o       elect any new senior executive officer or director;

        o submit any stock option or similar plan to GFSB's stockholders for approval;

        o       hire any employee;

        o make any monthly contribution to the Gallup Federal Savings Bank ESOP in excess of the scheduled monthly contributions;

        SETTLING CLAIMS

        o settle any claim against it for more than $10,000 or impose or agree to material restrictions on its operations;

        GOVERNING DOCUMENTS

        o       amend its certificate of incorporation or bylaws;

        INVESTMENT SECURITIES

        o restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

        o make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

        CAPITAL EXPENDITURES

        o make any capital expenditures in excess of $5,000 other than pursuant to binding commitments existing on the date of the merger agreement necessary to maintain existing assets in good repair or to make payment of necessary taxes;

        BRANCHES

        o establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

        ACCOUNTING

        o change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

        MERGER AGREEMENT

        o take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

        o knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; and

        o agree or commit to take, or adopt any resolutions in support of, any of the foregoing actions.

        First Federal has agreed that, until the completion of the merger and unless permitted to by GFSB, it will not:

        o take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

        o knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

        o amend its certificate of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the merger to GFSB stockholders;

        o issue any shares of First Federal common stock for other than cash or for a price less than $16.977;

        o issue any stock options for securities convertible into First Federal common stock at a per share price of less than $16.977;

        o repurchase shares of First Federal common stock for a per share price greater than $16.977;

        o issue any securities or options with greater voting rights than First Federal's current stockholders or having a preference in dividends or liquidation over current stockholders;

        o make, declare or pay any dividend in excess of $0.50 per share (or $0.0625 per share of First Federal stock as adjusted to reflect its eight-for-one stock split) per quarter of First Federal common stock, except for an annual dividend declared before September 30, 2004, of up to $2.50 per share of First Federal stock (or $0.3125 per share of First Federal stock as adjusted to reflect its eight-for-one stock split); and

        o agree or commit to take, or adopt any resolutions in support of, any of the foregoing actions.

COVENANTS OF GFSB AND FIRST FEDERAL IN THE MERGER AGREEMENT

        AGREEMENT NOT TO SOLICIT OTHER PROPOSALS. GFSB has agreed not to initiate, solicit, knowingly encourage or facilitate any inquiries or discussions that constitute or could reasonably lead to an acquisition proposal or participate in any discussion or negotiations regarding an acquisition proposal with a third party. An acquisition proposal includes any proposal or offer with respect to the following:

        o any merger, consolidation, share exchange, business combination, or other similar transaction involving GFSB or its subsidiaries;

        o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of GFSB;

        o any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of GFSB or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or

        o any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Despite the agreement of GFSB not to solicit other acquisition proposals, the board of directors of GFSB may generally have discussions and negotiations with, and provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal and recommend such proposal to its stockholders, provided that the GFSB board of directors determines in good faith that such action is necessary for the proper discharge of its duties to GFSB stockholders under applicable law.

        If GFSB receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, GFSB must notify First Federal and provide First Federal with information about the third party and its proposal.

        EMPLOYEE MATTERS. Each person who is an employee of GFSB or Gallup Federal Savings Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of First Federal Bank. First Federal will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to First Federal employees.

        CERTAIN OTHER COVENANTS. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

        o After all requisite approvals necessary to consummate the merger are obtained, Gallup Federal Savings Bank will, at the request of First Federal, modify and change its loan, litigation, real estate valuation and investment and asset/liability management policies and practices so as to be more consistent with those of First Federal Bank and GFSB will recognize for financial reporting purposes all of its expenses related to the merger; provided, however, GFSB is not obligated to do so until it receives written confirmation from First Federal that all conditions to its obligation to close have been satisfied or waived and provided that any such changes are in accordance with generally accepted accounting principles and applicable law.

        o Upon reasonable notice, GFSB will give First Federal reasonable access during normal business hours to GFSB's property, books, records and personnel and furnish all information First Federal may reasonably request.

        o GFSB will promptly provide First Federal with a copy of all documents filed with the Securities and Exchange Commission, each report filed with its banking regulators, each management report provided to its board of directors, each public press release and all other information concerning its business, properties and personnel as requested by First Federal.

        o GFSB will meet with First Federal on a regular basis to facilitate the integration of the two companies and to discuss and plan for the conversion of GFSB's data processing and related electronic information systems.

        o First Federal and GFSB will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

        o First Federal and GFSB will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger.

        o GFSB will take any necessary action to exempt First Federal and this transaction from any anti-takeover provisions contained in GFSB's certificate of incorporation or bylaws or federal or state law.

        o First Federal and GFSB will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement.

        o GFSB and First Federal will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

        o First Federal will file a registration statement, of which this joint proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of First Federal common stock to be issued in the merger to GFSB stockholders, and will use its best efforts to have such registration statement declared effective and First Federal will use its best efforts to list its stock for trading on the Nasdaq SmallCap Market.

        o GFSB will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The GFSB board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless it determines that such actions would not comply with its fiduciary obligations to GFSB stockholders.

        o First Federal will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The First Federal board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval.

        o GFSB will use its reasonable best efforts to cause certain persons who are affiliates of it under Rule 145 of the Securities Act to deliver to First Federal a letter to the effect that such person will comply with Rule 145.

        o First Federal and GFSB will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party's consent in connection with the merger.

        o First Federal and GFSB will take appropriate board action to exempt GFSB directors and officers from short-swing profit liability that could arise under the federal securities laws in connection with the transactions being completed by the merger agreement.

        o GFSB will pay dividends on its common stock on a quarterly basis and each of First Federal and GFSB will coordinate with the other the payment of dividends on First Federal common stock and GFSB common stock.

REPRESENTATIONS AND WARRANTIES MADE BY FIRST FEDERAL AND GFSB IN THE MERGER AGREEMENT

        First Federal and GFSB have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. The representations and warranties generally must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See "--Conditions to Completing the Merger."

        The representations and warranties of GFSB are as follows:

        o that GFSB and its subsidiaries are duly organized, validly existing, in good standing, and properly licensed by applicable state and federal authorities;

        o that Gallup Federal Savings Bank is GFSB's only insured depository institution subsidiary and is a member of the Federal Home Loan Bank of Dallas;

        o that GFSB has a certain number of shares of common stock issued and outstanding, including shares reserved for issuance under its benefit plans;

        o that GFSB has the requisite corporate power and authority to enter into the merger agreement and that the execution of the merger agreement has been properly authorized by necessary corporate actions;

        o that the merger agreement will not violate any applicable laws or result in a breach, default or violation of any other agreement to which GFSB or any of it subsidiaries is a party;

        o that there are no consents or approvals necessary for GFSB to consummate the merger, except for filings with the federal banking regulators, the SEC, any state securities administrators, and the National Association of Securities Dealers Automated Quotation system;

        o       that GFSB has made appropriate filings with the SEC since June
                30, 2001;

        o that GFSB has made its financial statements available to First Federal for its review and the financial statements fairly present the consolidated financial position of GFSB and its subsidiaries;

        o that, except as otherwise disclosed to First Federal, GFSB has no undisclosed liabilities;

        o that, except as otherwise disclosed to First Federal or in GFSB's SEC filings, GFSB has conducted its operations in the ordinary course of business and that there has been no event or occurrence that has had, or is reasonably expected to have, a material adverse effect on GFSB or its ability to complete the merger;

        o that, except as otherwise disclosed to First Federal or in GFSB's SEC filings, GFSB has not increased in the salary, compensation, pension or other benefits payable or to become payable by GFSB or any of its subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

        o that, except as otherwise disclosed to First Federal or in GFSB's SEC filings, neither GFSB nor any of its subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees;

        o that, except as otherwise disclosed to First Federal or in GFSB's SEC filings, there has been no change in any accounting principles, practices or methods of GFSB or any of its subsidiaries other than as required by generally accepted accounting principles;

        o that there are no lawsuits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of GFSB, threatened against or affecting GFSB or any of its subsidiaries or any property or asset of GFSB or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on GFSB or challenge the validity or propriety of the merger;

        o that, to the knowledge of GFSB, there are no investigations, reviews or inquiries by any court or governmental entity pending or threatened against GFSB or any of its subsidiaries, and that, except as otherwise disclosed to First Federal, there are no judgments, decrees, injunctions, orders or rulings of any governmental entity or arbitrator outstanding against GFSB or any of its subsidiaries;

        o that, since January 1, 2000, neither GFSB nor any of its subsidiaries have been a party to a formal or informal action by any governmental regulator and that there are no unresolved violations, criticisms or exceptions by any government regulator with respect to any report or statement relating to any examinations of GFSB or its subsidiaries;

        o that GFSB and its subsidiaries conduct their business in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business and, except as otherwise disclosed to First Federal, neither GFSB nor any of its subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any governmental entity;

        o that all of the federal, state and local tax returns required to be filed by GFSB and its subsidiaries have been properly filed;

        o that, except as otherwise disclosed to First Federal, neither GFSB nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with the merger, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code and neither GFSB nor any of its subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a GFSB option or upon the issuance of any GFSB common stock), that would not be fully deductible by reason of
                Section 162(m) of the Internal Revenue Code;

        o that all material contracts and agreements to which GFSB is a party have been properly disclosed to First Federal or are otherwise included in GFSB's reports filed with the SEC;

        o that, except as otherwise disclosed to First Federal, GFSB is not in material default or breach of any contract to which it is a party;

        o that, except as otherwise disclosed to First Federal, GFSB and its subsidiaries possess valid and binding intellectual property licenses;

        o that GFSB and its subsidiaries are in material compliance with all applicable labor laws and neither GFSB nor any of its subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;

        o that all pension, retirement and benefit plans have been properly disclosed to First Federal;

        o that there are no pending or threatened action or liabilities with respect to any of pension, retirement or benefits plans, and that any contributions or payments required to be made by GFSB have been accrued monthly on GFSB's consolidated financial statements to the extent required and in accordance with generally accepted accounting principles;

        o that the description of all properties owned or leased by GFSB and its subsidiaries have been properly disclosed to First Federal and that GFSB has marketable title to such property;

        o that GFSB has obtained an opinion from its financial advisor that the merger is fair, from a financial point of view, to GFSB's stockholders;

        o that, except as otherwise disclosed to First Federal, neither GFSB nor any of its subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for GFSB or any of its subsidiaries in connection with merger;

        o that, except as otherwise disclosed to First Federal, GFSB and its subsidiaries are in full compliance with applicable environmental laws and that there are no lawsuits or claims pending or threatened against GFSB or its subsidiaries for violations or non-compliance of applicable environmental laws;

        o that the notes and security documents of all loans owned by GFSB or its subsidiaries are originals and are legal, valid and binding obligations of the borrower, and that GFSB or its subsidiaries hold legal or beneficial title to such loans;

        o that the allowance for loan losses amounts reflected in GFSB's balance sheet at June 30, 2004 was, and the allowance for loan losses shown on the balance sheets in GFSB's SEC filings for periods ending after June 30, 2004, in the opinion of GFSB management, were or will be adequate, as of the dates thereof, under generally accepted accounting principles;

        o that GFSB has properly disclosed to First Federal every loan, lease or other extension of credit owned by GFSB or its subsidiaries as of July 31, 2004 which is 90 days or more delinquent, has been classified as "special mention", "substandard", "doubtful", "loss", "non-performing", or "of concern", or involves a borrower or collateral in bankruptcy, reorganization or similar proceeding, and that since March 31, 2004, there has been no material adverse change in these categories of loans;

        o that except as otherwise disclosed to First Federal, none of the deposits of Gallup Federal Savings Bank is a brokered deposit, as that terms is defined by the Federal Deposit Insurance Corporation;

        o that the merger is not subject to any anti-takeover provisions that may be contained in GFSB organizational documents or provisions of federal law;

        o that, except as otherwise disclosed to First Federal, no officer or director of GFSB, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act of 1934, as amended) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of GFSB or any of its subsidiaries;

        o that GFSB and its subsidiaries are presently insured for amounts and against such risks as is required by law or contract, and that the insurance policies and bonds are in full force and effect;

        o that, except as otherwise disclosed to First Federal and except for restrictions that exist for securities that are classified as "held to maturity" and securities which are pledged with respect to certain borrowings of GFSB, none of the investment securities held by GFSB or any of its subsidiaries is subject to any restriction (contractual or statutory) that would materially impair their ability to freely to dispose of such investment at any time;

        o that, except as otherwise disclosed to First Federal, neither GFSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives";

        o that, except as otherwise disclosed to First Federal or contained in its organizational documents, neither GFSB nor any of its subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served in such capacities of another corporation, partnership or other enterprise at the request of GFSB and, to the knowledge of GFSB, there are no claims for which any such person would be entitled to indemnification under its organizational documents or applicable law;

        o that First Federal has been provided with a complete and correct copy of the organizational documents of GFSB and its subsidiaries and that neither GFSB nor any of its subsidiaries is in violation of its organizational documents;

        o that the minute books of GFSB and each of its subsidiaries constitute a complete and correct record of all material actions taken by their respective boards of directors (and each committee thereof) and their stockholders;

        o that the information regarding GFSB and its subsidiaries to be supplied by GFSB for inclusion in any SEC filings will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

        o that the proxy statement prospectus (except for such portions thereof as relate only to First Federal or any of its subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act of 1934, as amended, and applicable SEC rules;

        o that Gallup Federal Savings Bank is in material compliance with the requirements of the Community Reinvestment Act and has a satisfactory rating under that law, and, to the knowledge of GFSB, there is no facts or circumstances that would cause Gallup Federal Savings Bank to fail to comply with that law or cause its rating to fall below satisfactory;

        o that GFSB has no knowledge of any facts or circumstances relating to it that would prevent the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

        o that Gallup Federal Savings Bank maintains an effective anti-money laundering program and is in compliance with federal laws and regulations relating to such anti-money laundering program; and

        o that the affirmative vote at the GFSB stockholders meeting of the holders of a majority of the outstanding shares of GFSB common stock to approve and adopt the merger agreement is the only vote of the holders of any class or series of the GFSB's capital stock necessary to approve and adopt the merger agreement or merger.

The representations and warranties of First Federal are as follows:

        o that First Federal and its subsidiaries are duly organized, validly existing, in good standing, and properly licensed by applicable state and federal authorities;

        o that First Federal Bank is First Federal's only insured depository institution subsidiary and is a member of the Federal Home Loan Bank of Dallas;

        o that First Federal has a certain number of shares of common stock issued and outstanding, including shares reserved for issuance under its benefit plans;

        o that, subject to requisite stockholder approval, First Federal has the requisite corporate power and authority to enter into the merger agreement and that the execution of the merger agreement has been properly authorized by necessary corporate action of First Federal's board of directors;

        o that, assuming appropriate approvals from governmental entities, the merger agreement will not violate any applicable laws or result in a breach, default or violation of its organizational documents or any agreement to which First Federal or any of it subsidiaries is a party;

        o that there are no consents or approvals necessary for First Federal to consummate the merger, except for filings with the federal banking regulators, the SEC, any state securities administrators, and the National Association of Securities Dealers Automated Quotation system;

        o that First Federal has made its financial statements available to GFSB for its review and the financial statements fairly present the consolidated financial position of First Federal and its subsidiaries;

        o that, except as otherwise disclosed to GFSB, since September 30, 2003, First Federal has conducted its operations in the ordinary course of business and that there has been no event or occurrence that has had, or is reasonably expected to have, a material adverse effect on First Federal or its ability to complete the merger;

        o that, except as otherwise disclosed to GFSB, since September 30, 2003, neither First Federal nor any of its subsidiaries has made any change in its accounting principles, practices or methods, other than as required by generally accepted accounting principles;

        o that there are no lawsuits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of First Federal, threatened against or affecting First Federal or any of its subsidiaries or any property or asset of First Federal or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on First Federal or challenge the validity or propriety of the merger;

        o that, since January 1, 1999, neither First Federal nor any of its subsidiaries have been a party to a formal or informal action by any governmental regulator and that there are no unresolved violations, criticisms or exceptions by any government regulator with respect to any report or statement relating to any examinations of First Federal or its subsidiaries;

        o that First Federal and its subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it and that neither First Federal nor any of its subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any governmental entity that would have a material adverse effect on First Federal;

        o that all of the federal, state and local tax returns required to be filed by First Federal and its subsidiaries have been properly filed;

        o that neither First Federal nor any of its subsidiaries is in default, violation or breach of any note, bond, indenture, or agreement to which it is a party, except for defaults or violations that would not, individually or in the aggregate, have a material adverse effect on First Federal;

        o that the information regarding First Federal and its subsidiaries to be included in any SEC filings will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

        o that the proxy statement prospectus (except for such portions thereof as relate only to GFSB or any of its subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act of 1934, as amended, and applicable SEC rules;

        o that First Federal Bank is in material compliance with the requirements of the Community Reinvestment Act and has a satisfactory rating under that law, and, to the knowledge of First Federal, there is no facts or circumstances that would cause First Federal Bank to fail to comply with that law or cause its rating to fall below satisfactory;

        o that First Federal has no knowledge of any facts or circumstances relating to it that would prevent the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

        o that, as of the effective time of the merger, First Federal will have the funds available to pay the aggregate cash consideration for the merger and any other amounts payable pursuant to this merger agreement;

        o that First Federal Bank is, and immediately following the merger will be, in compliance with all applicable capital requirements;

        o that First Federal Bank maintains an effective anti-money laundering program and is in compliance with federal laws and regulations relating to such anti-money laundering program;

        o that, except as otherwise disclosed to GFSB and for liabilities incurred since March 31, 2004 in the ordinary course of business consistent with past practice that would not reasonably be expected to have a material adverse effect on First Federal and liabilities incurred for professional services and out-of-pocket expenses in connection with the merger, neither First Federal nor any of its subsidiaries has incurred any debt, liability or obligation of any nature whatsoever other than liabilities reflected on or reserved against in the consolidated balance sheet of First Federal as of March 31, 2004;

        o that the affirmative vote at the First Federal stockholders meeting of the holders of a majority of the outstanding shares of First Federal common stock to approve and adopt the merger agreement is the only vote of the holders of any class or series of the First Federal's capital stock necessary to approve and adopt the merger agreement or merger;

        o that First Federal has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected on its balance sheets as of June 30, 2004 or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business), and that all utilized by First Federal are reflected in its balance sheets to the extent required by generally accepted accounting principles, and that all leases are in good standing, valid and effective in accordance with their respective terms, and that there is no existing default or event of default under those leases;

        o that to the knowledge of First Federal, it is in compliance with all applicable environmental laws, has all permits, authorizations and approvals required under applicable environmental laws (and is in compliance with the requirements of such permits, authorizations and approvals), and there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any environmental law;

        o that all of the loans on the books of First Federal are valid and properly documented and were made in the ordinary course of business, and the security for the loans, if any, is valid and properly perfected;

        o that neither the terms of loans on the books of First Federal nor any of the loan documentation or the manner in which such loans have been administered and serviced, or First Federal's procedures and practices of approving or rejecting loan applications, violates any applicable law, rule or regulation thereto; and

        o that the allowance for loan losses reflected on First Federal's consolidated balance sheet as of June 30, 2004, and in the case of subsequently delivered financial statements by First Federal to GFSB, if any, is in the opinion of management, adequate under generally accepted accounting principles.

TERMINATING THE MERGER AGREEMENT

        The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by GFSB stockholders, as follows:

        o       with the mutual consent of First Federal and GFSB;

        o by either party, if the stockholders of GFSB fail to approve the merger agreement (provided that GFSB will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholder meeting);

        o by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

        o by either party, if the merger is not consummated by June 30, 2005, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

        o by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that cannot be cured within a specified time and that would have a material adverse effect on the other party;

        o by First Federal, if (i) the GFSB stockholders fail to approve the merger agreement or the board fails to hold a meeting to vote on the merger agreement; and (ii) the board of directors of GFSB does not recommend approval of the merger in this joint proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to First Federal;

        o prior to the GFSB stockholder meeting, by GFSB in order to enter into an unsolicited acquisition proposal which GFSB's board of directors believes, after consultation with its financial advisors, is more favorable to GFSB than the merger provided that such termination can occur only after GFSB notifies First Federal of such offer and First Federal determines not to make a revised proposal;

        o by First Federal if any person shall have acquired 25% or more of the voting power of GFSB; or

        o by First Federal if GFSB becomes entitled to terminate the merger agreement as a result of its entrance into an acquisition agreement with a third party.

TERMINATION FEE

        The merger agreement requires GFSB to pay First Federal a fee of $800,000 if First Federal terminates the merger agreement as a result of (i) the failure of the GFSB stockholders to approve the merger agreement after GFSB's board of directors fails to recommend approval of the merger or withdrew, qualified or modified recommendation to approve the merger, or (ii) GFSB's entrance into an acquisition agreement or similar agreement with a third party.

        The merger agreement also requires GFSB to pay First Federal a fee of $800,000 if, within 12 months after the merger agreement is terminated, GFSB consummates or enters into any agreement with respect to an acquisition proposal and if the merger agreement is terminated under either of the following circumstances:

        o First Federal may also terminate the merger agreement if (i) the GFSB stockholders fail to approve the merger agreement or the stockholders' meeting is not held and (ii) GFSB's board of directors withdraws or revises its recommendation to its stockholders to approve the merger agreement in an adverse way; First Federal may also terminate the merger agreement if any person or group acquires 25% or more of the voting power of GFSB;

        o GFSB may terminate the merger agreement prior to its stockholder meeting under certain circumstances in order to accept a superior proposal if, following notice to First Federal, First Federal does not make an offer that is as favorable as the superior proposal; or

        o First Federal may terminate the merger agreement if GFSB becomes entitled to terminate the merger agreement in order to accept a superior proposal under certain circumstances.

        Under no circumstances will GFSB be required to pay more than $800,000 in the aggregate under the termination fee provisions.

EXPENSES

        Each of First Federal and GFSB will pay its own costs and expenses incurred in connection with the merger, except that First Federal and GFSB will share equally the expense of filing, printing and mailing this joint proxy statement/prospectus.

CHANGING THE TERMS OF THE MERGER AGREEMENT

        Before the completion of the merger, First Federal and GFSB may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by GFSB stockholders, First Federal and GFSB can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by GFSB's stockholders under the terms of the merger.

BANK MERGER

        Pursuant to the merger agreement, Gallup Federal Savings Bank and First Federal Bank entered into the bank merger agreement. The bank merger agreement provides for the merger of Gallup Federal Savings Bank with and into First Federal Bank. Following the merger, Gallup Federal Savings Bank's offices will retain their current names, but operate as branches of First Federal Bank.

NEW MEMBERS OF THE BOARD OF DIRECTORS

        After completion of the merger, the board of directors of First Federal and First Federal Bank will consist of all of the current directors of First Federal and First Federal Bank and Richard C. Kauzlaric and Michael P. Mataya.

               FIRST FEDERAL MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

        First Federal, a Delaware corporation, was organized in 1998 for the purpose of becoming the savings and loan holding company of First Federal Bank. Originally chartered in 1920 as a mutual savings association, First Federal Bank converted to the stock form of ownership in 1979.

        First Federal Bank is headquartered in Roswell, New Mexico, and currently serves the financial needs of communities in its trade area through its office located at 300 N. Pennsylvania Ave., Roswell, New Mexico 88201, and nine branch offices located in Lincoln, Otero, Dona Ana and Bernalillo Counties in New Mexico and El Paso County, Texas. First Federal's business involves providing assistance in the management and coordination of the financial resources of First Federal Bank and providing capital, business development and long-range planning services to First Federal Bank.

        First Federal's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments, mortgage-backed and related securities. The operations of First Federal are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Office of Thrift Supervision, the Board of Governors of the Federal Reserve and the FDIC. First Federal's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

        First Federal's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable, net and investments and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. First Federal is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

        Management's discussion and analysis of financial condition and results of operations are intended to assist in understanding the financial condition and results of operations of First Federal. The information contained in this section should be read in conjunction with the financial statements and accompanying notes contained elsewhere in this joint proxy statement/prospectus.

COMMITMENT FOR TRUST PREFERRED STOCK FINANCING

        During January 2005, First Federal issued through Cohen Brothers & Co. $7 million of trust preferred securities. The trust preferred securities carry a dividend rate which is fixed at 5.70% for five years and then floats at 90-day LIBOR plus 185 basis points for the remaining period. The trust preferred securities was structured so that all dividends paid are tax deductible to First Federal. The trust preferred securities has a maturity of 30 years and is redeemable, without penalty beginning March 15, 2010.

        Additionally, prior to the commencement of the merger, First Federal will issue through Cohen Brothers & Co. an additional $3 million in trust preferred securities. These trust preferred securities carry a floating dividend rate which is 90-day LIBOR plus 185 basis points. These trust preferred securities will be structured so that all dividends paid are tax deductible to First Federal. The trust preferred securities will have a maturity of 30 years and will be redeemable, without penalty, beginning five years from the date of their issuance.

BUSINESS STRATEGY

        The Board seeks to deliver a return to its stockholders through lending in the retail, commercial and residential markets of the communities First Federal serves.

        First Federal's focus is to enhance net interest income while limiting interest rate risk through a balance sheet structure utilizing variable rate assets funded by the most cost effective funding sources available to First Federal, whether in the form of deposits or borrowings. While market share increases remain a strategic goal, management is steadfast in the belief that asset quality and profitability are paramount to asset growth. As a result of this philosophy, management remains focused on pricing assets to maximize net interest income and limit interest rate risk rather than for market share growth. Furthermore, management may continue to utilize borrowings to fund asset growth, rather than deposits, when the cost of borrowings is more attractive than the cost of deposits, or to match certain long-term assets with long-term liabilities.

        Management implements during 2004 incentive based compensation that rewards employees for attaining production and customer service levels and believes this strategy will assist in profitable growth while containing salary expense levels commensurate with profitability increases. Under the program, loan officers are rewarded based on loan volume above an established production level, growth in overall outstanding loan balance and overall portfolio management. Division presidents are rewarded based on location loan growth and certain other criteria. All other employees receive bonuses based on net income exceeding budget levels for the fiscal year. The implementation of the incentive program should serve as a catalyst for creating profitable growth for First Federal, improving operational efficiencies and delivering superior customer service.

        Information technology innovation that increases operating efficiencies remains a major strategy for First Federal. A technology committee reviews all related needs in the areas of information technology budgets, customer information privacy, information technology security, information technology policies, all information technology related upgrades and installations, and any other technology concerns and issues that arise. First Federal fully intends to utilize technology to improve efficiencies across its market area.

        While acquisitions of other institutions or branch offices remain a consideration and opportunity for growth, management continues to seek opportunities for internal growth within its existing franchise area. In order to facilitate internal growth, management has procured two sites to open additional full-service branches in the Albuquerque, New Mexico area.

FINANCIAL CONDITION

DECEMBER 31, 2004 COMPARED TO SEPTEMBER 30, 2004.

        Total assets increased slightly by approximately $300,000, or 0.1% from $348.1 million as of September 30, 2004 to $348.4 million as of December 31, 2004. The increase was primarily due to increases in net loans of approximately $4.0 million, cash and due from banks of $2.2 million and available-for-sale investment securities of $2.7 million. Offsetting these increases were declines in interest bearing deposits with banks of $1.5 million and held-to-maturity investment securities of $7.1 million.

        Total gross loans, excluding loans held for sale, increased $3.6 million, or 1.4% from $254.3 million as of September 30, 2004, to $257.9 million as of December 31, 2004. The increase in loans was primarily in commercial real estate loans and consumer loans. The net growth in loans reflect an increase of $2.7 million in commercial real estate loans, $1.4 million in consumer loans, $200,000 in residential first mortgage loans, and $200,000 in other commercial loans offset by a $900,000 decline in construction loans. The increase in commercial real estate loans was due to increased originations. Consumer loan growth was primarily driven by a $2.6 million increase in home equity loans offset by a $1.0 million decline in consumer real estate loans and a $200,000 decrease in consumer auto loans. During this period, First Federal was offering a new home equity loan product and was experiencing favorable participation in most markets.

        Investment securities declined $4.4 million, or 10.7%, from $41.2 million as of September 30, 2004 to $36.8 million as of December 31, 2004. The decrease was due primarily to a $7.1 million decline in government and federal agency held to maturity securities, a $255,000 decline in mortgaged-backed available for sale securities, a $7,000 decrease in mortgaged-backed held to maturity securities, offset by a $2.9 million increase in government and federal agency available for sale securities. First Federal continues the practice of placing most of our new purchases of investment securities in the available for sale designation.

        Deposits increased $1.1 million, or 0.4% from $254.4 million as of September 30, 2004 to $255.5 million as of December 31, 2004. The net increase in deposits is composed of a decline in savings and money market accounts of $3.4 million and certificate of deposits of $200,000 offset by increases in non-interest bearing accounts of $1.0 million and interest bearing demand deposits of $3.7 million. As the Federal Reserve Board has raised short term interest rates, depositors with funds in savings accounts have begun to seek alternate investments. The institution monitors deposit rates across its markets and will act accordingly to maintain deposits commensurate with the need to fund assets that will produce a positive spread for the institution. Federal Home Loan Bank ("FHLB") borrowings declined $1.6 million from $57.3 million as of September 30, 2004 to $55.8 million as of December 31, 2004. This decline was related to maturities and scheduled principal payments of the borrowings. Additional advances were not necessary due to increases in deposits and no significant demand for loan funding.

        As of December 31, 2004, the loss history had not changed from September 30, 2004 results; therefore, the allowance for loan loss remained flat to the September 30, 2004 balance of $2.3 million. As of December 31, 2004, management deemed the allowance adequate to cover probable losses in the portfolio.

        Stockholders' equity increased $700,000, or 2.1%, to approximately $34.7 million as of December 31, 2004 compared to $34.0 million as of September 30, 2004. This net increase is attributable to an increase in net income for the period of approximately $766,000 and an increase of $105,000 from the exercise of stock options. Those increases in equity were offset by cash dividends declared of approximately $120,000.

SEPTEMBER 30, 2004 COMPARED TO SEPTEMBER 30, 2003.

        Total assets decreased approximately $11.1 million, or 3.1% from $359.2 million as of September 30, 2003 to $348.1 million as of September 30, 2004. The decline was primarily due to a net reduction in held-to-maturity investment securities of $8.6 million, a decline in interest-earning deposits of $5.3 million, and a decrease in loans held for sale of $2.3 million. Offsetting the decline were increases in cash due from banks of $2.7 million, and property and equipment of $1.6 million.

        Total loans increased $514,000, or 0.2% from $253.8 million as of September 30, 2003 to $254.3 million as of September 30, 2004. The increase in loans was primarily in conventional first mortgage loans and commercial real estate loans. The net growth in loans reflect an increase of $8.5 million in residential first mortgage loans and an increase of $1.7 million in commercial real estate loans offset by a declines in consumer loans of $5.4 million, commercial non-real estate of $3.0 million, and $1.3 million in construction loans. The increase in residential loans and in commercial real estate loans were due to increased originations. The consumer loan outstandings have been adversely impacted by many of the customers refinancing their primary residence and paying off other types of debt. Additionally, the automobile industry has used "zero" rate financing as a marketing tool to sell more cars. Consequently, many consumers purchasing vehicles do not need traditional financing sources.

        The rising interest rate environment has significantly slowed the refinance boom of the last few years. Consequently, First Federal has sought to establish relationships with various mortgage brokers as a source of additional mortgage loans.

        Investment securities declined $8.6 million, or 17.2%, from $49.7 million as of September 30, 2003 to $41.1 million as of September 2004. The decrease was due primarily to a $22.4 million decline in government and federal agency held to maturity securities offset by a $16.0 million increase in government and federal available for sale securities. First Federal opted to place new purchases of investment securities into the available for sale designation. This allows the institution to include those assets in the internal liquidity analysis. The overall decline in the investment portfolio, in part, reflects the funding source for the decline in deposits that is discussed in this section. Mortgage-backed securities decreased approximately $2.0 million due to principal repayments.

        Deposits decreased $9.0 million, or 3.4% from $263.4 million as of September 30, 2003 to $254.4 million as of September 30, 2004. The decline in deposits reflected the decrease in savings and money market accounts of $14.0 million and certificate of deposits of $800,000 offset by increases in non-interest-bearing demand deposits of $4.0 million and interest-bearing demand deposit accounts of $2.2 million. As the Federal Reserve Board has raised short term interest rates, depositors with funds in savings accounts have begun to seek alternate investments. As of September 30, 2004, First Federal has not increased the rates on savings accounts. The institution monitors deposit rates across its markets and will act accordingly to maintain deposits commensurate with the need to fund assets that will produce a positive spread for the institution. Federal Home Loan Bank ("FHLB") borrowings declined $4.2 million from $61.5 million as of September 30, 2003 to $57.3 million as of September 30, 2004. First Federal generally borrows through the FHLB only to fund certain long term loans or will use the borrowings when they are lower cost then gathering deposits.

        The allowance for loan losses declined approximately $242,000 from $2.5 million as of September 30, 2003 to $2.3 million as of September 30, 2004. The decline is the result of a negative provision for fiscal year 2004 of $198,000 and net charge-offs of approximately $44,000. As of September 30, 2004, management deemed the allowance adequate to cover probable losses in the portfolio.

        Stockholders' equity increased $2.0 million, or 6.3%, to approximately $34.0 million as of September 30, 2004 compared to $32.0 million as of September 30, 2003. This net increase is attributable to net income for the period of approximately $3.1 million, and $187,000 from the exercise of stock options. Those increases in equity were offset by a treasury stock repurchase (at cost) of approximately $541,000 available for general purposes, and cash dividends paid and declared of approximately $596,000.

RESULT OF OPERATIONS

        First Federal's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and investments, and the costs of First Federal's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of First Federal's non-interest income including fee income and service charges, and affected by the level of its non-interest expense, including its general and administrative expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

        NET INCOME. Net income improved by approximately $39,000 from $727,600 for the three months ending December 31, 2003 to $766,000 for the three months ending December 31, 2004. The increase was primarily due to an increase in net interest income of $126,000 offset by a decline of $61,000 in non-interest income. The decrease in loan income of $55,000 was offset by a reduction in interest expense of $166,000 and non-interest expense remaining consistent with the same period in the prior year.

        NET INTEREST INCOME. Net interest income before loan loss provision increased $127,000 from approximately $3.2 million for the three months ending December 31, 2003 to $3.4 million for the three months ending December 31, 2004. A decrease in interest income of $39,000 was offset by a decline of $166,000 in interest expense. The decrease in interest income was due to the decrease in the yield earned on interest-earning assets, both loans and investment securities, partially offset by an increase in the average balance of loans during the period. The average balance of interest-earning assets declined $17.3 million from $341.9 million for the three months ending December 31, 2003 to $324.6 million for the three months ending December 31, 2004. Interest-earning assets declined primarily due to a decrease in the average balance of investment securities of $11.9 million offset by a $4.1 million increase in the average balance of loans. The average tax equivalent yield on interest-earning assets was 5.3% for the three months ending December 31, 2004 as compared to 5.2% for the three months ending December 31, 2003.

        As lower average rates paid on interest-bearing liabilities continued, interest expense declined approximately $166,000 from $1.5 million for the three months ending December 31, 2003 to $1.3 million for the three months ending December 31, 2004. The average rate paid on interest-bearing liabilities declined from 2.0% for the three months ending December 31, 2003 to 1.9% for the same period ending December 31, 2004. The average balance of borrowings declined $4.3 million, or 7.1% in the three months ending December 31, 2004, while the average yield also declined from 4.6% to 4.4%.

        PROVISION FOR LOAN LOSS. The provision for loan loss for the three months ending December 31, 2004, remained flat to prior year results based on management's overall assessment of the adequacy of the allowance for loan loss. Although the institution maintains its allowance for loan losses at a level it considers adequate to provide for future losses as discussed earlier, there can be no assurance that such losses will not exceed the estimated amounts or that additional substantial provisions for loan losses will not be required in future periods. At December 31, 2004, the allowance for loan losses totaled $2.3 million, 0.9% of net loans and 396.1% of non-performing loans. Non-performing loans decreased $114,000 from $683,000 as of December 31, 2003 to $569,000 as of December 31, 2004.

        OTHER INCOME. Other income declined approximately $60,000 from $521,000 during the three months ending December 31, 2003 to $461,000 during the three months ending December 31, 2004. The decline is primarily attributed to a $53,000 decrease in the gain on sale of residential mortgage loans of as a result of lower originations in long-term residential mortgage loans. Fees and other service charge income also declined $12,000 during the period, offset by a $5,000 increase in other non-interest income primarily due to increased rental income.

        NON-INTEREST EXPENSE. Non-interest expense remained relatively flat to prior year results. A $62,000 increase in compensation and benefits was offset by a decline of $26,000 in occupancy expense, $14,000 in data processing, $34,000 in advertising and $12,000 in employee expenses.

        Compensation and benefit expense increased $62,000 in the three months ending December 31, 2004 as compared to the same period in 2003 due to the replacement and addition of officer positions primarily in the lending area resulting in a total salary expense increase of $182,000 over the same period prior year. As a result of the additional salary expense, payroll benefit and tax expense increased $19,000. This increase in compensation and benefit expense was offset by declining mortgage production, which lowered commission expense by $138,000 as compared to the same period in the prior year.

        Occupancy and equipment expense declined approximately $26,000 primarily due to cost reductions in building and equipment repair and maintenance expense of $45,000 offset by an increase in utilities of $3,000 and building tax and insurance expense of $16,000. These changes are the result of purchasing the Trawood branch in El Paso, TX in 2004 and completing the construction of the new location in Albuquerque, New Mexico in January 2004. The new owned facility in Albuquerque, replaced a leased location. As a result of these changes the lease payments decreased while the expenses associated with ownership, such as, utilities, taxes and insurance, increased.

        INCOME TAX EXPENSE. Income tax expense increased $27,000 as a result of higher pre-tax income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003

        NET INCOME. Net income decreased by approximately $513,000 from $3.6 million for the fiscal year ending September 30, 2003 to $3.1 million for the fiscal year ending September 30, 2004. The decrease was primarily due to a decline in net interest income of $945,000 and a decrease in non-interest income of $494,000. The decrease in loan income was partially offset by reduction in the provision for loan losses of $289,000, and a decrease in non-interest expenses of $615,000. Income tax expense declined $311,000 as a result of the lower pre-tax income.

        NET INTEREST INCOME. Net interest income before loan loss provision declined $1.2 million from $14.3 million for the fiscal year ending September 30, 2003 to $13.1 million for the fiscal year ending September 30, 2004 due to a $2.1 million decrease in interest income offset by a decline of $824,000 in interest expense. The decrease in interest income was due to the decrease in the yield earned on interest-earning assets, primarily loans, partially offset by an increase in the average balance of interest-earning assets during the fiscal year ending September 30, 2004. The average balance of interest-earning assets increased $8.5 million from $327.7 million for fiscal year ending September 30, 2003 to $336.3 million for the fiscal year ending September 30, 2004. Interest-earning assets increased primarily due to an increase in the average balance of investment securities of $13.9 million offset by the decline in the average balance of loans of $5.8 million. The average tax equivalent yield on interest-earning assets was 5.2% for the fiscal year ending September 30, 2004 as compared to 5.3% for the fiscal year ending September 30, 2003. The decrease in yield was due primarily to continued lower market interest rates during the fiscal year as compared to prior years. A component of loan interest income is loan fees which are accreted into interest income. Loan fees for the period ending September 30, 2004 were down approximately $380,000, or approximately 27.8%, from the prior fiscal year. This decline in loan fees is primarily related to fees on mortgage loan activities which slowed significantly as the national rates for mortgages moved upward during this fiscal year.

        Interest expense declined approximately $824,000 from $6.5 million for fiscal year 2003 to $5.7 million in fiscal year 2004. The decline is primarily a result of continued lower average rates paid on interest-bearing liabilities. The average rate paid on interest-bearing liabilities declined from 1.9% for the fiscal year ending September 30, 2003 to 1.7% for the fiscal year ending September 30, 2004. Deposits experienced both a declining interest rate and balance during the current fiscal year. The average balance of borrowings increased $6.5 million, or 12.0% in fiscal year 2004 due to the matching of the origination of fixed rate commercial real estate loans. However, the decline in interest rates was offset by the average increase in borrowings outstanding.

        PROVISION FOR LOAN LOSSES. The provision for loan loss declined by $289,000 from a $91,000 expense for fiscal 2003 to a negative provision of ($198,000) for fiscal 2004 based on management's overall assessment of the adequacy of the allowance for loan losses. The negative provision in fiscal 2004 was due to management's analysis of various factors, including the market value of the underlying collateral, changes in the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions. Although the institution maintains its allowance for loan losses at a level it considers adequate to provide for future losses, there can be no assurance that such losses will not exceed the estimated amounts or that additional substantial provisions for loan losses will not be required in future periods. At September 30, 2004, the allowance for loan losses totaled $2.3 million, 0.9% of net loans and 455.1% of non-performing loans. Non-performing loans decreased $431,000 from $926,000 as of September 30, 2003 to $495,000 as of September 30, 2004.

        OTHER INCOME. Other income declined approximately $494,000 from $2.4 million in fiscal year 2003 to $1.9 million in fiscal year 2004 primarily due to a decrease in the gain on sale of residential mortgage loans of $622,000. This decline is related to the slowdown of the refinance boom that was experienced in prior periods. The decrease in revenue is partially offset by a $125,000 increase in service charges and other fees. The improvement in service charges and other fees was a result of continual adherence to charging and collecting fees in accordance with the established fee schedules. In addition, rental income on leased property grew $44,000 over fiscal year 2003. This was related to the rental of a portion of the new Albuquerque branch office.

        NON-INTEREST EXPENSE. Non-interest expense declined $615,000 from approximately $10.9 million in fiscal year 2003 to approximately $10.3 million in fiscal year 2004. The decrease in non-interest expense was due to reductions in compensation and benefits of $262,000, occupancy expense of $73,000, depreciation and amortization of $160,000, communication expense of $14,000, employee business related expenses of $71,000, postage and printing supply expense of $58,000 and other related expense declines of $55,000. All of these favorable trends in declining expenses were offset by a $19,000 increase in professional service fees.

        Compensation and benefit expense declined $262,000 in fiscal year 2004 as compared to 2003. A savings of $112,000 was realized by a plan to restructure the officer ranks through attrition and replacement during the last quarter of fiscal year 2003 through fiscal year 2004. The balance, $150,000 was realized by a reduction of mortgage loan incentives paid. Since mortgage production levels and related income were down from the prior year, the corresponding commission expense was also lower.

        Occupancy and equipment expense declined approximately $73,000 primarily due to expense reductions in building and equipment repair and maintenance of $146,000 offset by an increase in utilities of $10,000 and building tax and insurance of $64,000. Building tax and insurance expense increased due to the purchase of the Trawood office in El Paso and the completion of the new branch location in Albuquerque during fiscal year 2004. The decrease in amortization and depreciation primarily relates to the delayed adoption of certain accounting standards in fiscal year 2004 which did not materially impact the financial statements and expiration of amortization of certain other intangible assets at the end of 2003.

        INCOME TAX EXPENSE. Income tax expense declined $311,000 as a result of lower pre-tax income.

        YIELD AND COST DATA. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Yields are reported on a tax equivalent basis. Non-accruing loans have been included in the table as loans carrying a zero yield. Included in interest income on loans are loan fees and other charges on loans totaling $1.9 million, $3.1 million and $1.7 million for the years ended September 30, 2004, 2003 and 2002, respectively.

                                                           THREE MONTHS ENDED DECEMBER 31,
                                   ---------------------------------------------------------------------------
                                                    2004                                     2003
                                   -----------------------------------     -----------------------------------
                                     AVERAGE                                AVERAGE
                                   OUTSTANDING                YIELD/      OUTSTANDING                 YIELD/
                                     BALANCE     INTEREST     RATE(3)        BALANCE    INTEREST      RATE(3)
                                   ---------    ---------    ---------     ---------    ---------    ---------
                                                                (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans.........................     $ 254,664    $   3,944         6.2%     $ 250,532    $   4,059         6.5%
Investment securities............     45,197          275         2.4%        57,140          298         2.1%
Interest-earning deposits.....        24,754          116         1.9%        34,255           77         0.9%
                                   ---------    ---------    ---------     ---------    ---------    ---------
 Total interest-earning
   assets.....................       324,616        4,335         5.3%       341,927        4,433         5.2%
Non-interest-earning assets...        21,748                                  17,092
                                   ---------                               ---------
   Total assets...............     $ 346,364                               $ 359,019
                                   =========                               =========

INTEREST-BEARING LIABILITIES:
Savings.......................     $  88,485    $     163         0.7%     $ 101,669          195         0.8%
NOW/Interest bearing checking.        46,265           13         0.1%        44,605           18         0.2%
Money market..................         7,578            7         0.3%         8,416            7         0.3%
Certificates of deposit.......        79,219          508         2.6%        80,666          559         2.8%
                                   ---------    ---------    ---------     ---------    ---------    ---------
   Total deposits.............       221,547          690         1.2%       235,355          780         1.3%
FHLB advances.................        56,297          615         4.4%        60,582          691         4.6%
                                   ---------    ---------    ---------     ---------    ---------    ---------
   Total interest-bearing
   liabilities................       277,843        1,305         1.9%       295,937        1,471         2.0%
Non-interest-bearing
liabilities...................        37,920                                  35,516
                                   ---------                               ---------
   Total liabilities..........       315,764                                 331,453
Stockholders' equity..........     $  30,600                                  27,566
                                   ---------                               ---------
   Total liabilities and
     stockholders' equity.....       346,364                               $ 359,019
                                   =========                               =========

Net interest income...........                  $   3,030                               $   2,963
                                                =========                               =========
Net interest rate spread(1)...                                    3.5%                                    3.2%
Net interest-earning
   assets(2)..................     $  46,773                               $  45,989
                                   =========                               =========
Net interest margin(2)........                                    3.7%                                    3.5%
Average interest-earning
   assets to interest-bearing
   liabilities................                                  116.8%                                  115.5%

-----------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)     The yield has been annualized for comparable purposes.

                                                                     YEAR ENDED SEPTEMBER 30,
                               -----------------------------------------------------------------------------------------------------
                                              2004                           2003                                2002
                               -------------------------------    --------------------------------  --------------------------------
                                AVERAGE                            AVERAGE                           AVERAGE
                              OUTSTANDING                        OUTSTANDING                       OUTSTANDING
                                BALANCE   INTEREST   YIELD/RATE    BALANCE  INTEREST    YIELD/RATE   BALANCE   INTEREST   YIELD/RATE
                               ---------  ---------  ----------   --------- ---------   ----------  ---------  ---------  ----------
                                                                          (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans......................... $ 254,508  $  16,010       6.3%    $ 260,343  $  17,576       6.8%   $ 242,168  $  18,262       7.5%
Investment securities.........    54,619      1,187       2.2%       40,679      1,074       2.6%      26,279      1,048       4.0%
Interest-earning deposits.....    27,151        302       1.1%       26,719        311       1.2%      18,848        326       1.7%
                               ---------  ---------  ---------    ---------  ---------  ---------   ---------  ---------  ---------
   Total interest-earning
   assets.....................   336,278     17,499       5.2%      327,741     18,961       5.8%     287,295     19,636       6.8%
Non-interest-earning assets...    19,502                             19,107                            17,912
                               ---------                          ---------                         ---------
   Total assets............... $ 355,780                          $ 346,848                         $ 305,207
                               =========                          =========                         =========

INTEREST-BEARING LIABILITIES:
Passbook savings.............. $  95,889  $     715       0.7%    $ 100,710      1,344       1.3%   $ 100,386      2,211       2.2%
Interest bearing checking.....    45,787         65       0.1%       41,418         83       0.2%      37,096        166       0.4%
Money market/NOW accounts.....     8,166         28       0.3%       10,448         59       0.6%       8,975        152       1.7%
Certificates of deposit.......    81,522      2,166       3.5%       80,400      2,511       3.1%      78,226      3,099       4.0%
                               ---------  ---------  ---------    ---------  ---------  ---------   ---------  ---------  ---------
   Total deposits.............   231,364      2,974       1.6%      232,976      3,997       1.7%     224,683      5,628       2.5%
FHLB advances.................    59,757      2,707       4.5%       53,268      2,508       4.7%      29,265      1,598       2.5%
                               ---------  ---------  ---------    ---------  ---------  ---------   ---------  ---------  ---------
   Total interest-bearing
   liabilities................   291,121      5,681       2.2%      286,244      6,505       2.3%     253,948      7,226       2.8%
Non-interest-bearing
liabilities...................    36,101                             33,325                            24,615
                               ---------                          ---------                         ---------
   Total liabilities..........   327,222                            319,569                           278,563
Stockholders' equity.......... $  28,558                             27,279                            26,644
                               ---------                          ---------                         ---------
   Total liabilities and
     stockholders' equity.....   355,780                          $ 346,848                         $ 305,207
                               =========                          =========                         =========

Net interest income...........            $  11,818                          $  12,456                         $  12,410
                                          =========                          =========                         =========
Net interest rate spread .....                            3.3%                               3.5%                              4.0%
Net interest-earning assets... $  45,157                          $  41,497                         $  33,347
                               =========                          =========                         =========
Net interest margin...........                            3.5%                               3.8%                              4.3%
Average interest-earning
   assets to interest-bearing
   liabilities................                          115.5%                             114.5%                            113.1%

        The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                             THREE MONTHS ENDED DECEMBER 31,      YEARS ENDED SEPTEMBER 30,         YEARS ENDED SEPTEMBER 30,
                                      2004 VS. 2003                     2004 VS. 2003                     2003 VS. 2002
                            ---------------------------------  ------------------------------  --------------------------------
                             INCREASE (DECREASE)     TOTAL     INCREASE (DECREASE)    TOTAL      INCREASE (DECREASE)   TOTAL
                            ---------------------   INCREASE          DUE TO         INCREASE         DUE TO          INCREASE
                                   DUE TO          (DECREASE)  -------------------  (DECREASE)   -----------------   (DECREASE)
                              VOLUME      RATE       RATE       VOLUME      RATE       RATE       VOLUME    RATE       RATE
                            ---------    -------    -------    -------    --------   ---------   --------  -------   ---------
                                                                       (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans................          $67      $(181)     $(114)     $(394)    $(1,172)    $(1,566)   $1,370   $(2,056)      $(686)
   Investment securities          (62)        39        (23)       368        (255)        113       575      (549)         26
   Interest-earning
     deposits...........          (21)        61         39          5         (14)         (9)      136      (151)        (15)

     Total
       interest-earning
       assets...........          (17)       (81)       (98)       (20)     (1,442)     (1,462)    2,081    (2,756)       (675)

INTEREST-BEARING
   LIABILITIES:
   Passbook savings.....           25          7         32         64         565         629        (7)      874         867
   NOW/Interest bearing
     accounts...........           (1)         6          5         (9)         27          19       (19)      102          83
   Money Market Accounts            1          0          1         13          18          31       (25)      118          93
   Certificates of deposit         10         41         51        (35)        380         345       (86)      674         588
     Total deposits.....           35         54         89         33         990       1,023      (137)    1,768       1,631
                            ---------    -------    -------    -------    --------   ---------   --------  -------   ---------

   FHLB Advances........           49         27         76       (305)        106        (199)   (1,311)      401        (910)

     Total interest-bearing
          liabilities...           84         81        166       (272)      1,096         824    (1,448)    2,169         721
                            ---------    -------    -------    --------   --------   ---------   --------  -------   ---------

Change in net interest
   income...............          $68        $(0)       $68      $(293)      $(345)      $(638)     $633     $(587)        $46
                            =========    ========   =======    ========   =========      ======  =======   ========        ===

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

        First Federal's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income. When interest-bearing liabilities mature or reprice more quickly (liability sensitive) than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly (asset sensitive) than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates) could adversely impact net interest income to the extent that First Federal's assets have a longer average term than its liabilities.

        First Federal is also subject to interest rate risk to the extent that the value of its net assets fluctuates with interest rates. In general, the value of a portion of First Federal's assets will decline in the event of an increase in interest rates. Historically, First Federal's lending activity consisted primarily of one-to four-family mortgages with long terms and fixed rates. These assets are interest rate sensitive and therefore decline in value during a period of rising interest rates. Conversely, these assets can increase in value during a period of decreasing interest rates to the extent they do not prepay. As part of First Federal's business strategy and asset/liability management policy, a primary focus of lending activity is the acquisition of variable rate and/or shorter term loans thereby decreasing interest rate risk and fluctuations in the value of First Federal's assets. At December 31, 2004, First Federal had approximately $103.6 million in variable rate loans and $103.8 million at September 30, 2004.

        First Federal has an asset/liability management policy. The principal goals of this policy are to manage First Federal's net interest margin and interest rate position. Nonetheless, First Federal's results of operations and the economic value of its equity remain vulnerable to increases in interest rates and declines in the difference between long- and short-term interest rates.

        Asset/Liability management is monitored at the bank level by a committee that is comprised of First Federal's president & chief executive officer, chief financial officer, chief credit officer, senior vice presidents and the controller of the bank. The committee meets periodically to review First Federal's interest rate risk position and product mix and to make recommendations for adjustments to First Federal's Board of Directors. Management also monitors First Federal's interest rate risk position on a monthly basis, reviews First Federal's portfolio, earnings, liquidity, asset quality, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in a most effective manner.

        The principal elements of First Federal's asset/liability management policy are as follows. First, First Federal requires that one-to-four family ARM loans be indexed to changes in rates paid on U.S. Treasury securities or LIBOR and all other adjustable rate loans be indexed to the Prime rate as published in the Wall Street Journal. Management believes that U.S. Treasury securities, LIBOR and the Prime rate are significantly more interest rate sensitive than other indices and provides a better opportunity to manage interest rate risk in a changing rate environment. Second, management intends to maintain significant non-residential mortgage portfolios such as First Federal's commercial business, consumer and commercial real estate loans, subject to market conditions. In general, such loans carry shorter terms to maturity and/or repricing, and are more interest rate sensitive than most of First Federal's other assets. Third, management has used marketing and other initiatives to maintain First Federal's transaction and other deposit accounts and believes that such accounts generally carry lower interest costs and are less sensitive to interest rate shifts than the certificates of deposit. First Federal also utilizes FHLB borrowings in funding assets when the cost of these borrowings is more attractive than the cost of deposits. There can be no assurance as to whether or when any or all of the elements of the asset/liability management program will prove to be successful over future periods of time.

        Economic Value of Equity ("EVE") analysis provides a quantitative measure of interest rate risk. In essence, this approach calculates the difference between the market value of assets and liabilities under different interest rate environments. The degree of change between interest rate shock levels is a measure of the volatility of value risk. The following table sets forth, as of December 31, 2004, the estimated changes in First Federal Bank's EVE in the event of the specified instantaneous changes in interest rates.

ECONOMIC VALUE OF EQUITY

     -------------------------------------------------------------------
         Change in
      Interest Rates                       Amount of
      (Basis Points)    Estimated EVE       Change       Percent Change
     -------------------------------------------------------------------
                           (Dollars in Thousands)
     -------------------------------------------------------------------
           +300         $     49,489          (1,155)              (2)
           +200               50,329            (316)              (1)
           +100               50,830             185                0
              0               50,645               0                0
           -100               48,859          (1,786)              (4)
     -------------------------------------------------------------------

        Certain assumptions were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates varied by categories and rate environment, deposit decay rates varied by categories and rate environment and the market values of certain assets under the various interest rate scenarios. In addition, an intangible asset is created that approximates the value of the deposits at $16.0 million as of December 31, 2004. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do change in the designated amounts, there can be no assurance that First Federal's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the EVE than indicated above.

LIQUIDITY AND CAPITAL RESOURCES

        First Federal's principal sources of funds are deposits and borrowings, scheduled payments and prepayment of loan principal and mortgage-backed securities, scheduled payments and maturities of investment securities and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by general interest rates, floors and caps on loan rates, general economic conditions and competition. First Federal generally manages the pricing of its deposits to be competitive and to increase core deposit relationships, but has from time to time decided not to pay deposit rates that are as high as those of its competitors and, when necessary, to supplement deposits with less expensive alternative sources of funds, such as FHLB borrowings.

        The primary investing activities of First Federal are originating loans and, to a much lesser extent, purchasing mortgage-backed and investment securities. During the three months ending December 31, 2004, and the fiscal years ended September 30, 2004, 2003, and 2002, First Federal had loan originations net of principal repayments of ($4.0) million, $2.3 million, $1.2 million and ($26.2) million, respectively. A substantial portion of loan originations were funded by proceeds of loan repayments, the maturity or sale of securities, deposits and FHLB advances.

        The primary financing activities of First Federal are deposits and borrowings. For the three months ending December 31, 2004 and during the fiscal years ended September 30, 2004, 2003, and 2002, First Federal experienced a net change in deposits of $1.1 million, ($9.0) million, $7.7 million, and $17.2 million. Certificates of deposits as of December 31, 2004 and September 30, 2004 maturing within one year total $41.7 million and $41.0 million, respectively. Management expects most of these deposits to remain with the Bank. During the three months ending December 31, 2004 and 2003, and fiscal years ended September 30, 2004, 2003 and 2002, First Federal's net financing activity (proceeds less repayments) with the FHLB totaled ($1.6) million, ($1.4) million, ($4.2) million, $23.9 million, and $16.9 million, respectively.

        First Federal's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on First Federal's operating, financing and investing activities during any given period. At December 31, 2004, cash and cash equivalents totaled $11.7 million and $9.5 million at September 30, 2004.

        Liquidity management is both a daily and long-term responsibility of management. First Federal adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If First Federal requires funds beyond its ability to generate them internally, the Bank has additional borrowing capacity with the FHLB of Dallas which is, in the opinion of management, adequate to provide any funds needed.

        First Federal anticipates that it will have sufficient funds available to meet current loan commitments. At December 31, 2004, First Federal had unfunded outstanding loan commitments totaling $32.0 million and $26.7 million at September 30, 2004.

        Both First Federal and First Federal Bank are required to maintain minimum levels of regulatory capital. At December 31, 2004, both First Federal and First Federal Bank exceeded all of their capital requirements.

IMPACT OF NEW ACCOUNTING STANDARDS

        See Note 1 of the Notes to the Consolidated Financial Statements included in this joint proxy statement/prospectus for information regarding the effect of implementing new accounting standards.

CRITICAL ACCOUNTING POLICIES

        The Management's Discussion and Analysis of Financial Condition and Results of Operations, and disclosures included within this joint proxy statement/prospectus, are based on the First Federal's audited consolidated financial statements. These statements have been prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States). The financial information contained in these statements is, for the most part, based on approximate measures of the financial effects of transactions and events that have already occurred. However, the preparation of these statements requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

        First Federal's significant accounting policies are described in the Notes to Consolidated Financial Statements. Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, management has identified its most critical accounting policy to be that related to the allowance for loan losses.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. First Federal has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a quarterly basis, management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include First Federal's historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in First Federal's market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and management's judgment, the allowance for loan losses may be greater or less than future charge-offs.

IMPACT OF INFLATION AND CHANGING PRICES

        First Federal's Consolidated Financial Statements and Notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation can be found in the increased cost of First Federal's operations. Nearly all the assets and liabilities of First Federal are financial, unlike most industrial companies. As a result, First Federal's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services.

                            BUSINESS OF FIRST FEDERAL

FIRST FEDERAL

        In August 1998, First Federal was formed to be the holding company for First Federal Bank. First Federal is incorporated under the laws of the State of Delaware and is a savings and loan holding company registered with the Office of Thrift Supervision.

        At December 31, 2004, First Federal had $348.4 million of assets and stockholders' equity of $34.9 million (or 10.0% of total assets). At September 30, 2004, First Federal had $348.1 million of assets and stockholders' equity of $34.0 million (or 9.8% of total assets). First Federal derives its revenues primarily from the operations of First Federal Bank in the form of distributions from First Federal Bank to First Federal.

        The executive offices of First Federal are located at 300 North Pennsylvania Avenue, Roswell, New Mexico 88201, and its telephone number at that address is (505) 622-6201.

        The principal activities of First Federal are providing assistance in the management and coordination of the financial resources of First Federal Bank and providing capital, business development and long-range planning services to First Federal Bank.

        As a savings and loan holding company, First Federal is subject to regulation by the Office of Thrift Supervision. The Office of Thrift Supervision regulates the types of banking and nonbanking activities in which First Federal Bank may engage. Under applicable federal rules, there are generally no limitations or restrictions on the non-bank activities of First Federal.

        First Federal has no full-time employees. Certain of the executive officers and directors of First Federal Bank also serve as executive officers and directors of First Federal. The executive officers receive no direct compensation for the duties performed by them for First Federal, although some may receive compensation from First Federal Bank by virtue of their positions as executive officers or directors of First Federal Bank. First Federal may determine to compensate its executive officers in the future although First Federal has no current plan to do so.

FIRST FEDERAL BANK

        First Federal Bank is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses through 9 branch offices and 11 ATMs throughout Bernalillo, Chaves, Dona Ana, Lincoln and Otero Counties, New Mexico and El Paso County, Texas.

        Originally organized in 1920 as a mutual savings association, First Federal Bank converted to the stock form of ownership in 1979. On August 18, 1998, First Federal Bank reorganized into a holding company structure with the formation of First Federal.

        First Federal Bank is a full-service financial institution and offers a wide range of financial services, including the acceptance of checking, savings and certificate deposits and the making of residential mortgage loans, commercial real estate loans, consumer loans, commercial non-real estate loans, construction loans, and other loans. First Federal Bank does not offer trust services. First Federal Bank also invests in mortgage-backed and other securities and funds a portion of its activities through FHLB activities and other third party borrowings.

        For the convenience of its customers, First Federal Bank offers drive-through banking facilities, night depository, personalized checks, charge cards through a correspondent bank, ATM/Debit Cards and safe deposit boxes. First Federal Bank's operation services include cashier's checks, travelers' checks, domestic wire transfers, account research, stop payments and photocopies.

MARKET AREA

        First Federal Bank is an independent community bank offering a diverse range of financial services to businesses and individuals as an alternative to money center and super-regional banks in our market area. At September 30, 2004, First Federal Bank provided these services through nine full-service branch offices and 11 ATMs located in Bernalillo, Chaves, Dona Ana, Lincoln and Otero Counties, New Mexico and El Paso County, Texas. Our primary market for deposits is currently concentrated around Chaves, Dona Ana and Lincoln Counties, New Mexico; although, in recent years, our commercial loan growth has greatly increased through our entrance into the Albuquerque, New Mexico and El Paso County, Texas markets.

        Chaves, Dona Ana and Lincoln counties are located in the southern part of New Mexico. Chaves County, with Roswell being the county seat, boasts one of the largest privately held airplane runways in the United States, is the seventh largest producer of milk in the United States with 82,000 dairy cattle, and is also the home to one of the largest mozzarella cheese plants worldwide. Dona Ana County, with Las Cruces as its county seat, is the home to New Mexico State University. Las Cruces was recently ranked the number one "Metro Area to Do Business" by the Forbes/Milken Institute and a "Top Area in the U.S. to Retire" by MONEY Magazine. Lincoln County, whose county seat is Carrizozo, boasts the mountain community of Ruidoso with its skiing in the winter and horse racing in the summer, and Capitan and Lincoln with the history of Billy the Kid. The economic environment in Chaves, Dona Ana and Lincoln and contiguous counties continues to be favorable and has supported increased commercial and residential activity in recent years.

        The population of Chaves, Dona Ana and Lincoln Counties increased by approximately 5.8%, 22.4% and 37.1%, respectively, between 1990 and 2000, while the population of the State of New Mexico as a whole increased by 16.8% during the same period.

        The economy of our primary market area is based on a mixture of service, agriculture, manufacturing and wholesale/retail trade. Approximately 27.6%, 32.3% and 27.9% of the workforces of Chaves, Dona Ana and Lincoln Counties, respectively, are employed in managerial, professional or administrative support positions. Other employment is provided by a variety of industries and state and local governments. Chaves, Dona Ana and Lincoln Counties provide numerous opportunities for employment through their diverse large and small business employers. As of September 2004, the unemployment rates in Chaves County was 6.9%, Dona Ana was 6.0%, and Lincoln County was 3.5%. The overall rate for the State of New Mexico at 5.3% was slightly lower than the United States as a whole at 5.4%.

LENDING ACTIVITIES

        GENERAL. Although First Federal Bank originates first mortgage loans secured by one- to four-family residences, our recent focus has been on our commercial real estate and other loans. To a lesser extent, First Federal Bank also makes loans secured by savings accounts. First Federal Bank retains most of the loans it originates, although it may sell longer-term one- to four-family residential loans and participations in some large commercial loans. The vast majority of First Federal Bank's loan officers have come from commercial banking backgrounds.

        ONE- TO FOUR-FAMILY REAL ESTATE LENDING. First Federal Bank offers conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $600,000. This portfolio totaled $114.8 million or 44.5% of our total loan portfolio at December 31, 2004, and $114.6 million, or 45.1% at September 30, 2004. These loans have an average original loan balance of approximately $75,000. First Federal Bank also offers both FHA and VA government loans. All government guaranteed or insured loans are sold into the secondary market.

        First Federal Bank currently offers both fixed- and adjustable-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly payments. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae or Freddie Mac guidelines, and loans that conform to such guidelines are referred to as "conforming loans." First Federal Bank generally originates both fixed-rate and ARM loans in amounts up to the maximum conforming loan limits as established by Fannie Mae and Freddie Mac, which is currently $333,700 for single-family homes. Private mortgage insurance is generally required for loans with loan-to-value ratios in excess of 80%. First Federal Bank also originates loans above conforming limits, referred to as "jumbo loans," that have been underwritten to the credit standards of Fannie Mae or Freddie Mac. During the year ended September 30, 2004, First Federal Bank only originated three of these jumbo loans. These loans are generally eligible for sale to various firms that specialize in the purchase of such non-conforming loans, although First Federal Bank retained one of these loans in our portfolio with an original principal balance of $450,000 originated in fiscal 2004. First Federal Bank also originates loans that do not meet the standards of Fannie Mae or Freddie Mac, but are deemed to be acceptable risks. The balance of such loans as of December 31, 2004 was $46.3 million and $50.8 million as of September 30, 2004, all of which are retained in our loan portfolio.

        First Federal Bank actively monitors its interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. First Federal Bank does not retain the servicing rights on the loans it sells. Generally, First Federal Bank does not retain any fixed-rate loans with a maturity over 15 years.

        First Federal Bank currently offers several ARM loan products secured by residential properties with rates that are fixed for a period ranging from 12 months to five years. After the initial term, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on either U.S. Treasury securities or the London InterBank Offered Rate (LIBOR), adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board or the Federal National Mortgage Association, respectively, and subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. ARM loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. At December 31, 2004 and September 30, 2004, our ARM portfolio included approximately $15.7 million and $13.8 million, respectively, in loans that re-price annually after an initial fixed-rate period of one, three or five years.

        First Federal Bank requires that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements.

        COMMERCIAL REAL ESTATE LENDING. First Federal Bank originates real estate loans secured by first liens on commercial real estate. The commercial real estate properties are predominantly non-residential properties such as office buildings, shopping centers, retail strip centers, motels/hotels, industrial and warehouse properties and, to a lesser extent, more specialized properties such as mobile home parks and restaurants. First Federal Bank may, from time to time, purchase commercial real estate loan participations. First Federal Bank targets commercial real estate loans with initial principal balances between $150,000 and $2.5 million. Loans secured by commercial real estate totaled approximately $92.6 million or 35.9% of our total loan portfolio at December 31, 2004 and approximately $89.9 million, or 35.4% of our total loan portfolio at September 30, 2004. Substantially all of our commercial real estate loans are secured by properties located in our primary market area.

        Most of our commercial real estate loans are written as adjustable-rate or ten-year fixed-rate mortgages and have maturities of five to ten years. Amortization on these loans is typically based on 15- to 20-year payout schedules. First Federal Bank also originates some 15- to 20-year fixed-rate, fully amortizing loans. These fixed rate loans are matched with FHLB advances. Margins generally range from 250 basis points to 360 basis points above the applicable Federal Home Loan Bank advance rate.

        In the underwriting of commercial real estate loans, First Federal Bank generally lends up to 75% of the property's appraised value. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, First Federal Bank emphasizes primarily the ratio of the property's projected net cash flow to the loan's debt service requirement (generally requiring a ratio of 1.20 times), computed after deduction for a vacancy factor and property expenses it deems appropriate. In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower. First Federal Bank requires title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and flood insurance, if appropriate, in order to protect our security interest in the underlying property.

        Commercial real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

        CONSUMER LOANS. First Federal Bank originates a variety of consumer and other loans, including real estate loans, home equity lines of credit, automobiles, recreational vehicles and personal unsecured loans. The terms of these are fixed-rate installment loans and variable rate lines of credit. As of December 31, 2004, consumer loans totaled $22.0 million, or 8.7% of the total loan portfolio and $21.0 million or 8.3% at September 30, 2004.

        At December 31, 2004, the largest group of consumer loans consisted of $15.8 million or 6.1% of our total loan portfolio, which are loans secured by first and second liens on residential properties. The balance of these loans at September 30, 2004, was $14.2 million or 6.7% of our total loan portfolio. First Federal Bank offers fixed-rate, fixed-term and second mortgage loans, referred to as homeowner loans, and it also offers adjustable-rate home equity lines of credit.

        Other consumer loans include automobile loans. As of December 31, 2004, consumer automobile loans totaled $5.6 million or 2.2% of our total loan portfolio. As of September 30, 2004, these loans totaled approximately $5.8 million, or 2.3% of our total loan portfolio. Automobile loans are written with fixed rates and are fully amortizing. The rate and term are primarily determined by the credit worthiness of the borrower and the age of the automobile. The value of the automobile financed will typically not exceed 120% of the vehicle's MSRP or NADA retail. First Federal's ability to originate automobile loans is dependent in part on the availability to consumers of low cost financing from automobile manufacturers.

        Other consumer loans also include secured and unsecured installment loans for other purposes. Unsecured installment loans generally have shorter terms than secured consumer loans, and generally have higher interest rates than rates charged on secured installment loans with comparable terms.

        Our procedures for underwriting consumer loans include an assessment of an applicant's credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

        Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly. In addition, the repayment of consumer loans depend on the borrower's continued financial stability, as their repayment is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy than a single family mortgage loan.

        COMMERCIAL BUSINESS LOANS. First Federal Bank makes various types of secured and unsecured commercial loans to customers in our market area for the purpose of financing equipment acquisition, expansion, working capital, agri-business and other general business purposes. The terms of these loans generally range from less than one year to five years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to Wall Street Journal Prime. At December 31, 2004, commercial loans consisted of 208 commercial business loans with an aggregate balance of $14.5 million or 5.6% of our total loan portfolio. At September 30, 2004, First Federal Bank had 218 commercial business loans outstanding with an aggregate balance of approximately $14.3 million, or 5.6% of the total loan portfolio.

        Commercial credit decisions are based upon a credit assessment of the loan applicant. A determination is made as to the applicant's ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. An evaluation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant's financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant's credit history supplement the analysis of the applicant's creditworthiness. Checks with other banks and trade investigations also may be conducted. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally bear higher interest rates than residential loans of like duration because they involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any.

        CONSTRUCTION LOANS. First Federal Bank originates land acquisition, development and construction loans to builders and other borrowers in our market area. At December 31, 2004, construction loans totaled $13.6 million or 5.3% of our total loan portfolio. These loans totaled approximately $14.5 million, or 5.7% of our total loan portfolio at September 30, 2004.

        Acquisition loans help finance the purchase of land intended for future development, including single-family homes, multi-family housing, and commercial income property. In some cases, First Federal Bank may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a raw land acquisition loan is 60% of the appraised value of the property. It also makes development loans to builders and developers in our market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the infrastructure-type cost of utilities, roads, sewers and other development costs. Builders generally rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum amount loaned is generally limited to the lesser of 85% of the cost of the improvements or 75% of the appraised value. Advances are made in accordance with a schedule reflecting the cost of the improvements incurred.

        First Federal Bank also grants construction loans to area builders in conjunction with development loans. In the case of residential subdivisions, these loans finance the cost of completing homes (including unsold homes) on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction incurred. Repayment of construction loans on residential properties is normally expected from the sale of units to individual purchasers. In the case of income-producing property or owner-occupied property, repayment is usually expected from permanent financing upon completion of construction.

        Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event First Federal Bank makes an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

        LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio, including loans held for sale, by type of loan at the dates indicated.

                               AT MONTH ENDED
                                DECEMBER 31,                          AT SEPTEMBER 30,
                             -----------------------------------------------------------------------------------
                                    2004                   2004                 2003                 2002
                             ------------------      -----------------    -----------------    -----------------
                             AMOUNT     PERCENT      AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                             ------     -------      ------    -------    ------    -------    ------    -------
                                                                                  (DOLLARS IN THOUSANDS)
Residential mortgage...    $  114,821        44.5% $  114,616    45.1%   $ 106,082     41.8%  $ 106,418     41.9%
Commercial mortgage....        92,600        35.9%     89,874    35.3%      88,137     34.7%     70,659     27.8%
Construction...........        13,628         5.3%     14,502     5.7%      15,812      6.2%     16,132      6.3%
Commercial.............        14,464         5.6%     14,282     5.6%      17,307      6.8%     25,601     10.1%
Consumer and other
   loans...............        22,394         8.7%     21,019     8.3%      26,440     10.4%     35,448     13.9%
                           ----------  ----------- ----------            ---------            ---------

Total loans............    $  257,907       100.0% $  254,293   100.0%   $ 253,778    100.0%  $ 254,258   100.00%
                                       ===========             =======              ========             =========

Other items:
Unadvanced
   construction loans..        23,550                  19,456               11,159               14,462
Deferred loan
   origination costs...            --                      --                   --                   --
Deferred loan
   origination fees....           371                     377                  398                  405
Allowance for loan
   losses..............         2,254                   2,253                2,495                2,468
                           ----------              ----------            ---------            ---------

Total loans, net.......    $  231,733              $  232,207            $ 239,726            $ 236,923
                           ==========              ==========            =========            =========

(CONTINUED)



                            -------------------------------------------
                                     2001                   2000
                            --------------------    -------------------
                              AMOUNT     PERCENT     AMOUNT    PERCENT
                            ----------  --------    ---------  --------


Residential mortgage...     $  85,102     36.99%    $  89,835     41.9%
Commercial mortgage....        60,097      26.1%       52,716     24.6%
Construction...........        10,452       4.5%       10,992      5.1%
Commercial.............        28,039      12.2%       24,750     11.5%
Consumer and other
   loans...............        46,693      20.3%       36,304     16.9%
                            ---------               ---------

Total loans............     $ 230,383     100.0%    $ 214,597    100.0%
                                        ========               ========

Other items:
Unadvanced
   construction loans..         9,622                   4,977
Deferred loan
   origination costs...            --                      --
Deferred loan
   origination fees....           524                     398
Allowance for loan
   losses..............         2,263                   2,018
                            ---------               ---------

Total loans, net.......     $ 217,974               $ 207,204
                            =========               =========

        LOAN PORTFOLIO MATURITIES AND YIELDS. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2004. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.


                             RESIDENTIAL MORTGAGE   COMMERCIAL MORTGAGE        CONSTRUCTION           COMMERCIAL
                             --------------------   --------------------    ------------------    ------------------
                                        WEIGHTED                WEIGHTED              WEIGHTED              WEIGHTED
                                        AVERAGE                 AVERAGE               AVERAGE               AVERAGE
                              AMOUNT      RATE       AMOUNT       RATE      AMOUNT      RATE      AMOUNT      RATE
                             ---------  --------    --------    --------   --------   --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
1 year or less.............  $  1,071      8.1%    $  5,901       7.1%$     14,161      5.8%$      4,192      6.2%
Greater than 1 to 3 years..       982      6.3%       6,488       6.6%         341      6.9%       3,194      6.6%
Greater than 3 to 5 years..    27,743      4.5%       7,679       6.7%          --      0.0%       2,464      6.3%
Greater than 5 to 10 years.    23,740      6.5%      17,290       6.7%          --      0.0%       1,939      6.4%
Greater than 10 to 20 years    33,835      5.7%      51,247       6.4%          --      0.0%       2,493      6.2%
More than 20 years.........    27,245      5.8%       1,268       6.3%          --      0.0%          --      0.0%
                            ----------            ----------             ----------            ----------

Total......................  $114,616              $ 89,873               $ 14,502              $ 14,282
                            ==========            ==========             ==========            ==========

(CONTINUED)

                                    CONSUMER                TOTAL
                               -----------------      -------------------
                                         WEIGHTED               WEIGHTED
                                         AVERAGE                AVERAGE
                               AMOUNT       RATE      AMOUNT      RATE
                              --------   --------    --------   ---------

1 year or less.............  $  1,411      8.4%      $ 26,735     6.4%
Greater than 1 to 3 years..     6,022      7.4%        17,028     6.9%
Greater than 3 to 5 years..     5,305      6.6%        43,192     5.2%
Greater than 5 to 10 years.     5,906      7.3%        48,875     6.7%
Greater than 10 to 20 years     2,375      4.2%        89,950     6.1%
More than 20 years.........        --      0.0%        28,513     5.8%
                            ----------              ----------

Total......................  $ 21,019                $254,293
                            ==========              ==========


        The total amount of loans due after September 30, 2005 which have predetermined interest rates is $153,529,157, while the total amount of loans due after such date which have floating or adjustable interest rates is $75,338,632.

        LOAN ORIGINATIONS, PURCHASES, SALES AND SERVICING. While First Federal Bank originates both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. This includes competing banks, savings banks, credit unions, mortgage banking companies and life insurance companies that may also actively compete for local loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, builders, attorneys, real estate broker referrals and walk-in customers.

        Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan origination, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae and Freddie Mac seller/servicer guidelines, and closed on standard Fannie Mae/Freddie Mac documents. If such loans are sold, the sales are conducted using standard Fannie Mae/Freddie Mac purchase contracts and master commitments as applicable. One- to four-family mortgage loans may be sold both to Fannie Mae and Freddie Mac on a non-recourse basis whereby foreclosure losses are generally the responsibility of the purchaser and not First Federal Bank. Our policy has been to release the servicing rights for all loans sold. However, First Federal Bank does service loans for others. As of December 31, 2004, it serviced approximately $7.6 million of loans for others, and $8.4 million as of September 30, 2004.

        LOAN APPROVAL AUTHORITY AND UNDERWRITING. The board of directors approves all loans where the total relationship exposure ("TRE") exceeds $1,500,000. The board of directors has granted lending authority to the Director's Loan Committee, the members of which are three Directors, one of which must either be the Chairman, Vice Chairman, Chief Executive Officer or Chief Credit Officer of First Federal Bank. The Director's Loan Committee approves all loans where the TRE is in excess of $1 million but does not exceed $1.5 million. The Board of Directors has also granted lending authority to the Senior Loan Committee, whose members are the Chief Credit Officer and two Senior Vice Presidents of First Federal Bank. The Senior Loan Committee approves all loans where the TRE is in excess of $500,000 but does not exceed $1 million. Finally, the Board of Directors has granted lending authority to designated officers of First Federal Bank, based on their duties and their experience, to approve loans within specified TRE levels. The maximum individual lending authority granted by the Board of Directors is $500,000 secured and $100,000 unsecured.

        First Federal Bank has established a risk rating system for our commercial business loans, commercial and multi-family real estate loans, agricultural loans, acquisition and development, and construction loans to builders. The risk rating system assesses a variety of factors to rank the risk of default and risk of loss associated with the loan. These ratings are initially performed by the originating officer and are reviewed periodically through First Federal's internal asset review procedures.

        In connection with our residential and commercial real estate loans, First Federal Bank generally requires property appraisals to be performed by independent appraisers who are approved by the Board of Directors. Appraisals are then reviewed by the appropriate loan underwriting areas. For loans under $250,000, an appraisal or an evaluation is required, unless the real estate is taken as collateral out of an abundance of caution. It also requires hazard insurance and, if indicated, flood insurance on property securing mortgage loans. Title insurance is required with the exception of consumer loans under $50,000, such as home equity lines of credit and homeowner loans and some promotional, refinance loans.

        Loans designated as "troubled debt restructurings" involves a situation in which a portion of interest or principal has been forgiven and/or loans modified at interest rates materially less than current market rates.

        LOAN ORIGINATION FEES AND COSTS. In addition to interest earned on loans, First Federal Bank may also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the markets. Pursuant to SFAS 91, First Federal Bank defers loan origination fees and costs, and amortizes such amounts as an adjustment to yield and fee income over the term of the loan by use of the level-yield method. The balance of the loan fees (net of costs) to defer for future years was $370,740 at December 31, 2004, and $376,970 at September 30, 2004.

        LOANS TO ONE BORROWER. At December 31, 2004, our five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $3.2 million, $2.6 million, $2.5 million, $2.2 million and $2.0 million. At September 30, 2004, our five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $3.2 million, $2.7 million, $2.6 million, $2.4 million and $1.7 million.

DELINQUENT LOANS, OTHER REAL ESTATE OWNED AND CLASSIFIED ASSETS

        COLLECTION PROCEDURES. A late notice is sent on the sixth, eleventh and fifteenth day after the payment due date on a loan requesting the payment due plus any late charge that was assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If payment is not received within 60 days of the due date, loans are generally accelerated and payment in full is demanded. Failure to pay within 90 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are charged-off after 120 days. For commercial loans, loans are charged off at the time a loss is recognized by management, but generally not later than 120 days past due. Loans that are well collateralized and in the process of collection may not be charged off in the 120 day time frame.

        LOANS PAST DUE AND NON-PERFORMING ASSETS. Loans are reviewed on a regular basis, and are placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, loans are placed on non-accrual status when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower's financial condition and payment record. At December 31, 2004 and September 30, 2004, First Federal Bank had non-accrual loans of $568,710 and $495,116, respectively.

        Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

        NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

                                   AT DECEMBER 31,                           AT SEPTEMBER 30,
                                   ---------------   -------------------------------------------------------------
                                         2004           2004        2003         2002         2001          2000
                                   ---------------   -------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)
Non-accrual loans:
   Residential mortgage..........  $         94      $      78    $     214    $     239    $     189    $     107
   Commercial mortgage...........           349             --          665          188          425          758
   Construction..................            --            417           47          399           50           --
   Commercial....................           121             --           --           57           92           60
   Consumer and other............             5             --           --           --           21            7
                                   ------------      ---------    ---------    ---------    ---------    ---------
     Total non-performing loans..  $        569      $     495    $     926    $     883    $     777    $     932
                                   ------------      ---------    ---------    ---------    ---------    ---------

Loans greater than 90 days
   delinquent and still
   accruing:
   Residential mortgage..........  $         --      $      --    $      --    $      27    $      --    $      --
   Commercial mortgage...........            --             --           --           --           --           --
   Construction..................            --             --           --           --           --           --
   Commercial....................            --             --           --          150           --           --
   Consumer and other............            --             --           --           --           --           --
                                   ------------      ---------    ---------    ---------    ---------    ---------
     Total loans 90 days and
     still accruing..............  $         --      $      --    $      --    $     177    $      --    $      --
                                   ------------      ---------    ---------    ---------    ---------    ---------

Real estate owned:
   Residential mortgage..........  $         --      $      --    $      --    $     167    $     223    $     203
   Commercial mortgage...........            --             --           --           --          201           --
   Construction..................            --             --           --           --           --           --
   Commercial....................            --             --           --           --           --           --
   Consumer and other............             4             --           --           10           --           33
                                   ------------      ---------    ---------    ---------    ---------    ---------
     Total real estate owned.....             4             --           --          177          424          236
                                   ------------      ---------    ---------    ---------    ---------    ---------

Total non-performing assets......  $        573      $     495    $     926    $   1,237    $   1,201    $   1,168
                                   ============      =========    =========    =========    =========    =========

Troubled Debt Restructured.......  $        421      $     424    $     503    $     163    $     269    $     437
                                   ============      =========    =========    =========    =========    =========

Ratios:
   Non-performing loans to total
   loans.........................           0.2%           0.2%         0.4%         0.3%         0.3%         0.4%
   Non-performing assets to
   total assets..................           0.2%           0.1%         0.3%         0.4%         0.4%         0.5%

        For the three months ended December 31, 2004 and for the year ended September 30, 2004, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $6,166 and $41,385, respectively. Interest income actually recognized on such loans for those same periods totaled $7,723 and $37,446, respectively.

        CLASSIFICATION OF ASSETS. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as "other assets especially mentioned" ("OAEM"), "substandard", "doubtful", or "loss" assets. A special mention credit is considered to be currently protected from loss but is potentially weak. No loss of principal or interest is foreseen; however, proper supervision and management attention is required to deter further deterioration in the credit. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as "watch". As of December 31, 2004, First Federal Bank had $2.6 million of assets designated as watch and $3.1 million as of September 30, 2004.

        Assets are classified into the above-mentioned categories and allocations are made based on historical loss experience. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When it classifies problem assets as "loss", First Federal Bank charges off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets at December 31, 2004, classified assets consisted of OAEM assets of approximately $1.9 million, substandard assets of approximately $3.4 million and no doubtful assets. At September 30, 2004, classified assets consisted of OAEM assets of approximately $2.1 million, substandard assets of approximately $3.4 million and no doubtful assets

        ALLOWANCE FOR LOAN LOSSES. First Federal Bank provides for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and other criticized or classified loans (if any) as well as allowances determined for each major loan category. After it establishes a provision for loans that are known to be non-performing, criticized or classified, it calculates a percentage to apply to the remaining loan portfolio to estimate the probable losses inherent in that portion of the portfolio. When the loan portfolio increases, therefore, the percentage calculation results in a higher dollar amount of estimated probable losses than would be the case without the increase, and when the loan portfolio decreases, the percentage calculation results in a lower dollar amount of estimated probable losses than would be the case without the decrease. These percentages are determined by management based on historical loss experience for the applicable loan category, which may be adjusted to reflect our evaluation of:

        1. Portfolio composition, size, and maturities of the various segmented portions of the portfolio.

        2. Concentrations of borrowers, industries, geographical sectors, loan product, loan classes and collateral types, etc.

        3. Off balance sheet risks, letters of credit (where there is no back-up note), unfunded commitments, and lines of credit.

        4.      Volume and trend of loan delinquencies and those on non-accrual.

        5. Criticized and classified assets. Trends in the aggregate and developments in significant individual credits identified as problems or Watch List items.

        6. Non-Performing Loans and Non-Performing Assets. Trends in the aggregate and developments on significant individual items.

        7. Historical trends of actual loan losses or charge-offs (net recoveries) based on volume and types of loans.

        8. Specific issues brought to the attention of Senior Management citing weakness or deficiencies in systems and procedures or any violations of First Federal Bank policies which may lead to or create any undue risk to First Federal Bank.

        9. Significant recoveries or additions to the allowance for loan losses.

        10. Changes in national and local economic conditions, including rapid changes in interest rates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. The allowance for losses on loans is based on management's estimates. In connection with the determination of the value of foreclosed real estate, management obtains independent appraisals for significant properties.

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review First Federal's allowances for losses on loans and foreclosed real estate. Such agencies may require First Federal to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and the valuation of foreclosed real estate may change materially in the near term.

        The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                     AT OR FOR THE THREE
                                         MONTHS ENDED
                                         DECEMBER 31,             AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                     ------------------   -----------------------------------------------------
                                       2004      2003       2004        2003        2002      2001       2000
                                     --------  --------   --------   --------     --------  --------   --------
                                                                (DOLLARS IN THOUSANDS)
Balance at beginning of period..     $  2,253  $  2,495   $  2,495   $  2,468     $  2,263  $  2,018   $  1,720
                                     --------  --------   --------   --------     --------  --------   --------

Charge-offs:
   Residential mortgage.........           --        13         14         22            1        46         --
   Commercial mortgage..........           --        --         --         38           71        --          5
   Construction.................           --        --         --         --            7       257         16
   Commercial...................           --        --          3         15           45        12        150
   Consumer and other...........           --        14         45         25           42        80         91
                                     --------  --------   --------   --------     --------  --------   --------
     Total charge-offs..........     $     --  $     27   $     62   $    100     $    166  $    395   $    262

Recoveries:
   Residential mortgage.........           --        --         --          5            1         8         --
   Commercial mortgage..........            1        12         12          2            4        --         --
   Construction.................           --        --         --         --           --       259         --
   Commercial...................           --         3          4         17           --       148          5
   Consumer and other...........           --        --          2         12            8        11         46
                                     --------  --------   --------   --------     --------  --------   --------
     Total recoveries...........     $      1  $     15   $     18   $     36     $     13  $    426   $     51

Net (charge-offs) recoveries....            1       (12)       (44)       (64)        (153)       31       (211)
Provision for loan losses.......           --        --       (198)        91          358       214        509
                                     --------  --------   ---------  --------     --------  --------   --------

Balance at end of period........     $  2,254  $  2,483   $  2,253   $  2,495     $  2,468  $  2,263   $  2,018
                                     ========  ========   ========   ========     ========  ========   ========

Ratios:
Net charge-offs to average                                                                 %
   loans outstanding.........             0.0%     (0.0%)     (0.0)%     (0.0)%       (0.1)     (0.0)%     (0.1)%
Allowance for loan losses to
   non-performing loans at end of
   period.......................        396.1%    363.5%     455.1%     269.4%       279.5%    291.2%     216.5%
Allowance for loan losses to
   total loans at end of
   period....................             0.9%      1.0%       0.9%       1.0%         1.0%      1.0%       0.9%

        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                             AT DECEMBER 31,                                        AT SEPTEMBER 30,
                    --------------------------------------------------------------------------------------------------------------
                                   2004                                 2004                                  2003
                    ----------------------------------  ------------------------------------  ------------------------------------

                                          PERCENT OF                             PERCENT OF                           PERCENT OF
                               LOAN        LOANS IN                   LOAN        LOANS IN                 LOAN        LOANS IN
                  ALLOWANCE   BALANCES       EACH        ALLOWANCE   BALANCES       EACH      ALLOWANCE   BALANCES       EACH
                  FOR LOAN       BY       CATEGORY TO    FOR LOAN       BY       CATEGORY TO  FOR LOAN       BY       CATEGORY TO
                   LOSSES     CATEGORY    TOTAL LOANS     LOSSES     CATEGORY    TOTAL LOANS   LOSSES     CATEGORY    TOTAL LOANS
                  ---------   ----------  -----------    ---------   ----------  -----------  ---------   ----------  -----------
Residential
  mortgage........$     296   $  114,821        44.5%    $     297   $  114,616        45.1%  $     304   $  106,082        41.8%
Commercial
  mortgage........    1,396       92,600        35.9%        1,401       89,874        35.3%        974       88,137        34.7%
Construction......      101       13,628         5.3%          105       14,502         5.7%         70       15,812         6.2%
Commercial........      107       14,464         5.6%          104       14,282         5.6%         76       17,307         6.8%
Consumer and
  other...........      423       22,394         8.7%          381       21,019         8.3%        447       26,440        10.4%
                  ---------   ----------  -----------    ---------   ----------  -----------  ---------   ----------  -----------

Total.............$   2,322   $  257,907       100.0%    $   2,288   $  254,293      100.00%  $   1,871   $  253,778      100.00%
                  =========   ==========  ===========    =========   ==========  ===========  =========   ==========  ===========

(CONTINUED)

                                                                    AT SEPTEMBER 30,
                  ---------------------------------------------------------------------------------------------------------------
                                  2002                                   2001                                 2000
                  ------------------------------------   -----------------------------------  -----------------------------------

                                          PERCENT OF                             PERCENT OF                           PERCENT OF
                               LOAN        LOANS IN                   LOAN        LOANS IN                 LOAN        LOANS IN
                  ALLOWANCE   BALANCES       EACH        ALLOWANCE   BALANCES       EACH      ALLOWANCE   BALANCES       EACH
                  FOR LOAN       BY       CATEGORY TO    FOR LOAN       BY       CATEGORY TO  FOR LOAN       BY       CATEGORY TO
                   LOSSES     CATEGORY    TOTAL LOANS     LOSSES     CATEGORY    TOTAL LOANS   LOSSES     CATEGORY    TOTAL LOANS
                  ---------   ----------  -----------    ---------   ----------  -----------  ---------   ----------  -----------

Residential
  mortgage....... $     327   $  106,418        41.9%    $     252   $   85,102        36.9%  $     253   $   89,835        41.9%
Commercial
  mortgage.......     1,171       70,659        27.8%          992       60,097        26.1%        799       52,716        24.6%
Construction.....        68       16,132         6.3%           40       10,452         4.5%         37       10,992         5.1%
Commercial.......       107       25,601        10.1%          108       28,039        12.2%         83       24,750        11.5%
Consumer and
  other..........       714       35,448        13.9%          838       46,693        20.3%        551       36,304        16.9%
                  ---------   ----------  -----------    ---------   ----------  -----------  ---------   ----------  -----------

Total............ $   2,387   $  254,258      100.00%    $   2,230   $  230,383      100.00%  $   1,723   $  214,597      100.00%
                  =========   ==========  ===========    =========   ==========  ===========  =========   ==========  ===========

SECURITIES ACTIVITIES

        Our securities investment policy is established by our board of directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. The board oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer, or our chief financial officer acting with our chief executive officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer and chief executive officer have the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by the Board at least monthly.

        Our current investment policy generally permits securities investments in debt securities issued by the U.S. Government and U.S. Agencies, and municipal bonds, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Dallas (federal agency securities). Securities in these categories are classified as "investment securities" for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk. Maturities on fixed rate instruments are limited to five years or less. Any exceptions must be approved by the board of directors.

        SFAS No. 115 requires that, at the time of purchase, First Federal Bank designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. It does not have a trading portfolio.

        GOVERNMENT SECURITIES. At December 31, 2004 and September 30, 2004, First Federal Bank held government securities available for sale with a fair value of $19.0 million and $16.0 million, respectively, consisting primarily of agency obligations with short- to medium-term maturities (one to five years). While these securities generally provide lower yields than other investments such as mortgage-backed securities, our current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, and as collateral for borrowings.

        MUNICIPAL BONDS. At December 31, 2004 and September 30, 2004, First Federal Bank held approximately $1.5 million in municipal bonds. These bonds are classified as held to maturity at amortized cost.

        EQUITY SECURITIES. At September 30, 2004, our equity securities available for sale had a fair value of approximately $600,000 and consisted of stock issued by Freddie Mac and Fannie Mae, and certain other equity investments. The market adjustment to the equity securities at December 31, 2004 and September 30, 2004, was a loss of $31,390 and $29,649, respectively. At December 31, 2004 and September 30, 2004, First Federal Bank also held approximately $3.3 million (at cost) of Federal Home Loan Bank of Dallas common stock, a portion of which must be held as a condition of membership in the Federal Home Loan Bank System, with the remainder held as a condition to our borrowing under the Federal Home Loan Bank advance program.

        MORTGAGE-BACKED SECURITIES. First Federal Bank purchases mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and (iii) increase liquidity. It invests primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. At December 31, 2004, our mortgage-backed securities portfolio totaled approximately $1.8 million, consisting of $1.7 million classified as available for sale at fair value and $43,000 held to maturity at amortized cost. At September 30, 2004, our mortgage-backed securities portfolio totaled approximately $2.05 million, consisting of $2.0 million available for sale at fair value and $54,000 held to maturity at amortized cost.

        Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as us, and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. First Federal Bank reviews prepayment estimates for our mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification, that would cause amortization or accretion adjustments.

        INVESTMENT SECURITIES PORTFOLIO. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

                                   AT DECEMBER 31,                  AT SEPTEMBER 30,
                         --------------------------------   --------------------------------
                                       2004                               2004
                         --------------------------------   --------------------------------
                          AMORTIZED    FAIR    DIFFERENCE    AMORTIZED    FAIR    DIFFERENCE
                            COST       VALUE    IN VALUE       COST       VALUE    IN VALUE
                         -----------  -------  ----------   -----------  -------  ----------
                                                   (IN THOUSANDS)
DEBT SECURITIES:
  U.S. Government and
    agency obligations.. $    33,589  $33,440  $     (149)  $    37,684  $37,584  $     (100)
  State agency and
    municipal
    obligations.........       1,467    1,469           2         1,468    1,478          10
                         -----------  -------  ----------   -----------  -------  ----------

  Corporate bonds and
    other obligations...          --       --          --            --       --          --
                         -----------  -------  ----------   -----------  -------  ----------

  Mortgage-backed
  securities:
    Pass-through
    securities:
      Fannie Mae........         877      907          31           988    1,030          41
      Freddie Mac.......         849      880          32           981    1,023          42
    CMOs:
      Fannie Mae........          --       --          --            --       --          --
      Freddie Mac.......          --       --          --            --       --          --
                         -----------  -------  ----------   -----------  -------  ----------

  Total debt
    securities..........      36,781   36,696         (85)       41,121   41,115          (6)
                         -----------  -------  ----------   -----------  -------  ----------

MARKETABLE EQUITY
  SECURITIES:
  Common stock..........          10       10          --            10       10          --
  Preferred stock.......          --       --          --            --       --          --
  Mutual funds..........         600      569         (31)          600      570         (30)
                         -----------  -------  ----------   -----------  -------  ----------

  Total equity
    securities..........         610      579         (31)          610      580         (30)
                         -----------  -------  ----------   -----------  -------  ----------

  Total investment
    securities.......... $    37,391  $37,275        (116)  $    41,731  $41,695  $      (36)
                         ===========  =======  ==========   ===========  =======  ==========

(CONTINUED)

                                                   AT SEPTEMBER 30,
                         -------------------------------------------------------------------
                                       2003                               2002
                         --------------------------------   --------------------------------
                          AMORTIZED    FAIR    DIFFERENCE    AMORTIZED    FAIR    DIFFERENCE
                            COST       VALUE    IN VALUE       COST       VALUE    IN VALUE
                         -----------  -------  ----------   -----------  -------  ----------
                                                   (IN THOUSANDS)

DEBT SECURITIES:
  U.S. Government and
    agency obligations.. $    43,269  $43,373  $      105   $    10,320  $10,431  $      111
  State agency and
    municipal
    obligations.........       2,335    2,369          34         1,119    1,153          33
                         -----------  -------  ----------   -----------  -------  ----------

  Corporate bonds and
    other obligations...         203      203          --            --       --          --
                         -----------  -------  ----------   -----------  -------  ----------

  Mortgage-backed
  securities:
    Pass-through
    securities:
      Fannie Mae........       2,344    2,432          88         6,023    6,241         218
      Freddie Mac.......       1,627    1,694          66         5,666    5,813         148
    CMOs:
      Fannie Mae........          --       --          --            --       --          --
      Freddie Mac.......          --       --          --            --       --          --
                         -----------  -------  ----------   -----------  -------  ----------

  Total debt
    securities..........      49,778   50,071         293        23,728   24,238         511
                         -----------  -------  ----------   -----------  -------  ----------

MARKETABLE EQUITY
  SECURITIES:
  Common stock..........          10       10          --            10       10          --
  Preferred stock.......          --       --          --            --       --          --
  Mutual funds..........         600      579         (21)          600      600          --
                         -----------  -------  ----------   -----------  -------  ----------

  Total equity
    securities..........         610      589         (21)          610      610          --
                         -----------  -------  ----------   -----------  -------  ----------

  Total investment
    securities.......... $    50,388  $50,660  $      272   $    23,738  $24,248  $      511
                         ===========  =======  ==========   ===========  =======  ==========

        At December 31, 2004, the available for sale federal agency securities, at fair value, totaled $19.0 million, or 5.5% of total assets. Of the portfolio, based on amortized cost, approximately $3.0 million had maturities of one year or less and a weighted average yield of 1.7%, and approximately $16.0 million had maturities of between one and five years and a weighted average yield of 3.3%. The agency securities portfolio includes both non-callable and callable debentures. The agency callable debentures contain various call terms from continuously callable after 30 days, to quarterly callable with no call for the first six months.

        At December 31, 2004, our available for sale mortgage-backed securities, approximately $1.7 million, at fair value, consisted of pass-through securities, which totaled 0.5% of total assets.

        At December 31, 2004, our held to maturity mortgage-backed securities portfolio totaled approximately $43,096 at amortized cost, with a weighted average yield of 6.7% and contractual maturities within five years. First Federal Bank had no mortgage-backed securities with contractual maturities over five years.

        At September 30, 2004, the available for sale federal agency securities, at fair value, totaled $16.0 million, or 4.6% of total assets. Of the portfolio, based on amortized cost, approximately $11.5 million had maturities of one year or less and a weighted average yield of 3.0%, and approximately $4.5 million had maturities of between one and five years and a weighted average yield of 2.5%. The agency securities portfolio includes both non-callable and callable debentures. The agency callable debentures contain various call terms from continuously callable after 30 days, to quarterly callable with no call for the first six months.

        At September 30, 2004, our available for sale mortgage-backed securities, approximately $1.9 million, at fair value, consisted of pass-through securities, which totaled 1.3% of total assets.

        At September 30, 2004, our held to maturity mortgage-backed securities portfolio totaled approximately $53,000 at amortized cost, with a weighted average yield of 6.94% and contractual maturities within five years. First Federal Bank had no mortgage-backed securities with contractual maturities over five years.

        PORTFOLIO MATURITIES AND YIELDS. The composition and maturities of the investment securities portfolio and the mortgage-backed securities at December 31, 2004 are summarized in the following table. Maturities are based on the earliest callable date for debentures and final contractual payment dates for mortgage-backed securities, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                                MORE THAN ONE YEAR      MORE THAN FIVE YEARS
                                       ONE YEAR OR LESS         THROUGH FIVE YEARS        THROUGH TEN YEARS
                                   -----------------------   -----------------------   -----------------------
                                                  WEIGHTED                  WEIGHTED                  WEIGHTED
                                     AMORTIZED    AVERAGE      AMORTIZED    AVERAGE      AMORTIZED    AVERAGE
                                       COST        YIELD         COST        YIELD         COST        YIELD
                                   -------------  --------   -------------  --------   -------------  --------
DEBT SECURITIES:
   U.S. Government and agency
     securities.................   $  17,613,749      1.6%   $  15,975,179      3.3%   $          --      0.0%
   State agency and municipal
     obligations................       1,086,927      2.2%         379,852      3.3%              --      0.0%
                                   -------------  --------   -------------  --------   -------------  --------

   Corporate bonds and other
     obligations................              --      0.0%              --      0.0%              --      0.0%
   Mortgage-backed
     securities:
     Pass-through securities:
       Fannie Mae...............         159,418      5.0%         717,260      5.4%              --      0.0%
       Freddie Mac..............              --      0.0%         848,622      5.7%              --      0.0%
                                                  --------                  --------                  --------
     CMOs:
       Fannie Mae...............              --      0.0%              --      0.0%              --      0.0%
                                   -------------  --------   -------------  --------   -------------  --------
       Freddie Mac..............              --      0.0%              --      0.0%              --      0.0%
                                   -------------  --------   -------------  --------   -------------  --------

   Total debt securities........      18,860,094      1.7%      17,920,913      3.5%              --      0.0%
                                   -------------  --------   -------------  --------   -------------  --------

MARKETABLE EQUITY SECURITIES:
   Common stock.................              --                    10,000                        --
   Preferred stock..............
                                   -------------             -------------             -------------
   Mutual funds.................              --                   600,000                        --
                                   -------------             -------------             -------------

   Total equity securities......              --                   610,000                        --
                                   -------------             -------------             -------------

   Total investment securities..   $  18,860,094             $  18,530,913             $          --
                                   =============             =============             =============

(CONTINUED)

                                     MORE THAN TEN YEARS               TOTAL SECURITIES
                                   -----------------------   --------------------------------------
                                                  WEIGHTED                                WEIGHTED
                                     AMORTIZED    AVERAGE      AMORTIZED                  AVERAGE
                                       COST        YIELD         COST        FAIR VALUE     YIELD
                                   -------------  --------   -------------  ------------  ---------

DEBT SECURITIES:
   U.S. Government and agency
     securities.................   $          --      0.0%   $  33,588,928  $ 33,439,766       2.4%
   State agency and municipal
     obligations................              --      0.0%       1,466,779     1,468,921       2.5%
                                   -------------  --------   -------------  ------------  ---------

   Corporate bonds and other
     obligations................              --      0.0%              --            --       0.0%
   Mortgage-backed
     securities:
     Pass-through securities:
       Fannie Mae...............              --      0.0%         876,678       907,228       5.4%
       Freddie Mac..............              --      0.0%         848,622       880,280       5.7%
                                                  --------                                ---------
     CMOs:
       Fannie Mae...............                      0.0%              --            --       0.0%
                                   -------------  --------   -------------  ------------  ---------
       Freddie Mac..............                      0.0%              --            --       0.0%
                                   -------------  --------   -------------  ------------  ---------

   Total debt securities........              --      0.0%      36,781,007    36,696,195       2.5%
                                   -------------  --------   -------------  ------------  ---------
                                                      0.0%
MARKETABLE EQUITY SECURITIES:
   Common stock.................              --                    10,000        10,000
   Preferred stock..............
                                   -------------             -------------  ------------
   Mutual funds.................              --                   600,000       568,610
                                   -------------             -------------  ------------

   Total equity securities......              --                   610,000       578,610
                                   -------------             -------------  ------------

   Total investment securities..   $          --             $  37,391,007  $ 37,274,805
                                   =============             =============  ============

        PORTFOLIO MATURITIES AND YIELDS. The composition and maturities of the investment securities portfolio and the mortgage-backed securities at September 30, 2004 are summarized in the following table. Maturities are based on the earliest callable date for debentures and final contractual payment dates for mortgage-backed securities, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                                 MORE THAN ONE YEAR       MORE THAN FIVE YEARS
                                         ONE YEAR OR LESS        THROUGH FIVE YEARS         THROUGH TEN YEARS
                                     -----------------------   -----------------------   -----------------------
                                                    WEIGHTED                  WEIGHTED                  WEIGHTED
                                       AMORTIZED    AVERAGE      AMORTIZED    AVERAGE      AMORTIZED    AVERAGE
                                         COST        YIELD         COST        YIELD         COST        YIELD
                                     -------------  --------   -------------  --------   -------------  --------
DEBT SECURITIES:
   U.S. Government and agency
     securities....................  $  22,462,449      1.6%   $  15,221,617      2.9%   $          --      0.0%
   State agency and municipal
     obligations...................      1,088,096      2.2%         379,822      3.3%              --      0.0%
                                     -------------  --------   -------------  --------   -------------  --------

   Mortgage-backed
     securities:
     Pass-through securities:
       Fannie Mae..................             --      0.0%         988,110      5.4%              --      0.0%
       Freddie Mac.................             --      0.0%         980,937      5.7%              --      0.0%
                                                    --------                  --------                  --------

   Total debt securities...........     23,550,545      1.6%      17,570,486      3.2%              --      0.0%
                                     -------------  --------   -------------  --------   -------------  --------

MARKETABLE EQUITY SECURITIES:
   Common stock....................             --                    10,000                        --
   Mutual funds....................             --                   600,000                        --
                                     -------------             -------------             -------------

   Total equity securities.........             --                  610,000                         --
                                     -------------             -------------             -------------

   Total investment securities.....  $  23,550,545             $  18,180,486             $          --
                                     =============             =============             =============

(CONTINUED)

                                       MORE THAN TEN YEARS               TOTAL SECURITIES
                                     -----------------------   --------------------------------------
                                                    WEIGHTED                                WEIGHTED
                                       AMORTIZED    AVERAGE      AMORTIZED                  AVERAGE
                                         COST        YIELD         COST        FAIR VALUE     YIELD
DEBT SECURITIES:                     -------------  --------   -------------  ------------  ---------
   U.S. Government and agency
     securities....................  $          --      0.0%   $  37,684,066  $ 37,584,151       2.1%
   State agency and municipal
     obligations...................             --      0.0%       1,467,918     1,477,660       2.5%
                                     -------------  --------   -------------  ------------  ---------

   Mortgage-backed
     securities:
     Pass-through securities:
       Fannie Mae..................             --      0.0%         988,110     1,029,599       5.4%
       Freddie Mac.................             --      0.0%         980,937     1,023,397       5.7%
                                                    --------                                ---------

   Total debt securities...........             --      0.0%      41,121,031    41,114,807       2.3%
                                     -------------  --------   -------------  ------------  ---------
                                                        0.0%
MARKETABLE EQUITY SECURITIES:
   Common stock....................             --                    10,000        10,000
   Mutual funds....................             --                   600,000       570,351
                                     -------------             -------------  ------------

   Total equity securities.........             --                   610,000       580,351
                                     -------------             -------------  ------------

   Total investment securities.....  $          --             $  41,731,033  $ 41,695,158
                                     =============             =============  ============

SOURCES OF FUNDS

        GENERAL. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

        DEPOSITS. First Federal Bank offers a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit, IRAs and other qualified plan accounts. It provides various commercial checking accounts for businesses. In addition, it provides low-cost checking account services for low-income customers.

        At December 31, 2004, our deposits totaled $255.5 million. NOW and interest-bearing deposits totaled $47.8 million, and non-interest-bearing demand deposits and cashiers' checks outstanding totaled $34.6 million. Savings and money market deposits totaled $93.9 million at December 31, 2004. Also at that date, First Federal Bank had a total of $79.2 million in certificates of deposit, of which $41.7 million had maturities of one year or less.

        At September 30, 2004, our deposits totaled $254.4 million. NOW and interest-bearing deposits totaled $44.1 million, and non-interest-bearing demand deposits and cashiers checks outstanding totaled $33.5 million. Savings and money market deposits totaled $97.3 million at September 30, 2004. Also at that date, First Federal Bank had a total of $79.4 million in certificates of deposit, of which $22.9 million had maturities of one year or less. Although it has a significant portion of our deposits in shorter-term certificates of deposit, management monitors activity on these accounts and, based on historical experience and our current pricing strategy it believes it will retain a large portion of such accounts upon maturity.

        Our deposits are obtained predominantly from the areas in which our branch offices are located. First Federal Bank relies on our favorable locations, customer service and competitive pricing to attract and retain these deposits. While it accepts certificates of deposit in excess of $100,000 for which it may provide preferential rates, it does not actively solicit such deposits, as they are more difficult to retain than core deposits.

        The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

                                 AT DECEMBER 31,                    AT SEPTEMBER 30,
                        --------------------------------   --------------------------------
                                      2004                               2004
                        --------------------------------   --------------------------------
                                               WEIGHTED                            WEIGHTED
                          AVERAGE              AVERAGE       AVERAGE               AVERAGE
                          BALANCE    PERCENT     RATE        BALANCE    PERCENT     RATE
                        ----------- --------- ----------   ----------- --------- ----------
                                               (DOLLARS IN THOUSANDS)
DEPOSIT TYPE:
Demand deposits........ $    35,668     13.9%       0.0%   $    34,198     12.9%       0.0%
NOW deposits...........      46,265     18.0%       0.1%        45,787     17.2%       0.1%
Money market deposits         7,578      2.9%       0.3%         8,166      3.1%       0.3%
Regular savings........      88,485     34.4%       0.7%        95,889     36.1%       0.7%
  Total transaction
    accounts........... $   177,996     69.2%       0.4%   $   184,031     69.3%       0.4%

  Certificates of
    deposit............      79,219     30.8%       2.6%        81,521     30.7%       3.5%
                        ----------- --------- ----------   ----------- --------- ----------

  Total deposits....... $   257,215    100.0%       1.1%   $   265,552   100.00%       1.4%
                        =========== ========= ==========   =========== ========= ==========

(CONTINUED)

                                                AT SEPTEMBER 30,
                        -------------------------------------------------------------------
                                      2003                               2002
                        --------------------------------   --------------------------------
                                                WEIGHTED                           WEIGHTED
                          AVERAGE               AVERAGE      AVERAGE               AVERAGE
                          BALANCE    PERCENT     RATE        BALANCE    PERCENT     RATE
                        ----------- --------- ----------   ----------- --------- ----------
                                               (DOLLARS IN THOUSANDS)

DEPOSIT TYPE:
Demand deposits........ $    30,576     11.6%       0.0%   $    21,673      8.8%       0.0%
NOW deposits...........      41,418     15.7%       0.2%        37,096     15.1%       0.4%
Money market deposits        10,448      4.0%       0.6%         8,975      3.6%       1.7%
Regular savings........     100,710     38.2%       1.3%       100,386     40.7%       2.2%
  Total transaction
    accounts........... $   183,152     69.5%       0.8%   $   168,130     68.2%       1.5%

  Certificates of
    deposit............      80,400     30.5%       3.1%        78,226     31.8%       4.0%
                        ----------- --------- ----------   ----------- --------- ----------

  Total deposits....... $   263,552   100.00%       1.5%   $   246,356   100.00%       2.3%
                        =========== ========= ==========   =========== ========= ==========

        The following table sets forth the time deposits in First Federal Bank classified by interest rate as of the dates indicated.


                                                  AT SEPTEMBER 30,
                         AT DECEMBER   ---------------------------------------
                           31, 2004       2004          2003          2002
                         -----------   -----------   -----------   -----------
                                             (IN THOUSANDS)

   Interest Rate
      Less than 2%...    $    34,424   $    40,288   $    32,217   $     5,678
      2.00% -2.99%...         17,859        11,380         9,798        33,803
      3.00% -3.99%...         13,362        13,417        14,042         9,031
      4.00% -4.99%...         10,373        11,011        18,354        19,237
      5.00% -5.99%...          1,150         1,156         1,828         7,982
      6.00% -6.99%             2,004         2,154         3,918         6,786
      7.00% -7.99%...             --            --            --            --
                         -----------   -----------   -----------   -----------


      Total..........    $    79,172   $    79,406   $    80,157   $    82,517
                         ===========   ===========   ===========   ===========

        As of December 31, 2004, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $23.4 million. The following table sets forth the maturity of those certificates as of December 31, 2004.

                                                      AT
                                               DECEMBER 31, 2004
                                               -----------------
                                                 (IN THOUSANDS)

   Three months or less..................        $       8,425
   Over three months through six months..                6,498
   Over six months through one year......                3,207
   Over one year to three years..........                3,029
   Over three years......................                2,235
                                                 -------------

   Total.................................        $      23,394
                                                 =============

        BORROWINGS. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Dallas. At December 31, 2004, First Federal Bank had access to additional Federal Home Loan Bank advances of up to $101.6 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

                                                 AT OR FOR
                                                 THE THREE
                                                MONTHS ENDED    AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                DECEMBER 31,   ------------------------------------------
                                                    2004           2004           2003           2002
                                                ------------   ------------   ------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
     Balance at end of period...............    $    55,753    $    57,330     $    61,509    $    37,655
     Average balance during period..........    $    56,297    $    59,757     $    53,268    $    29,265
     Maximum outstanding at any month end...    $    56,806    $    64,893     $    61,509    $    37,655
     Weighted average interest rate at
        end of period.......................            4.4%           4.3%            4.6%           5.1%
   Average interest rate during period......            4.6%           4.6%            4.7%           5.2%

ACTIVITIES OF SUBSIDIARIES AND AFFILIATED ENTITIES

        First New Mexico Service Corp. is a wholly owned subsidiary of First Federal Bank. It was established in 1993 for the purpose of holding an investment in real estate. It no longer holds that real estate and currently has no activity. At December 31, 2004, First Federal's investment in this subsidiary was $0.

COMPETITION

        First Federal Bank faces significant competition in both originating loans and attracting deposits. Most of the communities it operates in have a high concentration of financial institutions, many of which are significantly larger institutions with greater financial resources than us, and many of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. First Federal Bank faces additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. It has emphasized personalized banking and the advantage of local decision making in our banking business, and this strategy appears to have been well received in our market areas. It does not rely on any individual, group, or entity for a material portion of our deposits.

EMPLOYEES

        At December 31, 2004, First Federal had 114 full-time employees and eight part-time employees. As of September 30, 2004, First Federal had 118 full-time employees and nine part-time employees. The employees are not represented by a collective bargaining unit and it considers our relationship with our employees to be good.

PROPERTIES

        As of September 30, 2004, First Federal Bank owned 14 operating properties, including its headquarters, and two additional sites for future expansion in the Albuquerque market. First Federal Bank leases one property from an unrelated third party. At December 31, 2004 and September 30, 2004, the net book value of our property was approximately $9.1 million and $9.2 million, respectively. The following is a list of our operating locations:

CORPORATE OFFICE:

      300 N. Pennsylvania Ave.
      (Includes a separate drive-up)
      Roswell, NM  88201
      (505) 622-6201

BRANCH OFFICES:

      1810 S. Main St.           1800 S. Telshor  (Includes a separate drive-up)
      Roswell, NM  88203         Las Cruces, NM  88011
      (505) 622-6201             (505) 522-2664

      3201 N. Main St.           301 W. Amador
      Roswell, NM  88201         Las Cruces, NM  88005
      (505) 622-6201             (505) 522-2664

      398 Sudderth               7015 N. Mesa
      Ruidoso, NM  88345         El Paso, TX  79912
      (505) 257-4006             (915) 587-6599

      100 Smokey Bear            2290 Trawood Dr.
      Capitan, NM  88316         El Paso, TX  79935
      (505) 354-5030             (915) 594-0681

      411 Central                4301 The 25 Way, NE
      Carrizozo, NM  88301       Albuquerque, NM  87109
      (505) 348-2277             (505) 341-3240

      300 E. 1st St.
      Alamogordo, NM  88310
      (505) 439-0011

LEGAL PROCEEDINGS

        First Federal is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to our financial condition and results of operations.

                           MANAGEMENT OF FIRST FEDERAL

        First Federal's Board is comprised of nine members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors of First Federal are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify.

        The table below sets for the certain information, as of September 30, 2004, regarding current members of the board of directors and executive officers who are not directors, including their terms of office of board members.


                                             Position(s) Held With First           Director      Current Term
              Name                   Age     Federal Banc of the Southwest, Inc.   Since(1)        Expires
-----------------------------------------------------------------------------------------------------------------

                                                   DIRECTORS

Edward K. David                       70     Chairman of the Board                   1981            2006
Marc Reischman                        53     Vice Chairman of the Board.             1998            2008
Aubrey L. Dunn, Jr.                   48     President, Chief Executive Officer      1996            2006
                                             and Director
Kay R. McMillan (2)(3)                68     Director                                2003            2006
Michael A. McMillan(2)(5)             38     Director                                2002            2008
Arturo Jurado                         62     Director                                1994            2008
Russell P. Weems                      56     Director                                1991            2007
Larry L. Sheffield(4)                 46     Director                                1995            2007
James E. Paul, Jr.                    60     Director                                2000            2007

                                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

George A. Rosenbaum, Jr.              48     Executive Vice President and Chief      N/A             N/A
                                             Financial Officer

-----------------------
(1)     Includes service with First Federal Bank.
(2) Kay R. McMillan and Michael A. McMillan are related to one another as mother and son, respectively.
(3)     Includes Ms. McMillan's service as an Advisory Director of First
        Federal.
(4) Includes Mr. Sheffield's service as a Director and Advisory Director of First Federal and First Federal Bank.
(5)     Includes Mr. McMillan's service as an Advisory Director of First
        Federal.

        The merger agreement between First Federal and GFSB provides that upon completion of the merger, Richard C. Kauzlaric and Michael P. Mataya, who are two current directors of GFSB, will be appointed to the Board of Directors of First Federal and First Federal Bank.

        The business experience for the past five years for each of our directors and executive officers is as follows:

        EDWARD K. DAVID has served as a Director of First Federal Bank since 1981 and as a Director of First Federal since its formation in 1998. He became Chairman of the Board of Directors in 2003. Mr. David is the President of David Petroleum Corporation, an oil and gas exploration company.

        MARC REISCHMAN has served as a Director of First Federal Bank since 1998 and as a Director of First Federal since its formation in 1998. He became Vice Chairman of the Board of Directors in 2003. Mr. Reischman is Chief Executive Officer of Holsum Inc., a New Mexico company.

        AUBREY L. DUNN, JR. has served as President, Chief Executive Officer and a Director of First Federal Bank since 1996 and as the President, Chief Executive Officer and a Director of First Federal since its formation in 1998.

        KAY R. MCMILLAN first served as an Advisory Director of First Federal and First Federal Bank in 2003. In 2004, she became a full Director of First Federal and First Federal Bank. Ms. McMillan is the largest stockholder in First Federal and is the Chairman of the Board of Permian Exploration Corporation, an oil and gas company. For over 30 years, Ms. McMillan has been a private investor in numerous businesses. Ms. McMillan is the mother of Michael A. McMillan.

        MICHAEL A. MCMILLAN first served as an Advisory Director of First Federal and First Federal Bank in 2002. In 2003, he became a full Director of First Federal and First Federal Bank. Since 1992, Mr. McMillan has been employed by Permian Exploration Corporation, an oil and gas company. Since 2003, he has served as the President of Permian Exploration Corporation. Mr. McMillan is the son of Kay R. McMillan.

        ARTURO JURADO has served as a Director of First Federal Bank since 1994 and as a Director of First Federal since its formation in 1998. Mr. Jurado is the President of Jurado Farms.

        RUSSELL P. WEEMS has served as a Director of First Federal Bank since 1991 and as a Director of First Federal since its formation in 1998. He is a self-employed architect.

        LARRY L. SHEFFIELD served as a Director of First Federal Bank from 1995 to 2002, and as a Director of First Federal since its formation in 1998 to 2002. From 2002 to 2004, he served as an Advisory Director of First Federal and First Federal Bank. In 2004, he became a full Director of First Federal and First Federal Bank. Mr. Sheffield is the President of LLS Development Corp, a real estate investment company.

        JAMES E. PAUL, JR. has served as a Director of First Federal and First Federal Bank since 2000. Since 1991, he has been the President of the Jim Paul Company and JP&A Concerts.

        GEORGE A. ROSENBAUM, JR. has been employed by First Federal and First Federal Bank since 2003. From 2002 to 2003, he served as the Chief Financial Officer of Illini Bancorp, Inc., a publicly traded bank holding company. From 2000 to 2002, Mr. Rosenbaum was a Senior Manager with

McGladrey & Pullen LLP. Mr. Rosenbaum is a certified public accountant with over 25 years of experience in the financial services industry.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The business of First Federal is conducted at regular and special meetings of the Board of Directors and its standing committees. The standing committees consist of the Executive, Nominating and Stock Option Committees. During the fiscal year ended September 30, 2004, the Board of Directors met at 12 regular meetings and three special meetings. No member of the Board of Directors or any committee thereof attended less than 75% of said meetings.

        The Executive Committee consists of Chairman David, President and Chief Executive Officer Dunn, Vice Chairman Reischman, and Director Michael A. McMillan. The Executive Committee meets as necessary when the Board of Directors is not in session to exercise general control and supervision in all matters pertaining to the interest of First Federal, subject at all times to the direction of the Board of Directors. The Executive Committee met one time during the fiscal year ended September 30, 2004.

        The Nominating Committee consists of Chairman Michael A. McMillan, Director David, and Director Jurado. The Nominating Committee meets to nominate persons for election to the Board of Directors of First Federal, unless the entire Board of Directors decides to act as the Nominating Committee. The Nominating Committee did not meet during the fiscal year ended September 30, 2004.

        The Stock Option Committee consists of Chairman David, Vice Chairman Reischman, Director Jurado, and Director Michael A. McMillan. The Stock Option Committee meets as necessary to determine grants of stock options under First Federal's 2002 Stock Option and Incentive Plan. The Stock Option Committee met two times during the fiscal year ended September 30, 2004.

COMPENSATION OF DIRECTORS

        FEES. Directors of First Federal do not receive a fee for serving on the Board of Directors. Fees are paid for serving on the Board of Directors of First Federal Bank. Directors of First Federal Bank receive a fee of $1,200 per Board meeting and $250 per committee meeting attended. Additionally, First Federal Bank pays any gross receipts tax due on directors' fees.

        STOCK OPTION PLAN. During the fiscal year ended September 30, 2002, the board of directors of First Federal adopted subject to stockholder approval the First Federal Banc of the Southwest, Inc. 2002 Stock Option and Incentive Plan. This stock option plan was approved by First Federal's stockholders during fiscal year ended September 30, 2003. Pursuant to this stock option plan, options to purchase an aggregate of 50,800 shares (adjusted for the eight-for-one stock split) were granted to non-employee directors Edward David, Russell Weems, Marc Reischman, Arturo Jurado, Jim Paul, Michael McMillan, Larry Sheffield and then-director Judy Collins during the fiscal year ended September 30, 2004 at an exercise price ranging from $10.00 to $11.00 per share, and to director Kay McMillan at an exercise price ranging from $10.63 to $11.69 per share. In addition, during the same year director Kay McMillan was granted options to purchase 9,200 shares (adjusted for the eight-for-one stock split) under the First Federal's 1995 plan at an exercise price of $10.95 per share. All such options are immediately exercisable.

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The following table sets forth for the three years ended September 30, 2004, certain information as to the total remuneration paid by First Federal to its Chief Executive Officer and First Federal Bank's other executive officers who received total annual compensation in excess of $100,000 (together, "Named Executive Officers").

                                                                                     LONG-TERM COMPENSATION
                                                                ------------------------------------------------------------------
                                     ANNUAL COMPENSATION                   AWARDS                          PAYOUTS
                              --------------------------------  ---------------------------  -------------------------------------
                                YEAR                            OTHER ANNUAL    RESTRICTED    OPTIONS/
   NAME AND PRINCIPAL           ENDED                           COMPENSATION      STOCK         SARS      LTIP        ALL OTHER
       POSITION                 9/30      SALARY      BONUS          (1)          AWARDS       (#)(3)    PAYOUTS   COMPENSATION(2)
----------------------------  --------  ---------- -----------  ------------   ------------  ---------- --------- ----------------
Aubrey L. Dunn, Jr.,            2004    $ 217,308  $      --      $     --       $      --         --    $    --     $      --
President, Chief Executive      2003      207,308     12,226            --              --         --         --         9,000
Officer and Director            2002      196,665     22,341            --              --     80,000         --         9,000

George A. Rosenbaum, Jr.,       2004    $ 116,711  $      --      $     --       $      --      8,800    $    --     $      --
Executive Vice President        2003        9,731         --            --              --         --         --           846
and Chief Financial Officer       --(4)        --         --            --              --         --         --            --

-----------------
(1) First Federal Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such personal benefits is not included in this table.
(2)     Includes employer contributions to a 401(k) plan.
(3) Options shown have been adjusted to reflect an eight-for-one stock split.
(4)     Mr. Rosenbaum was not employed by First Federal during fiscal year 2002.

        STOCK OPTION PLAN. During the fiscal year ended September 30, 2003, First Federal stockholders approved, the First Federal Banc of the Southwest, Inc. 2002 Stock Option and Incentive Plan. Set forth in the table that follows is information relating to options granted under the stock option plan to the Named Executive Officers during the fiscal year ended September 30, 2004.

                                  OPTION GRANTS IN FISCAL YEAR 2004
       -----------------------------------------------------------------------------------
                                         INDIVIDUAL GRANTS
       -----------------------------------------------------------------------------------

                                              PERCENT OF TOTAL    EXERCISE
                                              OPTIONS GRANTED      OR BASE
                                  OPTIONS     TO EMPLOYEES IN       PRICE     EXPIRATION
               NAME               GRANTED        FISCAL 2004        ($)(1)       DATE
       -----------------------  -----------  ------------------  ----------- -------------
       Aubrey L. Dunn, Jr.             --              --%              --         --

       George A. Rosenbaum, Jr.     4,000           20.62%           10.00      11/5/08
                                    4,800           22.22%           10.625     7/21/09

-----------
(1) The exercise price of the options is equal to the fair market value of the underlying shares on the date of the award. The number of options shown has been adjusted to reflect an eight-for-one stock split.
(2) Based on a grant date present value of $16.977 per share derived using the negotiated value of First Federal's common stock for purposes of its merger with GFSB of 165% of First Federal's diluted book value as of September 30, 2004 as determined in accordance with generally accepted accounting principles.

        Set forth below is certain information concerning options outstanding to the Named Executive Officers at September 30, 2004, and the options exercised by the Named Executive Officers during 2004.

                                    AGGREGATE OPTION EXERCISES IN 2004 FISCAL YEAR AND
                                               FISCAL YEAR-END OPTION VALUES
----------------------------------------------------------------------------------------------------------------------

                                                                 NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                                        YEAR-END                   YEAR-END (1)
                                                   VALUE       --------------------------- ---------------------------

                             SHARES ACQUIRED      REALIZED      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           NAME               UPON EXERCISE         ($)                   (#)                          ($)
--------------------------- -----------------  --------------  --------------------------- ---------------------------
Aubrey L. Dunn, Jr.               17,920          225,792             22,000/80,000              277,200/628,000

George A. Rosenbaum, Jr.              --               --                   8,800/0                    63,880/--

----------------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred as of the effective time of the merger of First Federal with GFSB using the negotiated value of First Federal's common stock for purposes of its merger with GFSB of 165% of First Federal's book value as of September 30, 2004 as determined in accordance with generally accepted accounting principles. Since First Federal's shares of common stock have never been publicly traded, there can be no assurance that this amount approximates market value. See "Risks Related to the Merger--The Value of First Federal Common Stock is Set in the Merger Agreement at $16.977 Per Share. This Will Not Represent the Market Value of First Federal Common Stock Once It Begins to Trade on the Nasdaq SmallCap Market." The number of options shown has been adjusted to reflect an eight-for-one stock split.

        401(K) PLAN. First Federal Bank provides its employees a qualified, tax-exempt pension plan with a "cash-or-deferred arrangement " qualifying under
Section 401(k) of the Internal Revenue Code. Generally, employees who have attained age 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the 401(k) plan as of the first day of the month following their eligibility. Eligible employees are permitted to contribute up to 15% of their compensation to the 401(k) plan on a pre-tax basis, up to a maximum of $13,000. First Federal Bank matches 4% of the participant's salary reduction contribution to the 401(k) plan.

        Participation contributions to the 401(k) plan are vested at a rate of 20% per year beginning with the participant's second year of employment with First Federal Bank. Withdrawals are not permitted before age 59 1/2. Except in the event of death, disability, termination of employment or reasons of proven financial hardship. With certain limitations, participants may make withdrawals from their accounts while actively employed. Upon termination of employment, the participant's account will be distributed, unless he or she elects to defer the payment.

        The 401(k) plan may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the 401(k) plan trust fund or divert any of the assets of the 401(k) plan trust fund to purposes other than the benefit of participants or their beneficiaries.

        For the fiscal year ended September 30, 2004, First Federal Bank made approximately $166,154 in contributions to the 401(k) plan.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

        No directors, executive officers or immediate family members of such individuals were engaged in transactions with First Federal or any subsidiary involving more than $60,000 (other than through a loan) during the fiscal year ended September 30, 2004. In addition, during the fiscal year ended September 30, 2004, no directors, executive officers or immediate family members of such individuals were involved in loans from First Federal or First Federal Bank involving more than $60,000 which had not been made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

                    DESCRIPTION OF FIRST FEDERAL COMMON STOCK

        Set forth below is a summary of the material features of the First Federal common stock. This summary is not a complete discussion of the charter documents and other instruments of First Federal that create the rights of the security holders.

GENERAL

        In January 2005, First Federal's stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of common stock. First Federal is authorized to issue 6,000,000 shares of common stock having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $.01 per share. Each share of First Federal's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

COMMON STOCK

        DIVIDENDS. First Federal can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by First Federal is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Federal are entitled to receive and share equally in any dividends as may be declared by the board of directors of First Federal out of funds legally available for the payment of dividends. If First Federal issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

        VOTING RIGHTS. The holders of common stock of First Federal currently possess exclusive voting rights in First Federal. They elect First Federal's board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If First Federal issues preferred stock, holders of preferred stock may also possess voting rights.

        LIQUIDATION. In the event of liquidation, dissolution or winding up of First Federal, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Federal available for distribution. If First Federal issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        PREEMPTIVE RIGHTS. Holders of the common stock of First Federal are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

        First Federal may issue preferred stock with such designations, powers, preferences and rights as First Federal's board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

                         MANAGEMENT FOLLOWING THE MERGER

        Information regarding the expected composition of the board of directors of First Federal after the completion of the merger is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of April 8, 2005. The indicated period of service as a director includes the period of service as a director of First Federal, First Federal Bank, GFSB or Gallup Federal Savings Bank.

FIRST FEDERAL

        TERMS ENDING IN 2006:

        EDWARD K. DAVID, age 70, has served as a Director of First Federal Bank since 1981 and as a Director of First Federal since its formation in 1998. He became Chairman of the Board of Directors in 2003. Mr. David is the President of David Petroleum Corporation, an oil and gas exploration company.

        AUBREY L. DUNN, JR., age 48, has served as President, Chief Executive Officer and a Director of First Federal Bank since 1996 and as the President, Chief Executive Officer and a Director of First Federal since its formation in 1998.

        KAY R. MCMILLAN, age 68, first served as an Advisory Director of First Federal and First Federal Bank in 2003. In 2004, she became a full Director of First Federal and First Federal Bank. Ms. McMillan is the largest stockholder in First Federal and is the Chairman of the Board of Permian Exploration Corporation, an oil and gas company. For over 30 years, Ms. McMillan has been a private investor in numerous businesses. Ms. McMillan is the mother of Michael
A. McMillan.

        MICHAEL P. MATAYA, age 54, is a director of GFSB. He is also the President and Chief Executive Officer of Indian Capital Distributing Co., a wholesale gasoline marketer. Mr. Mataya is Director of the New Mexico Petroleum Marketers Association, Director of the New Mexico Baptist Children's Home and is a former member of the Board of Directors for Los Angeles Crippled Children's Hospital.

        TERMS ENDING IN 2007:

        RUSSELL P. WEEMS, age 56, has served as a Director of First Federal Bank since 1991 and as a Director of First Federal since its formation in 1998. He is an architect.

        LARRY L. SHEFFIELD, age 46, served as a Director of First Federal Bank from 1995 to 2002, and as a Director of First Federal since its formation in 1998 to 2002. From 2002 to 2004, he served as an Advisory Director of First Federal and First Federal Bank. In 2004, he became a full Director of First Federal and First Federal Bank. Mr. Sheffield is the President of LLS Development Corp, a real estate investment company.

        JAMES E. PAUL, JR., age 60, has served as a Director of First Federal and First Federal Bank since 2000. Since 1991, he has been the President of the Jim Paul Company and JP&A Concerts.

        RICHARD C. KAUZLARIC, age 67, is the President of GFSB. Mr. Kauzlaric is also President of Bubany Insurance Agency, Inc., President of Western New Mexico Gallup Foundation, past Regent of Western New Mexico University, past President of New Mexico Amigos, and a sustaining member of the Amigos. Mr. Kauzlaric has been instrumental in the redevelopment of downtown Gallup.

        TERMS ENDING IN 2008:

        MARC REISCHMAN, age 53, has served as a Director of First Federal Bank since 1998 and as a Director of First Federal since its formation in 1998. He became Vice Chairman of the Board of Directors in 2004. Mr. Reischman is Chief Executive Officer of Holsum Inc., a New Mexico company.

        MICHAEL A. MCMILLAN, age 38, first served as an Advisory Director of First Federal and First Federal Bank in 2002. In 2003, he became a full Director of First Federal and First Federal Bank. Since 1992, Mr. McMillan has been employed by Permian Exploration Corporation, an oil and gas company. Since 2003, he has served as the President of Permian Exploration Corporation. Mr. McMillan is the son of Kay R. McMillan.

        ARTURO JURADO, age 62, has served as a Director of First Federal Bank since 1994 and as a Director of First Federal since its formation in 1998. Mr. Jurado is the President of Jurado Farms.

DIRECTORS' COMPENSATION

        Directors of First Federal do not receive a fee for serving on the Board of Directors. Fees are paid for serving on the Board of Directors of First Federal Bank. Directors of First Federal Bank receive a fee of $1,200 per Board meeting and $250 per committee meeting attended.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        After completion of the merger, the executive officers and key employees of First Federal and First Federal Bank will consist of the current executive officers and key employees of First Federal.

        The following sets forth certain information regarding the executive officer of First Federal who is not anticipated to be director of First Federal after completion of the merger. The following individual is elected annually and holds office until his successor has been elected and qualified or until he is removed or replaced. Age is as of April 8, 2005.

        GEORGE A. ROSENBAUM, JR., age 48, has been employed by First Federal and First Federal Bank since 2003. From 2002 to 2003, he served as the Chief Financial Officer of Illini Bancorp, Inc., a publicly traded bank holding company. From 2000 to 2002, Mr. Rosenbaum was a Senior Manager with McGladrey & Pullen LLP. Mr. Rosenbaum is a certified public accountant with over 25 years of experience in the financial services industry.

                         PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined consolidated statements of income for the year ended September 30, 2004 give effect to the pending merger, accounted for as a purchase. First Federal's fiscal year ends September 30 and GFSB's fiscal year ends June 30. The historical consolidated statements of income of GFSB as presented in the unaudited pro forma condensed combined statement of income include information from more than one of its fiscal years. To allow comparability of the periods, GFSB's statements were adjusted to reflect an unaudited twelve-month period ending September 30, 2004. The unaudited pro forma results for GFSB were derived from their 10-KSB report dated June 30, 2004, less the quarterly results reported on their 10-QSB dated September 30, 2003, and adding the quarterly results as of their 10-QSB dated September 30, 2004.

        Also included is an unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2004 and the unaudited pro forma condensed combined consolidated statements of income for the three month period ended December 31, 2004.

        The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of First Federal and GFSB under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma condensed combined consolidated statements of income give effect to the merger as if the merger had been consummated on the date of the period presented.

        The unaudited pro forma condensed combined consolidated statement of income for the year ended September 30, 2004, gives effect to the merger as if the merger had been consummated on October 1, 2003.

        The unaudited pro forma condensed combined consolidated statement of income for the three months ended December 31, 2004, gives effect to the merger as if the merger had been consummated on October 1, 2003. The unaudited pro forma condensed combined consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger.

        The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the consolidated historical financial statements of First Federal and GFSB, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position, or the results of operations in the future, or of the combined financial position, or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. First Federal anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. In addition, First Federal will incur costs in acquiring GFSB. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and costs and, accordingly, does not attempt to predict or suggest future results.

        Pro forma per share amounts for the combined company are based on a
1.17806 exchange ratio. The pro forma shares were calculated based on the merger agreement requirement of exchanging 51% of GFSB outstanding stock and options into FFBSW stock and the remaining 49% into cash at the time of the merger.


                                                  FIRST FEDERAL AND GFSB
                            UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                                 AS OF DECEMBER 31, 2004
                                             (IN THOUSANDS, EXCEPT PER SHARE)

                                                  FIRST                         PRO FORMA          PRO FORMA
                                                 FEDERAL        GFSB           ADJUSTMENTS         COMBINED
                                              ------------------------------------------------------------------
ASSETS
Cash and cash equivalents                     $      11,711 $      6,277           (861) (b)
                                                                                   (927) (c)
                                                                                  7,000  (f)
                                                                                (11,580) (g)           11,620
Int Bearing deposits with banks                      26,430          363                               26,793
Securities available-for-sale                        20,634       54,364                               74,998
Securities held-to-maturity                          16,122          390             11  (d)           16,523
Loans, net                                          257,506      148,420          2,920  (d)          408,846
Real estate owned                                        --          283                                  283
Premises and equipment                               10,034        2,411                               12,445
Accrued interest receivable                           1,228          807                                2,035
Other assets                                          4,296        3,942                                8,238
Core deposit intangible                                                           1,491  (e)            1,491
Goodwill                                                409                       3,921  (j)            4,330
                                              -------------               -------------       ---------------
   Total assets                               $    348,370  $    217,257                             $567,602

LIABILITIES
Deposits                                      $    255,507  $    131,590            465  (d)  $       387,562
FHLB advances and repurchase agreements             55,753        60,468            824  (d)          117,045
Other borrowings                                                   4,809          7,000  (f)           11,809
Accrued interest payable and other liabilities       2,412         1,274          1,065  (d)
                                                                                   (315) (i)            4,436
                                                                          -------------       ---------------
   Total liabilities                               313,672       198,141                              520,852

STOCKHOLDERS' EQUITY
Common stock                                             4           115           (115) (a)
                                                                                      1  (h)                5
Additional paid-in capital                           5,359         3,238         (3,238) (a)
                                                                                 12,051  (h)           17,410
Unearned ESOP                                                        (24)            24  (a)               --
Unearned stock awards
Treasury stock                                      (2,721)                          --                (2,721)
Retained earnings                                   32,091        14,959        (14,959) (a)           32,091
Other comprehensive income                             (35)          828           (828) (a)              (35)
                                              ------------- ------------  -------------       ---------------
   Total stockholders' equity                       34,698        19,116                               46,750
                                              ------------- ------------  -------------       ---------------
   Total liabilities and equity               $    348,370  $    217,257                      $       567,602
Book value per share(k)                       $      10.84  $      16.67                      $         11.95


See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(a)     To record the elimination of GFSB equity.

(b) To record the capitalization of First Federal's unpaid costs related to the merger.

(c)     To record the payment of GFSB's unpaid costs related to the merger.

(d) To record the adjustment of loans, deposits and securities at fair value, including the related deferred taxes.

(e) To record estimated identifiable intangible assets acquired in the merger.

(f)     To record issuance of $7 million in Trust Preferred Securities.

(g) To record the cash payment in connection with the purchase of 49% of GFSB outstanding stock at $20 per share and the cash payment of GFSB stock options pursuant to the merger agreement.

(h) To record the exchange of 51% of GFSB outstanding common stock and applicable stock options for 709,906 shares of First Federal common stock.

(i)     To record the related tax effect of other merger charges.

(j)     To record goodwill resulting from the merger.

(k) Per share data has been adjusted to reflect an eight-for-one stock split for First Federal common stock.


                                                  FIRST FEDERAL AND GFSB
                         UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                                       FOR THE THREE MONTHS ENDED DECEMBER 31, 2004
                                            (IN THOUSANDS, EXCEPT SHARE DATA)

                                               FIRST                         PRO FORMA            PRO FORMA
                                              FEDERAL        GFSB           ADJUSTMENTS           COMBINED
                                           ---------------------------------------------------------------------
INTEREST INCOME:
Loans                                      $       4,288 $       2,484  $         (73) (a)    $            6,699
Securities                                           254           462
                                                                                   --  (d)                   716
Other                                                137            23                                       160
                                           ------------- -------------                        ------------------
   Total interest income                           4,679         2,969                                     7,575

INTEREST EXPENSE:
Deposits                                             690           598            (39) (b)                 1,249
FHLB advances and repurchase agreements              615           593            (55) (e)                 1,153
Other borrowings                                      --            --            100  (f)                   100
                                           ------------- -------------  -------------         ------------------
   Total interest expense                          1,305         1,191                                     2,502

Net interest income                                3,374         1,778                                     5,073
Provision for loan losses                             --           (60)                                      (60)
                                           ------------- --------------                       -------------------
Net interest income after provision for            3,374         1,718                                     5,013
loan losses

NON-INTEREST INCOME:
Service charges                                      215           220                                       435
Gain on sale of loans                                129            15                                       144
Gain on sale of securities                            --            --                                        --
Other                                                116            21                                       137
                                           ------------- -------------                        ------------------
   Total other income                                460           256                                       716

NON-INTEREST EXPENSE:
Compensation and benefits                          1,531           684                                     2,215
Occupancy and equipment                              209           126                                       335
Data processing                                      128            91                                       219
Advertising                                           18            42                                        60
Professional fees                                     43           127                                       170
Other                                                627           274             61  (c)                   962
                                           ------------- -------------  -------------         ------------------
   Total other expense                             2,556         1,344                                     3,961

Income before income taxes                         1,278           630                                     1,768

Income taxes                                         512           303            (48) (g)                   767
                                           ------------- -------------  --------------        ------------------
         Net income                        $         766 $         327                        $            1,001

Basic earnings per share(h)                $        0.24 $        0.29                        $             0.26
Diluted earnings per share(h)              $        0.23 $        0.27                        $             0.25



              See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(a) To record the three month period of amortization of fair value adjustments to loans acquired.

(b) To record the three month period of amortization of fair value adjustments to deposits acquired.

(c) To record the three month period of amortization of core deposit intangible recorded at acquisition.

(d) To record the three month period of amortization of premium recorded on securities.

(e) To record the three month period of amortization of fair value adjustments to FHLB advances and repurchase agreements acquired.

(f) To record the three month period of interest expense related to the Trust Preferred Securities.

(g)     To record the tax effect of all other adjustments at 34%.

(h) Per share data has been adjusted to reflect an eight-for-one stock split for First Federal common stock.

               NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
             CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2004

NOTE 1. BASIS OF PRESENTATION

        The unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of First Federal and the historical consolidated financial statements of GFSB, which have been adjusted to reflect the historical cost of GFSB's assets at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the merger and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statements of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired.

NOTE 2. CALCULATION OF THE PURCHASE PRICE AND GOODWILL

        Pursuant to the merger agreement, the outstanding shares of GFSB (and the vested stock options) will be exchanged for the "merger consideration". The subsidiary of GFSB (Gallup Federal) owns 21,323 unallocated shares of GFSB that were acquired for the Management Stock Bonus Plan. For practical purposes those shares will be cancelled in conjunction with the transaction and not be converted. In this pro forma information the 21,323 shares were deducted from GFSB's total outstanding shares of 1,146,645. Total shares subject to merger consideration were computed as follows:

          GFSB shares outstanding at 12/31/04                    1,146,645
          Unallocated Management Stock Bonus Plan shares          (21,323)
                                                             -------------
          GFSB shares subject to merger consideration           1,125,322
                                                             =============

        The preliminary calculation of the cost to acquire GFSB is described in the table below (in thousands):

                                                                                       December 31,
                                                                                           2004
                                                                                      --------------
    Cash payment to GFSB directors and employees for options at the excess of
    $20 per option for 49% of the 100,294 options of GFSB common stock                 $         552

    Cash payment for GFSB stockholders at $20 per share for 49% of the
    1,125,322 share of GFSB common stock outstanding                                          11,028

    Market value of First Federal common stock to be issued assuming that 51%
    of GFSB's common stock outstanding will be exchanged for 676,108 shares
    of First Federal common stock assumed to be $16.977 per share                             11,478

    Market value of First Federal common stock to be issued assuming that 51%
    of GFSB's vested stock options will be exchanged for 33,798 shares of First
    Federal common stock assumed to be $16.977 per share                                         574

    Estimated cost of acquisition incurred by First Federal                                      861
                                                                                      --------------
                                                                                      $       24,493
                                                                                      ==============

    Historical net assets of GFSB                                                     $       19,116

    Accrual of unpaid GFSB after-tax merger related charges, data processing
    termination fees, and other adjustments                                                     (612)

    Fair market value adjustments (data as of 12/31/04):

                  Loans                                                                        2,920
                  Securities                                                                      11
                  Deposits                                                                      (465)
                  FHLB Advances and repurchase agreements                                       (824)
                  Core deposit intangible, estimated(1)                                        1,491
                  Goodwill                                                                     3,921
                  Deferred taxes on purchase accounting adjustments                           (1,065)
                                                                                      --------------
                                                                                      $       24,493
                                                                                      ==============

-----------
(1) The core deposit intangible was estimated at 3% of the non-time deposits. A detailed study will be performed using the deposit base as of the closing date. The final core deposit intangible could vary significantly from this estimate.

NOTE 3. GFSB MERGER-RELATED CHARGES

        In connection with the merger, GFSB expects to incur pre-tax merger-related charges of approximately $1,202,000. These charges are expected to include $457,000 in change-of-control, severance and other employee related payments, and $745,000 in investment banking, legal and accounting fees. An accrual for the unpaid merger related charges and the related tax effect has been reflected in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of December 31, 2004. As of December 31, 2004, GFSB had unpaid pre-tax merger related charges of approximately $927,000.

NOTE 4. FIRST FEDERAL MERGER-RELATED CHARGES

        In connection with the merger, First Federal expects to incur pre-tax merger-related charges of approximately $991,000, consisting of investment banking, legal and accounting fees. These fees have been reflected as a component of the purchase price of GFSB. As of December 31, 2004, First Federal had unpaid pre-tax merger related charges of approximately $861,000.

NOTE 5. STOCKHOLDERS' EQUITY

        Pursuant to the merger agreement, stockholders of GFSB will be entitled to elect to receive, in exchange for each share of common stock held, either $20.00 in cash or shares of First Federal common stock. The election process, however, is subject to limitations that will cause the aggregate purchase price to be comprised of 51% First Federal common stock and 49% cash. As discussed in
Note 2 above the GFSB stockholders will receive approximately $11.6 million in cash and 709,906 shares of First Federal common stock. The 709,906 shares will be issued out of authorized and unissued shares. Approximately 3,883,530 shares of First Federal common stock will be outstanding for the combined company after the merger.

NOTE 6. AVERAGE SHARES OUTSTANDING

        The pro forma weighted average shares outstanding is based on the split adjusted First Federal weighted average shares outstanding plus 709,906 shares of First Federal common stock to be issued to GFSB stockholders.

NOTE 7. TRUST PREFERRED SECURITIES

        First Federal will issue trust preferred securities ("TPS") to fund the cash portion of the acquisition. The TPS have certain characteristics that allow the securities to be treated as capital at First Federal level (within certain regulatory guidelines) and allows the payment of interest to be treated as interest expense. The TPS provide for a 30-year term with a five-year call by First Federal to redeem the securities. In January 2005, First Federal issued $7 million of TPS with a five-year fixed rate at 5.7%. The $7 million of TPS and related interest expense is included in this pro forma. First Federal anticipates issuing an additional $3 million in TPS prior to consummating the transaction. However, that amount and the related interest expense is not included in this pro forma.

NOTE 8. PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

        For purposes of determining the pro forma effect of the GFSB acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred at October 1, 2003:


                                                         Three Months Ended
                                                          December 31, 2004
                                                        --------------------
                                                             (In thousands)
Yield adjustment for interest income on securities            $         --
Yield adjustment for interest income on loans                           73
Amortization of core deposit intangible                                 61
Yield adjustment for interest expense on deposits                      (39)
Yield adjustment for interest expense on FHLB advances                 (55)
   and repurchase agreements
Adjustment for interest expense on TPS                                 100
Tax benefits of pro forma adjustments                                  (48)
                                                              ------------
                                                              $         92
                                                              ============

        The following assumptions were utilized for purposes of determining the pro forma effect of the GFSB acquisition on the statement of income:

                               Weighted Average              Method of
                                Remaining Term         Amortization/Accretion
                                  Useful Life              or Depreciation
                                  -----------              ---------------

Securities                          9 years                Straight line
Loans                              10 years                Straight line
Core deposit intangible            10 years              Accelerated method
Deposits                            3 years                Straight line
FHLB Advances and
repurchase agreements               5 years              Accelerated method

        In accordance with Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS goodwill will not be amortized, but will be reviewed for impairment at least annually.


                                                  FIRST FEDERAL AND GFSB
                         UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
                                      FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2004
                                            (IN THOUSANDS, EXCEPT SHARE DATA)


                                               FIRST                         PRO FORMA            PRO FORMA
                                              FEDERAL        GFSB           ADJUSTMENTS           COMBINED
                                           ---------------------------------------------------------------------
INTEREST INCOME:
Loans                                      $      17,282 $       9,974  $        (393) (a)    $           26,863
Securities                                         1,132         2,032
                                                                                   (1) (d)                 3,163
Other                                                358            78                                       436
                                           ------------- -------------  -------------         ------------------
   Total interest income                          18,772        12,084                                    30,462

INTEREST EXPENSE:
Deposits                                           2,974         2,645           (180) (b)                 5,439
FHLB advances and repurchase agreements            2,707         2,591           (440) (e)                 4,858
Other borrowings                                      --            --            399  (f)                   399
                                           ------------- -------------  -------------         ------------------
   Total interest expense                          5,681         5,236                                    10,696

Net interest income                               13,091         6,848                                    19,766
Provision for loan losses                            198          (909)                                     (711)
                                           ------------- -------------- -------------         -------------------
Net interest income after provision for           13,289         5,939                                    19,055
loan losses

NON-INTEREST INCOME:
Service charges                                      881           744                                     1,625
Gain on sale of loans                                586            72                                       658
Gain on sale of securities                            --            (1)                                       (1)
Other                                                471           110                                       581
                                           ------------- -------------  -------------         ------------------
   Total other income                              1,938           925                                     2,863

NON-INTEREST EXPENSE:
Compensation and benefits                          6,142         2,403                                     8,545
Occupancy and equipment                            1,473           538                                     2,011
Data processing                                      500           387                                       887
Advertising                                          214           200                                       414
Professional fees                                    270           381                                       651
Other                                              1,660           899            287  (c)                 2,846
                                           ------------- -------------  -------------         ------------------
   Total other expense                            10,259         4,808                                    15,354

Income before income taxes                         4,968         2,056                                     6,564

Income taxes                                       1,911           559           (156) (g)                 2,314
                                           ------------- -------------  --------------        ------------------
         Net income                        $       3,057 $       1,497  $                     $            4,250

Basic earnings per share(h)                $       0.96  $       1.33                         $             1.09
Diluted earnings per share(h)              $       0.96  $       1.26                         $             1.06


             See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(a) To record the annual amortization of fair value adjustments to loans acquired.

(b) To record the annual amortization of fair value adjustments to deposits acquired.

(c) To record the annual amortization of core deposit intangible recorded at acquisition.

(d)     To record the annual amortization of premium recorded on securities.

(e) To record the annual amortization of fair value adjustments to FHLB advances and repurchase agreements acquired.

(f) To record the annual interest expense related to the Trust Preferred Securities.

(g)     To record the tax effect of all other adjustments at 34%.

(h) Per share data has been adjusted to reflect an eight-for-one stock split for First Federal common stock.

               NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
             CONSOLIDATED FINANCIAL STATEMENTS AT SEPTEMBER 30, 2004

NOTE 1. PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

        For purposes of determining the pro forma effect of the GFSB acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred at October 1, 2003:


                                                            Year Ended
                                                        September 30, 2004
                                                       ----------------------
                                                          (In thousands)
Yield adjustment for interest income on securities         $         1
Yield adjustment for interest income on loans                      393
Amortization of core deposit intangible                            287
Yield adjustment for interest expense on deposits                 (180)
Yield adjustment for interest expense on FHLB advances
   and repurchase agreements                                      (440)
Adjustment for interest expense on TPS                             399
Tax benefits of pro forma adjustments                             (156)
                                                           ------------
                                                           $       304

        The following assumptions were utilized for purposes of determining the pro forma effect of the GFSB acquisition on the statement of income:

                                       Weighted Average          Method of
                                        Remaining Term    Amortization/Accretion
                                          Useful Life         or Depreciation
                                          -----------         ---------------

Securities                                  9 years            Straight line
Loans                                      10 years            Straight line
Core deposit intangible                    10 years          Accelerated method
Deposits                                    3 years            Straight line
FHLB Advances and repurchase agreements     5 years          Accelerated method

        In accordance with Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS goodwill will not be amortized, but will be reviewed for impairment at least annually.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

        The rights of stockholders of First Federal and GFSB are currently governed by their certificate of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law and the rules and regulations of the SEC and the Nasdaq. If we complete the merger, GFSB stockholders who receive First Federal common stock will become First Federal stockholders and their rights will be governed by First Federal's certificate of incorporation and bylaws and the Delaware General Corporation Law.

        The following is a summary of the material differences between the rights of a GFSB stockholder and the rights of a First Federal stockholder. This summary is not a complete statement of the differences between the rights of GFSB stockholders and the rights of First Federal stockholders and is qualified in its entirety by reference to and to the certificate incorporation and bylaws of each corporation. Copies of First Federal's and GFSB's certificate of incorporation and bylaws are on file with the Securities and Exchange Commission.


                                                 AUTHORIZED STOCK
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       The First Federal certificate of incorporation     o       The GFSB certificate of incorporation authorizes
        authorizes 6,500,000 shares of capital stock,              2,000,000 shares of capital stock, consisting of
        consisting of 6,000,000 shares of common stock,            1,500,000 shares of common stock, $.10 par
        $.01 par value, and 500,000 shares of serial               value, and 500,000 shares of serial preferred
        preferred stock, $.01 par value.                           stock, $.10 par value.

o       As of April 8, 2005, there were 3,205,728 shares   o       As of April 8, 2005, there were 1,166,113 shares
        of First Federal common stock issued and                   of GFSB common stock issued and outstanding.
        outstanding, as adjusted for the anticipated
        eight-for-one stock split.

o       As of April 8, 2005, there were no shares of       o       Same.
        preferred stock issued or outstanding.


                                                    VOTING RIGHTS
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       The holders of the common stock exclusively        o       Same.
        possess all voting power, subject to the
        authority of the board of directors to offer
        voting rights to the holders of preferred stock.

o       Holders of common stock may not cumulate their     o       Same.
        votes for the election of directors.

                                                           o       Each share of common stock is entitled to one
                                                                   vote. Beneficial owners of 10% or more of the
                                                                   outstanding stock are subject to voting
                                                                   limitations.


                                 REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       At least 75% of the outstanding shares of voting   o       At least 80% of the outstanding shares of voting
        stock must approve certain "business                       stock must approve certain business combinations
        combinations" involving an "interested                     unless at least two-thirds of the members of the
        stockholder" or any "affiliate of an "interested           board not affiliated with the transaction have
        stockholder." However, if a majority of                    voted to approve the transaction.
        directors not affiliated with the interested
        stockholder approves the business combination
        and certain pricing criteria are satisfied, a
        majority vote of the outstanding shares is
        sufficient to approve a business combination.

o       The approval of the holders of at least 80% of     o       No similar provision.
        voting shares is required subject to certain
        exceptions for any direct or indirect purchase
        or other acquisition of equity securities from
        any interested person other than certain
        acquisitions made on the same terms to all
        holders of such securities.


                                                      DIVIDENDS
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       Holders of common stock are entitled, when         o       Same.
        declared by the Board, to receive dividends,
        subject to the rights of holders of preferred
        stock.


                                               STOCKHOLDERS' MEETINGS
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       First Federal must deliver notice of the meeting   o       Same.
        and, in the case of a special meeting, a
        description of its purpose no fewer than ten
        days and no more than 60 days before the meeting
        to each stockholder entitled to vote.

o       Only the board of directors may call a special     o       Only by the majority of the board of directors
        meeting.                                                   or the Chairman of the Board.

o       The holders of at least one third of the voting    o       The holders of at least a majority of the voting
        stock constitute a quorum for stockholder                  stock constitute a quorum for stockholders
        meetings.                                                  meetings.

                                                           o       Same.
o The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.

o       To nominate a director, stockholders must give     o       To nominate a director or propose new business,
        written notice to the Secretary of First Federal           stockholders must give written notice to the
        not less than 60 days prior to the meeting.                Secretary of GFSB not less than 60 days prior to
        However, if First Federal gives less than 40               the anniversary date of the immediately
        days' notice or prior public disclosure of the             proceeding annual meeting. Each notice given by
        meeting, written notice of the nomination must             a stockholder with respect to a nomination to
        be delivered to the Secretary not later than ten           the board of directors or proposal for new
        days following the date notice of the meeting              business must include certain information
        was mailed to stockholders or public disclosure            regarding the nominee or proposal and the
        of the meeting was made. Each notice given by a            stockholder making the nomination or proposal.
        stockholder with respect to a nomination to the
        board of directors must include certain
        information regarding the nominee and the
        stockholder making the nomination.

o To propose new business, stockholders must give written notice to the Secretary of First Federal not less than 60 days prior to the anniversary date of the preceding year's annual meeting.
        However, if the date of the meeting is advanced by more than 20 days or delayed more than 60 days from the anniversary date of the prior year's annual meeting, written notice of the nomination must be delivered to the Secretary on the later of (i) the 60th day prior to the annual meeting or (ii) the 10th day following the date notice of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made. Each notice given by a stockholder with respect to a proposal for new business must include certain information regarding the proposal and the stockholders making the proposal.

                                      ACTION BY STOCKHOLDERS WITHOUT A MEETING
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       No action that requires the approval of the        o       Same.
        stockholders may be taken without a meeting by
        the written consent of stockholders.


                                                 BOARD OF DIRECTORS
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       The certificate of incorporation provides that     o       The bylaws provides that the number of directors
        the number of directors shall be fixed by                  shall be seven but the certificate of
        resolution of the board of directors.                      incorporation provides the number may be
                                                                   increased or decreased by the Board provided
                                                                   that there be no fewer than three nor more than
                                                                   15.

o       The board of directors is divided into three       o       Same.
        classes as equal in number as possible and
        approximately one-third of the directors are
        elected at each annual meeting.

o       Vacancies on the board of directors will be        o       Vacancies on the board of directors will be
        filled by a majority vote of the directors then            filled by a vote of two-thirds of the directors
        in office.                                                 then in office.

o       Directors may be removed only for cause by the     o       Directors may be removed only for cause by the
        vote of at least 75% of the outstanding shares             vote of at least 80% of the outstanding shares
        entitled to vote for directors.                            entitled to vote for directors.

o       Directors are not personally liable to First       o       Same.
        Federal or its stockholders for monetary damages
        for a breaches of their fiduciary duties except
        for (i) breaches of the duty of loyalty, (ii)
        acts or omissions not in good faith which
        involve intentional misconduct, and (iii) any
        transactions from which a director derives
        improper personal benefits. In addition, if
        applicable law is amended to further eliminate
        or limit personal liability of directors, then
        the liability of directors shall be limited to
        the fullest extent permitted by law. No similar
        restrictions.

o       None.                                              o       Each director must be a resident of New Mexico
                                                                   and the owner of not less than 100 shares of
                                                                   GFSB stock.


                                              AMENDMENT OF THE BYLAWS
---------------------------------------------------------------------------------------------------------------------
                      FIRST FEDERAL                                                   GFSB
-------------------------------------------------------    ----------------------------------------------------------

o       The bylaws may be amended or repealed only         o       The bylaws may be amended or repealed with the
        with the approval of at least a majority of the            approval of the board of directors or by the vote
        board of directors or by the  vote of at least             of at least 80% of the outstanding shares.
        75% of the outstanding shares.


                                    AMENDMENT OF THE CERTIFICATE OF INCORPORATION
----------------------------------------------------------------------------------------------------------------------
                    FIRST FEDERAL                                                       GFSB
-------------------------------------------------------         ------------------------------------------------------

o       The certificate of incorporation may be amended         o       The certificate of incorporation may be amended
        or repealed upon approval of at least a majority                or repealed upon approval of at least a majority
        of the board of directors and by a majority of                  of the board of directors and by a majority of
        shares entitled to vote on the matter unless                    shares entitled to vote on the matter unless
        otherwise provided in the certificate of                        otherwise provided in the certificate of
        incorporation or Delaware law. However,                         incorporation or Delaware law. However,
        amendments to the certificate of incorporation                  amendments to the certificate of incorporation
        that would revise the provisions relating to the                that would revise the provisions relating to the
        number, term and classification, election and                   number, term and classification, election and
        removal procedures for directors, meetings of                   removal procedures for directors, meetings of
        stockholders, and director liability, require                   stockholders, and director liability, require
        approval by at least 75% of the outstanding                     approval by at least 80% of the outstanding
        shares, entitled to vote in the election of                     shares, entitled to vote in the election of
        directors.                                                      directors.

                  RESTRICTIONS ON ACQUISITION OF FIRST FEDERAL

        First Federal's certificate of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of First Federal by means of a tender offer, proxy contest or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of First Federal more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by First Federal's board of directors, but which First Federal stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in First Federal's certificate of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

        The certificate of incorporation requires the approval of the holders of at least 75% of First Federal's outstanding shares of voting stock entitled to vote to approve certain "business combinations" with an "interested stockholder." This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of First Federal's board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. Under Delaware law, absent this provision, business combinations must be approved by the vote of the holders of only a majority of the outstanding shares of common stock of First Federal and any other affected class of stock unless the transaction is with a person who owns 15% or more of the corporation's voting stock.

        The term "interested stockholder" includes any individual, group acting in concert, corporation, partnership, association or other entity (other than First Federal or its subsidiary) who or which is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of voting stock of First Federal.

        A "business combination" includes:

        o any merger or consolidation of First Federal or any of its subsidiaries with any interested stockholder, affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

        o any sale or other disposition to or with any interested stockholder or its affiliate of 25% or more of the assets of First Federal or combined assets of First Federal and its subsidiaries;

        o the issuance or transfer to any interested stockholder or its affiliate by First Federal (or any subsidiary) of any securities of First Federal (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of First Federal;

        o the adoption of any plan for the liquidation or dissolution of First Federal proposed by or on behalf of any interested stockholder or its affiliate; and

        o any reclassification of securities, recapitalization, merger or consolidation of First Federal with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of First Federal or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

BOARD OF DIRECTORS

        CLASSIFIED BOARD. The board of directors of First Federal is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of First Federal.

        FILLING OF VACANCIES; REMOVAL. First Federal's certificate of incorporation provides that any vacancy occurring in its board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person appointed to fill a vacancy on the board of directors will serve until the expiration of his or her term. The certificate of incorporation of First Federal provides that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of 75% of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS

        Stockholders of First Federal must act only through an annual or special meeting. Stockholders cannot act by written consent in lieu of a meeting. The certificate of incorporation provides that only a majority of the board of directors of First Federal may call special meetings of the stockholders of First Federal. Stockholders are not able to call a special meeting or require that the board do so. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by First Federal. The provisions of First Federal's certificate of incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the board of directors. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal between annual meetings over the opposition of the board of directors by calling a special meeting of stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

        First Federal's bylaws establish advance notice procedures for stockholders to nominate directors or bring other business before an annual meeting of stockholders of First Federal. A person may not be nominated for election as a director unless that person is nominated by or at the direction of First Federal's board of directors or by a stockholder who has given appropriate notice to First Federal before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given First Federal appropriate notice of its intention to bring that business before the meeting. For more information, see "- Comparison of Rights of Stockholders - Stockholder's Meeting."

        A stockholder who desires to raise new business must provide certain information to First Federal concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide First Federal with certain information concerning the nominee and the proposing stockholder.

        Advance notice of nominations or proposed business by stockholders gives First Federal's board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

PREFERRED STOCK

        The certificate of incorporation authorizes First Federal's board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although First Federal's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. First Federal's board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of First Federal and its stockholders.

AMENDMENT OF CERTIFICATE OF INCORPORATION

        First Federal's certificate of incorporation requires the affirmative vote of 75% of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, acting by written consent, calling special meetings, the number and classification of directors, director and officer indemnification by First Federal and amendment of First Federal's bylaws and certificate of incorporation. These supermajority voting requirements make it more difficult for the stockholders to amend these provisions of the First Federal certificate of incorporation.

DELAWARE CORPORATE LAW

        The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The Delaware takeover statute is intended to discourage certain takeover practices by impeding the ability of a hostile acquirer to engage in certain transactions with the target company.

        In general, the statute provides that a "person" who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "interested stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person became an interested stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

        The statute exempts the following transactions from the requirements of the statute:

        o any business combination if, before the date a person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

        o any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the corporation's directors who are also officers and specific employee stock plans;

        o any business combination with an interested stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested stockholder; and

        o certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

        A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by this statute. At the present time, First Federal's board of directors does not intend to propose any such amendment.

                                  LEGAL MATTERS

        The validity of the shares of First Federal common stock to be issued in connection with the merger and the United States federal income tax consequences of the merger will be passed upon for First Federal by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

                                     EXPERTS

        The financial statements of First Federal as of September 30, 2004 and 2003 and for the two fiscal years ended September 30, 2004 have been included in this joint proxy statement/prospectus in reliance upon the report of Neff & Ricci LLP, independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

        The financial statements of GFSB as of June 30, 2004 and 2003 and for the two fiscal years ended June 30, 2004 and 2003 have been included in the Annual Report on Form 10-KSB delivered together with this joint proxy statement/prospectus in reliance upon the report of Neff & Ricci LLP, independent certified public accountants, with respect to these financial statements, and upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        First Federal has filed with the SEC a registration statement under the Securities Act that registers the shares of First Federal common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about First Federal and First Federal common stock. The rules and regulations of the SEC allow First Federal to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        GFSB files and First Federal will file in the future annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that First Federal and GFSB file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. GFSB's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at http://www.sec.gov.

        The SEC allows GFSB to "incorporate by reference" information into this joint proxy statement/prospectus. This means that GFSB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents that are listed below that GFSB has previously filed with the SEC.

GFSB SEC FILINGS (FILE NO. 0-25854)

        o Annual Report on Form 10-KSB for the year ended June 30, 2004, and any amendments;
        o Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2004 and December 31, 2004; and
        o Current Reports on Form 8-K filed on August 26, 2004, and September 21, 2004 and February 14, 2005.

        GFSB documents that have been incorporated by reference are available from First Federal without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain GFSB documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                    First Federal Banc of the Southwest, Inc.
                    300 North Pennsylvania Avenue
                    Roswell, New Mexico 88201
                    Attention: George A. Rosenbaum, Jr., Secretary Telephone No. (505) 622-6201

        Documents incorporated by reference are available from GFSB without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain GFSB documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                    GFSB Bancorp, Inc.
                    221 West Aztec Avenue
                    Gallup, New Mexico 87301
                    Attention: George S. Perce, Secretary
                    Telephone: (505) 726-6500

        If you would like to request documents from First Federal or GFSB, please do so by May 11, 2005 in order to receive them before the special meetings of stockholders. If you request any GFSB incorporated documents, we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.

        First Federal has supplied all information contained in this joint proxy statement/prospectus relating to First Federal, and GFSB has supplied all information relating to GFSB.

        You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated

April 14, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of First Federal's securities in the merger shall create any implication to the contrary.

FIRST FEDERAL SEC FILINGS (FILE NO. 333-120729)

        On May 8, 1998, in connection with First Federal Bank's formation of a holding company, First Federal filed a Registration Statement (the "1998 Registration Statement") on Form S-4EF with the SEC. The 1998 Registration Statement was effective on filing with the SEC and the holding company formation was completed on August 18, 1998.

        The 1998 Registration Statement was filed for the sole purpose of facilitating the stockholder vote on the holding company formation and the First Federal Bank stockholders were advised in several places in the 1998 Registration Statement and the proxy statement contained in the 1998 Registration Statement that First Federal would not file any periodic reports with the SEC subsequent to the completion of the holding company formation as First Federal intended to, and was eligible to, deregister its shares immediately upon the completion of the holding company formation. Although First Federal inadvertently failed to file its deregistration notice, it has not filed any required periodic reports with the SEC to date. However, upon the effectiveness of First Federal's registration statement on Form S-4, First Federal expects to commence filing periodic reports with the SEC.

                              STOCKHOLDER PROPOSALS

FOR GFSB:

        GFSB will hold an annual meeting for the year ending June 30, 2004 only if the merger is not completed. Any proposal which a stockholder wishes to have included in the proxy materials of GFSB relating to such annual meeting of stockholders of GFSB, if it is held, must be received at the principal executive offices of GFSB, a reasonable time before such meeting. In the event an annual meeting is to be held, GFSB will disclose the precise deadline in a Form 10-QSB or Form 8-K.

FOR FIRST FEDERAL:

        Stockholder proposals intended to be presented at First Federal's next annual meeting must have been received by its Secretary at the executive office of First Federal located at 300 North Pennsylvania Avenue, Roswell, New Mexico 88201, no later than August 27, 2005, 120 days prior to last years mailing date, to be eligible for inclusion in First Federal's proxy statement and form of proxy relating to the next annual meeting. Any such proposal would be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in First Federal's proxy materials), First Federal's certificate of incorporation and bylaws and Delaware law.

        To be considered for presentation at the next annual meeting, but not for inclusion in First Federal's proxy statement and form of proxy for that meeting, proposals must be received by First Federal no later than November 20, 2005 If however, the date of the next annual meeting is before January 6, 2006 or after March 27, 2006, proposals must instead be received by First Federal by the later of the 60th day before the date of the next annual meeting or the tenth day following the day on which public disclosure (by press release, in a publicly available filing with the SEC, through a notice mailed to stockholders, or otherwise) of the date of the next annual meeting is first made.

                      [This Page Intentionally Left Blank]

                         INDEX TO FINANCIAL STATEMENTS

                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.


INDEPENDENT AUDITORS' REPORT.................................................F-2

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     Statements of Financial Condition.......................................F-3

     Statements of Income....................................................F-5

     Statements of Stockholders' Equity......................................F-6

     Statements of Cash Flows................................................F-7

     Notes to Financial Statements...........................................F-9

YEAR-END CONSOLIDATED FINANCIAL STATEMENTS

     Statements of Financial Condition......................................F-11

     Statements of Income...................................................F-13

     Statements of Stockholders' Equity.....................................F-14

     Statements of Cash Flows...............................................F-15

     Notes to Financial Statements..........................................F-17

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM


Board of Directors
First Federal Banc of the Southwest, Inc.
Roswell, New Mexico


We have audited the accompanying consolidated statements of financial condition of First Federal Banc of the Southwest, Inc. and subsidiary (Company) as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Banc of the Southwest, Inc. and subsidiary as of September 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15, the accompanying 2004 and 2003 consolidated statements of cash flows have been restated.


/s/ Neff + Ricci LLP

Albuquerque, New Mexico
October 21, 2004, except for note 15 as to which the date is March 22, 2005


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND SEPTEMBER 30, 2004


                                                                  DECEMBER 31,        September 30,
                                                                      2004                2004
ASSETS                                                            (UNAUDITED)
   Cash and due from banks                                      $     11,711,017         9,528,244

   Interest-bearing deposits with banks                               26,429,880        27,944,363

   Held-to-maturity investment securities                             16,121,815        23,214,196

   Available-for-sale investment securities                           21,212,626        18,534,345

   Loans held for sale                                                 1,852,070         1,776,667

   Loans receivable, net                                             255,653,808       251,662,258

   Accrued interest receivable                                         1,228,073         1,289,134

   Federal Home Loan Bank stock, at cost, restricted                   3,289,600         3,269,500

   Property, equipment, and construction in progress, net             10,033,537        10,089,950

   Other assets                                                          837,475           746,668
                                                               --------------------------------------


               TOTAL ASSETS                                     $    348,369,901       348,055,325
                                                               ======================================



SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                                                                   DECEMBER 31,      September 30,
                                                                      2004               2004
LIABILITIES AND STOCKHOLDERS' EQUITY                               (UNAUDITED)
Liabilities
      Deposits
          Interest bearing                                      $      220,941,694     220,851,786
          Non-interest bearing                                          34,564,553      33,541,591
      Advances from the Federal Home Loan Bank                          55,752,950      57,329,399
      Escrows from borrowers for
          taxes and insurance                                              433,356         713,262
      Accrued and other liabilities                                      1,979,002       1,626,902
                                                               --------------------------------------
                  TOTAL LIABILITIES                                    313,671,555     314,062,940
                                                               --------------------------------------

Stockholders' Equity
      Preferred stock, $0.01 par value; 500,000 shares
          authorized; no shares issued and outstanding                           -               -
      Common stock, $0.01 par value; 1,000,000
          shares authorized; 440,265 shares issued
          and outstanding December 31, 2004, and 438,460
          shares issued and outstanding September 30, 2004                   4,402           4,384
      Additional paid-in capital                                         5,359,552       5,254,770
      Retained earnings                                                 32,091,284      31,444,950
      Accumulated other comprehensive income (loss)                        (35,400)          9,773
                                                               --------------------------------------
                                                                        37,419,838      36,713,877
      Treasury stock, at cost, 40,074 and 33,225 shares
          at 2004 and 2003, respectively                                (2,721,492)     (2,721,492)
                                                               --------------------------------------

                  TOTAL STOCKHOLDERS' EQUITY                            34,698,346      33,992,385
                                                               --------------------------------------

                  TOTAL LIABILITIES AND STOCKHOLDERS'
                       EQUITY                                   $      348,369,901     348,055,325
                                                               ======================================


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003 (UNAUDITED)

                                                                      2004           2003
Interest Income
     Interest and fees on loans                                 $      4,288,021      4,343,268
     Interest on investment securities                                   254,401        281,815
     Interest and dividends on other investments                         136,417         92,622
                                                               ----------------------------------
             TOTAL INTEREST INCOME                                     4,678,839      4,717,705
                                                               ----------------------------------

Interest Expense
     Deposits                                                            690,197        779,688
     Borrowed funds                                                      614,895        691,029
                                                               ----------------------------------
             TOTAL INTEREST EXPENSE                                    1,305,092      1,470,717
                                                               ----------------------------------

             NET INTEREST INCOME BEFORE PROVISION
                 FOR LOAN LOSSES                                       3,373,747      3,246,988
Benefit (provision) for loan losses                                         (143)           674
                                                               ----------------------------------
             NET INTEREST INCOME AFTER PROVISION
                 FOR LOAN LOSSES                                       3,373,604      3,247,662
                                                               ----------------------------------

Other Income
     Fees for other services to customers                                215,525        227,841
     Gain on sale of loans                                               128,967        181,963
     Other                                                               116,100        111,295
                                                               ----------------------------------
             TOTAL OTHER INCOME                                          460,592        521,099
                                                               ----------------------------------

Other Expenses
     Compensation and related benefits                                 1,530,586      1,468,698
     Occupancy                                                           209,413        235,423
     Data processing                                                     128,030        142,349
     Advertising                                                          17,475         51,605
     Telephone                                                            63,725         49,690
     Postage                                                              44,349         51,059
     Printing and supplies                                                47,596         42,336
     Employee expenses                                                    56,089         68,136
     Depreciation and amortization                                       147,550        145,684
     Professional fees                                                    43,019         74,575
     Other                                                               267,905        226,605
                                                               ----------------------------------
             TOTAL OTHER EXPENSES                                      2,555,737      2,556,160
                                                               ----------------------------------

              Income before income taxes                               1,278,459      1,212,601
Income tax expense                                                       512,114        485,016
                                                               ----------------------------------

             NET INCOME                                         $        766,345        727,585
                                                               ==================================

Net income per average common share
         Basic                                                              1.92           1.82
         Diluted                                                            1.86           1.81

Average common shares - basic                                            399,225        399,295
Average common shares - diluted                                          411,675        402,862

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Three Months Ended December 31, 2004 and the Year September 30, 2004

                                                                                                        Accumulated
                                           Common                          Treasury                        Other
                                            Stock       Additional          Stock                      Comprehensive
                                    -------------------  Paid-in     ---------------------  Retained       Income
                                      Shares    Value    Capital      Shares      Cost      Earnings       (Loss)        TOTAL
Balance at September 30, 2003        434,775   $ 4,347  $5,067,332    33,225 $ (2,180,421) $28,983,883    $ 78,234   $ 31,953,375

    Purchase of treasury stock             -         -           -     6,849     (541,071)           -           -       (541,071)

    Issuance of common stock           3,685        37     187,438         -            -            -           -        187,475

    Dividends - $1.50 per share            -         -           -         -            -     (595,984)          -       (595,984)

    Comprehensive income:

       Change in unrealized gain
         on investment securities,
         net of taxes                      -         -           -         -            -            -     (68,461)             -

       Net income                          -         -           -         -            -    3,057,051           -              -

                TOTAL                                                                                                   2,988,590
                                    ----------------------------------------------------------------------------------------------

Balance at September 30, 2004        438,460     4,384   5,254,770    40,074   (2,721,492)  31,444,950       9,773     33,992,385

    Purchase of treasury stock             -         -           -         -            -            -           -              -

    Issuance of common stock           1,805        18     104,782         -            -            -           -        104,800

    Dividends - $0.30 per share            -         -           -         -            -     (120,011)          -       (120,011)

    Comprehensive income:

       Change in unrealized gain
         on investment securities,
         net of taxes                      -         -           -         -            -            -     (45,173)             -

       Net income                          -         -           -         -            -      766,345           -              -

                TOTAL                                                                                                     721,172
                                    ----------------------------------------------------------------------------------------------

Balance at December 31, 2004         440,265   $ 4,402  $5,359,552    40,074 $ (2,721,492) $32,091,284   $ (35,400)  $ 34,698,346
                                    ==============================================================================================

                                                                          For the Three Months Ended
Reconciliation of Other Comprehensive Income (Loss)                              December 31,
                                                                        -----------------------------
                                                                            2004             2003
                                                                        --------------  -------------
    Unrealized gains (losses) on securities:
       Unrealized holding gains
         (losses) arising during period                                    $ (75,288)        7,786
       Related taxes                                                          30,115        (3,114)
       Plus: Reclassification adjustments for net
          losses included in net income                                            -             -
       Related taxes                                                               -             -
                                                                        -----------------------------

                TOTAL OTHER COMPREHENSIVE (LOSS) INCOME                    $ (45,173)        4,672
                                                                        =============================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED DECEMBER 31,2004 AND 2003 (UNAUDITED)

                                                                           DECEMBER 31,       December 31,
                                                                               2004               2003
Cash Flows From Operating Activities
       Net income                                                         $       766,345           727,584
       Adjustments to reconcile net income to net
       cash provided by operating activities
            Depreciation and amortization                                         147,550           145,684
            Gain on sale of loans                                                (128,967)         (181,963)
            (Benefit) provision for loan losses                                       419                 -
            Net amortization of investment premiums                                60,518           170,605
            Changes in assets and liabilities
            Proceeds from sale of loans held for sale                           7,039,355        12,236,028
            Originations of loans held for sale                                (6,985,791)      (10,073,634)
            Accrued interest receivable                                            61,061           (20,666)
            Prepaid expenses and other assets                                     (91,141)         (149,459)
            Accounts payable
                  and accrued liabilities                                         382,215           182,296
            Other, net                                                                  -          (154,041)
                                                                         --------------------------------------
                 NET CASH PROVIDED BY OPERATING ACTIVITIES                      1,251,564         2,882,434
                                                                         --------------------------------------

Cash Flows From Investing Activities
       Decrease (increase) in interest-bearing deposits in banks                1,514,483        (3,852,089)
       Proceeds from maturities and principal paydowns of
            investment securities held-to-maturity                              7,025,000         4,718,406
       Principal payments on mortgage backed investment
            securities held-to-maturity                                             7,248             8,934
       Purchases of investment securities available-for-sale                   (3,488,538)       (7,373,750)
       Principal payments on mortgage backed investment
            securities available-for-sale                                         733,424           982,524
       Net (increase) decrease in loans                                        (3,992,957)        1,953,395
       Decrease in real estate owned, net                                               -          (133,388)
       Purchase of Federal Home Loan Bank stock                                   (20,100)           (2,500)
       Purchases of property and equipment                                        (88,656)         (797,015)
       Proceeds from the sale of property and equipment                                 -           162,573
       Proceeds from sale of land                                                       -                 -
                                                                         --------------------------------------
                 NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES               1,689,904        (4,332,910)
                                                                         --------------------------------------

Cash Flows From Financing Activities
       Net increase in savings, certificates of deposit and
            demand accounts                                                     1,112,870         3,648,762
       Increase in advance payments by borrowers                                 (279,906)         (274,045)
       Proceeds from issuance of common stock                                     104,800            27,325
       Net change in FHLB advances                                             (1,576,448)       (1,420,985)
       Purchase of treasury stock, net                                                  -          (517,371)
       Cash dividends paid or declared                                           (120,011)                -
                                                                         --------------------------------------
                 NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                (758,695)        1,463,686
                                                                         --------------------------------------

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
THREE MONTHS ENDED DECEMBER 31, 2003 AND 2004 (UNAUDITED)

                                                                           DECEMBER 31,       December 31,
                                                                               2004               2003
INCREASE (DECREASE) IN CASH ON HAND AND IN BANKS                          $     2,182,773            13,210

Cash on hand and in banks at beginning of year                                  9,528,244         6,821,377
                                                                         --------------------------------------

CASH ON HAND AND IN BANKS AT END OF YEAR                                  $    11,711,017         6,834,587
                                                                         ======================================


SUPPLEMENTAL DISCLOSURES

Cash paid during the year for
         Interest on deposits and advances                                $     1,308,680         1,460,805
         Income taxes                                                             198,306            33,889

Change in unrealized gain  (loss), net of deferred taxes, on
        available-for-sale securities (other comprehensive income)                (45,173)            4,672



SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004


BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying condensed consolidated financial statements were prepared in accordance with SEC guidelines, and therefore, do not include information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with U.S. generally accepted accounting principles ("GAAP"). However, all normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of these financial statements, have been included. These financial statements should be read in conjunction with the audited financial statements and the notes thereto for the Company for the year ended September 30, 2004, which are included in the Company's Annual Report. The results for the interim period presented as of December 31, 2004, are not necessarily indicative of the results that may be expected for the year ending September 30, 2005.

The Company has prepared its accompanying condensed consolidated financial statements in accordance with GAAPs applicable to the banking industry. Certain amounts in prior years are reclassified for comparability to the current year's presentation. Such reclassifications, when applicable, have no effect on net income. The condensed consolidated financial statements include the balances of the Company and its wholly owned subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

In preparing the condensed consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenue and expense for the period. Actual results could differ significantly from those estimates. A significant estimate that is particularly susceptible to change in the near-term is the allowance for loan losses.

PROPOSED ACQUISITION

On August 24, 2004, the Company announced that it had signed a definitive agreement to acquire GFSB, Bancorp, Inc. (GFSB), parent holding company of Gallup Federal Savings and Loan Association, Gallup, New Mexico. As of June 30, 2004, GFSB reported total assets of $232 million.

Under the terms of the agreement, each share of GFSB will be valued at $20 per share. The GFSB shareholders can select either cash or stock in the Company subject to an overall requirement that 51% of the shares must be converted to Company stock. The transaction is subject to various terms and conditions, including approval by the majority of shareholders of both companies and approval by the appropriate regulatory agencies. In conjunction with the transaction, the Company has agreed to register its common stock with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. In addition, the Company will use its best efforts in attempting to be listed on the NASDAQ stock exchange.

Subject to the various terms and conditions of the definitive agreement, the Company anticipates consummation of the transaction in the second quarter of 2005.

In conjunction with the proposed acquisition, on January 19, 2005, the Company, through a new wholly owned subsidiary, First Federal NM Trust I, issued $7,000,000 of Trust Preferred Securities. These securities provide for quarterly interest payments, beginning March 15, 2005 (in arrears), June 15, September 15 and December 15 until maturity at March 15, 2035. The interest rate is fixed at 5.7% until March 15, 2010; thereafter, the rate is variable per annum, reset quarterly, equal to LIBOR plus 1.85%. Among various other terms and conditions, the securities can be redeemed on or after March 15, 2010, with no premium for the redemption.


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 2004 AND 2003


                                                                      2004             2003
ASSETS

   Cash and due from banks                                      $     9,528,244        6,821,377

   Interest-bearing deposits with banks                              27,944,363       33,397,851

   Held-to-maturity investment securities                            23,214,196       45,701,118

   Available-for-sale investment securities                          18,533,185        4,614,195

   Loans held for sale                                                1,776,667        4,043,369

   Loans receivable, net                                            251,662,258      250,893,814

   Accrued interest receivable                                        1,289,134        1,428,670

   Federal Home Loan Bank stock, at cost, restricted                  3,269,500        3,080,800

   Property, equipment, and construction in progress, net            10,089,950        8,520,444

   Other assets                                                         747,828          682,874
                                                               -----------------------------------



           TOTAL ASSETS                                         $   348,055,325     359,184,512
                                                               ===================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                      2004             2003
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits
      Interest bearing                                          $   220,851,786      233,389,479
      Non-interest bearing                                           33,541,591       30,051,232
   Advances from the Federal Home Loan Bank                          57,329,399       61,508,851
   Escrows from borrowers for
      taxes and insurance                                               713,262          659,802
   Accrued and other liabilities                                      1,626,902        1,621,773
                                                               -----------------------------------
           TOTAL LIABILITIES                                        314,062,940      327,231,137
                                                               -----------------------------------

Stockholders' Equity
   Preferred stock, $0.01 par value; 500,000 shares
      authorized; no shares issued and outstanding                            -                -
   Common stock, $0.01 par value; 1,000,000
      shares authorized; 438,460 shares issued
      and outstanding in 2004, and 434,775
      shares issued and outstanding in 2003                               4,384            4,347
   Additional paid-in capital                                         5,254,770        5,067,332
   Retained earnings                                                 31,444,950       28,983,883
   Accumulated other comprehensive income                                 9,773           78,234
                                                               -----------------------------------
                                                                     36,713,877       34,133,796
   Treasury stock, at cost, 40,074 and 33,225 shares
      at 2004 and 2003, respectively                                 (2,721,492)      (2,180,421)
                                                               -----------------------------------

           TOTAL STOCKHOLDERS' EQUITY                                33,992,385       31,953,375
                                                               -----------------------------------

           TOTAL LIABILITIES AND STOCKHOLDERS'
              EQUITY                                            $   348,055,325      359,184,512
                                                               ===================================

                                      F-12


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2004 AND 2003

                                                                            2004             2003
Interest Income
  Interest and fees on loans                                          $      17,282,122        19,443,852
  Interest on investment securities                                           1,131,335         1,008,677
  Interest and dividends on other investments                                   358,110           376,903
                                                                     --------------------------------------
        TOTAL INTEREST INCOME                                                18,771,567        20,829,432
                                                                     --------------------------------------

Interest Expense
  Deposits                                                                    2,973,762         3,996,809
  Borrowed funds                                                              2,706,776         2,507,691
                                                                     --------------------------------------
        TOTAL INTEREST EXPENSE                                                5,680,538         6,504,500
                                                                     --------------------------------------

        NET INTEREST INCOME BEFORE PROVISION
            FOR LOAN LOSSES                                                  13,091,029        14,324,932
Benefit (provision) for loan losses                                             198,130           (90,980)
                                                                     --------------------------------------
        NET INTEREST INCOME AFTER PROVISION
            FOR LOAN LOSSES                                                  13,289,159        14,233,952
                                                                     --------------------------------------

Other Income
  Fees for other services to customers                                          881,029           830,067
  Gain on sale of loans                                                         585,472         1,207,083
  Other                                                                         471,182           394,487
                                                                     --------------------------------------
        TOTAL OTHER INCOME                                                    1,937,683         2,431,637
                                                                     --------------------------------------

Other Expenses
  Compensation and related benefits                                           6,142,161         6,403,935
  Occupancy                                                                     868,888           941,839
  Data processing                                                               498,707           498,455
  Advertising                                                                   214,011           211,183
  Telephone                                                                     195,321           209,115
  Postage                                                                       154,327           190,737
  Printing and supplies                                                         183,253           204,628
  Employee expenses                                                             202,791           273,486
  Depreciation and amortization                                                 604,898           764,133
  Loss on sale of available-for-sale investment securities                            -               827
  Professional fees                                                             270,115           250,863
  Other                                                                         924,172           924,021
                                                                     --------------------------------------
        TOTAL OTHER EXPENSES                                                 10,258,644        10,873,222
                                                                     --------------------------------------

        Income before income taxes                                            4,968,198         5,792,367
Income tax expense                                                            1,911,147         2,221,869
                                                                     --------------------------------------

        NET INCOME                                                    $       3,057,051         3,570,498
                                                                     ======================================

Net income per average common share
     Basic                                                                         7.71              8.78
     Diluted                                                                       7.65              8.71

Average common shares - basic                                                   396,703           406,827
Average common shares - diluted                                                 399,640           410,103

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 2004 and 2003


                                                                                                         Accumulated
                                          Common                           Treasury                          Other
                                           Stock         Additional         Stock                        Comprehensive
                                    ------------------    Paid-in    ----------------------   Retained       Income
                                     Shares     Value     Capital     Shares        Cost      Earnings       (Loss)        TOTAL

Balance at September 30, 2002        426,575   $ 4,265   $4,634,429   20,333    $(1,167,976) $26,344,273     $192,881   $30,007,872

  Sale of treasury stock                   -         -            -     (150)        11,352            -            -        11,352

  Purchase of treasury stock               -         -            -   13,042     (1,023,797)           -            -    (1,023,797

  Issuance of common stock             8,200        82      432,903        -              -            -            -       432,985

  Dividends - $2.30 per share              -         -            -        -              -     (930,888)           -      (930,888

  Comprehensive income:
    Other comprehensive
      income (loss)                        -         -            -        -              -            -     (114,647)            -

    Net income                             -         -            -        -              -    3,570,498            -             -
              TOTAL                                                                                                       3,455,851
                                    -----------------------------------------------------------------------------------------------

Balance at September 30, 2003        434,775     4,347    5,067,332   33,225     (2,180,421)  28,983,883       78,234    31,953,375

  Purchase of treasury stock               -         -            -    6,849       (541,071)           -            -      (541,071

  Issuance of common stock             3,685        37      187,438        -              -            -            -       187,475

  Dividends - $1.50 per share              -         -            -        -              -     (595,984)           -      (595,984

  Comprehensive income:
    Other comprehensive
      income (loss)                        -         -            -        -              -            -      (68,461)            -

    Net income                             -         -            -        -              -    3,057,051            -             -
              TOTAL                                                                                                       2,988,590
                                    -----------------------------------------------------------------------------------------------

Balance at September 30, 2004        438,460   $ 4,384   $5,254,770   40,074    $(2,721,492) $31,444,950     $  9,773   $33,992,385
                                    ===============================================================================================


Reconciliation of Other Comprehensive Income (Loss)
                                                                                   2004          2003
  Unrealized (losses) gains on securities:
    Unrealized holding (losses)
      gains arising during period                                               $  (114,101)    (191,906)
    Related taxes                                                                    45,640       76,762
    Plus: Reclassification adjustments for net
      losses included in net income                                                       -          828
    Related taxes                                                                         -         (331)
                                                                               --------------------------

              TOTAL OTHER COMPREHENSIVE (LOSS) INCOME                           $   (68,461)    (114,647)
                                                                               ==========================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2004 AND 2003

                                                                             2004                2003
                                                                        (AS RESTATED*)       (as restated*)
Cash Flows From Operating Activities
       Net income                                                      $      3,057,051           3,570,498
       Adjustments to reconcile net income to net
       cash provided by operating activities
          Depreciation and amortization                                         604,898             764,133
          Net gain on sale of real estate owned                                       -             (33,493)
          Gain on sale of loans                                                (585,472)         (1,207,083)
          (Benefit) provision for loan losses                                  (198,130)             90,980
          Net amortization of investment premiums                               518,886             480,540
          FHLB stock dividend                                                   (54,400)            (64,576)
          Changes in assets and liabilities
            Proceeds from sale of loans held for sale                        40,714,819          78,507,746
            Originations of loans held for sale                             (37,862,645)        (77,877,773)
            Accrued interest receivable                                         139,536                (619)
            Prepaid expenses and other assets                                   (66,659)           (560,253)
            Accounts payable
              and accrued liabilities                                             5,129             292,455
          Other, net                                                            (13,485)           (122,533)
                                                                      ----------------------------------------
            NET CASH PROVIDED BY OPERATING ACTIVITIES                         6,259,528           3,840,022
                                                                      ----------------------------------------

Cash Flows From Investing Activities
       Decrease (increase) in interest-bearing deposits in banks              5,453,488          (6,675,739)
       Proceeds from maturities and principal paydowns of
          investment securities held-to-maturity                             21,928,407          11,226,009
       Principal payments on mortgage backed investment
          securities held-to-maturity                                            44,994              55,984
       Purchases of investment securities held-to-maturity                            -         (41,844,465)
       Proceeds from sales, maturities and principal paydowns of
          investment securities available-for-sale                            6,375,000             452,406
       Purchases of investment securities available-for-sale                (22,435,483)                  -
       Principal payments on mortgage backed investment
          securities available-for-sale                                       2,058,964           3,837,879
       Net decrease (increase) in loans                                        (570,314)            526,454
       Decrease in real estate owned, net                                             -             200,312
       Purchase of Federal Home Loan Bank stock                                (134,300)         (1,119,724)
       Purchases of property and equipment                                   (2,325,966)         (2,187,033)
       Proceeds from the sale of property and equipment                         175,455               3,500
       Proceeds from sale of land                                                     -             307,501
                                                                      ----------------------------------------
            NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                 10,570,245         (35,216,916)
                                                                      ----------------------------------------

Cash Flows From Financing Activities
       Net (decrease) increase in savings, certificates of
          deposit and demand accounts                                        (9,047,334)          7,678,053
       Increase in advance payments by borrowers                                 53,460              53,479
       Proceeds from issuance of common stock                                   187,475             432,985
       Net change in FHLB advances                                           (4,179,452)         23,853,559
       Purchase of treasury stock, net                                         (541,071)         (1,012,445)
       Cash dividends paid or declared                                         (595,984)           (930,888)
                                                                      ----------------------------------------
            NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                (14,122,906)         30,074,743
                                                                      ----------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 2004 AND 2003


                                                                             2004                2003
                                                                        (AS RESTATED*)       (as restated*)
INCREASE (DECREASE) IN CASH ON HAND AND IN BANKS                       $      2,706,867          (1,302,151)

Cash on hand and in banks at beginning of year                                6,821,377           8,123,528
                                                                      ----------------------------------------

CASH ON HAND AND IN BANKS AT END OF YEAR                               $      9,528,244           6,821,377
                                                                      ========================================


SUPPLEMENTAL DISCLOSURES

Cash paid during the year for
        Interest on deposits and advances                              $      5,753,348           6,465,928
        Income taxes                                                          1,787,344           2,103,400

Decrease in unrealized loss, net of deferred taxes, on
        available-for-sale securities (other comprehensive income)              (68,461)           (114,647)

* see note 15 to these consolidated financial statements.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY AND HISTORY. First Federal Banc of the Southwest, Inc. (Company) was formed in April 1998 by First Federal Bank (Bank or Subsidiary), to become the Bank's holding company. The acquisition of the Bank was effective August 18, 1998, in connection with the Bank's reorganization into a holding company structure.

The Bank's primary business is the origination of consumer, commercial and mortgage loans and the solicitation of deposit accounts from the general public. Since its original charter was granted in 1920, the Bank has promoted home ownership through the granting of mortgage loans, primarily for the purchase, construction or improvement of residential and non-residential real estate. This has been, and continues to be, an important thrust of the Bank and is the focal point of operations. The primary market area of the Bank includes Chaves, Lincoln, Dona Ana, Otero, and Bernalillo Counties in New Mexico, and El Paso County in Texas.

The Bank was chartered in 1920 as a mutual savings and loan association. In July 1979, the Bank converted to a common stock association until February 1983, when it became a federally chartered Bank and changed its name to First Federal Savings Bank of New Mexico, later First Federal Bank.

PRINCIPLES OF CONSOLIDATION. The 2004 and 2003 consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

INTEREST-BEARING DEPOSITS. Interest-bearing deposits with banks consists of a Federal Home Loan Bank (FHLB) account, accounts with other financial institutions and certificates of deposit. The Bank's policy is to maintain account balances, excluding balances with the FHLB, with institutions which are federally insured by the U.S. Government.

The Bank is required by regulatory authorities to maintain certain cash balances based on levels of customer deposits. The Bank was in compliance with the required reserves at September 30, 2004 and 2003.

INVESTMENT SECURITIES. Investment securities are comprised of U.S. Government and Federal agency obligations, mortgage-backed securities, municipal and other bonds.

Premiums and discounts associated with investment securities are amortized using the interest method over the remaining period to contractual maturity or call date. Premiums and discounts associated with mortgage-backed securities are amortized and recognized in interest income using the level-yield method. Gains and losses on the sale of investment securities and mortgage-backed securities are determined using the specific identification method.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (CONTINUED)

Investments in equity securities that have readily determinable fair values and all investments in debt securities are to be classified in three categories and accounted for as follows:

     o Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. The Bank does not have any securities identified as trading securities.

     o Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholder's equity, net of applicable deferred income taxes.

In addition, if a loss is deemed to be other than temporary, it is recognized as a realized loss in the income statement.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. The allowance for losses on loans is based on management's estimates. In connection with the determination of the value of foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and the valuation of foreclosed real estate may change materially in the near term.

LOANS HELD FOR SALE. Currently, all loans held for sale are presold to an investor. These amounts represent loan sales that are pending final settlement with the investor.

LOANS RECEIVABLE. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees and unearned discounts and interest.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (CONTINUED)

Unearned interest on discounted first mortgage loans are accrued to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts on consumer loans are recognized over the lives of the loans using the interest method.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

ALLOWANCE FOR LOAN LOSSES. The allowance is maintained at a level determined adequate by management to absorb future potential losses in the loan portfolio and outstanding commitments to extend credit. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. The provision for loan loss is determined utilizing a reserve track model that bases the provision required on collateral values or the present value of estimated cash flows to current loans including commitments to originate loans. Unfunded commitments and letters of credit are reserved at .25% of the unfunded amounts. The provision for loan loss is recorded as a reduction to interest income from loans. The allowance is increased by the provision of loan losses and reduced by charge-offs, net of recoveries.

IMPAIRMENT OF LOANS. The Bank recognizes bad debt expense for the difference between the carrying value of the loan and the fair value of the collateral underlying the loan. The entire change in the fair value of the collateral between reporting periods is reported as bad debt expense in the same manner in which impairment initially was recognized (for an increase in impairment), or as a deduction in the amount of bad debt expense that otherwise would be reported (for a decrease in impairment). A loan which foreclosure is probable is accounted for as a loan until the Bank receives physical possession of the debtor's assets, regardless of whether formal foreclosure proceedings take place.

MORTGAGE SERVICING RIGHTS. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues.

Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.

Quoted market prices are not available for the excess servicing receivables. Thus, the excess servicing receivables and the amortization thereon are periodically evaluated in relation to estimated future servicing revenues, taking into consideration changes in interest rates, current prepayment rates, and expected future cash flows.

ADVERTISING. The Bank's policy is to expense the cost of advertising in the period the expenses are incurred.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (CONTINUED)

LOAN ORIGINATION FEES. Loan origination fees and direct origination costs in excess of the Bank's cost to originate are deferred and amortized over the contractual life of the loan using the interest method. Amortization of deferred loan fees is discounted when a loan is placed on non-accrual status. If the loan is held for sale, the fees are deferred until the loan is sold.

REAL ESTATE OWNED AND REAL ESTATE HELD FOR INVESTMENT. Foreclosed real estate owned is recorded at the lower of cost (principal balance of former loan plus costs of obtaining title and major repairs, if any) or fair value (based on the property's appraised value), less estimated cost of disposition at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. These assets are subsequently carried at the lower of this new basis or estimated fair value less disposition costs. Costs relating to development and improvement of properties are capitalized, whereas costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are expensed.

FEDERAL HOME LOAN BANK STOCK (FHLB). FHLB stock is stated at cost, based on the ultimate recoverability of its par value. The FHLB stock represents a form of equity interest in the FHLB and can be sold back only at par and only to the FHLB or to another institution. The FHLB stock lacks a market and, accordingly, is a restricted investment security. Membership in FHLB requires purchase of stock. Stock ownership is adjusted for levels of activity with the FHLB.

PROPERTY AND EQUIPMENT. Property and equipment is stated on the cost basis. Depreciation is generally computed using the straight-line method over the following estimated useful lives for buildings of 15 to 40 years and furniture, fixtures, and equipment of 3 to 20 years. The assets' actual useful lives could differ from the estimated useful lives used for calculating depreciation. It is the Bank's policy to capitalize project and interest costs associated with the construction or remodeling of facilities.

NET INCOME PER COMMON SHARE. Basic income per common share is calculated by dividing net income applicable to common equity by the weighted average number of shares of common stock outstanding for the period. Diluted income per common share is calculated by adjusting the weighted average number of shares of common stock outstanding that would be issued assuming the exercise of stock options during the period using the treasury stock method.

RECLASSIFICATIONS. Certain reclassifications have been made to 2003 information to conform to 2004 presentation.

INCOME TAXES. Deferred taxes represent the future tax return consequences of differences between the basis of assets and liabilities for financial and income tax reporting, which will be either taxable or deductible when those assets and liabilities are recovered or settled.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include currency on hand and due from banks.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (CONTINUED)

STOCK OPTIONS. The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and income per average common share would have been reduced to the pro forma amounts indicated below:

                                                  Years ended September 30,
                                                     2004           2003
                                                -------------   -------------

Net income (as reported)                        $   3,057,051       3,570,498

Deduct: Total stock-based employee
compensation determined under fair
value based method for all awards,
net of related tax effects                             (1,559)           (342)
                                                -------------   -------------

Pro forma net income                                3,055,492       3,570,156
                                                =============   =============

Income per share:
  Basic - as reported                                   $7.71            8.78
  Basic - pro forma                                     $7.70            8.78

  Diluted - as reported                                 $7.65            8.71
  Diluted - pro-forma                                   $7.65            8.71

The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                     2004           2003
                                                -------------   -------------

  Expected dividend yield                              1.81%            3.20%
  Expected price volatility                             .58%             .58%
  Risk free interest rate                              2.20%            1.24%
  Expected life of options                         4-5 YEARS        4-5 years

FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

     CASH AND CASH EQUIVALENTS. The carrying amounts reported in the Consolidated Statements of Financial Position for cash and short-term instruments approximate the fair values of those assets.

     INVESTMENT SECURITIES, INCLUDING MORTGAGE-BACKED SECURITIES. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     LOANS HELD FOR SALE. The fair values of the Bank's loans held for sale are based on quoted market prices of similar loans being sold in the secondary market.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           (CONTINUED)

     LOANS RECEIVABLE. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans and commercial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar term to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

     DEPOSIT LIABILITIES. The fair values disclosed for demand deposits (e.g., interest-bearing and non interest-bearing checking, passbook savings, and certain types of money market accounts) are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     FEDERAL HOME LOAN BANK ADVANCES. The fair value of Federal Home Loan Bank advances is estimated based on interest rates for the same or similar debt offered to the Bank having the same or similar remaining maturities and collateral requirements.

     CREDIT COMMITMENTS AND LETTERS OF CREDIT. The value of credit commitments and letters of credit are based on current credit terms and offerings as they are less than twelve-month terms and determined to be at market value.

RECENT ACCOUNTING DEVELOPMENTS. In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (the "AcSEC") issued Statement of Position ("SOP") 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. A certain transition provision applies for certain aspects of loans currently within the scope of Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations. The SOP does not apply to loans originated by the entity. Adoption of this SOP is not expected to have a material impact on the Company's financial statements.

On March 31, 2004, the Financial Accounting Standards Board ratified the consensus of its Emerging Issues Task Force (EITF) Issue 03-01 regarding the recognition and measurement of other-than-temporary impairments of unrealized losses on available for sale debt and equity securities. On September 30, 2004, the FASB staff issued a Staff Position that delayed the effective date for the measurement and recognition guidance in EITF Issue 03-01. The delay did not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. Adoption of further provisions when they are effective is not expected to have a material impact on the Company's financial statements.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 2.    INVESTMENT SECURITIES

The amortized costs and aggregate fair values of investment securities classified as held-to-maturity were as follows at September 30:

                                                                       2004
                                           -----------------------------------------------------------
     HELD-TO-MATURITY                                           GROSS        GROSS        AGGREGATE
     INVESTMENT SECURITIES                    AMORTIZED      UNREALIZED    UNREALIZED        FAIR
                                                 COST           GAINS        LOSSES          VALUE
                                            --------------  ------------  ------------  --------------
     U.S. Government and Federal
        agency obligations                  $   21,693,500        1,127       (62,346)     21,632,281
     Mortgage-backed securities
        FHLMC                                       52,778        1,140             -          53,918
     Municipal and other bonds                   1,467,918       10,924        (3,068)      1,475,774
                                           -----------------------------------------------------------
     TOTAL INVESTMENT SECURITIES            $   23,214,196       13,191       (65,414)     23,161,973
                                           ===========================================================

                                                                       2003
                                           -----------------------------------------------------------
     Held-to-Maturity                                           Gross        Gross        Aggregate
     Investment Securities                    Amortized      Unrealized    Unrealized        Fair
                                                 Cost           Gains        Losses          Value
                                            --------------  ------------  ------------  --------------
     U.S. Government and Federal
        agency obligations                  $   43,268,715      104,707             -      43,373,422
     Mortgage-backed securities
        FHLMC                                       97,773        3,152             -         100,925
     Municipal and other bonds                   2,334,630       33,970             -       2,368,600
                                           -----------------------------------------------------------
     Total investment securities            $   45,701,118      141,829             -      45,842,947
                                           ===========================================================

The amortized costs and aggregate fair values of investment securities classified as available-for-sale were as follows at September 30:

                                                                       2004
                                           -----------------------------------------------------------
     AVAILABLE-FOR-SALE                                         GROSS        GROSS         AGGREGATE
     INVESTMENT SECURITIES                    AMORTIZED      UNREALIZED    UNREALIZED        FAIR
                                                 COST           GAINS        LOSSES          VALUE
                                            --------------  ------------  ------------  --------------
     Federal agency obligations             $   15,990,568        7,025       (43,898)     15,953,695
     Mortgage-backed securities
       FHLMC                                       928,159       41,320             -         969,479
       FNMA                                        988,110       41,551             -       1,029,660
     Common Stock                                   10,000            -             -          10,000
     Mutual Funds                                  600,000            -       (29,649)        570,351
                                           -----------------------------------------------------------
     TOTAL INVESTMENT SECURITIES            $   18,516,837       89,896       (73,547)     18,533,185
                                           ===========================================================

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 2.    INVESTMENT SECURITIES (CONTINUED)

                                                                       2003
                                           -----------------------------------------------------------
     AVAILABLE-FOR-SALE                                         GROSS        GROSS         AGGREGATE
     INVESTMENT SECURITIES                    AMORTIZED      UNREALIZED    UNREALIZED        FAIR
                                                 COST           GAINS        LOSSES          VALUE
                                            --------------  ------------  ------------  --------------
     Mortgage-backed securities
       FHLMC                                $    1,529,771       63,329             -       1,593,100
       FNMA                                      2,344,034       88,007             -       2,432,041
     Common Stock                                   10,000            -             -          10,000
     Mutual Funds                                  600,000            -       (20,946)        579,054
                                           -----------------------------------------------------------
     TOTAL INVESTMENT SECURITIES            $    4,483,805      151,336       (20,946)      4,614,195
                                           ===========================================================

The amortized costs and fair value of all debt securities by contractual maturity as of September 30, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 AVAILABLE-FOR-SALE            HELD-TO-MATURITY
                                           ----------------------------  ----------------------------
                                              Amortized      Aggregate     Amortized      Aggregate
                                                COST        FAIR VALUE       COST        FAIR VALUE
                                           --------------  ------------  ------------  --------------
     Due in one year or less               $   11,502,006   11,487,091    21,044,651      20,998,850
     Due after one through five years           4,488,562    4,466,665     2,116,767       2,109,205

     Mortgage-backed securities                 1,916,269    1,999,078        52,778          53,918
     Common Stock                                  10,000       10,000             -               -
     Mutual Funds                                 600,000      570,351             -               -
                                           -----------------------------------------------------------

                                           $   18,516,837   18,533,185    23,214,196      23,161,973
                                           ===========================================================

The U.S. Government and Federal agency obligations are comprised of FHLB debentures and U.S. Treasury Note. Mortgage-backed securities held by the Bank represent participation certificates guaranteed by the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), which are issued by qualified mortgage lenders that pool qualifying loans.

During fiscal year 2003, the Bank sold investment securities classified as available-for-sale for total proceeds $452,406, resulting in a gross realized loss of $827.

The fair value of mortgage-backed securities and investments in U.S. Government and Federal agency obligations pledged to state, city and county deposits was $8,931,000 and $10,857,000 at September 30, 2004 and 2003, respectively.

There were no securities with unrealized losses which management considers to be permanent impairments at September 30, 2004. The reason for the temporary loss on debt securities is that market credit spreads on these securities change as market interest rates move in varying economic cycles.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 2.    INVESTMENT SECURITIES (CONTINUED)

The only available-for-sale category with unrealized losses longer than 12 months is the Bank's investment in a non diversified close-end investment management company electing status as a business development company under the Investment Company Act of 1940. The fund invests primarily in private placement debt securities specifically designed to support underlying community development activities targeted to low-and-moderate income individuals such as affordable housing, education, small business lending, and job creating activities. Fund investments must carry a AAA credit rating or carry credit enhancement from a AAA-rated credit enhancer or be issued by the U.S. Government, government agencies or government-sponsored enterprises. This investment will generally be considered eligible for regulatory credit under the Community Reinvestment Act ("CRA"). There is no established trading market for these shares. Unrealized losses incurred by the fund are due to changing market interest rates in varying economic cycles. Management does not believe the unrealized losses to be other than temporary because of the quality of the underlying assets of this fund.


NOTE 3.    LOANS RECEIVABLE

Loans receivable consisted of the following at September 30:

                                                       2004                2003
                                                 -----------------  -----------------
    First mortgage loans:
       Conventional                               $   110,584,974        100,132,064
       Guaranteed - FHA and VA                          4,030,545          5,950,106
    Construction loans                                 14,501,993         15,812,057
    Commercial real estate loans                       89,872,992         88,137,062
    Commercial non-real estate loans                   14,282,456         17,307,402
    Loans collateralized by savings accounts              473,674            642,957
    Consumer loans                                     20,545,689         25,796,673
                                                 ------------------------------------
                                                      254,292,323        253,778,321
                                                 ------------------------------------
    Less:
       Net deferred loan origination fees                (376,970)          (389,372)
       Allowance for loan losses                       (2,253,095)        (2,495,135)
                                                 ------------------------------------
                                                       (2,630,065)        (2,884,505)
                                                 ------------------------------------

                                                 $    251,662,258        250,893,814
                                                 ====================================

All first mortgage loans and construction loans are secured by a primary lien on the mortgaged property.

Changes in allowance for loan losses were as follows for the years ended September 30:

                                                       2004                2003
                                                 -----------------  -----------------
    Balance at beginning of year                  $     2,495,135          2,468,311
    (Benefit) provision                                  (198,130)            90,980
                                                 ------------------------------------
                                                        2,297,005          2,559,291
    Charge-offs, net                                      (43,910)           (64,156)
                                                 ------------------------------------
    Balance at end of year                        $     2,253,095          2,495,135
                                                 ====================================

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 3.    LOANS RECEIVABLE (CONTINUED)

During the years ended September 30, 2004 and 2003, the Bank had recoveries totaling $18,627 and $37,078, respectively.

The weighted average yield on all loans was 6.11% and 6.46% at September 30, 2004 and 2003, respectively.

The Bank's loan servicing portfolio is:
                                                2004           2003
                                           -------------   -------------

    Loans                                  $  15,745,513      20,373,878
    Service Fees                                  33,728          55,760
    Custodial Escrow                              68,870          94,059

Nonaccrual and renegotiated loans for which interest has been reduced totaled $918,920 and $450,916 at September 30, 2004 and 2003, respectively. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

There was no material difference between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended September 30, 2004 and 2003.

An impaired loan can be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Bank assesses for impairment all loans delinquent more than 90 days. Uncollectible interest on loans that are contractually past due is charged off, or an allowance account is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received, until, in management's judgment, the borrower's ability to make periodic principal and interest payments is back to normal, in which case the loan is returned to accrual status. The average impaired loan balance for the years ended September 30, 2004 and 2003 were $1,144,701 and $1,998,193, respectively.

                                                                   2004              2003
                                                              ----------------  ----------------
    Loans receivable that were evaluated for credit
      losses in accordance with FASB Statement
      No. 114, as amended                                      $    1,262,446         1,613,993

    Specific allowances for credit losses                             407,541           135,828

    Interest collected on impaired loans                              127,091           158,360

Of the Bank's total loans at September 30, 2004, approximately $103,791,000 and $150,501,000 represent variable and fixed rate instruments, respectively. Of the Bank's total loans at September 30, 2003, approximately $102,230,000 and $152,707,000 represent variable and fixed rate instruments, respectively.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 3.    LOANS RECEIVABLE (CONTINUED)

An analysis of loans to directors, executive officers and employees is as follows at September 30:

                                                   2004              2003
                                             ----------------  ----------------

    Balance at beginning of year              $      697,187           857,000
    New loans made                                   229,019           497,461
    Loan principal repayments                       (512,191)         (657,274)
                                             ----------------------------------

        BALANCE AT END OF YEAR                $      414,015           697,187
                                             ==================================

None of the loans to directors, executive officers and employees were on nonaccrual, were past due or were restructured during the years ended September 30, 2004 and 2003. All loans to directors, executive officers and employees were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions.

NOTE 4.    PROPERTY, EQUIPMENT AND CONSTRUCTION IN PROGRESS

Property and equipment, summarized by major classifications, was as follows at September 30:

                                                   2004              2003
                                             ----------------  ----------------

    Land                                      $    2,823,645         2,107,627
    Buildings and improvements                     9,325,511         7,520,990
    Furniture, fixtures and equipment              3,708,128         3,473,089
    Construction in progress                          24,449           620,296
                                             ----------------------------------
                                                  15,881,733        13,722,002
    Accumulated depreciation                      (5,791,783)       (5,201,558)
                                             ----------------------------------
                                              $   10,089,950         8,520,444
                                             ==================================

The Bank leases equipment and buildings under agreements, which are classified as operating leases. The building lease is a ten-year lease which expires in 2012, with options to renew for additional five-year periods. Rent expense under these operating lease agreements was $136,569 and $183,698 for the years ended September 30, 2004 and 2003, respectively.

As of September 30, 2004, future minimum lease payments under noncancelable operating leases are as follows:

      Years Ending                                          Lease
      September 30,                                      Commitments
                                                       --------------

         2005                                           $      84,019
         2006                                                  82,718
         2007                                                  77,506
         2008                                                  67,821
         2009                                                  67,202
         Thereafter                                           168,006
                                                       --------------

                                                        $     547,272
                                                       ==============

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 5.    SAVINGS, CERTIFICATES OF DEPOSIT AND DEMAND ACCOUNTS

Deposits consisted of the following at September 30:

                                                               2004            2003
                                                         --------------- ---------------
    Non interest-bearing checking accounts               $   30,085,015       26,070,616
    Interest-bearing checking accounts                       44,097,550       41,861,262
    Passbook savings                                         89,494,173      103,142,240
    Money market deposits                                     7,854,175        8,229,316
    Cashier checks                                            3,456,576        3,980,616
    Certificates of deposit                                  79,405,888       80,156,661
                                                         -------------------------------

                                                         $  254,393,377      263,440,711
                                                         ===============================

Interest expense incurred on the above deposits was as follows for the years ended September 30:

                                                               2004            2003
                                                         --------------- ---------------
    Interest-bearing checking accounts                   $       64,660           83,248
    Passbook savings                                            714,923        1,344,216
    Money market deposits                                        28,174           58,823
    Certificates of deposit                                   2,166,005        2,510,522
                                                         -------------------------------

                                                         $    2,973,762        3,996,809
                                                         ===============================

Certificates of deposit by remaining maturity are as follows:

         Year Ending
        September 30,                                        Amount
                                                         --------------

           Less than one year                            $   22,948,531
           One to two years                                  17,460,013
           Two to three years                                 9,425,157
           Three to four years                                3,518,897
           Four to five years                                26,053,290
                                                         --------------

                                                         $   79,405,888
                                                         ==============

The weighted average interest rate on deposits was 1.06% and 1.23% at September 30, 2004 and 2003, respectively.

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $22,736,000 and $24,110,000 at September 30, 2004 and 2003,
respectively.

Deposit account balances of related parties at September 30, 2004 and 2003 were approximately $5,119,000 and $5,634,000, respectively.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 6.    INCOME TAXES

The Company and the Bank have elected to file a consolidated tax return. Consolidated tax expense is allocated among the entities based on the proportion of their taxable income to consolidated taxable income.

Consolidated income tax expense consists of the following at September 30:

                                                      2004           2003
                                               ---------------- ---------------
    Current
      Federal                                   $    1,491,668       1,857,614
      State                                            270,313         375,502
                                               --------------------------------
                                                     1,761,981       2,233,116
    Deferred (benefit)
      Federal                                          106,828           3,775
      State                                             42,338         (15,022)
                                               --------------------------------
                                                       149,166         (11,247)
                                               --------------------------------

                                                $    1,911,147       2,221,869
                                               ================================

The differences between total tax expense and the amount computed by applying the applicable statutory federal income tax rate of 34% to income before income taxes at September 30 were:

                                                      2004           2003
                                               ---------------- ---------------
      Computed "expected" tax expense           $    1,689,186       1,969,405
      State income taxes, net                          206,350         237,917
      Other                                             15,611          14,547
                                               --------------------------------

                                                $    1,911,147       2,221,869
                                               ================================

Deferred taxes are attributable to temporary differences, such as the use of accelerated depreciation methods for tax purposes, the excess of the allowance for loan losses for financial reporting purposes over the amount for tax purposes which arose after 1987, differences in FHLB stock basis, the recognition of unrealized gains and losses on securities for tax purposes, and the deduction of loan origination costs for tax purposes. Certain unrealized gains and losses on available-for-sale securities, which are deferred for financial statement reporting purposes, are recognized currently for income tax purposes.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 6.    INCOME TAXES (CONTINUED)

The Company's deferred tax liabilities and assets are as follows at September
30:

                                                     2004          2003
                                                -------------- ------------
   Deferred tax assets                          $     939,675     1,034,237
   Deferred tax liabilities                        (1,055,866)   (1,001,262)
                                                ---------------------------

    NET DEFERRED TAX (LIABILITY) ASSET          $    (116,191)       32,975
                                                ===========================

During the year ended September 30, 1997, the Bank changed its method of computing its bad debt deduction for income tax purposes from the reserve method to the specific charge-off method. The Bank was required for income tax purposes to recapture the accumulated income tax bad debt reserve that arose in tax years after December 31, 1987 in the amount of $742,368 over a six-year period on a straight-line basis. For the year ending September 30, 2004, there were no amounts remaining to be recaptured. For the year ending September 30, 2003, the Bank had approximately $123,000 remaining to be recaptured. At September 30, 2004, the Bank had an accumulated bad debt reserve of approximately $5,158,000 for federal income tax purposes that arose in tax years beginning before December 31, 1987, as a result of deductions taken for tax purposes only. No deferred tax liability has been recognized on this reserve. The reserve can only be used to absorb actual loan losses and any use for other purposes may result in taxable income at current rates to the Bank.


NOTE 7.    REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision
(OTS). The Bank's failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of September 30, 2004 and 2003, the Bank met all of the capital adequacy requirements to which it is subject.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 7.    REGULATORY MATTERS (CONTINUED)

As of September 30, 2004 and 2003, the Bank was categorized as "well capitalized" under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                                To be Well Capitalized for
                                                                          Minimum for Capital        Prompt Corrective
                                                       Actual              Adequacy Purposes         Action Provision
                                                 ------------------       -------------------      -------------------
                                                  Ratio      Amount        Ratio      Amount        Ratio      Amount
                                                 ------------------       -------------------      -------------------
                                               (Dollars in Thousands)   (Dollars in Thousands)    (Dollars in Thousands)
    As of September 30, 2004:
        Total Capital (to risk-weighted
            assets)                               14.81%   $  31,801      =>8.00%   =>$17,175     =>10.00%   =>$21,469
        Tier I (core) Capital
            (to risk-weighted assets)             13.76       29,548        4.00        8,588        6.00       12,881
        Tier I (core) Capital
            (to adjusted total assets)             8.50       29,548        3.00       10,427        5.00       17,378
        Tangible Capital
            (to adjusted total assets)             8.50       29,548        1.50        5,213          --           --

    As of September 30, 2003:
        Total Capital (to risk-weighted
            assets)                               13.39%   $  29,094      =>8.00%   =>$17,385     =>10.00%   =>$21,732
        Tier I (core) Capital
            (to risk-weighted assets)             12.24       26,599        4.00        8,693        6.00       13,039
        Tier I (core) Capital
            (to adjusted total assets)             7.37       26,599        3.00       10,827        5.00       18,044
        Tangible Capital
            (to adjusted total assets)             7.37       26,599        1.50        5,413          --           --

As an entity regulated by the OTS, the Bank has restrictions on capital distributions. The Board may approve dividends up to the current year's net income plus retained earnings from the prior two years. For a distribution within these limits, the Bank must notify the OTS 30 days before any such distribution.

There are other restrictions that would apply to the Bank for distributions above the amount outlined above. At present, management is not contemplating distributions above this level. The restrictions that would apply are set forth in 12 CFR section 563.143 of the Code of Federal Regulations.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 8.    EMPLOYEE RETIREMENT PLAN

The 401(k) Plan is available to all employees who have completed three months of service and have attained the age of 21. The rate of annual vesting is based on employees' credited years of service with the Bank. Employees are fully vested when they have attained six years or more of credited service. Qualifying employees may contribute up to 15% of their annual earnings, but not in excess of the maximum amount allowed by the Internal Revenue Service. The Plan has a mandatory match of 4% and also allows the Employer to make a discretionary match above the mandatory levels. The Bank expects to contribute approximately $166,000 to the 401(k) Plan during the fiscal year 2005 for the 2004 plan year. During the fiscal year ended September 30, 2004, the Bank contributed $143,187 to the 401(k) Plan for the 2003 plan year.


NOTE 9.    ADVANCES FROM THE FEDERAL HOME LOAN BANK

At September 30, 2004 and 2003, the Bank had $57,329,399 and $61,508,851 ,
respectively, of borrowed funds comprised of advances payable to the Federal Home Loan Bank. The advances payable, bear interest at fixed interest rates ranging from 2.89% to 6.58%. Interest is due monthly.

Principal payments and maturities for the advances are as follows:

        Years Ending
        September 30:                                  Amount
                                                  ---------------

           2005                                   $     8,900,888
           2006                                         6,355,919
           2007                                        11,568,074
           2008                                         4,784,823
           2009                                        12,130,548
           Thereafter                                  13,589,147
                                                  ---------------

                                                  $    57,329,399
                                                  ===============

The purpose of these advances is to finance mortgage and commercial real estate loans with fixed interest rates maturing approximately at the same time as the related loans. This provides the Bank with a constant interest rate spread. The advances are scheduled to mature from January 2005 to March 2020. The blanket lien status allows the Bank to borrow up to specific loan percentages of the eligible collateral as determined by the Federal Home Loan Bank of Dallas
(FHLB), not to exceed 35% of the Bank's total assets without specifically listing, segregating, or delivering collateral to the FHLB. Eligible collateral under the blanket lien for Community Financial Institutions is as follows: first-lien mortgages on one-to-four family and multifamily (up to 75%), small farm/agriculture loans (up to 40%) and small business loans (up to 60%). The collateral value is adjusted for credit deficiencies, delinquencies greater than 90 days, and other types of exceptions. The blanket lien status pledge also requires the Bank to pledge its demand deposit account, the capital stock of the FHLB, and other assets pursuant to the FHLB's Advances, Collateral Pledge and Security Agreement.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 10.   SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

The Bank's loan business activity is with customers located within the state of New Mexico and the El Paso, Texas area. Generally, the loans are secured by real estate, however, the Bank also makes consumer loans and commercial loans. All loans are expected to be repaid from cash flows of the borrowers. Credit losses arising from lending transactions are affected by the economic conditions surrounding the agribusiness, oil and gas, military, government and manufacturing industries within the state of New Mexico and the El Paso area.

The Bank's collateral policy is to secure all real estate loans by mortgages, place first liens on collateral to commercial loans and perfect liens on consumer loan products. The Bank infrequently grants unsecured loans to its customers.

At September 30, 2004 and 2003, the Bank had credit commitments of $48,243,000 and $33,939,000, respectively. At September 30, 2004 and 2003, the Bank had $21,495,000 and $9,266,000 outstanding against those lines, respectively. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At September 30, 2004 and 2003, the Bank had $728,385 and $900,251 outstanding under standby letters of credit, respectively. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies and is required in instances where the Bank deems necessary.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 11.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The Bank has estimated the fair values of its financial instruments as follows as of September 30:

                                                  2004                          2003
                                      ---------------------------   ---------------------------
                                        Carrying         Fair         Carrying         Fair
                                          Value          Value          Value          Value
Financial assets:
    Cash and due from banks           $  9,528,000      9,528,000      6,821,000      6,821,000
    Interest bearing deposits
      with banks                        27,944,000     27,944,000     33,398,000     33,398,000
    Held-to-maturity
      investment securities             23,214,000     23,162,000     45,701,000     45,843,000
    Available-for-sale
      investment securities             18,533,000     18,533,000      4,614,000      4,614,000
    Loans held for sale                  1,777,000      1,777,000      4,043,000      4,043,000
    Loans receivable, net              251,662,000    258,381,000    250,894,000    257,747,000
Financial liabilities:
    Savings, certificates and
      demand accounts                  254,393,000    254,771,000    263,441,000    265,219,000
Advances from the Federal
 Home Loan Bank and other borrowings    57,533,000     58,637,000     61,509,000     64,578,000
Off-balance sheet items:
    Credit commitments                  26,748,000     26,748,000     24,673,000     24,673,000
    Letters of credit                      728,000        728,000        900,000        900,000

The carrying values in the preceding tables are included in the Consolidated Statements of Financial Condition under the applicable captions.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 12.   STOCK OPTION PLANS

STOCK OPTIONS. The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and income per average common share would have been reduced to the pro forma amounts indicated below:

                                                      2004             2003
                                                  -------------    ------------

Net income (as reported)                          $   3,057,051       3,570,498
    Pro forma                                         3,055,492       3,570,156

Income per average common share (as reported)              7.71            8.78
    Pro forma                                              7.70            8.78

The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                      2004             2003
                                                  -------------    ------------

    Expected dividend yield                               1.81%           3.20%
    Expected price volatility                              .58%            .58%
    Risk free interest rate                               2.20%           1.24%
    Expected life of options                          4-5 YEARS       4-5 years

The weighted average fair value of options granted during 2004 and 2003 were $0.20 and $0.17 per share, respectively.

1995 STOCK OPTION PLAN. The Bank has a nonqualified stock option plan, which provides for the granting of stock options to directors, officers and key employees. During fiscal 1998, upon formation of the Company, the nonqualified stock option plan was transferred to the Holding Company. A maximum of 40,885 shares of stock may be issued under the plan. The option price, number of shares and grant date are determined at the discretion of the Company's Board of Directors. Grantees vest in the options at a rate determined by the Board of Directors on the date of grant. The exercise price of each option approximates the market price of the Company's stock on the date of grant. Options granted under the plan are exercisable for a period not to exceed five years from the options grant date.

2002 STOCK OPTION AND INCENTIVE PLAN. The shareholders of the Company approved the "2002 Stock Option and Incentive Plan", ("the Plan") in January 2003. The Plan designates that options granted to employees of the Company or its affiliates will qualify as Incentive Stock Options. Options granted to person who are not employees will be Non-Qualified Stock Options. Under the Plan, awards may be made up to a maximum of 30,000 shares, subject to adjustment as defined in Section 9 of the Plan. A Committee of the Board of Directors will insure that the exercise price of any option shall not be less than the Market Value per Share at the date of grant of the option, the expiration date shall not exceed ten years from the date of grant. Other terms and conditions, including vesting schedules may be imposed upon each grant. The terms and conditions need not be identical among Participants. The Plan shall continue in effect for a term of ten years unless sooner terminated under Section 16.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 12.   STOCK OPTION PLANS (CONTINUED)

The weighted average remaining life of common stock options exercisable and outstanding at September 30, 2004 and 2003 is 2.94 and 3.46 years, respectively.

A summary of common stock option transactions during the years ended September 30, 2004 and 2003 follows:

                                                     Weighted Average   Price
                                           Options    Exercise Price    Range
                                          ---------  ------------------------
    Outstanding at September 30, 2002        19,560    $   53.05   $ 40.00-74.80
    Granted                                  13,550        77.38     75.00-82.50
    Exercised                                (8,200)       74.83     40.00-75.00
    Forfeited                                (1,350)       50.99     75.00-82.50
                                          ---------
    Outstanding at September 30, 2003        23,560        66.51     40.00-82.50
    Granted                                  12,625        83.37     80.00-93.50
    Exercised                                (3,685)       50.88     40.00-80.00
    Forfeited                                  (300)       80.00           80.00
                                          ---------
    Outstanding at September 30, 2004        32,200        74.32     40.00-93.50
                                          =========

    Exercisable at September 30, 2003        13,560        58.04     40.00-82.50
                                          =========
    Exercisable at September 30, 2004        22,200    $   72.66     40.00-93.50
                                          =========

The following table presents information by ranges of exercise price on options outstanding at September 30, 2004:

   Exercise Price                 Number of         Wtd Avg         Remaining
       Range                       Options       Exercise Price     Life (Yrs)

      $ 40-49                        2,750         $  40.00            1.00
      $ 50-59                          425            57.00             .10
      $ 60-69                        2,500            62.00             .42
      $ 60-69                        2,550            68.00            2.10
      $ 70-79                       12,000            77.50            8.43
      $ 80-89                       11,750            83.36            4.15
      $ 90-99                          225            93.50            4.80
                                 --------------------------------------------

                                    32,200         $  74.32            4.98
                                 ============================================

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 12.   STOCK OPTION PLANS (CONTINUED)

The following table presents information by ranges of exercisable price on options exercisable and outstanding at September 30, 2004:


   Exercise Price                 Number of         Wtd Avg         Remaining
       Range                       Options       Exercise Price     Life (Yrs)

      $ 40-49                        2,750         $  40.00            1.00
      $ 50-59                          425            57.00             .10
      $ 60-69                        2,500            62.00             .42
      $ 60-69                        2,550            68.00            2.10
      $ 70-79                        2,000            75.00            3.10
      $ 80-89                       11,750            83.36            4.15
      $ 90-99                          225            93.50            4.80
                                 --------------------------------------------

                                    22,200         $  72.66            2.94
                                 ============================================

    Stock options available for issuance at September 30, 2004

    Under the 1995 Stock Option Plan                       $       -
    Under the 2002 Stock Option and Incentive Plan             9,050
                                                           ---------

                                                           $   9,050
                                                           =========

NOTE 13.   PROPOSED ACQUISITION

On August 25, 2004, the Company announced that it had signed a definitive agreement to acquire GFSB, Bancorp, Inc. (GFSB), parent holding company of Gallup Federal Savings and Loan Association, Gallup, New Mexico. As of June 30, 2004, GFSB reported total assets of $232 million.

Under the terms of the agreement, each share of GFSB will be valued at $20 per share. The GFSB shareholders can select either cash or stock in the Company subject to an overall requirement that 51% of the shares must be converted to Company stock. The transaction is subject to various terms and conditions, including approval by the majority of shareholders of both companies and approval by the appropriate regulatory agencies. In conjunction with the transaction, the Company has agreed to register its common stock with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. In addition, the Company will use its best efforts in attempting to be listed on the NASDAQ stock exchange.

Subject to the various terms and conditions of the definitive agreement, the Company anticipates consummation of the transaction in the second quarter of 2005.

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004


NOTE 14.   INCOME PER COMMON SHARE

Basic income per common share is calculated by dividing net income applicable to common equity by the weighted average number of shares of common stock outstanding for the period. Diluted income per common share is calculated by adjusting the weighted average number of shares of common stock outstanding that would be issued assuming the exercise of stock options during the period using the treasury stock method. The following reconciles amounts reported in the financial statements:

                                                    For the Year Ended September 30, 2004
                                                    -------------------------------------

                                                     Income          Shares       Per-share
                                                   (Numerator)    (Denominator)    Amount
    Income available to common stockholders -
        basic income per share                     $ 3,057,051       396,703   $      7.71

    Effect of dilutive securities:
        Options                                             --         2,937
                                                   -------------------------

    Income available to common stockholders -
        diluted income per common share            $ 3,057,051       399,640   $      7.65
                                                   =========================

                                                    For the Year Ended September 30, 2003
                                                    -------------------------------------

                                                     Income          Shares       Per-share
                                                   (Numerator)    (Denominator)    Amount
    Income available to common stockholders -
        basic income per share                     $ 3,570,498       406,827   $      8.78

    Effect of dilutive securities:
        Options                                             --         3,276
                                                   -------------------------

    Income available to common stockholders -
        diluted income per common share            $ 3,570,498       410,103   $      8.71
                                                   =========================

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004

NOTE 15.   RESTATEMENT OF CONSOLIDATED STATEMENT OF CASH FLOWS

Subsequent to the Company's issuance of its consolidated financial statements for the year ended September 30, 2004, management determined that cash flows from the origination and sale of loans held for sale should be reflected gross in its consolidated statements of cash flows and be included within operating activities rather than a net presentation within investing activities. Certain other areas of the statement were expanded to include immaterial items that were previously reported as "Other, net" or grouped with other line items. In conjunction with the Company's merger with GFSB Bancorp, Inc. and the related filing of the Company's registration statement on Form S-4 with the Securities and Exchange Commission, the consolidated statements of cash flow for the years ended September 30, 2004 and 2003 have been restated to present the gross cash flow activities related to loans held for sale and certain other specific items into the respective detail cash flow activity. A summary of the significant effects of the restatement is as follows:

                                                           For the years ended September 30,
                                                           ---------------------------------

                                                                  2004            2003
                                                                  ----            ----
Cash Flows from Operating Activities

Net cash provided by operating activities,
   as previously reported                                     $   3,407,354        3,210,049

Adjustment of cash flows related to loans held for sale

   Proceeds from sale of loans held for sale                     40,714,819       78,507,746

   Originations of loans held for sale                          (37,862,645)      77,877,773)
                                                              -------------    -------------

Net cash provided by operating activities, as restated            6,259,528        3,840,022
                                                              =============    =============

Cash Flows from Investing Activities

Net cash provided by (used in) investing activities,
   as previously reported                                        13,422,419      (34,586,943)

Adjustment to cash flows related to loans held for sale          (2,852,174)        (629,973)
                                                              -------------    -------------

Net cash provided by (used in) investing
     activities, as restated                                  $   10,570,245     (35,216,916)
                                                              ==============   =============

                                                                         ANNEX A


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF AUGUST 25, 2004


                                 BY AND BETWEEN


                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.


                                       AND


                               GFSB BANCORP, INC.








--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                        Page No.
INTRODUCTORY STATEMENT
                                                                               4
ARTICLE I DEFINITIONS
                                                                               5
ARTICLE II THE MERGER
                                                                              11
   2.1      THE MERGER                                                        11
   2.2      CLOSING                                                           11
   2.3      EFFECTIVE TIME                                                    11
   2.4      EFFECTS OF THE MERGER                                             11
   2.5      EFFECT ON OUTSTANDING SHARES OF GFSB COMMON STOCK                 12
   2.6      ELECTION AND PRORATION PROCEDURES.                                12
   2.7      EXCHANGE PROCEDURES                                               15
   2.8      EFFECT ON OUTSTANDING SHARES OF FFBSW COMMON STOCK                18
   2.9      DIRECTORS AFTER EFFECTIVE TIME                                    18
   2.10     CERTIFICATE OF INCORPORATION AND BYLAWS                           18
   2.11     TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK                   18
   2.12     DISSENTERS' RIGHTS                                                19
   2.13     BANK MERGER.                                                      19
   2.14     ALTERNATIVE STRUCTURE                                             19

ARTICLE III
   3.1      DISCLOSURE LETTERS                                                20
   3.2      REPRESENTATIONS AND WARRANTIES OF GFSB                            20
   3.3      REPRESENTATIONS AND WARRANTIES OF                                 36

ARTICLE IV CONDUCT PENDING THE MERGER
   4.1      FORBEARANCES BY GFSB                                              44
   4.2      FORBEARANCES BY FFBSW                                             47

ARTICLE V COVENANTS
   5.1      ACQUISITION PROPOSALS                                             48
   5.2      CERTAIN POLICIES AND ACTIONS OF GFSB                              49
   5.3      ACCESS AND INFORMATION                                            49
   5.4      APPLICATIONS; CONSENTS; TRANSITION                                50
   5.5      ANTITAKEOVER PROVISIONS                                           51
   5.6      ADDITIONAL AGREEMENTS                                             51
   5.7      PUBLICITY                                                         52
   5.8      STOCKHOLDER MEETINGS                                              52
   5.9      REGISTRATION OF FFBSW COMMON STOCK                                53
   5.10     AFFILIATE LETTERS                                                 54
   5.11     NOTIFICATION OF CERTAIN MATTERS                                   54
   5.12     EMPLOYEE BENEFITS MATTERS                                         54
   5.13     INDEMNIFICATION                                                   57
   5.14     SECTION 16 MATTERS                                                58
   5.15     DIVIDENDS                                                         58

ARTICLE VI CONDITIONS TO CONSUMMATION
   6.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS                            58
   6.2      CONDITIONS TO THE OBLIGATIONS OF FFBSW                            60
   6.3      CONDITIONS TO THE OBLIGATIONS OF GFSB                             61

ARTICLE VII TERMINATION
   7.1      TERMINATION                                                       61
   7.2      TERMINATION FEE                                                   63
   7.3      EFFECT OF TERMINATION                                             63

ARTICLE VIII CERTAIN OTHER MATTERS
   8.1      INTERPRETATION                                                    64
   8.2      SURVIVAL                                                          64
   8.3      WAIVER; AMENDMENT                                                 64
   8.4      COUNTERPARTS                                                      64
   8.5      GOVERNING LAW                                                     64
   8.6      EXPENSES                                                          64
   8.7      NOTICES                                                           65
   8.8      ENTIRE AGREEMENT; ETC.                                            65
   8.9      SUCCESSORS AND ASSIGNS; ASSIGNMENT                                66


EXHIBITS

Exhibit A     Form of GFSB Director Voting Agreement
Exhibit B     Form of FFBSW Director Voting Agreement
Exhibit C     Form of Plan of Bank Merger
Exhibit D     Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

        This is an AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of August, 2004 ("AGREEMENT"), by and between FIRST FEDERAL BANC OF THE SOUTHWEST, INC., a Delaware corporation ("FFBSW"), and GFSB BANCORP, INC., a Delaware corporation ("GFSB").

                             INTRODUCTORY STATEMENT

        The Board of Directors of each of FFBSW and GFSB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of FFBSW or GFSB, as the case may be, and in the best long-term interests of the stockholders of FFBSW or GFSB, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

        The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

        FFBSW and GFSB each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

        As a condition and inducement to FFBSW's willingness to enter into this Agreement, at or prior to the date of this Agreement, each of the members of the Board of Directors of GFSB has entered into an agreement dated as of the date hereof in the form of EXHIBIT A pursuant to which he will vote his shares of GFSB Common Stock in favor of this Agreement and the transactions contemplated hereby .

        As a condition and inducement to GFSB's willingness to enter into this Agreement, each director and advisory director of FFBSW has entered into an agreement dated as of the date hereof in the form of EXHIBIT B pursuant to which he or she will vote his or her shares of FFBSW Common Stock in favor of this Agreement and the transactions contemplated hereby.

        In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                              ARTICLE I DEFINITIONS

For purposes of this Agreement:

        "ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving GFSB or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of GFSB's consolidated assets in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of GFSB's capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

        "AGREEMENT" means this Agreement, as amended, modified, or amended and restated from time to time in accordance with its terms.

        "BANK MERGER" shall have the meaning given to that term in SECTION 2.13.

        "BANK MERGER ACT" means the Bank Merger Act, as amended.

        "CASH CONSIDERATION" shall have the meaning given to that term in
SECTION 2.5(A).

        "CASH ELECTION" shall have the meaning given to that term in SECTION 2.6(B).

        "CASH ELECTION SHARES" shall have the meaning given to that term in
SECTION 2.6(B).

        "CERTIFICATE" shall have the meaning given to that term in SECTION
2.6(C).

        "CERTIFICATE OF MERGER" shall have the meaning given to that term in
SECTION 2.3.

        "CLOSING" shall have the meaning given to that term in SECTION 2.2.

        "CLOSING DATE" shall have the meaning given to that term in SECTION 2.2.

        "CONTINUING EMPLOYEE" shall have the meaning given to that term in
SECTION 5.12(A).

        "CRA" means the Community Reinvestment Act.

        "DGCL" means the Delaware General Corporation Law.

        "DISCLOSURE LETTER" shall have the meaning given to that term in SECTION 3.1.

        "DISSENTERS' SHARES" shall have the meaning given to that term in
SECTION 2.12.

        "EFFECTIVE TIME" shall have the meaning given to that term in SECTION
2.3.

        "ELECTION DEADLINE" shall have the meaning given to that term in SECTION 2.6(C).

        "ELECTION FORM" shall have the meaning given to that term in SECTION 2.6(A).

        "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" means any entity that is considered one employer with GFSB under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the IRC.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "EXCHANGE AGENT" shall have the meaning given to that term in SECTION 2.6(C).

        "EXCHANGE RATIO" shall have the meaning given to that term in SECTION 2.5(A).

        "EXCLUDED SHARES" shall consist of (i) Dissenters' Shares and (ii) shares held directly or indirectly by FFBSW (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

        "FDIA" means the Federal Deposit Insurance Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FFBSW" shall have the meaning given to that term in the preamble.

        "FFBSW COMMON STOCK" means the common stock, par value $.01 per share, of FFBSW.

        "FFBSW PRICE" means one hundred sixty-five percent (165%) of the fully diluted book value per share of FFBSW Common Stock as determined in accordance with generally accepted accounting principles as of September 30, 2004 ; PROVIDED, HOWEVER, that the FFBSW Price shall be appropriately adjusted to take into account any FFBSW stock split, stock dividend, reclassification, special distribution or similar transaction which shall occur or be declared prior to the Effective Time.

        "FFBSW STOCKHOLDER MEETING" shall have the meaning given to that term on
SECTION 5.8.

        "GFSB" shall have the meaning given to that term in the preamble and shall include all predecessor entities of GFSB.

        "GFSB COMMON STOCK" means the common stock, par value $.10 per share, of GFSB.

        "GFSB EMPLOYEE PLANS" shall have the meaning given to that term in
SECTION 3.2(R)(I).

        "GFSB OPTION" shall have the meaning given to that term in SECTION 2.11(A).

        "GFSB PENSION PLAN" shall have the meaning given to that term in SECTION 3.2(R)(III).

        "GFSB QUALIFIED PLAN" shall have the meaning given to that term in
SECTION 3.2(R)(IV).

        "GFSB'S REPORTS" shall have the meaning given to that term in SECTION 3.2(G).

        "FRB" mean the Board of Governors of the Federal Reserve System.

        "GFSB STOCKHOLDER MEETING" shall have the meaning given to that term in
SECTION 5.8.

        "GALLUP FEDERAL" shall have the meaning given to that term in SECTION 2.13.

        "GALLUP FEDERAL ESOP" shall have the meaning given to that term in
SECTION 5.12(D).

        "GAAP" means generally accepted accounting principles.

        "GOVERNMENT REGULATOR" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank or savings association deposits.

        "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality.

        "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        "HOLA" means the Home Owners' Loan Act, as amended.

        "INDEMNIFIED PARTY" shall have the meaning given to that term in SECTION 5.13(A).

        "IRC" means the Internal Revenue Code of 1986, as amended.

        "IRS" means the Internal Revenue Service.

        "KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

        "LETTER OF TRANSMITTAL" shall have the meaning given to that term in
SECTION 2.7(A).

        "LIEN" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

        "LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

        "LOAN PROPERTY" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "MAILING DATE" shall have the meaning given to that term in SECTION 2.6(A).

        "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of GFSB or FFBSW, as the context may dictate, and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both FFBSW and GFSB, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally within the region in which FFBSW and GFSB operate, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of FFBSW or GFSB taken consistent with the terms of the Agreement in contemplation of the transactions contemplated hereby and (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, including but not limited to reasonable compensation expenses incurred or to be incurred as a result of the transactions contemplated (provided that it is consistent with the terms of the Agreement ), and compliance by FFBSW with the Securities Act, shall not be considered in determining if a Material Adverse Effect has occurred.

        "MAXIMUM INSURANCE AMOUNT" shall have the meaning given to that term in
SECTION 5.13(C).

        "MERGER" shall have the meaning given to that term in SECTION 2.1.

        "MERGER CONSIDERATION" shall have the meaning given to that term in
SECTION 2.5(A).

        "MIXED ELECTION" shall have the meaning given to that term in SECTION 2.6(B).

        "NASD" means the National Association of Securities Dealers, Inc.

        "NON-ELECTION" shall have the meaning given to that term in SECTION 2.6(B).

        "NON-ELECTION SHARES" shall have the meaning given to that term in
SECTION 2.6(B).

        "OTS" means the Office of Thrift Supervision.

        "PARTICIPATION FACILITY" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

        "PROXY STATEMENT-PROSPECTUS" shall have the meaning given to that term in SECTION 5.9(A).

        "REGISTRATION STATEMENT" shall have the meaning given to that term in
SECTION 5.9(A).

        "REPRESENTATIVE" shall have the meaning given to that term in SECTION 2.6(B).

        "SEC" means the United States Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SHORTFALL NUMBER" shall have the meaning given to that term in SECTION 2.6(E)(II).

        "STOCK CONSIDERATION" shall have the meaning given to that term in
SECTION 2.5(A).

        "STOCK CONVERSION NUMBER" shall have the meaning given to that term in
SECTION 2.6(D).

        "STOCK ELECTION" shall have the meaning given to that term in SECTION 2.6(B).

        "STOCK ELECTION SHARES" shall have the meaning given to that term in
SECTION 2.6(B).

        "STOCK ELECTION NUMBER" shall have the meaning given to that term in
SECTION 2.6(B).

        "SUBSIDIARY" means a corporation, financial institution, partnership, joint venture or other entity in which GFSB or FFBSW, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein and includes all predecessor entities thereof.

        "SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) GFSB's Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if accepted, be reasonably likely to be consummated, (ii) is for 100% of the outstanding shares of GFSB Common Stock and (iii) is, in the opinion of GFSB's Board of Directors after consultation with its financial advisor, more favorable to the stockholders of GFSB from a financial point of view than the transactions contemplated hereby.

        "SURVIVING CORPORATION" shall have the meaning given to that term in
SECTION 2.1.

        "TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes and any applicable interest and penalties related thereto.

                                   ARTICLE II
                                   THE MERGER

        2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, GFSB will merge with and into FFBSW ("MERGER") at the Effective Time. At the Effective Time, the separate corporate existence of GFSB shall cease. FFBSW shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the DGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

        2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place in the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W., Suite 400, Washington, DC 20015 at 2:00 p.m., Washington, DC time, on the fifth business day following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "CLOSING DATE").

        2.3 EFFECTIVE TIME. In connection with the Closing, FFBSW shall duly execute, deliver and file a certificate of merger (the "CERTIFICATE OF MERGER") with the Delaware Secretary of State. The parties will make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as FFBSW and GFSB agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

        2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, FFBSW shall possess all of the properties, rights, privileges, powers and franchises of GFSB and be subject to all of the debts, liabilities and obligations of GFSB.

        2.5     EFFECT ON OUTSTANDING SHARES OF GFSB COMMON STOCK.

                (a) Subject to the provisions of SECTION 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of GFSB Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $20.00 in cash without interest (the "CASH CONSIDERATION") or (ii) the number of shares of FFBSW Common Stock equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "MERGER CONSIDERATION." The "EXCHANGE RATIO" shall be equal to the quotient of $20.00 divided by the FFBSW Price.

                (b) Notwithstanding any other provision of this Agreement, no fraction of a share of FFBSW Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, FFBSW shall pay to each holder of GFSB Common Stock who would otherwise be entitled to a fraction of a share of FFBSW Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the FFBSW Price.

                (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of FFBSW Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of GFSB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of GFSB Common Stock that are held by FFBSW, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into the Cash Consideration or the Stock Consideration pursuant to this SECTION 2.5 but instead shall be treated in accordance with the provisions set forth in SECTION 2.12 of this Agreement.

        2.6     ELECTION AND PRORATION PROCEDURES.

                (a) An election form in such form as GFSB and FFBSW shall mutually agree (an "ELECTION Form") shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of GFSB Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The

"MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of GFSB Common Stock. FFBSW shall make available AS MANY Election Forms as may be reasonably requested by all persons who become holders of GFSB Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and GFSB shall provide to the Exchange Agent (as defined herein) all information reasonably necessary for it to perform its obligations as specified herein.

                (b) Each Election Form shall entitle the holder of shares of GFSB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "MIXED ELECTION") or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of GFSB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "REPRESENTATIVE") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of GFSB Common Stock held by that Representative for a particular beneficial owner. Shares of GFSB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of GFSB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION Shares." Shares of GFSB Common Stock as to which no election has been made are referred to as "NON-ELECTION Shares." The aggregate number of shares of GFSB Common Stock with respect to which a Stock Election has been made is referred to herein as the "STOCK ELECTION NUMBER."

                (c) To be effective, a properly completed Election Form must be received by an independent party appointed by FFBSW and consented to by GFSB, which consent shall not be unreasonably withheld, to act as an exchange agent (the "EXCHANGE AGENT") on or before 5:00 p.m. local time on the third business day immediately preceding GFSB's Stockholder Meeting or on such other time and date as GFSB and FFBSW may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing GFSB Common Stock ("CERTIFICATES") (or customary affidavits and, if required by FFBSW pursuant to SECTION 2.7(I), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of GFSB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any GFSB stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any GFSB stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FFBSW and GFSB that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of GFSB Common Stock held by such stockholder shall be designated Non-Election Shares. FFBSW shall cause the Certificates representing GFSB Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

                (d) Notwithstanding any other provision contained in this Agreement, 51% of the total number of shares of GFSB Common Stock outstanding at the Effective Time (the "STOCK CONVERSION NUMBER") shall be converted into the Stock Consideration and the remaining outstanding shares of GFSB Common Stock (excluding Excluded Shares) shall be converted into the Cash Consideration; PROVIDED, HOWEVER, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, FFBSW may increase the number of shares of GFSB Common Stock that will be converted into the Stock Consideration and reduce the number of shares of GFSB Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent not less than 45% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

                (e) Within three business days after the later to occur of the Election Deadline or the Effective Time, FFBSW shall cause the Exchange Agent to effect the allocation among holders of GFSB Common Stock of rights to receive the Cash Consideration and the Stock Consideration and to distribute such consideration as follows:

                        (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder's Stock Election Shares;

                        (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                                (A)     if the Shortfall Number is less than or
equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Non-Election Shares; or

                                (B)     if the Shortfall Number exceeds the
number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Cash Election Shares.

                For purposes of the foregoing calculations, Excluded Shares shall be deemed to be Cash Election Shares. For purposes of this SECTION 2.6(E), if FFBSW is obligated to increase the number of shares of GFSB Common Stock to be converted into shares of FFBSW Common Stock as a result of the application of the last clause of SECTION 2.6(D) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this SECTION 2.6(E).

        2.7     EXCHANGE PROCEDURES.

                (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to FFBSW and GFSB shall be mailed within five (5) business days after the Effective Time to each holder of record of GFSB Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of GFSB Common Stock to be converted thereby.

                (b) At and after the Effective Time, each Certificate (except as specifically set forth in SECTION 2.5(D)) shall represent only the right to receive the Merger Consideration.

                (c) Prior to the Effective Time, FFBSW shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of FFBSW Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of GFSB Common Stock, an amount of cash sufficient to pay the aggregate Cash Consideration.

                (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as FFBSW may reasonably determine and
(iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FFBSW Common Stock that such holder has the right to receive pursuant to SECTION 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 2.5, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to SECTION 2.5, and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute FFBSW Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FFBSW Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of GFSB Common Stock not registered in the transfer records of GFSB, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such GFSB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of FFBSW and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                (e) No dividends or other distributions declared or made after the Effective Time with respect to FFBSW Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of FFBSW Common Stock hereunder until such person surrenders his or her Certificates in accordance with this SECTION 2.7. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of FFBSW Common Stock represented by such person's Certificates.

                (f) The stock transfer books of GFSB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of GFSB of any shares of GFSB Common Stock. If, after the Effective Time, Certificates are presented to FFBSW, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 2.7.

                (g) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 2.5, any dividends or other distributions to be paid pursuant to this SECTION 2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of GFSB for one year after the Effective Time shall be repaid by the Exchange Agent to FFBSW upon the written request of FFBSW. After such request is made, any stockholders of GFSB who have not theretofore complied with this SECTION 2.7 shall look only to FFBSW for the Merger Consideration deliverable in respect of each share of GFSB Common Stock such stockholder holds, as determined pursuant to SECTION 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of FFBSW (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of GFSB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                (h) FFBSW and the Exchange Agent shall be entitled to rely upon GFSB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FFBSW and the Exchange Agent shall be entitled to deposit any Merger Consideration deliverable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or FFBSW, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 2.5.

        2.8 EFFECT ON OUTSTANDING SHARES OF FFBSW COMMON STOCK. At and after the Effective Time, each share of FFBSW Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        2.9 DIRECTORS AFTER EFFECTIVE TIME. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of FFBSW serving immediately prior to the Effective Time and the directors of First Federal Bank shall consist of the current directors of First Federal Bank serving at the Effective Time; PROVIDED, HOWEVER, that FFBSW shall offer to Richard C. Kauzlaric and Michael P. Mataya the opportunity to serve on its Board of Directors and the Board of Directors of First Federal Bank.

        2.10 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of FFBSW, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of FFBSW, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        2.11    TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK.

        (a) Each option to purchase shares of GFSB Common Stock issued by GFSB and outstanding at the Effective Time (a "GFSB OPTION") pursuant to any GFSB stock option whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, FFSBW shall make payment immediately at the Effective Time to each holder of a GFSB Option of an amount of Merger Consideration determined by multiplying (x) the number of shares of GFSB Common Stock subject to such holder's GFSB Option by (y) an amount equal to the excess (if any) of $20 over the exercise price per share of such GFSB Option (the "Option Value"), PROVIDED, HOWEVER, that such Option Value shall be paid as follows:

                (i) a number of whole shares of FFBSW Common Stock equal to a fraction, the numerator of which is the Option Value multiplied by 0.51 and the denominator of which is the FFBSW Price, with cash paid in lieu of fractional shares; and

                (ii) an amount of cash equal to the Option Value multiplied by 0.49;

PROVIDED FURTHER, no such payment shall be made to such holder unless and until such holder has executed and delivered to GFSB an instrument in such form prescribed by FFBSW and reasonably satisfactory to GFSB accepting such payment in full settlement of his or her rights relative to GFSB Option. GFSB shall take all actions which are necessary or appropriate to carry out the intention of the above.

        (b) Awards outstanding as of the date hereof under GFSB's Management Stock Bonus Plan, to the extent not already vested, shall vest and shall represent the right to receive the same rights provided to other holders of GFSB Common Stock pursuant to Section 2.5(a) above. GFSB agrees to take or to cause to be taken all actions necessary to provide for such conversion at or prior to the Effective Time, and shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a share of restricted GFSB Common Stock with regard to the conversion of such shares in accordance with the terms of this Agreement.

        2.12 DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, shares of GFSB Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger and who have filed with GFSB a written objection to the Merger in accordance with the DGCL (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled only to such rights as are granted by applicable law, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to payment of the fair value of their shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in SECTION 2.7 of the GFSB Certificate or GFSB Certificates that, immediately prior to the Effective Time, evidenced such shares. GFSB shall give FFBSW (i) prompt notice of any written objections to the Merger and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of GFSB thereunder. GFSB shall not, except with the prior written consent of FFBSW, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for payment or timely take any other action in accordance with the DGCL.

        2.13 BANK MERGER. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Federal Bank, a wholly owned subsidiary of FFBSW, and Gallup Federal Savings Bank ("GALLUP FEDERAL"), a wholly owned subsidiary of GFSB, shall enter into the Plan of Bank Merger, in the form attached hereto as EXHIBIT C, pursuant to which Gallup Federal will merge with and into First Federal Bank (the "BANK MERGER"). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

        2.14 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FFBSW may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as FFBSW may reasonably determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this

Agreement or (iii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. In the event that FFBSW elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

        3.1 DISCLOSURE LETTERS. Prior to the execution and delivery of this Agreement, FFBSW and GFSB have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); provided, that no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards of SECTION 6.2(A) or
SECTION 6.3(A) as applicable. The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party's Disclosure Letter shall be deemed disclosed for all purposes of such party's Disclosure Letter.

        3.2 REPRESENTATIONS AND WARRANTIES OF GFSB. GFSB represents and warrants to FFBSW that, except as disclosed in GFSB's Disclosure Letter:

                (a) ORGANIZATION AND QUALIFICATION. GFSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the OTS as a savings and loan holding company. GFSB has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. GFSB is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on GFSB.

                (b)     SUBSIDIARIES.

                        (i) GFSB's Disclosure Letter sets forth with respect to each of GFSB's Subsidiaries its name, its jurisdiction of incorporation, GFSB's percentage ownership, the number of shares of stock owned or controlled by GFSB and the name and number of shares held by any other person who owns any stock of the Subsidiary. GFSB owns of record and beneficially, directly or indirectly, all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to GFSB's right to vote or dispose of any equity securities of its Subsidiaries. GFSB's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally chartered savings associations.

                        (ii) Each of GFSB's Subsidiaries is a corporation or insured depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

                        (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of GFSB are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

                        (iv) No Subsidiary of GFSB other than Gallup Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. Gallup Federal is a qualified thrift lender pursuant to
Section 10(m) of the HOLA and its deposits are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law. Gallup Federal is a member in good standing of the Federal Home Loan Bank of Dallas.

                (c)     CAPITAL STRUCTURE.

                        (i) The authorized capital stock of GFSB consists of:

                                (A)     1,500,000 shares of GFSB Common Stock;
and

                                (B)     500,000 shares of preferred stock, par
value $.10 per share.

                        (ii)    As of the date of this Agreement:

                                (A)     1,146,645 shares of GFSB Common Stock
are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws .

                                (B)     no shares of GFSB preferred stock are
issued and outstanding; and

                                (C)     no shares of GFSB Common Stock are
reserved for issuance under any director or employee benefit plan except that:

                                        (1)     96,896shares are issued and
outstanding and held by the ESOP Trust for the GFSB Employee Stock Ownership Plan; and

                                        (2)     217,474 shares reserved for
issuance under the GFSB Stock Option Plan of which 100,294 shares are subject to outstanding awards.

                        (iii) Set forth in GFSB's Disclosure Letter is a complete and accurate list of all outstanding GFSB Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

                        (iv)    No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders of GFSB may vote are issued or outstanding.

                        (v) Except as set forth in this Section 3.2(c) and the GFSB Disclosure Letter as of the date of this Agreement, (A) no shares of capital stock or other voting securities of GFSB or any of its Subsidiaries are issued, reserved for issuance or outstanding and (B) neither GFSB nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating GFSB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of GFSB or obligating GFSB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Except as set forth in the GFSB Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of GFSB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of GFSB or any of its Subsidiaries.

                (d) AUTHORITY. GFSB has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of GFSB's Board of Directors, and no other corporate proceedings on the part of GFSB are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the REQUISITE vote of the holders of GFSB Common Stock. This Agreement has been duly and validly executed and delivered by GFSB and constitutes a valid and binding obligation of GFSB, enforceable against GFSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by GFSB do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which GFSB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of GFSB or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of GFSB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which GFSB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on GFSB.

                (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by GFSB of this Agreement or the consummation by GFSB of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, and (iii) the registration or qualification of the shares of FFBSW Common Stock to be issued in exchange for shares of GFSB Common Stock under state securities or "blue sky" laws and Exchange Act registration and Nasdaq listing. As of the date hereof, GFSB knows of no reason pertaining to GFSB why any of the approvals referred to in this
SECTION 3.2(F) should not
be obtained without the imposition of any material condition or restriction described in SECTION 6.1(B).

                (g) SECURITIES FILINGS. Since June 30, 2001, GFSB has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act (collectively, "GFSB'S REPORTS"). GFSB has made available to FFBSW an accurate and complete copy of (i) each of GFSB's Reports and (ii) each communication mailed by GFSB to its stockholders prior to the date hereof. None of GFSB's Reports or such communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of GFSB's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of GFSB included in GFSB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

                (h) FINANCIAL STATEMENTS. GFSB has previously made available to FFBSW copies of (i) the consolidated balance sheets of GFSB and its Subsidiaries as of June 30, 2003 and 2002 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the two-year period ended June 30, 2003, together with the notes thereto, accompanied by the audit report of GFSB's independent public auditors, as reported in GFSB's Annual Report on Form 10-KSB for the year ended June 30, 2003 filed with the SEC, (ii) the unaudited consolidated balance sheet of GFSB and its Subsidiaries as of March 31, 2004 and the related consolidated statements of income and cash flows for the nine months ended March 31, 2004 and 2003, as reported in GFSB's Quarterly Report on Form 10-QSB for the period ended March 31, 2004 filed with the SEC and (iii) the unaudited condensed consolidated balance sheet of GFSB and its Subsidiaries as of June 30, 2004 and the related unaudited consolidated statements of income and cash flows for the three and twelve month periods ended June 30, 2004 as reported in GFSB's Reports. Such financial statements were prepared from the books and records of GFSB and its Subsidiaries, fairly present the consolidated financial position of GFSB and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of GFSB and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of GFSB and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

                (i) UNDISCLOSED LIABILITIES. Except as set forth on the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of GFSB as of March 31, 2004 as included in GFSB's Quarterly Report on Form 10-QSB for the period ended March 31, 2004, except for (i) liabilities incurred since March 31, 2004 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on GFSB and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in GFSB's Reports filed with the SEC prior to the date of this Agreement or as set forth in the GFSB Disclosure Letter, and except for actions and omissions of GFSB taken with the prior written consent of FFBSW, which consent shall not be unreasonably withheld, in contemplation of the transactions contemplated hereby and for direct effects of compliance with this Agreement on the operating performance of GFSB, including expenses incurred by GFSB in consummating the transactions contemplated by this Agreement, since June 30, 2003: (i) GFSB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on GFSB or on the ability of GFSB to complete the transactions contemplated by this Agreement,
(iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by GFSB or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (iv) neither GFSB nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees and (v) there has been no change in any accounting principles, practices or methods of GFSB or any of its Subsidiaries other than as required by GAAP.

                (k) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of GFSB, threatened against or affecting GFSB or any of its Subsidiaries or any property or asset of GFSB or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GFSB or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of GFSB, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against GFSB or any of its Subsidiaries. Except as set forth in the GFSB Disclosure Letter, there are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against GFSB or any of its Subsidiaries .

                (l) ABSENCE OF REGULATORY ACTIONS. Since January 1, 2000, neither GFSB nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of GFSB or its Subsidiaries.

                (m) COMPLIANCE WITH LAWS. GFSB and each of its Subsidiaries conducts its business in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. GFSB and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the knowledge of GFSB, no suspension or cancellation of any of them is threatened. Except as set forth in the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

                (n) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of GFSB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by GFSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on GFSB's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of GFSB or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where GFSB or any of its Subsidiaries do not file tax returns that GFSB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to GFSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on GFSB's balance sheet (in accordance with GAAP). GFSB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. GFSB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and GFSB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Except as set forth in the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC and neither GFSB nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a GFSB Option or upon the issuance of any GFSB Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

                (o)     AGREEMENTS.

                        (i) Except as set forth on the GFSB Disclosure Letter, GFSB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date hereof that has not been filed with GFSB's Reports.

                        (ii) GFSB's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) not filed with GFSB's Reports to which GFSB or any of its Subsidiaries is a party or is bound:

                                (A)     with any executive officer or other key
employee of GFSB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving GFSB or any of its Subsidiaries of the nature contemplated by this Agreement;

                                (B)     with respect to the employment of any
directors, officers, employees or consultants;

                                (C)     any of the benefits of which will be
increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

                                (D)     containing covenants that limit the
ability of GFSB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, GFSB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                                (E)     pursuant to which GFSB or any of its
Subsidiaries may become obligated to invest in or contribute capital to any entity;

                                (F)     not fully disclosed in GFSB's Reports
that relates to borrowings of money (or guarantees thereof) by GFSB or any of its Subsidiaries in excess of $25,000; or

                                (G)     which is a lease or license with respect
to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $10,000 on an annual basis.

                        (iii) Except as set forth on the GFSB Disclosure Letter, neither GFSB nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of GFSB, no other party to any such agreement (excluding any loan or extension of credit made by GFSB or any of its Subsidiaries) is in default in any respect thereunder.

                (p) INTELLECTUAL PROPERTY. Except as set forth on the GFSB Disclosure Letter, GFSB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks, trademarks and other proprietary intellectual property material to its businesses, and neither GFSB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of GFSB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

                (q) LABOR MATTERS. GFSB and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither GFSB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is GFSB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of GFSB, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving GFSB or any of its Subsidiaries pending or, to the knowledge of GFSB, threatened.

                (r)     EMPLOYEE BENEFIT PLANS.

                        (i) GFSB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, recognition and retention, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of GFSB or any of its Subsidiaries (hereinafter referred to collectively as the "GFSB EMPLOYEE PLANS"). True and complete copies of each agreement, plan, trust agreement, Form 5500 filed with the IRS for the three most recently completed plan years, the most recent actuarial report and financial statement, the most recent summary plan description, the most recent determination letter issued by the IRS, any Form 5310 or Form 5330 filed with the IRS, any loan agreements and related documents evidencing any outstanding loan to an employee stock ownership plan maintained by GFSB or any Subsidiary, and other documents referenced in GFSB's Disclosure Letter have been made available to FFBSW. There has been no announcement or commitment by GFSB or any of its Subsidiaries to create an additional GFSB Employee Plan, or to amend any GFSB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such GFSB Employee Plan.

                        (ii) To the knowledge of GFSB, there is no pending or threatened litigation, administrative action or proceeding relating to any GFSB Employee Plan. All of the GFSB Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws, including but not limited to the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations and rules promulgated thereunder, and all filings, disclosures, notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the GFSB Employee Plans which is likely to result in the imposition of any penalties or taxes upon GFSB or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC, and neither GFSB nor any of its Subsidiaries, nor any GFSB Employee Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any of the aforesaid persons or entities would reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409 of ERISA.

                        (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by GFSB or any of its Subsidiaries to be incurred with respect to any GFSB Employee Plan which is subject to Title IV of ERISA ("GFSB PENSION PLAN"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by GFSB or any ERISA Affiliate. No GFSB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each GFSB Pension

Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such GFSB Pension Plan as of the end of the most recent plan year with respect to the respective GFSB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such GFSB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any GFSB Pension Plan within the 12-month period ending on the date hereof. Neither GFSB nor any of its Subsidiaries has provided, or is required to provide, security to any GFSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither GFSB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                        (iv) Each GFSB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "GFSB QUALIFIED PLAN") has received a favorable determination letter from the IRS, and GFSB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each GFSB Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such GFSB Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

                        (v) Neither GFSB nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any GFSB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

                        (vi) All contributions required to be made under the terms of any GFSB Employee Plan or ERISA Affiliate plan or any employee benefit arrangement to which GFSB or Gallup Federal is a party or sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on GFSB consolidated financial statements to the extent required and in accordance with GAAP. GFSB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable GFSB Employee Plan in accordance with applicable laws and GAAP consistently applied. None of GFSB, Gallup Federal or any ERISA Affiliate (i) has provided, or would reasonably be expected to be required to provide, security to any GFSB Pension Plan or to any ERISA Affiliate plan pursuant to Section 401(a)(29) of the IRC, or (ii) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under
Section 412(n) of the IRC or pursuant to ERISA.

                        (vii) Except as set forth on the GFSB Disclosure Letter, The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any GFSB Employee Plan or (C) result in any increase in benefits payable under any GFSB Employee Plan.

                        (viii) Neither GFSB nor Gallup Federal maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

                        (ix) Except as set forth on the GFSB Disclosure Letter, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of GFSB or Gallup Federal to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the IRC).

                (s)     PROPERTIES.

                        (i) A description of each parcel of real property owned by GFSB or a Subsidiary of GFSB is set forth in GFSB's Disclosure Letter. GFSB and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (A) liens for taxes not yet due and payable, (B) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby and (C) as reflected on the consolidated balance sheet of GFSB as of March 31, 2004 included in GFSB's Reports. All real property and fixtures of GFSB and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by GFSB to be adequate for the current business of GFSB and its Subsidiaries. To the knowledge of GFSB, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

                        (ii) Except as set forth in the GFSB Disclosure Letter, GFSB and each of its Subsidiaries has good and marketable title to all tangible material personal property owned by it, free and clear of all Liens except such encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of GFSB and its Subsidiaries that is leased rather than owned, neither GFSB nor any of its Subsidiaries is in default under the terms of any such lease.

                        (iii) A description of all real property leased by GFSB or a Subsidiary of GFSB is set forth in GFSB's Disclosure Letter. Each lease pursuant to which GFSB or any of its Subsidiaries as lessee, leases real or personal property, is valid and in full force and effect and neither GFSB nor any of its Subsidiaries, nor, to GFSB's knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.

                (t) FAIRNESS OPINION. GFSB has received the opinion of The Wallach Company, a division of McDonald Investments Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to GFSB's stockholders.

                (u) FEES. Other than financial advisory services performed for GFSB by The Wallach Company, a division of McDonald Investments pursuant to an agreement dated September 4, 2003, a true and complete copy of which is set forth in GFSB's Disclosure Letter, neither GFSB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for GFSB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                (v)     ENVIRONMENTAL MATTERS.

                        (i) Except as set forth in the GFSB Disclosure Letter, each of GFSB and its Subsidiaries, the Participation Facilities, and, to the knowledge of GFSB, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

                        (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of GFSB, threatened, before any court, governmental agency or board or other forum against GFSB or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by GFSB or any of its Subsidiaries or any Participation Facility.

                        (iii) To the knowledge of GFSB, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or GFSB or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

                        (iv) Neither GFSB nor any of its Subsidiaries, has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

                        (v) Except as set forth on the GFSB Disclosure Letter, to the knowledge of GFSB and its Subsidiaries, there are no underground storage tanks at any properties owned or operated by GFSB or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by GFSB or any of its Subsidiaries or any Participation Facility.

                        (vi) Except as set forth on the GFSB Disclosure Letter, to the knowledge of GFSB and its Subsidiaries during the period of (A) GFSB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) GFSB's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of GFSB, prior to the period of (A) GFSB's or its Subsidiary's ownership or operation of any of their respective current properties or (B) GFSB's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

                (w)     LOAN PORTFOLIO; ALLOWANCE FOR LOAN LOSSES.

                        (i) With respect to each Loan owned by GFSB or its Subsidiaries in whole or in part:

                                (A)     The note and the related security
documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditor's rights and general equity principles;

                                (B)     neither GFSB nor any of its
Subsidiaries, nor to the knowledge of GFSB and its Subsidiaries, any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                                (C)     GFSB or a Subsidiary of GFSB is the sole
holder of legal and beneficial title to each Loan (or GFSB's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of GFSB or a Subsidiary of GFSB;

                                (D)     the original note and the related
security documents are maintained separately by GFSB from the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                                (E)     with respect to a Loan held in the form
of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                        (ii) The allowance for loan losses amounts reflected in GFSB's balance sheet at June 30, 2004 was, and the allowance for loan losses shown on the balance sheets in GFSB's Reports for periods ending after June 30, 2004, in the opinion of management, were or will be adequate, as of the dates thereof, under GAAP.

                        (iii) The GFSB Disclosure Letter sets forth every GFSB loan, lease or other extension of credit as of July 31, 2004 (A) which is 90 days or more delinquent, (B) has been classified as "special mention", "substandard", "doubtful", "loss", "non-performing", or "of concern", or (C) involves a borrower or collateral in bankruptcy, reorganization or similar proceeding. Since March 31, 2004, there has been no material adverse change in the items listed in parts (A), (B) and (C) of this paragraph.

                (x) DEPOSITS. Except as set forth in the GFSB Disclosure Letter, none of the deposits of Gallup Federal is a "brokered" deposit, as such terms is defined at 12 C.F.R. Section 337.6(a)(2).

                (y) ANTI-TAKEOVER PROVISIONS INAPPLICABLE. Assuming the accuracy of the representations contained in Section 3.3(f) hereof, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger are not subject to any provisions of an antitakeover nature contained in GFSB's or its Subsidiaries' organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

                (z) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of GFSB, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of GFSB or any of its subsidiaries, except as set forth on the GFSB Disclosure Letter.

                (aa) INSURANCE. GFSB and its Subsidiaries are presently insured for amounts and against such risks as is required by law or contract. Such insurance is similar in coverage and amount as the insurance maintained by similar financial institutions. All of the insurance policies and bonds maintained by GFSB and its Subsidiaries are in full force and effect, GFSB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                (bb)    INVESTMENT SECURITIES; DERIVATIVES.

                        (i) Except as indicated in the GFSB Disclosure Letter and except for (A) restrictions that exist for securities that are classified as "held to maturity" and (B) securities which are pledged with respect to certain borrowings of GFSB, none of the investment securities held by GFSB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                        (ii) Except as set forth in the GFSB Disclosure Letter neither GFSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

                (cc) INDEMNIFICATION. Except as provided in the certificate of incorporation or bylaws of GFSB and the similar organizational documents of its Subsidiaries and except as set forth in GFSB's Disclosure Letter, neither GFSB nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of GFSB and, to the knowledge of GFSB, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of GFSB or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

                (dd) CORPORATE DOCUMENTS. GFSB has previously furnished or made available to FFBSW a complete and correct copy of the certificate of incorporation and bylaws of GFSB and similar organizational documents of each of GFSB's Subsidiaries, as in effect as of the date of this Agreement. Neither GFSB nor any of GFSB's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of GFSB and each of GFSB's Subsidiaries constitute a complete and correct record of all material actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

                (ee) GFSB INFORMATION. The information regarding GFSB and its Subsidiaries to be supplied by GFSB for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement Prospectus (except for such portions thereof as relate only to FFBSW or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                (ff) COMMUNITY REINVESTMENT ACT COMPLIANCE. Gallup Federal is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder except where the failure to be in compliance would not have a Material Adverse Effect of GFSB, and Gallup Federal currently has a CRA rating of satisfactory or better. To the knowledge of GFSB, there is no fact or circumstance or set of facts or circumstances that would cause Gallup Federal to fail to comply with such provisions or cause the CRA rating of Gallup Federal to fall below satisfactory.

                (gg) TAX TREATMENT OF THE MERGER. GFSB has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

                (hh) ANTI-MONEY LAUNDERING COMPLIANCE. Gallup Federal maintains an effective anti-money laundering program and is in compliance with federal laws and regulations relating to such anti-money laundering program.

                (ii)    VOTING REQUIREMENTS.

                        The affirmative vote at the GFSB Stockholders Meeting of the holders of a majority of the outstanding shares of GFSB Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the GFSB's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        3.3 REPRESENTATIONS AND WARRANTIES OF FFBSW. FFBSW represents and warrants to GFSB that, except as set forth in FFBSW's Disclosure Letter:

                (a) ORGANIZATION AND QUALIFICATION. FFBSW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a registered savings and loan holding company with the OTS. FFBSW has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. FFBSW is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on FFBSW.

                (b)     SUBSIDIARIES.

                        (i) FFBSW owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to FFBSW's right to vote or dispose of any equity securities of its Subsidiaries. FFBSW's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations.

                        (ii) Each of FFBSW's Subsidiaries is a corporation or insured depository institution duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on FFBSW.

                        (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Except as set forth in the Disclosure Letter, no shares of capital stock of any Subsidiary are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

                        (iv) No Subsidiary of FFBSW other than First Federal Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. First Federal Bank's deposits are insured by the FDIC to the fullest extent permitted by law. First Federal Bank is a member in good standing of the Federal Home Loan Bank of Dallas.

                (c)     CAPITAL STRUCTURE.

                        (i) The authorized capital stock of FFBSW consists of:

                                (A)     1,000,000 shares of FFBSW Common Stock;
and

                                (B)     500,000 shares of preferred stock, par
value $.01 per share.

                        (ii)    As of the date of this Agreement:

                                (A)     395,196 shares of FFBSW Common Stock are
issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws;

                                (B)     no shares of FFBSW preferred stock are
issued and outstanding; and

                                (C)     70,885 shares of FFBSW Common Stock are
reserved for issuance under FFBSW's stock-based benefit plans and awards covering 20,950 shares are currently outstanding thereunder.

                        (iii)   No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders of FFBSW may vote are issued or outstanding.

                        (iv) As of the date of this Agreement, (A) no shares of capital stock or other voting securities of FFBSW are issued, reserved for issuance or outstanding and (B) neither FFBSW nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating FFBSW or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of FFBSW or obligating FFBSW or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Except as set forth in the FFBSW Disclosure Letter, there are no outstanding contractual obligations of FFBSW or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FFBSW or any of its Subsidiaries.

                        (v) The shares of FFBSW Common Stock to be issued in exchange for shares of GFSB Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free of any liens or encumbrances and subject to no preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of FFBSW or to any agreement to which FFBSW is a party or by which it is bound.

                        (vi) It is understood that FFBSW may implement a 8:1 or other stock split between the date hereof and the Effective Time, although it is under no obligation to do so. The information contained in this part (c) regarding FFBSW's outstanding shares and stock options shall not be deemed incorrect to the extent it changes as a result of a stock split.

                (d) AUTHORITY. Subject to the requisite approval of the shareholders of FFBSW, FFBSW has all requisite corporate power and authority to enter into this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of FFBSW's Board of Directors, and no other corporate proceedings (other than the approval and adoption of this Agreement by FFBSW's stockholders) on the part of FFBSW are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by FFBSW and constitutes a valid and binding obligation of FFBSW, enforceable against FFBSW in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by FFBSW do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which FFBSW or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of FFBSW or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of FFBSW or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which FFBSW or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on FFBSW.

                (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by FFBSW of this Agreement or the consummation by FFBSW of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, and (iii) the registration or qualification of the shares of FFBSW Common Stock to be issued in exchange for shares of FFBSW Common Stock under the Securities Exchange Act of 1934 and the state securities or "blue sky" laws and (iv) the listing of the FFBSW Common Stock on the National Association of Securities Dealers Automated Quotation system ("NASDAQ") . As of the date hereof, FFBSW knows of no reason pertaining to FFBSW why any of the approvals referred to in this SECTION 3.3(F) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(B).

                (g) FINANCIAL STATEMENTS. FFBSW has previously made available to GFSB copies of (i) the consolidated balance sheets of FFBSW and its Subsidiaries as of September 30, 2003 and 2002 and related consolidated statements of income, cash flows and changes in stockholders' equity for the two years ended September 30, 2003, together with the notes thereto, accompanied by the audit report of FFBSW's independent public auditors, as reported in FFBSW's Annual Report and (ii) the unaudited consolidated balance sheet of FFBSW and its Subsidiaries as of June 30, 2004 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the nine (9) months ended June 30, 2004. Such financial statements were prepared from the books and records of FFBSW and its Subsidiaries, fairly present the consolidated financial position of FFBSW and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of FFBSW and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of FFBSW and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

                (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in FFBSW's Disclosure Letter, since September 30, 2003 (i) FFBSW and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such business consistent with their past practice, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on FFBSW or on the ability of FFBSW to complete the transactions contemplated by this Agreement and (iii) there has been no change in any accounting principles, practices or methods of FFBSW or any of its Subsidiaries other than as required by GAAP.

                (i) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of FFBSW, threatened against or affecting FFBSW or any of its Subsidiaries or any property or asset of FFBSW or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFBSW or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of FFBSW, there are no investigations, reviews or inquires by any court or Governmental Entity pending or threatened against FFBSW or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against FFBSW or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFBSW.

                (j) ABSENCE OF REGULATORY ACTIONS. Since January 1, 1999, neither FFBSW nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of FFBSW or its Subsidiaries.

                (k) COMPLIANCE WITH LAWS. FFBSW and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business. FFBSW and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of FFBSW, no suspension or cancellation of any of them is threatened. Neither FFBSW nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FFBSW.

                (l) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of FFBSW or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by FFBSW or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFBSW's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FFBSW or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where FFBSW or any of its Subsidiaries do not file tax returns that FFBSW or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to FFBSW or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on FFBSW's balance sheet (in accordance with GAAP). FFBSW and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. FFBSW and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FFBSW and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

                (m) AGREEMENTS. Neither FFBSW nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of FFBSW, no other party to any such agreement (excluding any loan or extension of credit made by FFBSW or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on FFBSW.

                (n) FFBSW INFORMATION. The information regarding FFBSW and its Subsidiaries to be supplied by FFBSW for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to GFSB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                (o) COMMUNITY REINVESTMENT ACT COMPLIANCE. First Federal Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on FFBSW. First Federal Bank currently has a CRA rating of satisfactory or better. To the knowledge of FFBSW, there is no fact or circumstance or set of facts or circumstances that would cause First Federal Bank to fail to comply with such provisions or cause the CRA rating of First Federal Bank to fall below satisfactory.

                (p) TAX TREATMENT OF THE MERGER. FFBSW has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

                (q) AVAILABILITY OF FUNDS. FFBSW has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. First Federal Bank is, and immediately following the

Merger and the Bank Merger will be, in compliance with all applicable capital requirements.

                (r) ANTI-MONEY LAUNDERING. First Federal Bank maintains an effective anti-money laundering program and is in compliance with federal law and regulations relating to such anti-money laundering program.

                (s) UNDISCLOSED LIABILITIES. Except as set forth on the FFBSW Disclosure Letter, neither FFBSW nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of FFBSW as of March 31, 2004, except for (i) liabilities incurred since March 31, 2004 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on FFBSW and
(ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                (t) VOTING REQUIREMENTS. The affirmative vote at the FFBSW Stockholders Meeting of the holders of a majority of the outstanding shares of FFBSW Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the FFBSW's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

                (u) TITLE TO PROPERTIES. FFBSW has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected on its balance sheets as of June 30, 2004 (the "Balance Sheet Date") as provided to GFSB pursuant to Section 3.3(g) hereof, or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business. All properties used in the operations of FFBSW are reflected in the FFBSW's balance sheets to the extent GAAP require the same to be reflected. All leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of timing, or both, would constitute a default).

                (v) ENVIRONMENTAL. To the knowledge of FFBSW, FFBSW is in compliance with all applicable Environmental Laws and FFBSW has all permits, authorizations and approvals required under applicable Environmental Laws and is in compliance with the requirements of such permits, authorizations and approvals. To the knowledge of FFBSW, there are no pending or threatened Environmental Claims (as defined below) against FFBSW. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

                (w) LOANS; ALLOWANCE FOR LOAN LOSSES. All of the loans on the books of FFBSW are valid and properly documented and were made in the ordinary course of business, and the security therefore, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and services, nor FFBSW's procedures and practices of approving or rejecting loan applications, violates any applicable law, rule or regulation thereto. The allowance for loan losses reflected on FFBSW's consolidated balance sheet as of June 30, 2004, is and in the case of subsequently delivered financial statements by FFBSW to GFSB, if any, in the opinion of management, adequate under GAAP as of such date.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

        4.1 FORBEARANCES BY GFSB. Except as expressly contemplated or permitted by this Agreement and to the extent required by law or regulation, during the period from the date of this Agreement to the Effective Time, GFSB shall not, nor shall GFSB permit any of its Subsidiaries to, without the prior written consent of FFBSW, which consent shall not be unreasonably withheld:

                (a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; use commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                (b)     (i)     incur, modify, extend or renegotiate any
indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (x) demand deposits, NOW, money market and passbook deposit accounts, (y) securities sold with an agreement to repurchase within one year, federal funds purchases with terms of one year or less, and borrowings from a Federal Home Loan Bank that mature within one year and (z) certificates of deposit that mature within 36 months; PROVIDED, HOWEVER, that in no event shall any new borrowings under this Section exceed an aggregate of $2.0 million; PROVIDED FURTHER, that this Section shall not apply to overnight borrowings by Gallup Federal;

                        (ii) prepay any indebtedness or other similar arrangements so as to cause GFSB to incur any prepayment penalty thereunder;

                (c)     (i)     adjust, split, combine or reclassify any capital
stock;

                        (ii) make, declare or pay any dividend, or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of the lesser of $0.125 per share of GFSB Common Stock or 45% of GFSB's net earnings for the prior quarter;

                        (iii) grant any stock awards under the GFSB Employee Plans (other than the ESOP) or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

                        (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options as of the date hereof;

                (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets with a value of $100,000 or more to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

                (e) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                (f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those contracts or agreements individually involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than contracts or agreements covered by SECTION 4.1(G);

                (g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $350,000 per borrower with respect to any individual borrower in the case of secured loans and $20,000 in the case of unsecured loans or (ii) loans or advances as to which GFSB has a binding obligation to make such loans or advances as of the date hereof;

                (h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of GFSB or Gallup Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

                (i) increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay or make any stock award, cash or stock bonus, pension, retirement allowance or contribution to any such employees or directors not required by any binding agreement in effect as of the date hereof, except for annual non-officer employee salary increases of not more than 5% consistent with past practice;

                        (i) except as may be required by law or by the terms of GFSB's 401(k) profit sharing plan, make contributions to become a party to, amend, make contributions to, or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

                        (ii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

                        (iii) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any additional employee;

                        (iv) submit for approval or ratification any stock option or similar plan to its stockholders; or

                        (v) make any monthly contribution to the Gallup Federal ESOP in excess of the scheduled monthly contributions; or

                (j) settle any claim, action or proceeding involving payment by it of money damages in excess of $10,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

                (k) amend its certificate of incorporation or bylaws, or similar governing documents;

                (l) restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

                (n) make any capital expenditures in excess of $5,000 other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair, to make payment of necessary taxes;

                (o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

                (p) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

                (q) other than pursuant to this Agreement, implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

                (r) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

                (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 4.1.

                Any request by GFSB or response thereto by FFBSW shall be made in accordance with the notice provisions of SECTION 8.7 and shall note that it is a request pursuant to this SECTION 4.1.

        4.2 FORBEARANCES BY FFBSW. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, FFBSW shall not, nor shall FFBSW permit any of its Subsidiaries to, without the prior written consent of GFSB, which shall not unreasonably be withheld:

                (a) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

                (b) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

                (c) amend its Certificate of Incorporation or Bylaws in a manner that would adversely affect the benefits of the Merger to the stockholders of GFSB;

                (d) issue any shares of FFBSW Common Stock for consideration other than cash or for a price less than the FFBSW Price, or issue any options for securities convertible into FFBSW Common Stock at a per share price less than the FFBSW Price, or repurchase any shares of FFBSW Common Stock or securities convertible into FFBSW Common Stock for a per share price greater than the FFBSW Price;

                (e) issue any securities with greater voting rights than FFBSW Common Stock or convertible into securities with greater voting rights than FFBSW Common Stock, or having a preference in dividends or liquidation over the FFBSW Common Stock;

                (f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this SECTION 4.2; or

                (g) make, declare or pay any dividend, or make any other distribution on its capital stock, except for an annual dividend declared before September 30, 2004 of up to $2.50 per share of FFBSW Common Stock and quarterly dividends thereafter not to exceed $0.50 per share per quarter of FFBSW Common Stock.

                                    ARTICLE V
                                   COVENANTS

        5.1     ACQUISITION PROPOSALS.

                (a) Except as permitted by this Agreement, GFSB shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by GFSB or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than FFBSW), regarding an Acquisition Proposal. Notwithstanding the foregoing, GFSB may, in response to an unsolicited Proposal that did not otherwise result from a breach of this SECTION 5.1, (x) furnish non-public information with respect to GFSB to the person who made such Acquisition Proposal (y) participate in discussions or negotiations with such person regarding such Acquisition Proposal and (z) recommend such Acquisition Proposal to the stockholders of GFSB, if and so long as GFSB's Board of Directors determines in good faith, , that such action is legally necessary for the proper discharge of its fiduciary duties under applicable law.

                (b) Nothing contained in this Section 5.1 shall prohibit GFSB from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

                (c) GFSB will notify FFBSW orally (within two calendar days) and in writing (within three business days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to FFBSW any written materials received by GFSB or any of its Subsidiaries in connection therewith.. GFSB will keep FFBSW informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. GFSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. GFSB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of SECTION 5.1(A) of the obligations undertaken in this SECTION 5.1. GFSB will promptly request each person (other than FFBSW) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with GFSB or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of GFSB or any of its Subsidiaries. GFSB shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

        5.2 CERTAIN POLICIES AND ACTIONS OF GFSB. At the request of FFBSW, GFSB shall (i) cause Gallup Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of First Federal Bank and (ii) recognize for financial reporting purposes of all its expenses related to the Merger; PROVIDED, HOWEVER, that GFSB shall not be required to take such actions prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from FFBSW that the conditions to FFBSW's obligations to close the Merger have been satisfied or waived , and PROVIDED FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. GFSB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this SECTION 5.2.

        5.3     ACCESS AND INFORMATION.

                (a) Upon reasonable notice, GFSB shall (and shall cause GFSB's Subsidiaries to) afford FFBSW and its representatives (including, without limitation, directors, officers and employees of FFBSW and its affiliates and counsel, accountants and other professionals retained by FFBSW) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to GFSB and GFSB's Subsidiaries as FFBSW may reasonably request. Upon reasonable notice, FFBSW shall (and shall cause First Federal Bank to) afford GFSB and its representatives (including, without limitation, directors, officers and employees of GFSB and its affiliates and counsel, accountants and other professionals retained by GFSB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the executive officers of FFBSW and First Federal Bank and to such information regarding FFBSW and its Subsidiaries as GFSB may reasonably request. No investigation by any party pursuant to this SECTION 5.3 shall affect or be deemed to modify any representation or warranty made by the other party in this Agreement.

                (b) From the date hereof until the Effective Time, GFSB shall, and shall cause GFSB's Subsidiaries to, promptly provide FFBSW with (i) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of the Securities Act or the Exchange Act, (ii) a copy of each report filed with federal banking regulators,
(iii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iv) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as FFBSW may reasonably request. Notwithstanding the foregoing, neither GFSB nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure relates to any party's compliance with this Agreement or would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

                (c) GFSB and FFBSW will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION
5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, GFSB and FFBSW will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
SECTION 5.3 unless such information (i) was already known to such party or an affiliate, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources.

                (d) From and after the date hereof, representatives of FFBSW and GFSB shall meet on a regular basis to discuss and plan for the conversion of GFSB's and its Subsidiaries' data processing and related electronic informational systems to those used by FFBSW and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

        5.4     APPLICATIONS; CONSENTS; TRANSITION.

                (a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, but in no event later than ninety (90) calendar days, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. GFSB and FFBSW shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of FFBSW, GFSB or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. FFBSW and GFSB shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to FFBSW and GFSB, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this SECTION 5.4(A).

                (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

                (c) FFBSW and GFSB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the GFSB and its Subsidiaries, with the businesses of FFBSW and its Subsidiaries to be effective as of the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of the GFSB and its Subsidiaries in the ordinary course of business, GFSB and its Subsidiaries shall cause their employees to use their reasonable best efforts to provide support and assistance to FFBSW on such tasks as may be reasonably required to result in a successful integration at the Effective Time.

        5.5 ANTITAKEOVER PROVISIONS. GFSB and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt FFBSW, First Federal Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in GFSB's or its Subsidiaries' certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

        5.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

        5.7 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter GFSB and FFBSW shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; PROVIDED, HOWEVER, that nothing in this SECTION 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

        5.8     STOCKHOLDER MEETINGS.

                (a) GFSB will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, and subject to receipt by GFSB from FFBSW of a written confirmation of a financial plan for the funding of the Merger Consideration by FFBSW, GFSB will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "GFSB STOCKHOLDER MEETING") as promptly as practicable within 60 days of the effectiveness of the Registration Statement for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. GFSB's Board of Directors will use all reasonable best efforts to obtain from GFSB's stockholders a vote approving this Agreement. Except as otherwise provided in Section 5.1(a) of this Agreement and subject to receipt by GFSB of an updated fairness opinion dated no earlier than three (3) calendar days prior to the mailing, (i) GFSB's Board of Directors shall recommend to GFSB's stockholders approval of this Agreement,
(ii) the Proxy Statement-Prospectus shall include a statement to the effect that GFSB's Board of Directors has recommended that GFSB's stockholders vote in favor of the approval of this Agreement and (iii) neither GFSB's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to FFBSW, the recommendation of GFSB's Board of Directors that GFSB's stockholders vote in favor of approval of this Agreement or make any statement in connection with the GFSB Stockholder Meeting inconsistent with such recommendation provided that nothing in this Agreement shall prevent GFSB's Board of Directors from withholding, withdrawing, amending or modifying its recommendation if GFSB's Board of Directors determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to GFSB's shareholders under applicable law; PROVIDED FURTHER, that
Section 5.1 shall govern withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

                (b) FFBSW will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in connection with this Agreement. In furtherance of that obligation, FFBSW will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the "FFBSW STOCKHOLDER Meeting") as promptly as practicable (and in any event within sixty (60) days of the effectiveness of the Registration Statement, as such term is defined in Section 5.9 hereof) for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FFBSW's Board of Directors will use all reasonable best efforts to obtain from FFBSW's stockholders a vote approving this Agreement. In connection therewith, (i) FFBSW's Board of Directors shall recommend to FFBSW's stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that FFBSW's Board of Directors has recommended that FFBSW's stockholders vote in favor of the approval of this Agreement and (iii) neither FFBSW's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to FFBSW, the recommendation of FFBSW's Board of Directors that FFBSW's stockholders vote in favor of approval of this Agreement or make any statement in connection with the FFBSW Stockholder Meeting inconsistent with such recommendation.

        5.9     REGISTRATION OF FFBSW COMMON STOCK.

                (a) As promptly as reasonably practicable following the date hereof, (and in any event no later than ninety (90) days of the date hereof), FFBSW shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of FFBSW Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION STATEMENT"). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the GFSB stockholders at the GFSB Stockholders Meeting and the FFBSW stockholders at the FFBSW Stockholders Meeting which shall also constitute the prospectus relating to the shares of FFBSW Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT-PROSPECTUS"). GFSB will furnish to FFBSW the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with FFBSW and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. FFBSW shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. GFSB will use its best efforts to cause the Proxy Statement Prospectus to be mailed to GFSB's stockholders promptly as practicable after the Registration Statement is declared effective under the Securities Act. FFBSW will advise GFSB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the FFBSW Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time, any information relating to FFBSW or GFSB, or any of their respective affiliates, officers or directors, is discovered by

FFBSW or GFSB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by FFBSW with the SEC and disseminated by GFSB to the stockholders of GFSB;

                (b) FFBSW shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of GFSB and FFBSW shall furnish all information concerning it and the holders of GFSB Common Stock as may be reasonably requested in connection with any such action;

                (c) FFBSW shall at all times reserve and have available a sufficient number of shares of FFBSW Common Stock to pay the Stock Consideration;

                (d) FFBSW shall also take any and all action required for the FFBSW Common Stock to become registered under the Exchange Act; and

                (e) Nasdaq listing. FFBSW will use its best efforts to obtain approval for listing on the NASDAQ, as of the Effective Time.

        5.10 AFFILIATE LETTERS. GFSB shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of GFSB under Rule 145 of the Securities Act to deliver to FFBSW as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as EXHIBIT D, providing that such person will comply with Rule 145.

        5.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which is reasonably likely to result in a Material Adverse Effect. Each of GFSB and FFBSW shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

        5.12    EMPLOYEE BENEFITS MATTERS.

                (a) FFBSW will review all GFSB Employee Plans to determine whether to maintain, terminate or continue such plans. All GFSB and Gallup

Federal employees who become participants in an FFBSW compensation and benefit plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for pension benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of GFSB or Gallup Federal prior to the Effective Time. This Agreement shall not be construed to limit the ability of FFBSW or First Federal Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

                (b) The GFSB Bancorp, Inc. Directors Deferred Compensation Agreement and the Gallup Federal Savings Bank Directors Deferred Compensation Agreement (the "Deferred Compensation Agreements") shall be terminated prior to the Effective Time, and benefits thereunder paid out to participants in a lump sum immediately prior to the Effective Time, provided, however, that each such person entitled to a payment under a Deferred Compensation Agreement shall be required to enter into an acknowledgement and release that the amounts paid thereunder are in complete satisfaction of all amounts due under such Deferred Compensation Agreement.

                (c) All persons who are employees of Gallup Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING Employee") shall, at the Effective Time, become employees of First Federal Bank; PROVIDED, HOWEVER, that in no event shall any of Gallup Federal's employees be officers of First Federal Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of First Federal Bank and that FFBSW shall use reasonable efforts to offer a position to all employees of Gallup Federal. Except for Continuing Employees who have employment contracts with GFSB or Gallup Federal as of the date hereof or enter into employment contracts with FFBSW or First Federal Bank, all of the Continuing Employees shall be employed at the will of First Federal Bank and no contractual right to employment shall inure to such employees because of this Agreement. In the event any Continuing Employee without an employment contact or change-in-control agreement is terminated without cause within one year following the Effective Time, he or she shall be entitled to receive, within ten (10) days of such termination, a cash severance payment equal to one (1) week salary for each full year of continuous service he or she has with GFSB, or Gallup Federal, First Federal Bank or FFBSW, up to a maximum of eight (8) weeks salary.

                (d) As of the Effective Time, FFBSW shall provide employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to FFBSW employees, except that any eligibility waiting period otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar GFSB Employee Plan at the Effective Time.

                (e) With respect to accrued but unused vacation time to which any Continuing Employee is entitled pursuant to the vacation policy applicable to such Continuing Employee immediately prior to the Effective Time, FFBSW and its Subsidiaries shall assume the liability only for any vacation time accrued in 2004 and will allow such Continuing Employee to use such accrued 2004 vacation time in accordance with the provisions of FFBSW's vacation policy as in effect at the Effective Time as if such vacation time accrued in 2004 were accrued while in the employ of FFBSW or one of its Subsidiaries.

                (f) (i) Each participant in the GFSB Employee Stock Ownership Plan ("GFSB ESOP") not fully vested will become fully vested in his or her GFSB ESOP account as of the Effective Time. The GFSB ESOP will terminate upon the Effective Time in accordance with its terms in effect as of the date of this Agreement. Upon the repayment of the GFSB ESOP loan, the remaining shares in the loan suspense account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the IRC and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to GFSB ESOP participants (as determined under the terms of the GFSB ESOP). Between the date hereof and the Effective Time, the existing GFSB ESOP indebtedness shall continue to be repaid in monthly installments pursuant to the terms of the ESOP Loan Agreement dated as of June 29, 1995 by and between the GFSB Employee Stock Ownership Plan Trust and GFSB, and GFSB or Gallup Federal shall make only such contributions to the GFSB ESOP as necessary to fund such payments. Any indebtedness of the GFSB ESOP remaining as of the Effective Time shall be repaid from the trust associated with the GFSB ESOP through application of the Merger Consideration received by the GFSB ESOP. GFSB and FFBSW agree that, subject to the conditions described herein, as soon as possible after the Effective Time and repayment of the GFSB ESOP loan and subject to applicable law, participants in the GFSB ESOP will receive lump sum distributions of their GFSB ESOP accounts.

                        (ii) The actions relating to the termination of the GFSB ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the GFSB ESOP after any required amendments. GFSB shall submit appropriate requests for any such determination letter to the IRS and will use its best efforts to seek the issuance of such letter as soon as possible following the date hereof. GFSB will adopt such additional amendments to the GFSB ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not substantially change the terms outlined herein or would result in a Material Adverse Effect on GFSB or result in an additional material liability to FFBSW.

                        (iii) As of and following the Effective Time, FFBSW shall cause the GFSB ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the GFSB ESOP through distribution of its assets in accordance with its terms, subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination letter from the IRS as to the continuing qualified status of the GFSB ESOP, provided, however, that no such distributions of the GFSB ESOP shall occur until a favorable termination ruling has been received from the IRS.

                (g) Subject to the foregoing paragraphs, FFBSW agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the GFSB Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in GFSB's Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

        5.13    INDEMNIFICATION.

                (a) From and after the Effective Time through the sixth anniversary of the Effective Time, FFBSW agrees to indemnify and hold harmless each present and former director, officer and employee of GFSB and its Subsidiaries and each director, officer or employee of GFSB and its Subsidiaries that is serving or has served as a director, officer, employee, representative or agent of another entity expressly at GFSB's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to GFSB's certificate of incorporation and bylaws and, to the extent applicable, any agreement between GFSB and Gallup Federal and such Indemnified Party which are included in the GFSB Disclosure Letter, as in effect on the date of this Agreement, and to the fullest extent permitted by law.

                (b) Any Indemnified Party wishing to claim indemnification under SECTION 5.13(A), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FFBSW thereof, but the failure to so notify shall not relieve FFBSW of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice FFBSW.

                (c) FFBSW shall maintain GFSB's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by GFSB's existing policy, including FFBSW's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; PROVIDED, HOWEVER, that in no event shall FFBSW be obligated to expend, in order to maintain or provide insurance coverage pursuant to this SECTION 5.13(C), an amount in excess of 150% of the annual premiums paid by GFSB as of the date hereof for such insurance ("MAXIMUM INSURANCE AMOUNT"); PROVIDED FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, FFBSW shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

                (d)     In the event FFBSW or any of its successors or assigns
(i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FFBSW assume the obligations set forth in this SECTION 5.13.

                (e) The provisions of this SECTION 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

        5.14 SECTION 16 MATTERS. Prior to the Effective Time, GFSB and FFBSW shall take all such steps as may be required to cause any dispositions of GFSB Common Stock (including derivative securities with respect to GFSB Common Stock) or acquisitions of FFBSW Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GFSB to be exempt under Rule 16b-3 promulgated under the Exchange Act. GFSB agrees to promptly furnish FFBSW with all requisite information necessary for FFBSW to take the actions contemplated by this SECTION 5.14.

        5.15 DIVIDENDS. After the date of this Agreement, GFSB shall declare and pay dividends on the GFSB Common Stock on a quarterly basis and each of FFBSW and GFSB shall coordinate with the other regarding the payment of dividends with respect to the FFBSW Common Stock and the GFSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FFBSW Common Stock and GFSB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FFBSW Common Stock and/or GFSB Common Stock or any shares of FFBSW Common Stock that any such holder receives in exchange for such shares of GFSB Common Stock in the Merger.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

        6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

                (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved by the requisite vote of GFSB's and FFBSW's stockholders in accordance with applicable laws and regulations.

                (b) REGULATORY APPROVALS. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; PROVIDED, HOWEVER, that none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be likely to have or result in a Material Adverse Effect on FFBSW and its Subsidiaries after the Effective Time.

                (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

                (d) REGISTRATION STATEMENT; BLUE SKY LAWS. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and FFBSW shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

                (e) THIRD PARTY CONSENTS. FFBSW and GFSB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in SECTION 6.1(B)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on FFBSW (after giving effect to the consummation of the transactions contemplated hereby).

                (f) TAX OPINION. FFBSW and GFSB shall have received an opinion from Luse Gorman Pomerenk & Schick, P.C., dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to GFSB and FFBSW, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC,
(ii) FFBSW and GFSB will each be a party to that reorganization within the meaning of Section 368(b) of the IRC and (iii) except to the extent of any cash received in lieu of a fractional share interest in FFBSW Common Stock and cash consideration received in the Merger, no gain or loss will be recognized by the stockholders of GFSB who exchange their GFSB Common Stock for FFBSW Common Stock pursuant to the Merger. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of FFBSW, GFSB and others.

        6.2 CONDITIONS TO THE OBLIGATIONS OF FFBSW. The obligations of FFBSW to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by FFBSW in accordance with SECTION 8.3 hereof:

                (a) GFSB'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of GFSB contained in SECTIONS 3.2(A) (i) shall be true and correct in all material respects as of the date of this Agreement; and
(ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; PROVIDED HOWEVER, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on GFSB; PROVIDED, HOWEVER, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

                (b) PERFORMANCE OF GFSB'S OBLIGATIONS. GFSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                (c) OFFICERS' CERTIFICATE. FFBSW shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of GFSB to the effect that the conditions set forth in SECTIONS 6.2(A) and (B) have been satisfied.

                (d) NO VIOLATION OF AGREEMENTS WITH EMPLOYEES. Prior to the Effective Time, there shall be no violation of (1) the employment agreement entered into between First Federal Bank and Jerry R. Spurlin, (2) the employment agreement entered into between First Federal Bank and Leonard C. Scalzi, and (3) any of the mutual release and non-compete agreements entered into by other employees of GFSB.

                (e) MINIMUM CAPITAL. Immediately prior to the Effective Time, Gallup Federal shall have capital levels at least equal to those capital levels reported by it as of December 31, 2003 on Schedule CCR of the Thrift Financial Report filed with the OTS, less merger related expenses up to $1,073,840 and without giving effect to the impact of the exercise of any GFSB Stock Options.

        6.3 CONDITIONS TO THE OBLIGATIONS OF GFSB. The obligations of GFSB to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by GFSB:

                (a) FFBSW'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of FFBSW contained in SECTIONS 3.3(A) (i) shall be true and correct in all material respects as of the date of this Agreement; and (ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; PROVIDED HOWEVER, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on FFBSW; PROVIDED, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

                (b) PERFORMANCE OF FFBSW'S OBLIGATIONS. FFBSW shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                (c) OFFICERS' CERTIFICATE. GFSB shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of FFBSW to the effect that the conditions set forth in SECTIONS 6.3(A) and (B) have been satisfied.

                (d) DEPOSIT OF MERGER CONSIDERATION. FFBSW shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration and shall have irrevocably instructed its transfer agent to issue shares for the aggregate Stock Consideration.

                (e) MINIMUM CAPITAL. Immediately prior to the Effective Time, First Federal Bank shall have capital levels at least equal to those capital levels reported by the it as of December 31, 2003 on Schedule CCR of the Thrift Financial Report filed with the OTS, less merger related expenses up to $765,000 and without giving effect to the exercise of any FFBSW stock options.

                                   ARTICLE VII
                                  TERMINATION

        7.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

                (a)     by the mutual written consent of FFBSW and GFSB; or

                (b) by either FFBSW or GFSB, in the event of the failure of GFSB's stockholders to approve the Agreement at the GFSB Stockholder Meeting; PROVIDED, HOWEVER, that GFSB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under SECTION 5.8; or

                (c) by either FFBSW or GFSB, upon written notice to the other, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

                (d) by either FFBSW or GFSB, in the event that the Merger is not consummated by June 30, 2005, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

                (e) by either FFBSW or GFSB, upon written notice to the other, (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in SECTIONS 6.2(A) and (B) or SECTIONS 6.3(A) and (B), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

                (f) by FFBSW, if (i) the GFSB shareholders fail to approve the Agreement or GFSB does not comply with its obligations under Section 5.8 hereof and (ii) the Board of Directors of GFSB does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of GFSB withdraws, qualifies or revises such recommendation in any respect materially adverse to FFBSW; or

                (g) at any time prior to the GFSB Stockholder Meeting, by GFSB in order to concurrently enter into an acquisition agreement or similar agreement (each an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by GFSB and GFSB's Board of Directors in compliance with Section 5.1 hereof, PROVIDED, HOWEVER, that this Agreement may be terminated by GFSB pursuant to this Section 7.1(g) only after the second business day following the receipt by FFBSW of written notice from GFSB advising FFBSW that GFSB is prepared to enter into an

Acquisition Agreement with respect to a Superior Proposal, and describing in reasonable detail such proposal and only if, during such five business day period, FFBSW does not, in its sole discretion, make an offer to GFSB that GFSB's Board of Directors determines in good faith, after consultation with its financial advisors, is at least as favorable as the Superior Proposal; or

                (h) by FFBSW, if any person or group (as those terms are defined in the Exchange Act), other than FFBSW or any Subsidiary or any group already owning 25% of more of FFBSW, shall have acquired beneficial ownership of 25% or more of the voting power of GFSB or any of its significant Subsidiaries; or

                (i) by FFBSW at any time after GFSB becomes entitled to terminate the Agreement under paragraph (g) above.

        7.2     TERMINATION FEE.

                (a) If FFBSW terminates this Agreement pursuant to SECTION 7.1((F) OR (I)),OR GFSB terminates this Agreement pursuant to Section 7.1(g), then GFSB shall make payment to FFBSW of a termination fee in the amount of $800,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

                (b)     If this Agreement is terminated by (i) FFBSW pursuant to
SECTION 7.1(E) or (ii) either party pursuant to SECTION 7.1(B), and in any such case an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or the Board of Directors of GFSB at any time after the date of this Agreement and prior to the date of the Stockholders Meeting, in the case of clause (ii), or the date of termination, in the case of clause (i), then GFSB shall make payment to FFBSW of a termination fee in the amount of $800,000 if within 12 months after such termination, GFSB shall consummate or enter into any agreement with respect to such Acquisition Proposal. Such amount shall be paid by wire transfer of immediately available funds on the date of such execution or consummation.

                (c) Notwithstanding anything herein to the contrary, in no event shall the aggregate amount that GFSB must pay to FFBSW pursuant to SECTIONS 7.2(A) and (B) exceed $ 800,000.

        7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either FFBSW or GFSB as provided in SECTION 7.1, this Agreement shall forthwith become void and, subject to SECTION 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) SECTIONS 5.3(C), 7.2, and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII
                             CERTAIN OTHER MATTERS

        8.1 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

        8.2 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including SECTION 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

        8.3 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of GFSB, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of GFSB Common Stock or contravene any provision of the DGCL, the federal and state securities and banking laws, or any of the rules and regulations thereunder.

        8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        8.5 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement are not performed in accordance with its specific terms and conditions, or are otherwise breached. Thus, parties hereto agree that each shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any competent court of jurisdiction in the United States, and that such remedy is in addition to any other remedy to which such party is entitled at law or in equity.

        8.6 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

        8.7 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the printing and mailing of the Proxy Statement-Prospectus and Registration Statement shall be shared equally by FFBSW and GFSB.

        8.8 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

                If to FFBSW, to:

                           First Federal Banc of the Southwest, Inc.
                           300 North Pennsylvania
                           Roswell, New Mexico 88201
                           Facsimile:  (505) 627-2411
                           Attention:  Aubrey L. Dunn, Jr.
                With a copy to:

                            Luse Gorman Pomerenk & Schick, PC
                            5335 Wisconsin Avenue, N.W.
                            Suite 400
                            Washington, D.C.  20015
                            Facsimile:  (202) 362-2902
                            Attention:  Gary A. Lax, Esq.

                If to GFSB, to:

                            GFSB Bancorp, Inc.
                            221 West Aztec Avenue
                            Gallup, New Mexico        87301
                            Facsimile: (505)722-8876
                            Attention: Richard C. Kauzlaric

                With a copy to:

                            Malizia Spidi & Fisch, P.C.
                            1100 New York Avenue, N.W.
                            Suite 340 West
                            Washington, D.C. 20005
                            Facsimile:  (202) 434-4661
                            Attention:  Richard Fisch, Esq.

        8.9 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for SECTION 5.13, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        8.10 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.


                                    By: /s/ Aubrey L. Dunn, Jr.
                                        -------------------------------------
                                        Aubrey L. Dunn, Jr.
                                        President and Chief Executive Officer

                                    GFSB BANCORP, INC.


                                    By: /s/ Richard C. Kauzlaric
                                        -------------------------------------
                                        Richard C. Kauzlaric
                                        President and Chief Executive Officer

                                                                       EXHIBIT A

                                     [Date]


First Federal Banc of the Southwest, Inc.
300 North Pennsylvania
Roswell, New Mexico 88201
Attn: Board of Directors

To the Board of Directors:

        The undersigned is a director or advisory director of GFSB Bancorp, Inc. ("GFSB") or one of its subsidiaries and the beneficial holder of shares of common stock of GFSB (the "GFSB Common Stock").

        First Federal Banc of the Southwest, Inc. ("FFBSW") and GFSB are considering the execution of an Agreement and Plan of Merger (the "Agreement") contemplating the acquisition of GFSB through the merger of GFSB with and into FFBSW (the "Merger"). The execution of the Agreement by FFBSW is subject to the execution and delivery of this letter agreement.

        In consideration of the substantial expenses that FFBSW will incur in connection with the transactions contemplated by the Agreement and in order to induce FFBSW to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of GFSB, and not in his capacity as a director, advisory director or officer of GFSB, as follows:

        1. While this letter agreement is in effect the undersigned shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of GFSB's Stockholder Meeting (as defined in the Agreement) (except in the ordinary course of business for purposes of securing margin credit) any or all of his shares of GFSB Common Stock, or (b) deposit any shares of GFSB Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of GFSB Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of GFSB for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

        2. While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of GFSB Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, for the approval of the Agreement and the Merger at GFSB's Stockholder Meeting.

        3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FFBSW shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

First Federal Banc of the Southwest, Inc.
[Date]
Page 2


        4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a stockholder of GFSB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his capacity as a director, advisory director or officer of GFSB.

        5. This letter agreement shall automatically terminate upon the earlier of (1) the favorable vote of GFSB's stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Date (as that term is defined in the Agreement) of the Merger.

        6. As of the date hereof, the undersigned has shared or sole voting power with respect to the number of shares of GFSB Common Stock set forth below.

        IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

                                            Very truly yours,


                                            -------------------------------


                                            -------------------------------
                                            Print Name


                                            -------------------------------
                                            Number of Shares as to which I have
                                            voting power


Accepted and agreed to as of the date
first above written:

First Federal Banc of the Southwest, Inc.



-----------------------
Aubrey L. Dunn, Jr.
President and Chief Executive Officer

                                                                       EXHIBIT B

                                     [Date]


GFSB Bancorp, Inc.
221 West Aztec Avenue
Gallup, New Mexico  87301
Attn:    Board of Directors

To the Board of Directors:

        The undersigned is a director or advisory director of First Federal Banc of the Southwest, Inc. ("FFBSW") or one of its subsidiaries and the beneficial holder of shares of common stock of FFBSW (the "FFBSW Common Stock").

        GFSB Bancorp, Inc. ("GFSB") and FFBSW are considering the execution of an Agreement and Plan of Merger (the "Agreement") contemplating the acquisition of GFSB through the merger of GFSB with and into FFBSW (the "Merger"). The execution of the Agreement by FFBSW is subject to the execution and delivery of this letter agreement.

        In consideration of the substantial expenses that GFSB has incurred and will incur in connection with the transactions contemplated by the Agreement and in order to induce GFSB to continue to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a stockholder of FFBSW, and not in his or her capacity as a director or officer of FFBSW, as follows:

        1. While this letter agreement is in effect the undersigned shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of FFBSW's Stockholder Meeting (as defined in the Agreement) (except in the ordinary course of business for purposes of securing margin credit) any or all of his shares of FFBSW Common Stock, or (b) deposit any shares of FFBSW Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of FFBSW Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of FFBSW for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

        2. While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of FFBSW Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, for the approval of the Agreement and the Merger at FFBSW's Stockholder Meeting.

        3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FFBSW shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

        4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement

GFSB Bancorp, Inc.
[Date]
Page 2


shall only apply to actions taken by the undersigned in his or her capacity as a stockholder of FFBSW and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of FFBSW.

        5. This letter agreement shall automatically terminate upon the earlier of (1) the favorable vote of FFBSW's stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Date (as that term is defined in the Agreement) of the Merger.

        6. As of the date hereof, the undersigned has shared or sole voting power with respect to the number of shares of FFBSW Common Stock set forth below.

        IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

                                            Very truly yours,


                                            -------------------------------


                                            -------------------------------
                                            Print Name


                                            -------------------------------
                                            Number of Shares as to which I have
                                            voting power


Accepted and agreed to as of the date
first above written:

GFSB Bancorp, Inc.



--------------------------------
Richard C. Kauzlaric
President

                                                                       EXHIBIT C
                                 PLAN OF MERGER

                                       OF

                           GALLUP FEDERAL SAVINGS BANK

                                  WITH AND INTO

                               FIRST FEDERAL BANK


        THIS PLAN OF MERGER ("Plan of Merger") is entered into as of the 25th day of August, 2004 by and between GALLUP FEDERAL SAVINGS BANK, a stock savings bank chartered and existing under the laws of the United States of America ("Gallup"), and FIRST FEDERAL BANK ("First Federal"), a stock savings bank chartered and existing under the laws of the United States.

        WHEREAS, this Plan of Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of August 25, 2004 (the "Merger Agreement") by and between First Federal Banc of the Southwest, Inc. and GFSB Bancorp, Inc., pursuant to which First Federal Banc of the Southwest, Inc. will acquire GFSB Bancorp, Inc.; and

        WHEREAS, this Plan of Merger has been approved by at least two-thirds of the directors of each of First Federal and Gallup.

        NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of Gallup with and into First Federal (the "Merger").

1. OTS APPROVAL. The Merger shall not be effective unless and until the Merger receives all necessary approvals from the Office of Thrift Supervision ("OTS").

2. EFFECTIVE TIME OF MERGER. Subject to the other provisions of this Plan of Merger, the Merger shall become effective at such time as specified in the Articles of Combination filed with OTS.

3. CONSTITUENT INSTITUTIONS. The name of each constituent institution to the Merger is FIRST FEDERAL BANK and GALLUP FEDERAL SAVINGS BANK.

4. NAME OF THE RESULTING INSTITUTION. The resulting institution in the Merger shall be FIRST FEDERAL BANK (First Federal is sometimes referred to herein as the "Resulting Institution").

5. LOCATION OF HOME OFFICE AND OTHER OFFICES OF RESULTING INSTITUTION. The location of the principal office and other offices of the Resulting Institution are listed in APPENDIX A hereto attached.

6. TERMS AND CONDITIONS OF MERGER. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Gallup shall be merged with and into First Federal pursuant to the provisions of, and with the effect provided under the laws of the United States of America. At the Effective Time, the separate existence of Gallup shall cease and First Federal, as the resulting institution, shall continue unaffected and unimpaired by the Merger.

7. CHARTER. At the Effective Time, the charter of First Federal, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

8. BYLAWS. At the Effective Time, the bylaws of First Federal, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

9. SAVINGS ACCOUNT ISSUANCE BY RESULTING INSTITUTION. After the Effective Time, the Resulting Institution will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Time.

10. LIQUIDATION ACCOUNT. The Resulting Institution shall, at the time of the Merger, assume the liquidation account(s) of Gallup immediately prior to the Effective Time, which liquidation account(s) shall participate PARI PASSU with any other liquidation accounts of the Resulting Institution. In the event of a complete liquidation of the Resulting Institution, and only in such event, the amount distributable to each account holder will be determined in accordance with the rules and regulations of the Office of Thrift Supervision pertaining to conversions by savings associations from mutual to stock form of organization, on the basis of such account holder's subaccount balance with the Resulting Institution at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not the Resulting Institution is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

11. DIRECTORS OF RESULTING INSTITUTION. The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in APPENDIX B hereto attached.

12. EFFECT ON OUTSTANDING SHARES OF GALLUP COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all outstanding shares of common stock, par value $.10 per share, of Gallup shall automatically be canceled and retired and shall cease to exist.

13. EFFECT ON OUTSTANDING SHARES OF FIRST FEDERAL COMMON STOCK. The shares of common stock, par value $0.01 per share, of First Federal issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall be the only issued and outstanding shares of the Resulting Institution.

14. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in the Merger Agreement.

15. TERMINATION. This Plan of Merger shall terminate automatically upon termination of the Merger Agreement.

16. AMENDMENT. This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

17. GOVERNING LAW. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

18. CAPTIONS. The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

19. COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

                                         FIRST FEDERAL BANK

ATTEST:



                                         By:
-----------------------------               ----------------------------------
                                              Aubrey L. Dunn, Jr.


ATTEST:                                  GALLUP FEDERAL SAVINGS BANK



                                         By:
-----------------------------               ----------------------------------
                                            ----------------------------------

                                   APPENDIX A

       LOCATION OF HOME OFFICE AND OTHER OFFICES OF RESULTING INSTITUTION


MAIN OFFICE:             300 North Pennsylvania
                         Roswell, NM 88201

OTHER OFFICES:           1810 South Main Street
                         Roswell, NM 88201

                         3201 North Main Street
                         Roswell, NM 88201

                         398 Sudderth Drive
                         Ruidoso, NM 88345

                         100 Smokey Bear Blvd.
                         Capitan, NM 88316

                         411 Central
                         Carrizozo, NM 88301

                         300 East First Street
                         Alamogordo, NM 88310

                         1800 South Telshor Blvd.
                         Las Cruces, NM 88011

                         301 West Amador
                         Las Cruces, NM 88005

                         7015 North Mesa Street
                         El Paso, TX 79912

                         2290 Trawood Drive
                         El Paso, TX 79935

                         4301 The 25 Way NE
                         Albuquerque, NM 87019

                         221 West Aztec Avenue
                         Gallup, NM 87305

                         1501 San Juan Blvd.
                         Farmington, NM 87401

APPENDIX B

                       DIRECTORS OF RESULTING INSTITUTION

Name                             Residence Address            Year Term Expires
----                             -----------------            -----------------

Edward K. David                  3015 Edgewood                       2006
                                 Roswell, NM 88201

Aubrey L. Dunn, Jr.              P.O. Box 1047                       2006
                                 Roswell, NM 88202

Michael A. McMillan              1505 Latigo Lane                    2005
                                 Roswell, NM 88201

Marc Reischman                   1903 West 27th                      2005
                                 Roswell, NM 88201

Arturo Jurado                    2949 Camino Castillo                2005
                                 Las Cruces, NM 88005

Russell P. Weems                 3004 Diamond A Drive                2007
                                 Roswell, NM 88201

James E. Paul, Jr.               762 Via Lanza Street                2007
                                 El Paso, TX 79912

Richard C. Kauzlaric


Michael P. Mataya

                                                                       EXHIBIT D


                                 August 25, 2004


First Federal Banc of the Southwest, Inc.
300 North Pennsylvania Avenue
Roswell, NM 88201

Ladies and Gentlemen:

        I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of GFSB Bancorp, Inc., a Delaware corporation ("GFSB"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of August 25, 2004 (the "Merger Agreement"), by and between GFSB and First Federal Banc of the Southwest, Inc., a Delaware corporation ("FFBSW"), GFSB plans to merge with and into FFBSW (the "Merger").

        I further understand that as a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of FFBSW ("FFBSW Common Stock") in exchange for shares of common stock, par value $0.10 per share, of GFSB ("GFSB Common Stock").

        I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of FFBSW Common Stock, to the extent I felt necessary, with my counsel or counsel for FFFB.

        I represent, warrant and covenant with and to FFBSW that in the event I receive any shares of FFBSW Common Stock as a result of the Merger:

August 25, 2004
Page 2


        1. I shall not make any sale, transfer, or other disposition of such shares of FFBSW Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or
(iii) in the opinion of counsel in form and substance reasonably satisfactory to FFBSW, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

        2. I understand that FFBSW is under no obligation to register the sale, transfer or other disposition of shares of FFBSW Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        3. I understand that stop transfer instructions will be given to FFBSW's transfer agent with respect to shares of FFBSW Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued as a result of the merger of GFSB Bancorp, Inc. with and into First Federal Banc of the Southwest, Inc. on _______, 2004, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and First Federal Banc of the Southwest, Inc., a copy of which agreement is on file at the principal offices of First Federal Banc of the Southwest, Inc."

        4. I understand that, unless transfer by me of the FFBSW Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, FFBSW reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

        "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of GFSB Bancorp, Inc. with and into First Federal Banc of the Southwest, Inc. on ______, 2004, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may

August 25, 2004
Page 3


        not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

        It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to FFBSW (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to FFBSW, to the effect that such legend is not required for purposes of the Act, (ii) evidence or representations satisfactory to FFBSW that FFBSW Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d), (iii) on or after the one year anniversary of the Effective Time provided that I have not been deemed an affiliate of FFBSW during such time, or (iv) on or after a period of three months has elapsed since I was an affiliate of FFBSW and provided a period of at least two years after the Effective Time has also elapsed.

        I further understand and agree that the provisions of Rule 145 shall apply to all shares of FFBSW Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to FFBSW that I will have, and will cause each of such persons to have, all shares of GFSB Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

        By acceptance hereof, FFBSW agrees, for a period of two years after the Effective Time (as defined in the Agreement) that it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any FFBSW Common Stock issued to me in the Merger.

                                             Very truly yours,


                                             By: _______________________________
                                             Name:

Acknowledged this ____ day of August, 2004.

GFSB Bancorp, Inc.


By: ____________________________________
      Richard C. Kauzlaric
      President

                                                                         ANNEX B

[LOGO]

[H] Hovde
    FINANCIAL LLC


                                  April 8, 2005


Board of Directors
First Federal Banc of the Southwest, Inc.
300 North Pennsylvania
Roswell, New Mexico  88201

Members of the Board:

        This letter serves as an update to the letter, dated August 25, 2004, provided by Hovde Financial LLC ("Hovde" or "we") to First Federal Banc of the Southwest, Inc. ("FFBSW") (the "Initial Letter"), which Initial Letter is incorporated by reference herein. We have reviewed the Agreement and Plan of Merger, dated August 25, 2004 (the "Agreement"), by and between FFBSW and GFSB Bancorp, Inc. ("GFSB"). This letter serves as an update to a letter provided to FFBSW dated August 25, 2004. Pursuant to the Agreement, at the Effective Time, GFSB will merge with and into FFBSW (the "Merger") and the separate corporate existence of GFSB shall cease. FFBSW shall be the surviving corporation in the Merger and shall continue unaffected by the Merger. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of GFSB Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided, and subject to the limitations set forth, in the Agreement, either (i) the right to receive $20.00 in cash without interest (the "Cash Consideration") or (ii) the number of shares of FFBSW Common Stock equal to the Exchange Ratio (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." The "Exchange Ratio" shall be equal to the quotient of $20.00 divided by the FFBSW Price. "FFBSW Price" means one hundred sixty-five percent (165%) of the fully diluted book value per share of FFBSW Common Stock as determined in accordance with generally accepted accounting principles as of September 30, 2004; PROVIDED, HOWEVER, that the FFBSW Price shall be appropriately adjusted to take into account any FFBSW stock split, stock dividend, reclassification, special distribution or similar transaction which shall occur or be declared prior to the Effective Time. Capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement.

www.hovde.com

1824 Jefferson Place, NW   1629 Colonial Parkway     9841 Airport Boulevard, 12th Floor   3908 S. Ocean Boulevard, Suite M122
Washington, DC 20036       Inverness, IL 60067       Los Angeles, CA 90045                Highland Beach, FL 33487
Telephone 202.775.8109     Telephone 847.991.6622    Telephone 310.258.8064               Telephone 561.279.7199
Facsimile 202.293.5287     Facsimile 847.991.5928    Facsimile 310.258.8063               Facsimile 561.278.5856

Board of Directors
First Federal Banc of the Southwest, Inc.
April 8, 2005
Page 2 of 3


        Hovde specializes in providing investment banking and financial advisory services to commercial banks, thrift institutions, and specialty finance companies. Hovde's principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations.

        Hovde was retained by FFBSW to act as its financial advisor and to assist FFBSW with its potential acquisition of GFSB and to render an opinion as to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of FFBSW for delivery to FFBSW's Board of Directors. Hovde will receive compensation from FFBSW in connection with its services, all or part of which may be dependent on the consummation of the Merger. Further, in the ordinary course of their businesses, affiliates of Hovde may actively trade the equity securities of GFSB for their own accounts and, accordingly, they may at any time hold long or short positions in such securities.

        During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of GFSB, and material prepared in connection with the proposed Merger, including the following: the Agreement; information concerning GFSB, including consolidated financial statements for each of the three years ended December 31, 2003, 2002 and 2001, respectively; the results of operations for GFSB for the first and second quarter of the year 2004; operating statistics and financial projections for GFSB, including portfolio yields and expense ratios; the nature and terms of recent sale and merger transactions involving savings institutions that we consider relevant; and financial and other information provided to us by the managements of FFBSW and GFSB. Further, subsequent to our Initial Letter, we have reviewed the consolidated financial statements of GFSB for the period ended December 31, 2004 and the nature and terms of recent sale and merger transactions involving savings institutions, which we considered relevant, that have been publicly announced since the signing of the Agreement on August 25, 2004.

        In addition, we have met and/or discussed with members of the senior management of GFSB for the purpose of reviewing its future prospects and plans. We have also evaluated the pro forma contribution of GFSB's assets, liabilities, equity and earnings to the pro forma company and the effect thereof on FFBSW's shareholders, and we have conducted such other studies, analyses and examinations as we deemed appropriate. Further, we took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions as well as our overall knowledge of the banking industry and our general experience in securities valuations.

Board of Directors
First Federal Banc of the Southwest, Inc.
April 8, 2005
Page 3 of 3


        In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by FFBSW and GFSB, and in the discussions with the management of GFSB. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of FFBSW or GFSB, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of FFBSW or GFSB.

        We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to FFBSW and GFSB. In rendering this opinion, we have assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Merger and have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on FFBSW that would have a material adverse effect on FFBSW or the contemplated benefits of the Merger.

        Our opinion is based solely upon the information available to us and the economic, market, and other conditions as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion.

        This letter is solely for the information of the Board of Directors of FFBSW and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of FFBSW Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

        Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be provided by FFBSW in connection with the Merger, as described in the Agreement, is fair to FFBSW's shareholders, from a financial point of view.


                                        Sincerely,

                                        /s/ HOVDE FINANCIAL LLC
                                        -----------------------
                                        HOVDE FINANCIAL LLC

                                                                         ANNEX C

                                     [LOGO]
                                    McDonald
                                  Investments



April 12, 2005


PERSONAL AND CONFIDENTIAL
-------------------------

The Board of Directors
GFSB Bancorp, Inc.
221 West Aztec
Gallup, NM  87301

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the consideration to be received by the holders of the issued and outstanding common shares of GFSB Bancorp, Inc. (the "Company"), pursuant to the Agreement and Plan of Merger, dated as of August 25, 2004 (the "Agreement"), by and among the Company and First Federal Banc of the Southwest, Inc. ("FFBSW").

        As more specifically set forth in the Agreement, and subject to a number of terms, conditions and procedures described in the Agreement, at the effective time the Company will be merged with and into FFBSW (the "Merger"), the separate corporate existence of the Company shall cease and FFBSW shall be the surviving corporation. All of the Company's common shares issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the Company's treasury and shares as to which dissenters' rights of appraisal have been elected and not withdrawn) will be exchanged for $20.00 per share; comprised of i) approximately 51% in common stock of FFBSW, and ii) 49% in cash ("Merger Consideration"). The Merger Consideration will be comprised of a minimum of 45% stock and the remaining in cash based on the election of the shareholders as outlined in the Agreement.

        McDonald Investments Inc. ("McDonald"), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.




                  1401 17TH STREET, SUITE 750 DENVER, CO 80202
                       PHONE 303-293-2800 FAX 303-293-3914

The Board of Directors
GFSB Bancorp, Inc.
April 12, 2005
Page 2


        In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following:

        (i)     the Agreement;
        (ii) certain financial statements and other financial information of the Company and its subsidiary Gallup Federal Savings Bank (the "Bank"), including the Annual Reports on Form 10-KSB or 10-K, as applicable for each of the years in the three year period ended June 30, 2004; internal and the Regulatory Financial Statements for the Bank and the Company for the quarters ended December 31, 2004; the Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and September 30, 2004; and the internal financial statements for the year ended December 31, 2004;
        (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and the Bank furnished to us by the Company and the Bank for purposes of our analysis;
        (iv) the historical trading price and volume of the Company's common stock;
        (v) the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of the Company;
        (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for such other companies' securities;
        (vii) certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;
        (viii) certain publicly available, internal, and audited financial information for FFBSW;
        (ix)    certain other information concerning FFBSW;
        (x) discussions with FFBSW personnel regarding the proposed financing of the transaction;
        (xi) the economic, banking and competitive climate for banking institutions in New Mexico;
        (xii) the business and prospects of the Company through meetings and discussions with certain officers and employees of the Company; and
        (xiii)  other matters we believe relevant to our inquiry.

        In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and FFBSW contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of management of the Company. We have not been engaged to assess the

The Board of Directors
GFSB Bancorp, Inc.
April 12, 2005
Page 3


reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the Company's assets, properties or facilities, nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions of the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

        It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be received by the Company's stockholders pursuant to the Agreement and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

        In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not be unreasonably withheld. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of the Company's Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

The Board of Directors
GFSB Bancorp, Inc.
April 12, 2005
Page 4


        In addition, we have acted as a financial adviser to the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as the Company's agreement to indemnify us under certain circumstances.

        Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Company's common stockholders.

                                        Very truly yours,


                                        /s/ McDONALD INVESTMENTS INC.
                                        -----------------------------
                                        McDONALD INVESTMENTS INC.

                                                                         ANNEX D

                        DELAWARE GENERAL CORPORATION LAW
                                   SECTION 262

        Section. 262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

                (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of thiS title.

                (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                        a. Shares of stock of the corporation surviving or
                resulting from such merger or consolidation, or depository receipts in respect thereof;

                        b. Shares of stock of any other corporation, or
                depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                        c. Cash in lieu of fractional shares or fractional
                depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                        d. Any combination of the shares of stock, depository
                receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.,
                b. and c. of this paragraph.

                (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

                (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, thEn, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX E

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-KSB
(Mark One):
[X] ANNUAL REPORT UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended June 30, 2004.

                                       OR
[_] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                to               .
                               --------------    --------------
                         Commission File Number: 0-25854
                                                 -------

                               GFSB BANCORP, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

                  Delaware                                04-2095007
--------------------------------------------    --------------------------------
(State or Other Jurisdiction of Incorporation         (I.R.S. Employer
or Organization)                                     Identification No.)

221 West Aztec Avenue, Gallup, New Mexico             87301
------------------------------------------        ------------
(Address of Principal Executive Offices)           (Zip Code)

                    Issuer's Telephone Number: (505) 722-4361
                                               --------------

       Securities Registered Under Section 12(b) of the Exchange Act: None

         Securities Registered Under Section 12(g) of the Exchange Act:

                     Common Stock, par value $0.10 per share
                     ---------------------------------------
                                (Title of Class)

         Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO .

         Check if there is no  disclosure  of  delinquent  filers in response to
Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

         State issuer's revenues for its most recent fiscal year:  $12,981,533
                                                                   -----------

         The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the average of the bid and asked price for the registrant's Common Stock on the Nasdaq SmallCap Market at September 15, 2004, was $11,348,682. Solely for purposes of this calculation, the term "affiliate" refers to directors and executive officers and the beneficial owners of more than 10% of the issuer's Common Stock.

         As of September 15, 2004, there were issued and outstanding 1,146,645 shares of the issuer's Common Stock.

         Transitional Small Business Disclosure format (check one):
Yes      No  X
    ---     ---
                       DOCUMENTS INCORPORATED BY REFERENCE

1. Portions of Proxy Statement for the 2004 Annual Meeting of Stockholders. (Part III)

================================================================================

                                     PART I

         GFSB Bancorp, Inc. (the "Company" or "Registrant") may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission (including this annual report on Form 10-KSB and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for the Company's products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing these risks.

         The Company cautions that this list of important factors is not exclusive. The Company does not undertake to update forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.

Item 1.  Description of Business
-------  -----------------------

General

         The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank. References to the Company or Registrant generally refers to the consolidated entity which includes the main operating company, the Bank, unless the context indicates otherwise.

         The Bank is a federally chartered stock savings bank headquartered in Gallup, New Mexico. It is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF"). The Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Dallas, which is one of the 12 regional banks in the FHLB System.

         The Company operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by one- to four-family residential loans and commercial real estate loans. To a lesser extent, the Company also originates construction loans, commercial business loans, consumer loans, and multi-family loans.

Competition

         The competition for deposit products comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks in the Company's market area of Gallup and Farmington, New Mexico and the surrounding communities of McKinley and San Juan Counties, New Mexico. Based on data compiled by the FDIC as of June 30, 2003 (the latest date for which data is available), the Bank had the largest share of FDIC-insured deposits in McKinley County with 33.25% and the sixth largest share in San Juan County with 2.23%. This data does not take into account deposits held by credit unions. Deposit competition also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, multi-state regional banks, and mortgage bankers.

Lending Activities

         Loan Portfolio Composition. The following table sets forth the dollar amounts and percentage of the portfolio represented by the Company's various types of loans at the dates indicated.

        `                                                                 At June 30,
                             ---------------------------------------------------------------------------------------- ------------
                                    2004                2003                 2002               2001                  2000
                             -----------------  -------------------  ------------------  -----------------     -------------------
                                 $         %       $            %        $          %        $        %           $          %
                             --------   ------  --------     ------  --------    ------  --------   ------     --------   -------
                                                                    (Dollars in Thousands)

Type of Loans:
-------------
  Mortgage loans:
    Residential              $ 85,543(1) 55.00%  $85,730(1)   57.51%  $89,804(1)  61.42%  $81,662(1) 60.44%    $ 78,920(1) 69.08%
    Commercial real estate     34,647    22.28    25,913      17.38    21,726     14.86    23,085    17.09       18,376    16.09
  Construction:
    Residential                 1,388     0.89     2,735       1.84     2,623      1.79       830     0.62          581     0.51
    Commercial                  1,811     1.17     5,280       3.54     4,715      3.23     5,397     3.99        3,787     3.31
                             --------   ------  --------     ------  --------    ------  --------   ------     --------   ------
                              123,388    79.34   119,658      80.27   118,868     81.30   110,974    82.14      101,664    88.99
                             --------   ------  --------     ------  --------    ------  --------   ------     --------   ------

  Commercial business          26,573    17.09    23,655      15.87    21,824     14.93    18,042    13.35        6,853     6.00
                             --------   ------  --------     ------  --------    ------  --------   ------     --------   ------

  Consumer:
    Savings account             1,637     1.05     1,212       0.81     1,452      0.99     1,228     0.91        1,083     0.95
    Automobile and other        3,920     2.52     4,538       3.05     4,061      2.78     4,867     3.60        4,642     4.06
                             --------   ------  --------     ------  --------    ------  --------   ------     --------   ------
                                5,557     3.57     5,750       3.86     5,513      3.77     6,095     4.51        5.725     5.01
                             --------   ------  --------     ------  --------    ------  --------   ------     --------   ------

  Total loans                $155,518   100.00% $149,063     100.00% $146,205    100.00% $135,111   100.00%    $114,242   100.00%
                             --------   ======  --------     ======  --------    ======  --------   ======     --------   ======
Less:
  Loan participations sold        (41)              (475)                (773)             (3,156)               (3,308)
  Loans in process                 --                 --                   --                  --                    --
  Deferred loan
    origination fees
    and costs                   (922)              (796)                (767)               (699)                 (645)
  Allowance for loan losses   (1,714)            (1,396)                (984)               (825)                 (512)
                             --------           --------             --------            --------              --------

Total loans, net             $152,842           $146,396             $143,681            $130,431              $109,777
                             ========           ========             ========            ========              ========

-------------------
(1) Included in this category are loans classified as held for sale of $411,400, $132,000, $297,000, $980,000 and $105,000, respectively. Such loans constitute one-to-four family mortgage loans.

         Loan Maturity Schedules. The following table sets forth the estimated maturity of the Company's loan portfolio at June 30, 2004. The table does not include prepayments or scheduled principal repayments. Prepayments or scheduled principal repayments totaled $48.7 million for the year ended June 30, 2004. All mortgage loans are shown as maturing based on contractual maturities.

                                                                       Due after
                                                           Due within  1 through  Due after
                                                            1 year      5 years   5 years      Total
                                                            --------   --------   --------   --------
                                                                       (In Thousands)
One-to-four-family ......................................   $  1,018   $  9,903   $ 69,585   $ 80,506
Multi-family and commercial real estate .................      3,234     25,115     11,334     39,683
Construction ............................................      2,664        418        117      3,199
Commercial business .....................................     11,345     10,445      4,783     26,573
Consumer ................................................      1,336      2,436      1,785      5,557
                                                            --------   --------   --------   --------
Total ...................................................   $ 19,597   $ 48,317   $ 87,604   $155,518
                                                            ========   ========   ========   ========

         The following table sets forth as of June 30, 2004 the dollar amount of all loans due more than one year after June 30, 2004, which have fixed rates of interest and floating or adjustable interest rates.

                                                              Floating or
                                                Fixed Rates  Adjustable Rates       Total
                                                -----------  ----------------       -----
                                                               (In Thousands)

One-to-four-family ............................   $ 79,313        $    175        $ 79,488
Multi-family and commercial real estate .......     14,574          21,875          36,449
Construction ..................................        335             200             535
Commercial business ...........................      3,172          12,056          15,228
Consumer ......................................      2,618           1,603           4,221
                                                  --------        --------        --------
Total .........................................   $100,012        $ 35,909        $135,921
                                                  ========        ========        ========

         One-to-Four-Family Residential Loans. The Company's primary lending activity consists of the origination of one-to-four-family residential mortgage loans secured by property located in its primary market areas. The Company generally originates owner-occupied one-to-four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. The Company will originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property, however, mortgage insurance is generally required for the amount in excess of 80% of such value. Non-owner-occupied residential mortgage loans are originated up to 80% of the lesser of the appraised value or selling price of the property.

         The Company primarily originates fixed-rate mortgage loans that have maturities of up to 15 years. In addition, the Company originates loans with terms over 15 years for sale in the secondary market. Generally, the Company's underwriting guidelines conform to Federal Home Loan Mortgage Corporation ("FreddieMac") and Federal National Mortgage Association ("FannieMae") guidelines. At June 30, 2004, fixed-rate loans held-for-sale totalled approximately $411,400.

         For all adjustable-rate mortgage loans, the Company requires the borrower to qualify at the initial index interest rate. The adjustable-rate mortgage loans provide for annual interest rate adjustments based upon the one-year treasury rate with a maximum annual adjustment of not more than 2% over the initial rate of interest. Adjustable-rate mortgage loans reprice every year and provide for terms of up to 30 years with most loans having terms of 15 or 30 years.

         It is the current policy of the Company to remain a portfolio lender for its adjustable-rate loans. Adjustable rate loans do have higher credit risks compared to fixed-rate mortgage loans due to the possibility of borrower default when interest rates reset higher and monthly payment amounts increase.

         The one-to-four-family residential loan portfolio also includes second mortgage loans if the Company holds the first mortgage loan for such property and the combined loan to value ratio is no greater than 80%.

         Multi-family and Commercial Real Estate Loans. Multi-family and commercial real estate secured loans are originated in amounts generally up to 80% of the appraised value of the property. Such appraised value is determined by an independent appraiser previously approved by the Company. The Company's commercial real estate loans are permanent loans secured by approved property such as churches, motels, small office buildings, retail stores, small strip plazas, and other non-residential buildings. The Company generally originates fixed-rate commercial real estate loans with balloon maturities of five years and with amortization periods of up to 25 years, and to a lesser extent, adjustable-rate loans based on a margin over the Wall Street Journal prime rate.

         Multi-family loans are primarily secured by apartment buildings, located in the Company's primary market area. Loans secured by multi-family property may be originated in amounts up to 80% of the appraised value with either fixed or adjustable rates of interest. The Company generally originates fixed-rate multi-family loans with balloon maturities of five years and with amortization periods of up to 25 years, and to a lesser extent, adjustable-rate loans based on a margin over the Wall Street Journal prime rate.

         Multi-family and commercial real estate loans have significantly more risk than one-to-four-family mortgage loans due to the usually higher loan amounts and the credit risk, which arises from concentration of principal in a smaller number of loans, the effects of general economic conditions on income producing property and the difficulty of evaluating and monitoring the loans.

         Construction Loans. The Company makes construction loans to individuals to construct single-family owner-occupied homes and to builders who have a proven track record on either a pre-sold or speculative basis. Loans made to individual property owners are construction-to-permanent loans which generally provide for the payment of interest during a construction period at fixed or adjustable interest rates and then covert to permanent loans, having terms similar to one-to-four-family residential mortgage loans. Loans made to builders are generally loans which require the payment of interest at fixed rates during the construction term and the payment of the principal in full at the end of the construction period, which generally is for a term of 6 months.

         Construction financing generally has a higher degree of credit risk than one-to-four-family residential loans. The risk is dependent largely on the value of the property when completed as compared to the estimated cost, including interest, of building the property. If the estimated value is inaccurate, the Company may have a completed project with a value too low to assure full repayment of the loan.

         Construction loans made to builders who are building to resell have a maximum loan-to-value ratio of 80% of the appraised value of the property. Construction loans to individuals who intend to occupy the finished premises generally have a maximum loan-to-value ratio of 80%.

         Commercial Business Loans. Commercial business loans, primarily consisting of revolving lines of credit, short-term working capital loans, and term loans up to seven years, are originated to meet the needs of local small businesses. The majority of the loans are secured by inventory, equipment, accounts receivable, marketable securities, savings deposits, real estate, personal guaranties, or a combination of these types of collateral. Commercial business loans generally involve a greater degree of risk than residential mortgage loans and frequently carry larger loan balances. The Company offers fixed-rate commercial business loans and adjustable-rate loans which adjust daily based upon Wall Street Journal prime. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on business cash flow, and the difficulty of evaluating and monitoring these types of loans.

         Consumer Loans. Consumer loans primarily consist of automobile loans, home equity lines of credit, loans secured by savings accounts and unsecured personal loans. Home equity lines of credit are originated on an adjustable rate basis, with a loan to value ratio of 90%, if the Company holds the first mortgage loan. Otherwise, the maximum loan to value ratio is 80%. Loans secured by vehicles are financed for terms of up to 60 months, with fixed interest rates. The underwriting standards employed by the Company for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to make payments on the proposed loan and other indebtedness. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Consumer loans tend to have higher interest rates and shorter maturities than one- to four-family first mortgage loans, but are considered to entail a greater risk of default than one-to four-family mortgage loans.

         Loan Approval Authority and Underwriting. The loan approval process is segmented by the type and size of loan. All loans secured by deposit accounts as well as small real estate, commercial and consumer loans may be approved by certain loan officers within designated limits. Members of senior management have varying individual levels of authority to approve loans up to a maximum of $100,000 for unsecured loans and $350,000 for secured loans. The Management Loan Committee, consisting of three members of senior management and two non-employee Directors, may approve loans in excess of individual officer limits up to a maximum of $1,000,000 secured and $500,000 unsecured. The Board of Directors approves loans over $1,000,000 secured and $500,000 unsecured and also reviews all loans that have been approved by officers or committees.

         The Company uses board approved independent fee appraisers on most real estate loans. It is the Company's policy to obtain title insurance on all properties securing real estate loans and to obtain insurance coverage appropriate to the collateral on secured loans.

         Loan Commitments. At June 30, 2004, the Company had $7 million of outstanding commitments to originate new loans at market interest rates, $3 million in undisbursed funds related to construction loans and straight lines of credit and $9 million in commitments to fund revolving lines and letters of credit.

Non-Performing and Problem Assets

         Loan Delinquencies. The Company's collection procedures provide that when a mortgage loan is 15 days past due, a notice of nonpayment is sent. If payment is still delinquent after 30 days past due, the customer will receive a telephone call within ten days. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for 120 days or more and no repayment plan is in effect, the Bank typically initiates foreclosure proceedings. For consumer loans, a notice is generated when the loan is ten days past due. Further collection efforts generally commence for consumer loans by the time a payment is delinquent 20 days. Collection procedures for other non-mortgage loans generally begin after a loan is one day delinquent. Loans are reviewed on a monthly basis and are generally placed on a non-accrual status when the loan becomes more than 90 days delinquent. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         The following table sets forth information regarding nonaccrual loans, accruing loans more than 90 days past due and real estate owned, as of the dates indicated. At each of the dates presented, the Company had no impaired loans within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118. Interest income that would have been recorded on loans accounted for on a nonaccrual basis or as a troubled debt restructuring under the original terms of such loans would have totaled $59,037 and $16,643, respectively, for the year ended June 30, 2004. A total of $1,123 in interest income was recognized on the troubled debt restructuring and no interest income was recognized on the non-accrual loans during the year ended June 30, 2004.

                                                                                    At June 30,
                                                                   ----------------------------------------------
                                                                    2004      2003      2002      2001      2000
                                                                   ------    ------    ------    ------    ------
                                                                                (Dollars in thousands)

Troubled debt restructurings ...................................   $  306    $   --     $   --   $   --    $   --
                                                                   ======    ======     ======   ======    ======
Loans accounted for on a non-accrual basis:
Mortgage loans:
  Construction .................................................   $   --    $1,124    $   --    $   --    $   --
  Permanent loans secured by 1-4 dwelling units ................      471       771        70       398       542
  All other mortgage loans .....................................       --       317         6        48        83
Non-mortgage loans:
  Commercial ...................................................      876        56       164        64        16
  Consumer .....................................................        4        49         6        99        78
                                                                   ------    ------    ------    ------    ------
      Total ....................................................   $1,351    $2,317    $  246    $  609    $  719
                                                                   ------    ------    ------    ------    ------

Accruing loans which are contractually past due 90 days or more:
Mortgage loans:
  Permanent loans secured by 1-4 dwelling units ................   $   --    $   --    $  621    $   --    $   --
  All other mortgage loans .....................................       --        --       108        --        --

Non-mortgage loans:
  Commercial ...................................................       --        --        20        --        --
  Consumer .....................................................       --        --        67        --        --
                                                                   ------    ------    ------    ------    ------
      Total ....................................................   $   --    $   --    $  816    $   --    $   --
                                                                   ------    ------    ------    ------    ------

Total non-accrual and accrual loans ............................   $1,351    $2,317    $1,062    $  609    $  719
                                                                   ------    ------    ------    ------    ------
Real estate owned ..............................................      432       195       143        --        38
Other repossessed assets .......................................        5        19         7        --        --
                                                                   ------    ------    ------    ------    ------
Total non-performing assets ....................................   $1,788    $2,531    $1,212    $  609    $  757
                                                                   ======    ======    ======    ======    ======

Total non-accrual and 90-day past due loans
    to net loans ...............................................     0.88%     1.59%     0.74%     0.47%     0.66%
Total non-accrual and 90-day past due loans
    to total assets ............................................     0.58%     1.01%     0.51%     0.31%     0.41%
Total non-performing assets to total assets ....................     0.77%     1.10%     0.59%     0.31%     0.43%

         At June 30, 2004, there were no loans not presented above with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms.

         Classified Assets. OTS regulations provide for a classification system for problem assets of insured institutions which covers all problem assets. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of a potential weakness that does not currently warrant classification in one of the aforementioned categories.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         The following table sets forth the Company's classified assets in accordance with its classification system at June 30, 2004 (in thousands):


                  Special mention           $ 3,118
                  Substandard                 7,035
                  Doubtful                       --
                  Loss                           --
                                            -------
                  Total                     $10,153
                                            =======

         Out of the $10,153,000 of the Company's loans classified special mention or substandard at June 30, 2004, $9,518,000 were either not delinquent or were delinquent less than ninety days, and were therefore not included as non-accrual loans. These loans are classified due either to a history of delinquency or to other credit quality concerns.

         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in the Company's loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, any existing guarantees, past performance of the loan, available documentation for the loan, legal impediments to collection, financial condition of the borrower, and current economic conditions.

         Management will continue to review the entire loan portfolio to determine the extent, if any, to which further additional loss provisions may be deemed necessary. There can be no assurance that the allowance for losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for losses will not be required.

         The following table sets forth information with respect to the Company's allowance for loan losses at the dates indicated.

                                                                         At June 30,
                                              -----------------------------------------------------------------
                                                 2004          2003          2002          2001          2000
                                              ---------     ---------     ---------     ---------     ---------
                                                                (Dollars in thousands)
Total loans outstanding, net ..............   $ 152,842     $ 146,396     $ 143,681     $ 130,431     $ 109,777
                                              =========     =========     =========     =========     =========
Average loans outstanding .................   $ 155,587     $ 144,841     $ 137,754     $ 121,237     $ 103,252
                                              =========     =========     =========     =========     =========

Allowance balances (at beginning of period)   $   1,396     $     984     $     825     $     512     $     443
Provision:
  Residential .............................          --            11            48            58            57
  Consumer and commercial business ........         969           441           177           287           148
                                              ---------     ---------     ---------     ---------     ---------

                                                    969           452           225           345           205
                                              ---------     ---------     ---------     ---------     ---------

Charge-offs:
  Residential .............................         (24)           (6)          (11)           --          (113)
  Consumer and commercial business ........        (643)          (37)          (81)          (32)          (25)
                                              ---------     ---------     ---------     ---------     ---------
                                                   (667)          (43)          (92)          (32)         (138)
Recoveries:
  Residential .............................          --             1            --            --            --
  Consumer and commercial business ........          16             2            26            --             2
                                              ---------     ---------     ---------     ---------     ---------
                                                     16             3            26            --             2
                                              ---------     ---------     ---------     ---------     ---------
Net charge-offs ...........................        (651)          (40)          (66)          (32)         (136)
                                              ---------     ---------     ---------     ---------     ---------

Allowance balance (at end of period) ......   $   1,714     $   1,396     $     984     $     825     $     512
                                              =========     =========     =========     =========     =========

Allowance for loan losses as a percent
  of total loans outstanding, net .........        1.12%         0.95%         0.68%         0.63%         0.47%
                                              =========     =========     =========     =========     =========

         Out of the $643,000 in charge-offs on consumer and commercial business loans during the year ended June 30, 2004, $339,000 was a loss on a participation loan purchased in a commercial real estate construction project for a hotel, $198,000 was a loss on a commercial loan to a local start-up manufacturing entity, and the remaining $106,000 consisted of losses on small consumer and commercial loans.

Analysis of the Allowance for Loan Losses

         The following table sets forth the allocation of the allowance by category, which management believes can be allocated only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future loss and does not restrict the use of the allowance to absorb losses in any category.

                                                             At June 30,
               --------------------------------------------------------------------------------------------------------------
                     2004                  2003                   2002                  2001                   2000
               --------------------   -------------------   -------------------    -------------------    -------------------
                        Percent of            Percent of             Percent of             Percent of             Percent of
                       Loans in Each         Loans in Each          Loans in Each          Loans in Each          Loans in Each
                        Category to           Category to           Category to            Category to            Category to
               Amount   Total Loans   Amount  Total Loans   Amount  Total Loans    Amount  Total Loans    Amount  Total Loans
               ------   -----------   ------  -----------   ------  -----------    ------  -----------    ------  -----------
                                                           (Dollars in thousands)

Residential
  real estate   $  300     55.00%      $  312     57.51%      $ 307       61.42%     $275        60.44%     $217     69.08%
Commercial
  real estate      281     22.28          221     17.38         163       14.86       156        17.09       131     16.09
Construction,
  consumer and
  commercial
  business       1,133     22.72          863     25.11         514       23.72       394        22.47       164     14.83
                ------    ------       ------    ------       -----      ------      ----       ------      ----    ------

  Total         $1,714    100.00%      $1,396    100.00%      $ 984      100.00%     $825       100.00%     $512    100.00%
                ======    ======       ======    ======       =====      ======      ====       ======      ====    ======

Investment Activities

         General. The Company is required under federal regulation to maintain a sufficient level of liquid assets (including specified short-term securities and certain other investments), as determined by management and defined and reviewed for adequacy by the OTS during its regular examinations. The OTS, however, does not prescribe by regulation a minimum amount or percentage of liquid assets. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) management's judgment as to the attractiveness of the yields then available in relation to other opportunities,
(iii) expectation of future yield levels, and (iv) management's projections as to the short-term demand for funds to be used in loan origination and other activities. Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management's intentions and abilities, as securities held to maturity or securities available-for-sale. Debt securities acquired with the intent and ability to hold-to-maturity are classified as held-to-maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available-for-sale.

         Current  regulatory  and  accounting  guidelines  regarding  investment securities (including mortgage- backed securities) require the Company to categorize securities as "held-to-maturity," "available-for-sale" or "trading." As of June 30, 2004, Company had securities (including mortgage-backed securities) classified as "held-to-maturity" and "available-for-sale" in the amount of $398,999 and $61,199,023, respectively, and had no securities classified as "trading." Securities classified as "available-for-sale" are reported for financial reporting purposes at the fair market value with net changes in the market value from period to period included as a separate component of stockholders' equity, net of income taxes. Changes in the market value of securities available-for-sale do not affect the Company's income. In addition, changes in the market value of securities available-for-sale do not affect the Bank's regulatory capital requirements or its loan-to-one borrower limit.

         At June 30, 2004, the Company's investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) investment grade corporate bonds, (viii) mortgage derivative securities, (ix) private-label mortgage pass-thru securities and commercial paper. The board of directors may authorize additional investments.

         As a source of liquidity and to supplement Company's lending activities, the Company has invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors, like us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the FreddieMac, Government National Mortgage Association ("GinnieMae"), and FannieMae.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by FreddieMac, GinnieMae, and FannieMae make up a majority of the pass-through certificates market.

         The Company also invests in mortgage-related securities, primarily collateralized mortgage obligations, issued or sponsored by FreddieMac, GinnieMae, and FannieMae, as well as private issuers. Collateralized mortgage obligations are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of collateralized mortgage obligations securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage backed securities as opposed to pass through mortgage backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage backed-securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage backed securities underlying collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Collateralized mortgage obligations attempt to moderate reinvestment risk associated with conventional mortgage-backed securities resulting from unexpected prepayment activity.

         Investment Portfolio. The following table sets forth the carrying value of the Company's securities at the dates indicated.

                                                            At June 30,
                                                  -----------------------------
                                                    2004       2003       2002
                                                  -------    -------    -------
                                                         (In thousands)
 Securities held-to-maturity:
   Tax-exempt securities                            $ 399      $ 676      $ 410
   Corporate debt securities                           --         --        995
                                                  -------    -------    -------
     Total securities held-to-maturity                399        676      1,405
                                                  -------    -------    -------

 Securities available-for-sale:
   Mutual funds                                     9,800      9,943      2,828
   US agency securities                             5,015      5,626      2,771
   FreddieMac stock                                 1,392      1,116      1,346
   FannieMae/SLMA preferred                         1,200      1,425      1,500
   SLMA asset-backed note                           1,300      1,858      1,980
   Tax-exempt securities                            5,523      5,443      5,610
   Taxable securities                                  --         --         --
   Collateralized mortgage obligations              6,289      3,869      7,939
   Mortgage-backed securities                      30,680     38,517     27,290
                                                  -------    -------    -------
     Total securities available-for-sale           61,199     67,797     51,264
                                                  -------    -------    -------
 Total investment and mortgage-backed securities  $61,598    $68,473    $52,669
                                                  =======    =======    =======

         The following table sets forth information regarding the scheduled maturities, carrying values, market value and weighted average yields for the Bank's investment securities portfolio at June 30, 2004. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                      At June 30, 2004
                             ------------------------------------------------------------------------------------------------------
                                  Less than            1 to              Over 5 to         Over 10                 Total
                                   1 year             5 years            10 years           years                Securities
                             ------------------  -----------------  ----------------- -----------------   -------------------------
                              Carrying  Average  Carrying  Average   Carrying Average Carrying  Average   Carrying           Market
                                Value    Yield     Value    Yield      Value   Yield    Value    Yield      Value   Yield    Value
                              -----      -----     -----    -----      -----   -----    -----    -----      -----   -----    -----
                                                                 (Dollars in thousands)
Securities
held-to-maturity:
  Tax-exempt
    securities (1)..........  $    --     --%    $   145    4.25%     $   --    --%   $    254    8.75%    $   399   7.11%  $   408
                              -------            ------               ------          -------              -------          -------
      Total
        securities
        held-to-maturity....       --                145    4.25          --               254    8.75         399   7.11       408
                              -------            ------               ------          -------              -------          -------

Securities
available-for-sale:
  Mutual funds..............    9,949   2.21          --      --          --    --          --      --       9,949   2.21     9,800
  US Agency securities......    4,013   2.59       1,004    1.73          --    --          --      --       5,017   2.42     5,015
  FreddieMac stock (2)......       --     --          --      --          --    --           8    1.08           8   1.78     1,392
  FannieMae/SLMA
    preferred...............       --     --          --      --          --    --       1,500    1.47       1,500   1.47     1,200
  SLMA asset-backed
    securities..............       --     --          --      --       1,296  1.97          --      --       1,296   1.97     1,300
  Tax-exempt
    securities (1)..........      136   1.51         895    3.79          --    --       4,166    6.17       5,197   5.64     5,523
  Taxable securities........       --     --          --      --          --    --          --      --          --     --        --
  Collateralized
    mortgage
    obligations
    securities..............       --     --         819    3.33          --    --       5,508    2.68       6,327   2.76     6,289
   Mortgage-backed
     securities.............       --     --         --       --       1,932  5.80      29,133    4.28      31,065   4.37    30,680
                              -------            ------               ------          -------              -------          -------
      Total securities
        available-for-sale..   14,098   2.31       2,718    2.89       3,228  4.26      40,315    4.15      60,359   3.67    61,199
                              -------            ------               ------          -------              -------          -------

Total investment and
  mortgage-backed
  securities ...............  $14,098   2.31%    $2,863     2.96%     $3,228  4.26%   $40,569     4.18%    $60,758   3.69%  $61,607
                              =======   ====     ======     ====      ======  ====    =======     ====     =======   ====   =======

------------------
(1) Average yield is computed on a book value basis rather than a tax equivalent basis.
(2)  Average yield is computed on a redemption value basis.

Sources of Funds

         General. Deposits are a major external source of the Company's funds for lending and other investment purposes. The Company derives funds from amortization and prepayment of loans and, to a lesser extent, maturities of investment securities, borrowings, amortization and prepayments of mortgage-backed securities, and operations. Scheduled loans and mortgage-backed securities principal repayments are a relatively stable source of funds, while deposit inflows and outflows, and loans and mortgage-backed securities prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within the Company's primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate, among other factors.

         Deposit Distribution. The following table sets forth the average balance and the weighted average rates for each period on each category of deposits presented.

                                                       Year Ended June 30,
                              -----------------------------------------------------------------------------
                                     2004                       2003                       2002
                              --------------------   --------------------------  --------------------------
                                          Weighted                   Weighted                    Weighted
                               Average    Average       Average       Average      Average       Average
                               Balance      Rate        Balance        Rate        Balance         Rate
                               -------      ----        -------        ----        -------         ----
                                                     (Dollars in thousands)
Demand deposits               $ 16,169       0.00%     $ 13,122         0.00%      $ 9,024          0.00%
Interest-bearing  demand
    and NOW deposits            10,877       0.28         8,830         0.75         8,081          0.94
Money market savings            12,723       0.83        11,421         1.93        10,465          1.57
Savings accounts                 7,338       0.89         5,910         1.08         8,271          0.74
Time deposits                   89,923       2.88        77,180         3.55        75,510          4.98
                              --------                 --------                   --------
    Total deposits            $137,030       2.04%     $116,463         2.65%     $111,351          3.65%
                              ========                 ========                   ========

         Time Deposits. The following table indicates the amount of the Company's time deposits of $100,000 or more by time remaining until maturity as of June 30, 2004.

                Maturity Period                                 Time Deposits
                ---------------                                 -------------
                                                                (In thousands)

                Within three months                                   $ 8,452
                More than three through six months                      7,703
                More than six through nine months                       3,629
                Over nine months                                       25,319
                                                                      -------
                                Total                                 $45,103
                                                                      =======

         Borrowings. The Company may obtain advances from the FHLB of Dallas (the "FHLB") to supplement its supply of lendable funds. Advances from the FHLB are typically secured by a pledge of the Company's stock in the FHLB, a portion of the Company's first mortgage loans and certain other assets. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The Company, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At June 30, 2004, borrowings with the FHLB totaled $73,652,218 of which $30,756,838 were short-term. The following table sets forth certain information regarding the Company's FHLB advances (which were its only category of short-term borrowing) for the periods indicated.

                                                                         June 30,
                                                                --------------------------------
                                                                2004       2003          2002
                                                                ----       ----          ----
                                                                     (Dollars in thousands)

Amount  outstanding at end of period......................     $73,652    $76,642   $    76,387
Weighted average interest rate at end of period ..........        3.48%      4.01%         4.32%
Maximum amount of short-term borrowingsoutstanding
  at any month end .......................................     $33,418    $39,954   $    34,727
Approximate average short-term borrowings  outstanding....     $30,757    $32,978   $    30,072
Approximate weighted average rate paid during period......        3.61%      4.23%         4.62%

Personnel

         As of June 30, 2004, the Company employed 54 employees with 51 working full-time. None of the Company's employees are represented by a collective bargaining group. The Company believes that its relationship with its employees is good.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to the regulation of the Company and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of the Company

         General. The Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries, should such subsidiaries be formed, which authority also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of the Bank and not for the benefit of stockholders of the Company.

         As a unitary savings and loan holding company, the Company generally is not subject to any restrictions on its business activities. While the Gramm-Leach-Bliley Act (the "GLB Act") terminated the "unitary thrift holding company" exemption from activity restrictions on a prospective basis, the Company enjoys grandfathered status under this provision of the GLB Act because it acquired the Bank prior to May 4, 1999. As a result, the Company's freedom from activity restrictions as a unitary savings and loan holding company was not affected by the GLB Act. However, if the Company were to acquire control of an additional savings association, its business activities would be subject to restriction under the Home Owners' Loan Act. Furthermore, if the Company were in the future to sell control of the Bank to any other company, such company would not succeed to the Company's grandfathered status under the GLB Act and would be subject to the same activity restrictions. The continuation of the Company's exemption from restrictions on business activities as a unitary savings and loan holding company is also subject to the Company's continued compliance with the Qualified Thrift Lender ("QTL") test. See "- Regulation of the Bank - Qualified Thrift Lender Test."

Regulation of the Bank

         General. Set forth below is a brief description of certain laws that relate to the regulation of the Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. As a federally chartered, SAIF-insured savings association, the Bank is subject to extensive regulation by the OTS and the Federal Deposit Insurance Corporation ("FDIC") Lending activities and other investments must comply with various federal statutory and regulatory requirements. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

         The OTS regularly examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that are found in the Bank's operations. The Bank's relationship with its depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents.

         The Bank must file reports with the OTS concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

         Insurance of Deposit Accounts. The deposit accounts held by the Bank are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         The Bank is required to pay insurance premiums based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the risk-based system established by the FDIC for setting deposit insurance premiums, the 2004 insurance assessment rates for SAIF-member institutions range from 0% to 0.27% of insured deposits on an annualized basis, with the assessment rate for most savings institutions set at 0%. The Bank currently qualifies for the lowest assessment rate under the risk-based assessment system and, accordingly, did not pay any deposit insurance assessments during the past fiscal year.

         In addition, all FDIC-insured institutions are required through 2017 to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. For calendar 2004, the annual assessment rate has been approximately 0.154% of insured deposits.

         Loans to One Borrower. A savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the associations's unimpaired capital and surplus. An additional amount may be lent, equal to 10% of the unimpaired capital and surplus, under certain circumstances. At June 30, 2004, the Company's lending limit for loans to one borrower was approximately $2,766,702 and the Company had no outstanding commitments that exceeded the loans to one borrower limit at the time originated or committed.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets for savings institutions that receive the highest supervisory rating for safety and soundness and 4% of total adjusted assets for all other thrifts, and (3) risk-based capital equal to 8% of total risk-weighted assets. At June 30, 2004, the Bank was in compliance with its regulatory capital requirements.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets, except for certain mortgage servicing rights, and less certain investments. Core, or Tier 1, capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on equity securities. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         In addition to the above regulatory capital requirements, the OTS's prompt corrective action regulation classifies savings associations by capital levels and provides that the OTS will take various corrective actions, including imposing significant operational restrictions, against any thrift that fails to meet the regulation's capital standards. Under this regulation, a "well capitalized" savings association is one that has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a leverage capital ratio of 5%, and is not subject to any capital order or directive. A thrift is deemed "adequately capitalized" category if it has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage capital ratio of at least 4%. Institutions with lower capital levels are deemed to be "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," depending on their capital levels. A thrift that falls within any of the three undercapitalized categories is subject to severe regulatory sanctions under the prompt corrective action regulation. At June 30, 2004, the Bank was classified as "well capitalized.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings association, such as the Bank, that is a subsidiary of a savings and loan holding company must file an application or a notice with the OTS at least 30 days before making a capital distribution. Savings associations are not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met:
(1) they are eligible for expedited treatment under OTS regulations, (2) they would remain adequately capitalized after the distribution, (3) the annual amount of capital distribution does not exceed net income for that year to date added to retained net income for the two preceding years, and (4) the capital distribution would not violate any agreements between the OTS and the savings association or any OTS regulations. Any other situation would require an application to the OTS.

         The OTS may disapprove an application or notice if the proposed capital distribution would: (i) make the savings association undercapitalized, significantly undercapitalized, or critically undercapitalized; (ii) raise safety or soundness concerns; or (iii) violate a statue, regulation, or agreement with the OTS (or with the FDIC), or a condition imposed in an OTS-approved application or notice. Further, a federal savings association, like the Bank, cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet one of two Qualified Thrift Lender ("QTL") tests. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owner's Loan Act by maintaining at least 65% of its "portfolio assets" in certain"Qualified Thrift Investments". Qualified thrift investments consist primarily of an institution's residential mortgage loans and other loans and investments relating to residential real estate and manufactured housing and also include student, credit card and small business loans, stock issued by a Federal Home Loan Bank, the FHLMC and the FNMA, and other enumerated assets. For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 10% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every 12 months. A failure to qualify as a QTL would result in a number of sanctions, including certain operating restrictions. At June 30, 2004, the Bank was in compliance with its QTL requirement, with 81.58% of its assets invested in Qualified Thrift Investments. Federal Home Loan Bank System. The Bank is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of the Bank's advances from the FHLB. At June 30, 2004, the Bank was in compliance with this requirement.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 2004, the Bank was in compliance with these Federal Reserve Board requirements.

Item 2.  Description of Property.
-------  ------------------------

         (a) The Company owns its main office and branch office located at 221 West Aztec Avenue, Gallup, New Mexico and 1501 San Juan Boulevard, Farmington, New Mexico, respectively. During the fiscal year ended June 30, 2004, the Company purchased property to be used for a possible future branch site on the north side of Gallup, New Mexico for $424,000 and is liable for a non-interest bearing note payable to the seller with one final payment of $137,000 due in January 2005. The Company also leases additional office space across the street from its main office. The lease expires December 31, 2007 and the Company has an option, upon notification of the lessor by August 1, 2007, to purchase the building for $275,000 or to extend the lease for an additional 10 years.

         (b) Investment Policies. See "Item 1. Business" above for a general description of the Company's investment policies and any regulatory or Board of Directors' percentage of assets limitations regarding certain investments. The Company's investments are primarily acquired to produce income, and to a lesser extent, possible capital gain.

               (1) Investments in Real Estate or Interests in Real Estate. See "Item 1. Business - Lending Activities and - Regulation of the Bank," and "Item 2. Description of Property."

               (2)  Investments in Real Estate Mortgages.  See "Item 1. Business
                    - Lending Activities and - Regulation of the Bank."

               (3) Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities. See "Item 1. Business - Lending Activities and - Regulation of the Bank."

         (c) Description of Real Estate and Operating Data. Not Applicable.

Item 3.  Legal Proceedings
-------  -----------------

         Neither the Company nor the Bank are engaged in any legal proceedings of a material nature at the present time. From time to time the Bank is a party to legal proceedings in the ordinary course of business wherein it enforces its security interest in mortgage loans made by it.

Item 4.  Submission of Matters to a Vote of Security Holders
-------  ---------------------------------------------------

         No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year.

                                     PART II

Item 5.  Market for Common Equity and Related Stockholder Matters

         (a) Market Information. Since its initial issuance on June 29, 1995, the Company's common stock has been traded on the Nasdaq SmallCap Market under the symbol "GUPB." The following table reflects the high and low bid prices for the Common Stock as published by the Nasdaq SmallCap Market as well as dividends declared per share for each quarter during the most recent two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.


                                                                     Dividends
         Quarter Ended                        High        Low        Declared
         -------------                        ----        ---        --------

         June 30, 2004                       $23.18     $21.00        $0.125
         March 31, 2004                       23.75      21.06         0.125
         December 31, 2003                    21.34      16.75         0.125
         September 30, 2003                   17.00      16.03         0.11
         June 30, 2003                        17.63      15.94         0.11
         March 31, 2003                       17.55      14.32         0.11
         December 31, 2002                    15.99      12.76         0.11
         September 30, 2002                   15.15      13.78         0.10

         As of June 30, 2004, there were 1,146,645 shares of the Common Stock outstanding and 211 stockholders of record. This number does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Delaware law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would be to cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

         (b) Application of Proceeds. Not applicable.

         (c) Issuer Purchases of Equity Securities. During the fiscal year 2004, the Company made no purchases of its Common Stock.

         On June 20, 2002 the Company issued a press release announcing its authorization to repurchase 115,010 shares (10% of its 1,150,106 outstanding shares on that date) of its common stock. The maximum number of shares that may yet be purchased under the plan is 106,374 shares.

Item 6.  Management's Discussion and Analysis or Plan of Operation
-------  ---------------------------------------------------------

General

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs, expenses, and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

         GFSB Bancorp, Inc. is a unitary savings and loan holding company headquartered in Gallup, New Mexico, which provides a full range of deposits and traditional mortgage loan products through its wholly-owned banking subsidiary, Gallup Federal Savings Bank (Bank). All references refer collectively to the Company and the Bank, unless the context indicates otherwise.

         During fiscal 2002, to provide opportunity for growth, the Bank opened an office in Farmington, New Mexico under the trade name of Farmington Savings Bank, a Branch of Gallup Federal Savings Bank. Because of operating an additional branch, non-interest expense increased during fiscal 2003.

Proposed Merger

         On August 25, 2004, The Company announced that it had signed a definitive merger agreement with First Federal Banc of the Southwest, Inc. ("FFBSW"), the holding company for First Federal Bank, Roswell, New Mexico, pursuant to which the Company will merge with and into FFBSW.

         Under the terms of the agreement, upon consummation of the merger of the Company into FFBSW, each outstanding share of the Company's common stock will be converted into the right to receive either $20.00 in cash or FFBSW common stock, at the election of the holder, subject to an overall requirement that 51% of the Company's total outstanding common stock be exchanged for stock. The transaction is subject to various conditions, including stockholder approval of both the Company and FFBSW, and approval by the applicable banking regulatory agencies.

         Pursuant to the terms of the merger agreement, FFBSW has agreed to register FFBSW's common stock under the Securities Exchange Act of 1934 and it will file reports with the Securities and Exchange Commission. In addition, upon the completion of the merger, its shares are expected to be listed on the NASDAQ.

Critical Accounting Policies, Judgments and Estimates

         The Company's accounting and reporting policies conform with the accounting principles generally accepted in the United States of America and general practices within the financial services industry. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates.

         Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates. If actual results are different than management's judgments and estimates, the Company's financial results could change, and such change could be material to the Company.

         Allowance for Loan Losses. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income. Management performs an evaluation of the adequacy of the allowance for loan losses on a quarterly basis, at a minimum. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic conditions, delinquency statistics, the adequacy of the underlying collateral, the financial strength of the borrowers, results of internal loan reviews, geographic and industry concentrations, and other factors related to the collectibility of the loan portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

         For purposes of the Company's allowance for loan loss methodology, all criticized loans, meaning all loans classified as "substandard", "doubtful" or "loss" or designated "special mention", are divided into two primary categories:
(1) loans secured by real estate and (2) other loans. Within these two categories loss allocation percentages are assigned based on the severity of the classification or designation. All other loans are segregated into one of seven general categories: (1) consumer residential mortgages, (2) commercial residential mortgages, (3) residential mortgage loan participations purchased,
(4) commercial  loans, (5) commercial real estate loans, (6) consumer loans, and
(7) loans secured by deposit accounts. Loss allocation percentages are assigned to each of these seven categories. An additional loss allocation percentage is assigned to all loans within these seven categories that have been designated "pass/watch", meaning loans that have been identified as having potential credit concerns less severe than criticized loans. Finally an additional loss allocation is assigned to unfunded commitments on existing loans.

         Credit losses are an inherent part of the Company's business and, although management believes the methodologies for determining the allowance for loan losses and the current level of the allowance are adequate, it is possible that there may be unidentified losses in the portfolio that may become evident only at a future date. Additional provisions for such losses, if necessary, would negatively impact earnings.

Management of Interest Rate Risk and Market Risk

         Because the majority of the Company's assets and liabilities are sensitive to changes in interest rates, its most significant form of market risk is interest rate risk, or changes in interest rates. The Company is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. The Company's lending activities have emphasized the purchase or the origination of fixed rate loans secured by one-to four family residences and the
purchase  of  mortgage  backed  securities  and  available-for-sale   investment
securities. The primary source of funds has been deposits with maturities substantially shorter than the related assets. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         Senior management of the Company reviews loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics on a weekly basis. The Company's Investment Committee meets on a monthly basis to review these same items. On behalf of the Investment Committee, the Chairman reports to the Board of Directors.

         To reduce the effect of interest rate changes on net interest income, the Company has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

          o sell new originated long-term fixed rate mortgage loans that conform to Federal National Mortgage Association guidelines when sales can be achieved on terms favorable to the Company;

          o lengthen the maturities of liabilities when it would be cost effective through the pricing and promotion of higher rate certificates of deposit and utilization of FHLB advances;

          o attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

          o    maintain  interest-bearing   deposits,  federal  funds  and  U.S.
               government   securities  with  short  to  intermediate  terms  to
               maturities; and

          o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         Although the maintenance of a large percentage of the Company's assets in short-term and intermediate-term assets, such as cash equivalents, mortgage-backed securities and investment securities, reduces interest rate risk, it adversely affects interest income and net earnings. The Company has made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At June 30, 2004, the Company had approximately $50 million, or 38%, of its deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Company to offset the impact of rising rates in other deposit accounts.

Net Portfolio Value

         Management activity monitors exposure to interest rate risk. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. The NPV model, in addition to management's suggestions, are reviewed by the Investment Committee and reported to the Board of Directors quarterly.

         The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. Based upon OTS assumptions, the following table presents the Bank's percentage change in NPV, assuming an immediate change in interest rates of plus or minus 300 basis points from the level at June 30, 2004. Changes due to a 200 and 300 basis point decline are not presented due to the low interest rate environment.

            Change in
            Interest Rates
            In Basis Points       NPV
            ("BP")                Ratio (2)       Change(3)
            ------                ---------       ---------
            +300 bp                8.07%          -193 bp
            +200 bp(1)             8.95%          -106 bp
            +100 bp                9.62%          - 39 bp
               0                  10.00%            -- bp
            -100 bp                9.87%          - 13 bp

---------------
(1)  Denotes the rate shock used to compute the NPV capital ratios.
(2)  Calculated as the estimated NPV divided by present value of assets.
(3) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         These calculations indicate that the Bank's NPV could be adversely affected by increases in interest rates and could also be somewhat adversely affected by decreases in interest rates. In addition, the Bank could be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements if interest market rates increase.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balance Sheet

  The following table sets forth certain information relating to the Company's average balance sheet and reflects the yield on assets and cost of liabilities for the periods indicated and the yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                               Year Ended June 30,
                                         ------------------------------------------------------------------------------------------
                                                     2004                             2003                          2002
                                         ------------------------------  ------------------------------  --------------------------
                                         Average              Average    Average              Average    Average           Average
                                         Balance   Interest  Yield/Cost  Balance    Interest Yield/Cost  Balance Interest Yield/Cos
                                         -------   --------  ----------  -------    -------- ----------  ------- -------- ---------
                                                                                       (Dollars in thousands)
Interest-earning assets
   Loans receivable (1)                 $155,587    $9,973      6.41%   $144,841     $10,324     7.13%  $137,754 $10,358       7.53
   Investment securities and
      mortgage-backed securities          66,181     2,059      3.11      56,387       2,285     4.05     56,365   2,997       5.32
   Other interest-earning assets (2)       5,164        83      1.16       5,141         134     2.61      4,837     149       3.08
                                        --------    ------              --------     -------            --------
     Total interest-earning assets       226,932    12,115      5.30%    206,369      12,743     6.17%   198,956  13,504       6.79
                                                    ------                           -------
Non-interest-earning assets               10,756                           9,307                           7,255
                                        --------                        --------                        --------
     Total assets                       $237,688                        $215,676                        $206,211
                                        ========                        ========                        ========

Interest-bearing liabilities
   Interest-bearing demand
      and NOW deposits                  $ 10,877    $   30      0.28    $  8,830     $    66     0.75   $  8,081 $    76       0.94
   Passbook savings                        7,338        65      0.89       5,910          64     1.08      8,271      61       0.74
   Money market accounts                  12,723       105      0.83      11,421         129     1.93     10,465     164       1.57
   Time deposits                          89,923     2,590      2.88      77,180       2,741     3.55     75,510   3,759       4.98
   Other liabilities (3)                  81,044     2,679      3.31      79,864       3,162     3.96     80,206   3,415       4.26
                                        --------    ------              --------     -------            --------  ------

     Total interest-bearing
       liabilities                       201,905     5,469      2.71%    183,205       6,162     3.36%   182,533   7,475       4.10
                                                    ------                           -------                      ------

Non-interest-bearing liabilities          17,738                          15,275                           7,861
                                        --------                        --------                        --------
     Total liabilities                  $219,643                        $198,480                        $190,394
Stockholders' equity                      18,045                          17,196                          15,817
                                        --------                        --------                        --------
     Total liabilities and
       stockholders' equity             $237,688                        $215,676                        $206,211
                                        ========                        ========                        ========

Net interest income                                 $6,646                           $ 6,581
                                                    ======                           =======
                                                                                                                  $6,029
                                                                                                                  ======

Interest rate spread (4)                                        2.59%                            2.81%                         2.69
Net interest margin (5)                                         2.93%                            3.19%                         3.03
Ratio of average interest-earning assets
  to average interest-bearing liabilities                       1.12x                            1.13x                         1.09

--------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Other liabilities include FHLB advances, repurchase agreements and other secured borrowings.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest earning assets.

Rate/Volume Analysis

  The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); and (iii) changes in rate (volume changes in rate multiplied by the change in average volume).

                                               Year ended June 30,                       Year ended June 30,
                                                  2004 vs. 2003                            2003 vs. 2002
                                               Increase (Decrease)                       Increase (Decrease)
                                                    Due to                                    Due to
                                      -------------------------------------     ---------------------------------------
                                                           Rate/                                       Rate/
                                      Volume     Rate      Volume       Net      Volume      Rate      Volume       Net
                                      ------     ----      ------       ---      ------      ----      ------       ---
                                                 (In thousands)                              (In thousands)
Interest income
  Loans receivable                   $   766   $(1,043)   $   (74)   $  (351)   $   696    $  (677)   $   (53)   $   (34)
  Mortgage-backed securities and
     investment securities               397      (530)       (93)      (226)         1       (716)         3       (712)
  Other interest-earning  assets           1       (51)        (1)       (51)         9        (23)        (1)       (15)
                                     -------   -------    -------    -------    -------    -------    -------    -------

     Total interest-earning assets     1,164    (1,624)      (168)      (628)       706     (1,416)       (51)      (761)
                                     -------   -------    -------    -------    -------    -------    -------    -------

  Interest expense
    Transaction accounts                  15       (42)        (9)       (36)         7        (15)        (2)       (10)
    Savings accounts                      15       (11)        (3)         1        (17)        28         (8)         3
    Money markets                         15       (34)        (5)       (24)        15        (46)        (4)       (35)
    Certificates of deposit              452      (517)       (86)      (151)        88     (1,079)       (22)    (1,013)
    Other liabilities                     47      (519)       (11)      (483)        68       (315)        (6)      (253)
                                     -------   -------    -------    -------    -------    -------    -------    -------
     Total  interest-bearing
       liabilities                       544    (1,123)      (114)      (693)       161     (1,427)       (42)    (1,308)
                                     -------   -------    -------    -------    -------    -------    -------    -------

  Net change in interest income      $   620   $  (501)   $   (54)   $    65    $   545    $    11    $    (9)   $   547
                                     =======   =======    =======    =======    =======    =======    =======    =======


Selected Operating Ratios:

                                                         Year Ended June 30,
                                                     ---------------------------
                                                      2004       2003      2002
                                                     ------     ------    ------

Return on average assets...........................   0.57%      0.78%     0.89%
Return on average equity...........................   7.48       9.84     10.19
Average equity to average assets...................   7.59       7.97      7.67
Dividend payout ratio..............................  41.18      29.22     27.84

Financial Condition

         General. The Company's total assets increased $2,132,000, or 0.93%, to $232,087,000 at June 30, 2004 from $229,955,000 at June 30, 2003. This increase was primarily the result of a $6,166,000 increase in the Company's net loan portfolio, an increase in cash and due from banks of $1,055,000, partially offset by a $6,874,000 decrease in the Company's security portfolio. Other contributing factors include increases in interest bearing deposits with banks, prepaid assets, loans held for sale, deferred tax asset, premises and equipment and other assets.

         Loans receivable, net, increased $6,166,000 to $152,430,000 at June 30, 2004 from $146,264,000 at June 30, 2003. The increase in loans receivable, net, was primarily the result of increases of $12,882,000 in loans secured by other real estate properties and $2,381,000 in commercial business loans, partially offset by decreases of $3,800,000 in loans on one-to-four family residences, $2,666,000 in construction loans, $2,420,000 in loan participations purchased, and $201,000 in consumer loans.

         The $6,874,000 decrease in the Company's security portfolio was primarily the result of a $7,837,000 decrease in available-for-sale mortgage-backed securities and a $277,000 decrease in held-to-maturity securities partially offset by a $1,240,000 increase in available-for-sale investment securities. The decreases in available-for-sale mortgage backed securities and held-to-maturity securities is primarily the result of principal payments received and a decrease in purchases. The increase in available-for-sale investment securities in primarily the result of an increase in purchases of collateralized mortgage obligations.

         At June 30, 2004, total liabilities increased $1,745,000 to $213,955,000 from $212,210,000 at June 30, 2003. The increase in total liabilities was primarily attributable to an increase in deposits of $4,100,000, an increase in other secured borrowings of $1,157,000 partially offset by a $2,990,000 decrease in advances from the Federal Home Loan Bank.

         The increase in deposits was primarily the result of growth in the Company's Transaction and NOW accounts and Savings deposits offset by a decrease in Time deposits. Transactions and NOW accounts increased $4,050,000 from $24,938,000 to $28,988,000 and Savings deposits increased $4,237,000 from $17,265,000 to $21,502,000. The increase is primarily due to an increase in the Farmington Branch's deposit volume. Time deposits decreased $4,187,000 from $87,557,000 to $83,370,000 primarily due to a $5,000,000 decrease in brokered accounts. Funds from the growth of deposits were used to repay Federal Home Loan Bank advances. The increase in other secured borrowings was primarily due to an increase in participation loans sold under agreements to purchase.

         The Company offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customers are swept daily into an investment vehicle, through which the funds are used to purchase an interest in designated marketable securities. The Company in turn agrees to repurchase these investments on a daily basis, paying the customer the daily interest earned based on current market rates. At June 30, 2004, repurchase agreements totaled $157,000, a decrease of $428,000 from $585,000 at June 30, 2003.

         Total stockholders' equity at June 30, 2004 increased $388,000 to $18,132,000 from $17,744,000 at June 30, 2003. The increase in stockholders' equity reflects net income of $1,350,000, plus minor changes in additional paid-in-capital and unearned ESOP stock for the year ended June 30, 2004, less dividends paid to stockholders of $543,000. Other comprehensive earnings decreased $733,000 due to unrealized investment losses, net of tax benefit.

Comparison of Operating Results for Years Ended June 30, 2004 and 2003

         General. Net earnings decreased $340,000 or 20.1% to $1,350,000 ($1.14 per diluted share) for the year ended June 30, 2004 from $1,690,000 ($1.46 per diluted share) for the year ended June 30, 2004. The decrease in net earnings was primarily the result of a $260,000 increase in non-interest expense and a $517,000 increase in the provision for loan losses, partially offset by an increase in net interest earnings of $65,000, an increase in non-interest earnings of $244,000 and a $128,000 decrease in income tax expense.

         Interest Earnings. Total interest earnings totaled $12,115,000 for the year ended June 30, 2004, a decrease of $628,000 from the $12,743,000 for the year ended June 30, 2003. The decrease is primarily due to a decline in rates on the Bank's lending and investment activities. Please refer to "Average Balance Sheets" for an analysis of the change in interest earnings for the year ended June 30, 2004 compared to the same period in 2003.

         Interest Expense. Total interest expense decreased $693,000 from $6,162,000 for the year ended June 30, 2003 to $5,469,000 for the year ended June 30, 2004, primarily due to a decline in rates on time deposits, money market deposits and FHLB borrowings. Please refer to "Average Balance Sheets" for an analysis of the change in interest earnings for the year ended June 30, 2004 compared to the same period in 2003.

         Provision for Losses on Loans. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan losses was $969,000 and $452,000 for the years ended June 30, 2004 and 2003, respectively. The increase in the provisions for loan losses was primarily the result of an increase in classified loans, an increase in charge-offs and loan growth in commercial business loans and commercial real estate loans, which tend to have greater credit risk than residential real estate loans. The increase in classified loans is primarily attributable to two loans, each with unique credit quality concerns.

         Non-Interest Earnings. Total non-interest earnings increased by $244,000 or 39.2% to $867,000 for the year ended June 30, 2004 from $623,000 for the year ended June 30, 2003. This increase was primarily due to an increase in service charge income of $263,000 and an increase in miscellaneous income of $44,000, partially offset by a decrease in net gains from sales of loans of $62,000. The increase in miscellaneous income is primarily due to gains on the sale of other real estate owned. The increase in service charge income is primarily due to increased insufficient funds charges collected on NOW and checking accounts because of increased volume of insufficient funds checks.

         Non-Interest Expense. Total non-interest expense increased $260,000 or 5.9% to $4,631,000 for the year ended June 30, 2004 from $4,371,000 for the year ended June 30, 2003. The increase in non-interest expense was primarily attributable to increases in professional fees, compensation and benefits, data processing, ATM expense, postage and other operating expenses, partially offset by a decrease in stationary, printing and office supplies. The $82,000 increase in professional fees is primarily attributable to $52,000 in fees paid to consultants for strategic planning services and a $30,000 increase in legal fees, audit expense and accounting fees largely due to the Company's efforts to comply with requirements of the Sarbanes-Oxley Act. The $72,000 increase in compensation and benefits is primarily attributable to a $74,000 increase in general salaries and benefits due to the hiring of two additional employees, general salary increases and an increase in retirement benefits expenses, a $44,000 increase in expense associated with employee stock compensation plans, and an increase of $21,000 in director's fees, partially offset by a $68,000 reduction in performance bonus accruals, due to operating results below expectations for the Company during the six months ended June 30, 2004. Data processing expense increased $38,000, primarily due to increases in expenses resulting from the processing cost associated with the growth in the volume of deposit accounts, statement processing, servicing for the online home banking system and an increase in the number of transactions processed. ATM expense increased $25,000, primarily due to the installation and operation of one additional ATM and transaction volume increases. Postage expense increased $19,000 due to the mailing costs associated with the growth in the volume of deposit accounts and statement processing. Other operating expenses increased $31,000, primarily due to increases in charitable contributions, armored transit expense, supervisory exam fees, correspondent bank expense and franchise taxes. Stationary, printing and office supplies decreased $32,000, since a substantial portion of such expenses the previous year were attributable to the start-up costs during the first year of operation of the Farmington branch.

         Income Tax Expense. Income tax expense decreased $128,000 or 18.5% from $691,000 for the year ended June 30, 2003 to $563,000 for the year ended June 30, 2004. The decrease was primarily due to the recognition of certain permanent tax differences.

Off-Balance Sheet Arrangements

         At June 30, 2004, the Company was not party to any off-balance sheet arrangements that are reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Liquidity and Capital Resources

         The Company's primary sources of funds are deposits, borrowings, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are significantly influenced by general interest rates, economic conditions, and competition. In addition, the Company invests excess funds in overnight deposits, which provide liquidity to meet lending requirements and deposit fluctuations.

         The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets is dependent on the Company's operating, financing, and investing activities during any given period. At June 30, 2004, cash and cash equivalents totaled $8,707,000. The Bank has an additional source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 2004, the Bank had outstanding borrowings from the FHLB of Dallas of $73,652,000. Some of these outstanding borrowings were used to fund loans and purchase additional investment securities.

         The primary investment activity of the Bank is the origination of loans; primarily mortgage loans. During the year ended June 30, 2004, the Bank originated $67,877,000 in total loans (including loan participations purchased), of which $47,046,000 were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Government agency securities, mortgage-backed securities, collateralized mortgage obligations, readily marketable equity securities, municipal bonds, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short-term investment securities to obtain a higher yield than otherwise available.

         The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of net earnings, provision for loan losses depreciation of premises and equipment, amortization of investment and mortgage-backed securities premiums, stock based compensation costs and net changes in various operating assets and liabilities less deferred loan origination fees, gain on sale of loans and securities, stock dividend on FHLB stock and (benefit) provision for deferred income taxes, were $1,930,000 and $2,038,000 for the years ended June 30, 2004 and 2003, respectively. Net cash used for investing activities consisting primarily of loan origination and principal repayments on loans, change in secured borrowings and purchases of securities offset by proceeds from the sale of loans, principal payments on securities and maturities and proceeds from sale of securities were $785,000 and $18,843,000 for the years ended June 30, 2004 and 2003, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and repurchase agreements, proceeds and repayments of FHLB advances and payment of dividends, were $309,000 and $18,406,000 for the years ended June 30, 2004 and 2003, respectively.

         The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 2004, the Bank had commitments to fund loans of $19,292,000. The Bank has sufficient collateral available to provide for approximately $37,381,000 in additional FHLB advances. Certificates of deposit scheduled to mature in one year or less totaled $51,506,000. Based on historical withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

Item 7.   Financial Statements
-------   --------------------

              The Company's financial statements are contained in this Annual Report on Form 10-KSB immediately following Item 14.

Item  8.  Changes  in and  Disagreements  with  Accountants  on  Accounting  and
--------  ----------------------------------------------------------------------
          Financial Disclosure
          --------------------

          Not Applicable.

Item 8A.  Controls and Procedures
--------  -----------------------

         (a) Evaluation of disclosure  controls and  procedures.  Based on their
             --------------------------------------------------
evaluation of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")) the Company's principal executive officer and principal financial officer have concluded that as of the end of the period covered by this Annual Report on Form 10-KSB such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

         (b) Changes in internal  control over financial  reporting.  During the
             ------------------------------------------------------
last quarter of the fiscal year under report, there was no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

Item 8B.  Other Information.
--------  ------------------

          Not applicable.

                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance
------- ------------------------------------------------------------------------
        with Section 16(a) of the Exchange Act
        --------------------------------------

         The information required under this item is incorporated herein by reference to the Proxy Statement for the 2004 Annual Meeting (the "Proxy Statement") contained under the sections captioned "Section 16(a) Beneficial Ownership Reporting Compliance," "Proposal I - Election of Directors," and "- Biographical Information."

         The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the Company's Code of Ethics will be provided to any person without charge upon written request to Jerry R. Spurlin, Chief Financial Officer, GFSB Bancorp, Inc., 221 West Aztec Avenue, Gallup, New Mexico 87301.

Item 10.  Executive Compensation
--------  ----------------------

         The information required by this item is incorporated by reference to the Proxy Statement contained under the section captioned "Director and Executive Officer Compensation."

Item 11.  Security  Ownership of Certain  Beneficial  Owners and  Management and
-------   ----------------------------------------------------------------------
          Related Stockholder Matters
          ---------------------------

(a)      Security Ownership of Certain Beneficial Owners
(b)      Security Ownership of Management

         The information required by items (a) and (b) is incorporated herein by reference to the Proxy Statement contained under the sections captioned "Principal Holders" and "Proposal I - Election of Directors."

(c) Changes in Control. On August 25, 2004, the Company announced that it had signed a definitive merger agreement with First Federal Banc of the Southwest, Inc. ("FFBSW"), the holding company for First Federal Bank, Roswell, New Mexico, pursuant to which the Company will merge with and into FFBSW.

         Under the terms of the agreement, upon consummation of the merger of the Company into FFBSW, each outstanding share of the Company's common stock will be converted into the right to receive either $20.00 in cash or FFBSW common stock, at the election of the holder, subject to an overall requirement that 51% of the Company's total outstanding common stock be exchanged for stock. The transaction is subject to various conditions, including stockholder approval of both the Company and FFBSW, and approval by the applicable banking regulatory agencies.

         Pursuant to the terms of the merger agreement, FFBSW has agreed to register FFBSW's common stock under the Securities Exchange Act of 1934 and it will file reports with the Securities and Exchange Commission. In addition, upon the completion of the merger, its shares are expected to be listed on the NASDAQ.

         Management of the Company knows of no other arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

(d)  Securities Authorized for Issuance Under Equity Compensation Plans

         Set forth below is information as of June 30, 2004 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

                                         EQUITY COMPENSATION PLAN INFORMATION
                                                   (a)                    (b)                      (c)
                                                                                            Number of securities
                                          Number of securities     Weighted-average        remaining available for
                                            to be issued upon      exercise price of    future issuance under equity
                                               exercise of            outstanding       compensation plans (excluding
                                          outstanding options,     options, warrants       securities reflected in
                                          warrants and rights         and rights                 column (a))
                                          -------------------         ----------                 -----------
Equity compensation plans approved by
shareholder:
    1995 Stock Option Plan.............           88,349                $ 8.48                       58,680
    Management Stock
         Bonus Plan....................            5,135                    --                       20,077
    2000 Stock Option Plan.............               --                   N/A                       58,500
Equity compensation plans
not approved by shareholders:
    Directors Stock
         Compensation Plan(1)..........           11,946                 11.00                           --
                                                 -------                ------                      -------
     TOTAL                                       105,430                $ 8.35                      137,257
                                                 =======                ======                      =======

---------------
(1)  Plan approved by the Company's board of directors on March 22, 2000.

Item 12.  Certain Relationships and Related Transactions
--------  ----------------------------------------------

         The information required by this item is incorporated herein by reference to the Proxy Statement contained under the section captioned "Certain Relationships and Related Transactions."

Item 13.  Exhibits
--------  --------

       The following exhibits are included in this Report or are incorporated herein by reference.

     2.1 Agreement and Plan of Merger, dated as of August 25, 2004, between GFSB Bancorp, Inc. and First Federal Banc of the Southwest, Inc.*
     3.1    Certificate of Incorporation of GFSB Bancorp, Inc.**
     3.2    Bylaws of GFSB Bancorp, Inc.**
     10.1+  1995 Stock Option Plan***
     10.2+  Management Stock Bonus Plan***
     10.3+ Form of Directors Deferred Compensation Agreement between the Bank and Directors****

     10.4+  Form of Directors Stock Compensation Plan between the Company and
              Directors of the Company****
     10.5+  2000 Stock Option Plan*****
     10.6+  Change-in-Control Severance Agreement with Richard P. Gallegos
     10.7+  Change-in-Control Severance Agreement with Jerry R. Spurlin
     10.8+ Change-in-Control Severance Agreement with William W. Head, Jr. 10.9+ Change-in-Control Severance Agreement with Leonard C. Salzi
     21     Subsidiaries of the Company (See "Item 1 - Description of Business")
     23     Consent of Neff + Ricci LLP
     31.1   Rule 13a-14(a)/15d-14(a) Certification
     31.2   Rule 13a-14(a)/15d-14(a) Certification
     32     Section 1350 Certification


--------------
+      Management contract or compensatory plan or arrangement.
* Incorporated herein by reference to the identically numbered exhibit to the current report on Form 8-K filed with the SEC on August 26, 2004.
** Incorporated herein by reference to the Registration Statement on Form S-1 of the Company (File No. 33-90400) initially filed with the Commission on March 17, 1995.
*** Incorporated by reference to the identically numbered exhibits of the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File No. 0-25854) filed with the SEC.
**** Incorporated by reference to the identically numbered exhibits of the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001 filed with the SEC.
***** Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333-51498) filed with the SEC on December 8, 2000.

Item 14.   Principal Accountant Fees and Services

         The   information  set  forth  under  the  caption   "Ratification   of
Independent   Auditors"  in  the  Proxy  Statement  is  incorporated  herein  by reference.

                               GFSB BANCORP, INC.




CONSOLIDATED FINANCIAL STATEMENTS

         Consolidated Statements of Financial Condition....................F-2

         Consolidated Statements of Earnings and
         Comprehensive Earnings............................................F-4

         Consolidated Statements of Changes in Stockholders' Equity........F-6

         Consolidated Statements of Cash Flows.............................F-8

         Notes to Consolidated Financial Statements........................F-10

                         [NEFF + RICCI LLP LETTERHEAD]



             Report of Independent Registered Public Accounting Firm


Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the accompanying consolidated statements of financial condition of GFSB Bancorp, Inc. (a Delaware corporation) and Subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Neff + Ricci LLP

Albuquerque, New Mexico
July 30, 2004, except for note 19, as to which the date is August 25, 2004.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2004 and 2003


ASSETS
                                                            2004           2003

Cash and due from banks                                $  7,840,712      6,785,410
Interest-bearing deposits with banks                        866,281        466,948
Available-for-sale investment securities                 30,518,828     29,279,417
Available-for-sale mortgage-backed securities            30,680,195     38,517,103
Held-to-maturity investment securities                      398,999        675,997
Stock of Federal Home Loan Bank, at cost, restricted      4,409,200      4,332,800
Loans receivable, net, substantially pledged            152,430,322    146,264,291
Loans held-for-sale                                         411,400        132,000
Accrued interest and dividends receivable                   859,298        844,722
Premises and equipment                                    2,513,992      2,313,815
Prepaid and other assets                                    883,058        342,150
Deferred tax asset                                          275,125             --
                                                       ---------------------------

           Total assets                                $232,087,410    229,954,653
                                                       ===========================

See Notes to Consolidated Financial Statements.


LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                         2004             2003

     Transaction and NOW accounts                                  $  28,987,811       24,937,782
     Savings deposits                                                 21,501,954       17,264,978
     Time deposits                                                    83,369,991       87,556,558
     Advances from the Federal Home Loan Bank                         73,652,218       76,641,834
     Other secured borrowings                                          4,814,763        3,657,911
     Repurchase agreements                                               157,119          584,902
     Accrued interest payable                                            460,520          515,872
     Advances from borrowers for taxes and insurance                     499,998          365,193
     Accounts payable and accrued liabilities                            369,595          250,015
     Deferred tax liability                                                   --          312,796
     Dividends declared and payable                                      140,895          122,467
                                                                   ------------------------------

               Total liabilities                                     213,954,864      212,210,308
                                                                   ------------------------------

Commitments and Contingencies


Stockholders' Equity
     Preferred stock, $.10 par value, 500,000 shares authorized;
        no shares issued or outstanding                                       --               --
     Common stock, $.10 par value, 1,500,000 shares authorized;
        1,146,645 and 1,146,270 shares in 2004 and 2003,
        respectively, issued and outstanding                             114,665          114,627
     Additional paid-in capital                                        3,095,718        2,853,446
     Unearned ESOP stock                                                 (68,048)        (139,882)
     Retained earnings, substantially restricted                      14,440,118       13,633,421
     Accumulated other comprehensive earnings                            550,093        1,282,733
                                                                   ------------------------------

               Total stockholders' equity                             18,132,546       17,744,345
                                                                   ------------------------------

               Total liabilities and stockholders' equity          $ 232,087,410      229,954,653
                                                                   ==============================

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS
Years Ended June 30, 2004 and 2003


                                                                2004            2003
Interest Earnings
     Loans receivable
         Mortgage loans                                    $  7,610,021       7,972,501
         Commercial loans                                     1,402,333       1,332,818
         Share and consumer loans                               402,975         404,669
         Service fee income                                     557,229         613,825
     Investment and mortgage-backed securities                2,059,471       2,284,798
     Other interest-earning assets                               82,749         134,508
                                                           ----------------------------

                Total interest earnings                      12,114,778      12,743,119
                                                           ----------------------------

Interest Expense
     Deposits                                                 2,789,603       2,999,831
     Advances from Federal Home Loan Bank                     2,679,009       3,158,101
     Repurchase agreements                                          147           3,871
                                                           ----------------------------

                Total interest expense                        5,468,759       6,161,803
                                                           ----------------------------

                Net interest earnings                         6,646,019       6,581,316

Provision for Loan Losses                                       969,003         452,137
                                                           ----------------------------

                Net interest earnings after provision
                   for loan losses                            5,677,016       6,129,179
                                                           ----------------------------

Non-Interest Earnings
     Service charge income                                      697,875         434,514
     Miscellaneous income                                       102,554          58,971
     Gain from sale of loans                                     67,743         129,858
     Loss on sale of available-for-sale securities               (1,417)             --
                                                           ----------------------------

                Total non-interest earnings                     866,755         623,343
                                                           ----------------------------

Non-Interest Expense
     Compensation and benefits                                2,402,684       2,330,217
     Insurance and SAIF Premiums                                 74,950          70,254
     Stationery, printing, and office supplies                  117,722         155,937
     ATM expense                                                 78,916          53,569
     Supervisory exam fees                                       61,255          55,954
     Postage                                                     81,882          63,056

See Notes to Consolidated Financial Statements

GFSB BANCORP, INC
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS (CONTINUED)
Years Ended June 30, 2004 and 2003


                                                                2004            2003

Non-Interest Expense - Continued
     Other                                                 $    430,118         399,610
     Occupancy                                                  553,695         545,599
     Data processing                                            375,481         337,845
     Professional fees                                          217,024         134,980
     Advertising                                                206,764         199,485
     Stock services                                              29,904          24,389
                                                           ----------------------------

                Total non-interest expense                    4,630,395       4,370,895
                                                           ----------------------------

Earnings before Income Taxes                                  1,913,376       2,381,627
                                                           ----------------------------

Income Tax Expense
     Currently payable                                          773,802         941,568
     Deferred benefit                                          (210,501)       (250,000)
                                                           ----------------------------

                Total income tax expense                        563,301         691,568
                                                           ----------------------------

                Net earnings                                  1,350,075       1,690,059

Other Comprehensive Earnings
     Unrealized investment losses, net of tax benefit of
         $377,420 in 2004 and $5,933 in 2003                   (732,640)        (11,515)
                                                           ----------------------------

                Net comprehensive earnings                 $    617,435       1,678,544
                                                           ============================


Basic Net Earnings per Share                                       1.20            1.52

Dilutive Net Earnings per Share                                    1.14            1.46

Weighted average number of common shares
     outstanding-basic                                        1,126,964       1,115,076
Weighted average number of common shares
     outstanding-dilutive                                     1,183,099       1,159,917

See Notes to Consolidated Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Years Ended June 30, 2004 and 2003

                                                                                                        Accumulated
                                                Common Stock         Additional   Unearned                 Other
                                           ---------------------       Paid-in      ESOP       Retained Comprehensive
                                             Shares       Amount       Capital      Stock      Earnings    Earnings     Total
                                             ------       ------       -------      -----      --------    --------     -----

Balances, June 30, 2002                    1,150,106   $ 115,011    $ 2,761,251   (207,926)  12,420,358   1,294,248 $ 16,382,942
                                                                                                                    ------------

Comprehensive earnings
     Net earnings                                  -           -              -          -    1,690,059           -    1,690,059
     Unrealized gain on
       available-for-sale securities,
       net of taxes                                -           -              -          -            -     (11,515)     (11,515)
                                                                                                                    ------------

          Total comprehensive earnings                                                                                 1,678,544
                                                                                                                    ------------

Distribution of stock vested under the
     management stock bonus plan                   -           -         17,893          -            -           -       17,893
Stock issued upon exercise of
     stock options                             4,800         480         43,965                                           44,445
Expense incurred by the Company for
     stock purchased within six months
     of exercise of related options                -           -         34,264          -            -           -       34,264
Acquisition of common stock by the
     Company under the stock
     repurchase plan                          (8,636)       (864)      (142,423)         -            -           -     (143,287)
Released and committed to be released
     18,810.4264 shares of common
     stock owned by the ESOP                       -           -        138,496     68,044            -           -      206,540
Dividends declared and paid to
     stockholders                                  -           -              -          -     (476,996)          -     (476,996)
                                           ----------------------   -------------------------------------------------------------

Balances, June 30, 2003                    1,146,270     114,627      2,853,446   (139,882)  13,633,421   1,282,733   17,744,345
                                                                                                                    -------------

Comprehensive earnings
     Net earnings                                  -           -              -          -    1,350,075           -    1,350,075
     Unrealized gain on available for
       sale securities, net of taxes               -           -              -          -            -    (732,640)    (732,640)
                                                                                                                    -------------

          Total comprehensive earnings                                                                                   617,435
                                                                                                                    -------------

Distribution of stock vested under the
     management stock bonus plan                   -           -              -          -            -           -            -
Stock issued upon exercise of
     stock options                               375          38         34,860          -            -           -       34,898
Released and committed to be released
     20,176.9392 shares of common
     stock owned by the ESOP                       -           -        207,412     71,834            -           -      279,246
Dividends declared and paid to
     stockholders                                  -           -              -          -     (543,378)          -     (543,378)
                                           ----------------------   -------------------------------------------------------------

Balances, June 30, 2004                    1,146,645   $ 114,665    $ 3,095,718    (68,048)  14,440,118     550,093   18,132,546
                                           ======================   =============================================================

See Notes to Consolidated Financial Statements.

                                                                    F-6 and F-7

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2004 and 2003


                                                                                2004               2003
Cash Flows from Operating Activities
     Net earnings                                                       $     1,350,075          1,690,059
     Adjustments to reconcile net earnings to net cash
        provided by operations
            Deferred loan origination fees                                     (557,229)          (613,825)
            Gain on sale of loans and securities                                (66,326)          (129,858)
            Provision for loan losses                                           969,003            452,137
            Depreciation of premises and equipment                              293,990            296,831
            Amortization of investment and mortgage-backed
               securities premiums                                              420,863            224,230
            Stock dividend on FHLB stock                                        (76,400)          (114,300)
            Release of ESOP stock                                               279,246            206,540
            Stock compensation under management bonus stock plan                     --             17,893
            Stock compensation resulting from stock purchased by
               the Company within six months of exercise
               of related options                                                    --             34,264
            Benefit for deferred income taxes                                  (210,501)          (250,000)
     Net changes in operating assets and liabilities
            Accrued interest and dividends receivable                           (14,576)           228,479
            Prepaid and other assets                                           (208,410)           (68,737)
            Income taxes receivable                                            (332,498)            (1,168)
            Accrued interest payable                                            (55,352)            66,918
            Accounts payable and other accrued liabilities                      119,580            (13,287)
            Dividends declared and payable                                       18,428             11,961
                                                                        ----------------------------------

               Net cash provided by operating activities                      1,929,893          2,038,137
                                                                        ----------------------------------

Cash Flows from Investing Activities
     Purchase of premises and equipment                                        (494,167)           (99,473)
     Loan origination and principal repayment on loans, net                 (10,580,846)       (10,523,156)
     Change in secured borrowings                                             1,156,852           (275,222)
     Proceeds from the sale of loans                                          3,791,384          8,099,732
     Principal payments on mortgage-backed securities                        14,498,176         11,246,417
     Principal payments on available-for-sale securities                      2,906,236          6,214,437
     Principal payments on held-to-maturity securities                            6,998              4,000
     Purchases of mortgage-backed securities                                 (7,071,196)       (22,490,693)
     Purchases of available-for-sale securities                              (5,968,059)       (13,412,658)
     Purchases of held-to-maturity securities                                        --           (274,594)
     Maturities and proceeds from sale of available-for-sale
        securities                                                              700,000          1,668,000
     Maturities and proceeds from sale of available-for-sale
        mortgage-backed securities                                                   --                 --
     Maturities and proceeds from sale of held-to-maturity securities           270,000          1,000,000
                                                                        ----------------------------------

               Net cash used by investing activities                           (784,622)       (18,843,210)
                                                                        ----------------------------------

See Notes to Consolidated Financial Statements

GFSB BANCORP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended June 30, 2004 and 2003


                                                                                   2004               2003
Cash Flows from Financing Activities
     Net increase in transaction accounts, passbook savings,
        money market accounts, and certificates of deposit              $     4,100,438         19,409,843
     Repurchase agreements                                                     (427,783)          (649,955)
     Net increase (decrease) in mortgage escrow finds                           134,805            (51,382)
     Proceeds from FHLB advance                                           1,383,164,296        808,623,387
     Repayments on FHLB advances                                         (1,386,153,912)      (808,368,008)
     Purchase of GFSB Bancorp stock under the stock
        repurchase plan in cash                                                      --           (143,287)
     Dividends paid or to be paid in cash                                      (543,378)          (476,996)
     Proceeds from exercise of stock options                                     34,898             44,445
     Price paid for vested management bonus stock plan stock                         --             17,893
                                                                        ----------------------------------

               Net cash provided by financing activities                        309,364         18,405,940
                                                                        ----------------------------------

Increase in cash and cash equivalents                                         1,454,635          1,600,867

Cash and cash equivalents at beginning of year                                7,252,358          5,651,491
                                                                        ----------------------------------

Cash and cash equivalents at end of year                                $     8,706,993          7,252,358
                                                                        ==================================

Supplemental disclosures
     Cash paid during the year for
        Interest on deposits and advances                               $     5,524,111          6,091,015
        Income taxes                                                            743,501            943,200

     Change in market value, net of deferred taxes on
        available-for-sale securities (other comprehensive
        earnings)                                                              (732,640)           (11,515)


See Notes to Consolidated Financial Statements.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying statements follows:

Organization and Operations. Effective June 29, 1995, Gallup Federal Savings and Loan Association (Association) converted from a federal mutual savings and loan association to a federal stock savings bank with the formation of a holding company (GFSB Bancorp, Inc.). The conversion was accomplished through amendment of the Association's federal charter and the sale of the Holding Company's common stock. The Association also changed its name to Gallup Federal Savings Bank (Bank).

GFSB Bancorp, Inc. (Company) is a unitary savings and loan holding company incorporated under the laws of the State of Delaware. The Company acquired all of the common stock of the Bank on June 29, 1995 and the Company also made its initial public offering of common stock.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant balances and transactions between entities have been eliminated.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, cash items, amounts due from banks, amounts held with the Federal Reserve Bank, interest bearing deposits with the Federal Home Loan Bank, and time deposits. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The amounts in each of these above categories are as follows:

                                                  2004        2003

Cash on hand                                  $3,328,677    2,522,184
Cash items                                        18,838       (6,340)
Amounts due from banks                         4,125,108    3,614,410
Interest bearing deposits                        866,281      268,948
Time deposits                                         --      198,000
Federal Reserve Bank deposits                    368,089      655,156
                                              -----------------------

Total cash and cash equivalents               $8,706,993    7,252,358
                                              =======================

The amounts due from banks includes $85,050 and $78,250 for the years ended June 30, 2004 and 2003, respectively, held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Available-for-Sale Investment Securities. All available-for-sale investment securities are stated at fair value. The Company has recorded a net unrealized gain, net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of investment securities are determined using the specific identification method when such sales occur. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Available-for-Sale Mortgage-Backed Securities. All mortgaged-backed and related securities are stated at fair value. The Company has recorded a net unrealized gain, net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of mortgage-backed securities are determined using the specific identification method when such sales occur. All sales are made without recourse. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the remaining period of maturity.

Held-to-Maturity  Securities.  Government,  Federal  agency,  and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. All held-to-maturity securities are recorded at amortized cost.

Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions.

An impaired loan can be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Company assesses for impairment all loans delinquent more than 90 days. Uncollectible interest on loans that are contractually past due is charged off, or an allowance account is established based on management's periodic evaluation. The allowance is established by a charge to

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received, until, in management's judgment, the borrower's ability to make periodic principal and interest payments is back to normal, in which case the loan is returned to accrual status.

Transfers of Financial Assets. The Company accounts for transfers of financial assets by recognizing the financial assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings.

Loans Held-For-Sale. Loans held-for-sale are those loans the Company has the intent to sell in the foreseeable future. Loans held-for-sale are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between sales proceeds and carrying value of the loans.

Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 2004 and 2003, $3,791,384 and $8,099,732, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $67,743 and $129,858 for the years ended June 30, 2004 and 2003, respectively.

Loan Origination Fees and Related Costs. Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized as an adjustment to interest income using the interest method over the contractual life of the loans. Historical prepayment experience for the Company is minimal for purposes of adjusting the contractual life of the loans.

Foreclosed Real Estate. Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. The Company generally holds foreclosed assets as held for sale, and accordingly, after foreclosure, such assets are carried at the lower of fair value minus estimated costs to sell, or cost. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the fair value of a property does not exceed its cost.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Premises and Equipment. Land is carried at cost. Building, furniture, improvements, fixtures, and equipment are carried at cost, less accumulated depreciation. Maintenance and repairs are charged to earnings in the period incurred. Building, improvements, furniture, fixtures, and equipment are depreciated using a straight-line method over the following estimated useful lives of the assets:

    Buildings                                       40 years
    Furniture, fixtures and equipment           5 - 10 years
    Parking lot improvements                         5 years
    Leasehold improvements                      5 - 10 years

Income Taxes. Deferred income taxes are provided on temporary differences in the recognition of income and expense for tax and financial reporting purposes.

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes in the period of enactment.

Earnings Per Share. Earnings per share have been computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding for the year. The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average number of shares outstanding until the shares are committed for allocation to an employee's individual account.

Fair Value of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

               Cash and cash equivalents. - The carrying amount of cash and cash equivalents approximate their fair value.

               Available-for-sale and held-to-maturity securities. - Fair values for securities are based on quoted market prices.

               Loans receivable. - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. Fair values

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

               for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

               Deposit liabilities. - The fair values disclosed for demand deposits are, by definition, materially equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

               Short-term  borrowings.  - The  carrying  amounts  of  short-term
               borrowings   approximate   their  fair  values   given  that  the
               borrowings are at the Bank's current incremental borrowing rate.

               Off-balance sheet instruments. - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Financial Instruments. In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

A substantial estimate for the Company is the allowance for loan losses. This estimate could change substantially within a year if borrowers' ability to repay or the estimated value of underlying collateral should decline dramatically.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Stock Options. The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans. No compensation cost has been recognized for its stock option plans. Had compensation cost for the stock option plans been determined based on the fair value method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro-forma amounts indicated below:

                                                           2004         2003

    Net income (as reported)                           $ 1,350,075    1,690,059
      Net income (pro-forma)                             1,339,903    1,682,112

    Basic earnings per share (as reported)                    1.20         1.52
      Basic earnings per share (pro-forma)                    1.19         1.51

    Diluted earnings per share (as reported)                  1.14         1.46
      Diluted earnings per share (pro-forma)                  1.13         1.45

The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions:

                                                           2004         2003

    Expected dividend yield                              2.1062%      2.3644%
    Expected stock price volatility                          22%          14%
    Risk free rate of return                                4.6%         4.4%
     Expected life of options                           10 years     10 years


Investment in Federal Home Loan Bank Stock. The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in its capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank Stock, and it has no quoted market value.

Segment Reporting. The Company is required to report information about operating segments in and related disclosures about products and services, geographic areas and major customers. The Company only has one operating segment.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Recent Accounting Developments. In December 2003 the Financial Accounting Standards Board (the "FASB") revised Statement of Financial Accounting Standards ("SFAS") No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits.". The provisions of this statement do not change the measurement and recognition provisions of previous statements, but adds disclosures about retirement plan assets, employer obligations, key assumptions in these measurements and the measurement date(s) used to determine pensions and other postretirement benefit measurements that make up at least the majority of plan assets and benefit obligations. These provisions are effective for annual and interim financial statements for periods beginning after December 15, 2003. The adoption of this statement as of January 1, 2004 did not have a significant impact on the Company's financial statements.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (the "AcSEC") issued Statement of Position ("SOP") 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. A certain transition provision applies for certain aspects of loans currently within the scope of Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations. The SOP does not apply to loans originated by the entity. Adoption of this SOP is not expected to have a significant impact on the Company's financial statements.

On March 31, 2004, the FASB ratified a consensus opinion of the Emerging Issues Task Force (EITF), issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. A consensus was reached regarding disclosures about unrealized losses on available-for-sale debt and equity securities accounted for under FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations. The guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosures are effective in annual financial statements for fiscal years ending after December 15, 2003, for investments accounted for under Statements 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004. Adoption of the

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004


provisions of this opinion that are effective as of this report date did not have a significant impact on the Company's financial statements. Adoption of further provisions when they are effective is not expected to have a significant impact on the Company's financial statements.

In March, 2004 the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") 105, "Application of Accounting Principles to Loan Commitments." This SAB summarizes the views of the SEC regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. Under this SAB, banks will no longer be able to record interest rate lock commitments (IRLCs) as assets, but only record any liabilities resulting from these IRLCs. Through March 31, 2004, the Company followed industry practice in recording these IRLCs as assets or liabilities, depending on the net position the Company had on these IRLCs. As of April 1, 2004, the Company has adopted this SAB. This did not have a significant effect on the Company's financial statements.

On June 17, 2004, the SEC issued a Proposed Rule in which it described the parameters under which banks may sell securities to their customers without having to register as broker-dealers with the SEC in accordance with Title II of the Gramm-Leach-Bliley Act of 1999. The proposal, which is designated as Regulation B, clarifies, among other things: (i) the limitations on the amount that unregistered bank employees may be compensated for making referrals in connection with a third-party brokerage arrangement; (ii) the manner by which banks may be compensated for effecting securities transactions for its customers in a fiduciary capacity; and (iii) the extent to which banks may engage in certain securities transactions as a custodian. At this time, it appears as though this proposed regulation, if adopted, will have no material effect on the Company's activities or financial results.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES

The   carrying   values  and   estimated   fair  values  of   available-for-sale
mortgage-backed securities are summarized as follows:

                                                                          Gross       Gross
                                             Unamortized               Unrealized  Unrealized
                            Principal         Premiums     Amortized     Holding     Holding       Fair
    June 30, 2004            Balance         (Discounts)     Cost         Gains      Losses        Value

   FNMA ARM
     Certificates     $   19,898,238          489,300    20,387,538       42,233  (248,661)     20,181,110
   FHLMC ARM
     Certificates          5,094,086           76,486     5,170,572       15,411   (44,592)      5,141,391
   GNMA ARM
     Certificates          5,357,260          149,209     5,506,469          301  (149,076)      5,357,694
   SBA                -               -                -             -            -         -
   Mortgage Pass-
     through
     Certificates                  -                -             -            -         -               -
                      ------------------------------------------------------------------------------------
                      $   30,349,584          714,995    31,064,579       57,945  (442,329)     30,680,195
                      ====================================================================================

June 30, 2003

   FNMA ARM
     Certificates     $   26,015,268          690,736    26,706,004      225,397   (50,279)     26,881,122
   FHLMC ARM
     Certificates          5,017,296          125,255     5,142,551       42,716   (26,536)      5,158,731
   GNMA ARM
     Certificates          5,152,408          157,441     5,309,849        2,407   (24,628)      5,287,628
   SBA                       334,870                -       334,870       26,789         -         361,659
   Mortgage Pass-
     through
     Certificates            811,339          (14,533)      796,806       31,157         -         827,963
                      ------------------------------------------------------------------------------------
                      $   37,331,181          958,899    38,290,080      328,466  (101,443)     38,517,103
                      ====================================================================================

During the years ended June 30, 2004 and 2003, the Company did not have any proceeds from the sales of mortgage-backed securities. The Company had pledged $16,902,868 (current face) and $14,710,776 (current face) at June 30, 2004 and 2003, respectively, in mortgage-backed and investment securities to public entities that have on deposit amounts in excess of the federally insured limit. The Company also had pledged $276,220 and $309,378 at June 30, 2004 and 2003, respectively, in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 3.        INVESTMENTS

The amortized cost and fair values of investment securities are summarized as follows:

Available-for-sale

                                                                        Gross              Gross
                                                                     Unrealized         Unrealized
                                                    Amortized          Holding            Holding          Fair
                                                      Cost              Gains             Losses           Value
    June 30, 2004
    Mutual funds                               $     9,949,093                 -        (149,523)         9,799,570
    US agency securities                             5,017,198             5,754          (7,324)         5,015,628
    FHLMC stock                                          7,786         1,390,736          (6,935)         1,391,587
    Tax-exempt securities                            5,197,245           331,227          (5,404)         5,523,068
    FNMA/SLMA preferred                              1,500,000                 -        (300,000)         1,200,000
    CMO                                              6,326,875            30,112         (68,129)         6,288,858
    SLMA asset-backed note                           1,295,960             4,157               -          1,300,117
                                               --------------------------------------------------------------------

                                               $    29,294,157         1,961,986        (537,315)        30,518,828
                                               ====================================================================
    June 30, 2003
    Mutual funds                               $     9,937,752             5,645               -          9,943,397
    US agency securities                             5,555,404            69,998               -          5,625,402
    FHLMC stock                                          7,786         1,108,341               -          1,116,127
    Tax-exempt securities                            4,856,181           586,466               -          5,442,647
    FNMA/SLMA preferred                              1,500,000                 -         (75,000)         1,425,000
    CMO                                              3,854,101            31,147         (16,493)         3,868,755
    SLMA asset-backed note                           1,851,683             6,406               -          1,858,089
                                               --------------------------------------------------------------------

                                               $    27,562,907         1,808,003         (91,493)        29,279,417
                                               ====================================================================
Held-to-maturity

   June 30, 2004
    US Agency Securities                       $       144,999             4,837                -           149,836
    Tax-exempt securities                              254,000             3,934                -           257,934
                                               --------------------------------------------------------------------
                                               $       398,999             8,771                -           407,770
                                               ====================================================================

   June 30, 2003
    Tax-exempt securities                      $       675,997            21,096                -           697,093
                                               ====================================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 3.        INVESTMENTS (CONTINUED)


The amortized cost and fair value of all debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized          Fair
                                                      Cost             Value
Available-for-sale
    Due within one year                          $ 3,005,185         3,010,939
    Due after one year through five years          3,043,207         3,052,600
    Due after five years through ten years                --                --
    Due after ten years                            4,166,051         4,475,157
    Mutual funds                                   9,949,093         9,799,570
    FHLMC stock                                        7,786         1,391,587
    FNMA                                           1,500,000         1,200,000
    SLMA asset-backed note                         1,295,960         1,300,117
    CMO                                            6,326,875         6,288,858
    Mortgage-backed securities                    31,064,579        30,680,195
                                                 -----------------------------

                                                 $60,358,736        61,199,023
                                                 =============================

Held-to-maturity
    Due within one year                          $   144,999           149,836
    Due after one year through five years                 --                --
    Due after five years through ten years                --                --
    Due after ten years                              254,000           257,934
                                                 -----------------------------

                                                 $   398,999           407,770
                                                 =============================

$200,000 in mutual fund investments were sold during the year ended June 30, 2004, No investments were sold during the year ended June 30, 2003.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 4.        LOANS RECEIVABLE

Loans receivable are summarized as follows:


                                                                                 2004             2003
    First mortgage loans (principally conventional)
        Principal balances
           Secured by one-to-four family residences                     $     73,664,930        77,464,489
           Secured by other properties                                        38,909,272        26,027,088
           Construction loans                                                  2,517,887         5,183,423
        Loan participations purchased                                          7,886,097        10,306,393
        Commercial loans                                                      26,573,325        24,192,171
        Consumer loans
           Unsecured                                                             315,752           320,330
           Loans secured by deposits                                           1,636,914         1,212,031
           Secured by vehicles                                                 1,257,875         1,527,815
           Home equity lines                                                   1,603,047         1,766,753
           Other consumer                                                        743,044           930,450
                                                                         ---------------------------------
                                                                             155,108,143       148,930,943
        Loan participations sold                                                 (41,285)         (474,486)
        Net deferred loan origination fees                                      (922,449)         (795,738)
        Allowance for loan losses                                             (1,714,087)       (1,396,428)
                                                                        ----------------------------------

           Total loans receivable                                       $    152,430,322       146,264,291
                                                                        ==================================

Activity in the allowance for loan losses is summarized as follows:


        Balance at beginning of year                                     $     1,396,428           984,071
        Provision charged to income                                              969,003           452,137
        Charge-offs, recoveries and other, net                                  (651,344)          (39,780)
                                                                         ---------------------------------

           Balance at end of year                                        $     1,714,087         1,396,428
                                                                         =================================

The Company has commitments to fund new loans, lines, and letters of credit as follows:


        Fixed rate                                                       $     4,427,916         1,120,000
        Variable rate                                                         12,967,169         8,964,000
        Commitments for new originations                                       1,897,000        10,956,000
                                                                         ---------------------------------

           Total                                                         $    19,292,085        21,040,000
                                                                         =================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 4. LOANS RECEIVABLE (CONTINUED)

Fixed rate commitments at June 30, 2004 and 2003, had interest rates that ranged from 7.45% to 5.88%. Total loans with fixed rates were $102,172,015 and $107,678,913 at June 30, 2004 and 2003, respectively. Total loans with variable rates were $52,936,128 and $40,113,806 at June 30, 2004 and 2003, respectively.

Non-accrual loans for which interest has been reduced totaled $1,350,677 and $2,320,562 at June 30, 2004 and 2003, respectively. Interest income that was foregone amounted to $59,037 and $95,962 at June 30, 2004 and 2003, respectively. Restructured loans at June 30, 2004 totaled $305,758, there were no restructured loans at June 30, 2003.

The weighted average rate for the loan portfolio was 6.09% and 6.54% at June 30, 2004 and 2003, respectively.

There were no impaired loans at June 30, 2004 or 2003.

NOTE 5.        ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable is summarized as follows:

                                                       2004             2003

    Loans receivable                                 $ 582,212      521,885
    Available-for-sale investment securities           131,931      145,561
    Available-for-sale mortgage-backed securities      135,600      170,532
    Dividends                                            9,555        5,863
    Time deposits                                            -          881
                                                     ----------------------

    Total accrued interest and dividends             $ 859,298      844,722
                                                     ======================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                              2004               2003

    Buildings                                                            $    1,506,206          1,506,206
    Furniture, fixtures, and equipment                                        1,231,499          1,181,694
    Parking lot improvements                                                      5,265              5,265
    Leasehold improvements                                                      573,939            563,328
    Land                                                                        867,300            443,550
                                                                         ---------------------------------
                                                                              4,184,209          3,700,043
    Allowance for depreciation                                               (1,670,217)        (1,386,228)
                                                                         ---------------------------------

    Total premises and equipment                                         $    2,513,992          2,313,815
                                                                         =================================


NOTE 7.        DEPOSITS

Deposits are summarized as follows:

                                       Weighted
                                        Average
                                        Rate at
                                       June 30,             June 30, 2004
                                         2004            Amount       Percent

     Passbook savings accounts            .89%     $  8,621,424         6.44%
     Money market accounts                .83        12,880,530         9.62
     Transaction and NOW accounts         .28        28,987,811        21.66
                                                   -------------------------
                                                     50,489,765        37.72
                                                   -------------------------

    Certificates of deposit:
       1.00%-3.00%                       1.86        60,830,615        45.43
       3.01%-6.00%                       4.26        20,677,624        15.45
       6.01%-7.00%                       6.34         1,861,752         1.40
                                                   -------------------------
     Total certificates of deposit                   83,369,991        62.28
                                                   -------------------------

     Total deposits                                $133,859,756          100%
                                                   =========================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 7.        DEPOSITS (CONTINUED)

                                    Weighted
                                     Average
                                     Rate at
                                    June 30,             June 30, 2003
                                      2003      --------------------------------
                                                    Amount             Percent

     Passbook savings accounts          1.08%   $     6,319,124         4.87%
     Money market accounts              1.13         10,945,854         8.43
     Transaction and NOW accounts        .75         24,937,782        19.22
                                                ----------------------------
                                                     42,202,760        32.52
                                                ----------------------------

    Certificates of deposit:
       1.00%-3.00%                      2.41         55,761,113        42.97
       3.01%-6.00%                      4.75         27,416,892        21.13
       6.01%-7.00%                      6.43          4,378,553         3.38
                                                ----------------------------
     Total certificates of deposit                   87,556,558        67.48
                                                ----------------------------

     Total deposits                             $   129,759,318          100%
                                                ============================

The  aggregate  amount  of jumbo  certificates  with a minimum  denomination  of
$100,000  was   $45,103,483   and   $45,260,872  at  June  30,  2004  and  2003,
respectively.

Certificates of deposit by remaining maturity are as follows:

                                                        2004           2003

    Less than 1 year                            $    51,506,421     58,998,082
    1 year to 2 years                                17,910,580     14,147,760
    2 years to 3 years                                4,357,659      4,992,188
    3 years to 4 years                                4,221,923      1,692,720
    4 years to 5 years                                1,930,785      3,990,563
    Thereafter                                        3,442,623      3,735,245
                                                ------------------------------

                                                $    83,369,991     87,556,558
                                                ==============================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 7.        DEPOSITS (CONTINUED)

Interest expense on deposits is summarized as follows:

                                            2004             2003

    Certificates of deposit           $  2,589,808         2,740,664
    Money market accounts                  104,613           128,743
    Passbook savings                        65,402            64,125
    Transaction and NOW deposits            29,780            66,299
                                      ------------------------------

                                      $  2,789,603         2,999,831
                                      ==============================


NOTE 8.        REPURCHASE AGREEMENTS

Under the terms of the repurchase agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated marketable securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $157,119 and $584,902 at June 30, 2004 and 2003, respectively.


NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS (CONTINUED)

Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 4% leverage capital ratio and an 8% risk-based capital ratio.

The Bank at June 30, 2004, meets the regulatory tangible capital and core (leverage) capital requirements and the risk-based capital requirement of 8% of total risk-weighted assets.

The following is a reconciliation of the Bank's capital in accordance with accounting principles generally accepted in the United States of America (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 2004:


                               Tangible Capital        Core Capital            Risk-Based Capital
                          ------------------------------------------------------------------------------
                              Amount     Percent    Amount       Percent       Amount      Percent
GAAP Capital              $ 17,316,520          $  17,316,520               $17,316,520

Disallowed servicing
   assets, disallowed
   deferred tax assets,
   and other disallowed
   assets                     (275,125)              (275,125)                 (275,125)

Accumulated losses
   (gains) on certain
   available-for-sale
   securities                 (648,778)              (648,778)                 (648,778)

Unrealized (gains)
   losses on available-
   for-sale equity securities                                                   420,425

Other disallowed
   deferred tax
   liabilities                       -                      -                         -

Qualifying general
   loan loss allowance               -                      -                 1,631,637
                          ---------------------------------------------------------------------------

Regulatory capital
   computed                 16,392,617   7.11%     16,392,617      7.11%     18,444,679        13.59%

   Minimum capital
   requirement               3,478,200   1.50%      9,225,276      4.00%     10,856,720         8.00%
                          ---------------------------------------------------------------------------

   Regulatory capital
   excess                 $ 12,914,417   5.61%  $   7,167,341      3.11%    $ 7,587,959         5.59%
                          ===========================================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 10.       RELATED PARTY TRANSACTIONS

The Company has several loans receivable outstanding to related parties. The Company's policy is that all such loan transactions be on the same terms, including underwriting criteria and collateral, as those prevailing at the same time for comparable transactions with others. The Company offers a 1% reduction in interest rates from those prevailing at the same time for comparable transactions with others for loans to employees, officers and directors for personal purposes.

A summary of the activity for outstanding loans receivable to related parties is as follows:

                                                   2004              2003

    Balance, beginning of year             $     2,722,235         2,250,533
    New loans                                      210,500         1,000,925
    Repayments                                    (566,294)         (529,223)
                                           ---------------------------------
    Balance, end of year                   $     2,366,441         2,722,235
                                           =================================

The Company also has several deposits from related parties. Outstanding deposits from related parties amounted to $5,071,616 and $3,316,172 at June 30, 2004 and 2003, respectively. The Company also expensed $175,679 and $154,187 for the years ended June 30, 2004 and 2003, respectively, for directors' fees.

In 2004, the Company purchased its insurance, including property and casualty, general liability, workers' compensation, umbrella, and group medical, life, disability and dental insurance, through a company owned by a board member. All purchases were completed through a competitive bid process. For the year ended June 30, 2004, total insurance products purchased through the related party was $263,104.

NOTE 11.       CONCENTRATIONS OF CREDIT RISK

The Company is active in originating primarily first mortgage loans primarily in San Juan and McKinley County, New Mexico. Significant loans are approved by the Board of Directors through its loan committee. Collateral is required on all real estate loans, substantially all commercial loans, and the majority of consumer loans. Real estate exposure is primarily limited to the counties in which the Company operates. The Company generally maintains loan to value ratios of no greater than 80%.

The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's uninsured cash balances totaled $1,431,909 and $932,301 at June 30, 2004 and 2003, respectively. The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The Company met or exceeded the minimum reserve balances for the years ended June 30, 2004 and 2003.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 12.       INCOME TAXES

Income tax expense consists of:
                                              2004             2003
  Current
      Federal                         $      642,387           809,096
      State                                  131,415           132,472
                                      ---------------------------------
                                             773,802           941,568
                                      ---------------------------------
  Deferred benefit
      Federal                               (185,577)         (237,500)
      State                                  (24,924)          (12,500)
                                      ---------------------------------
                                            (210,501)         (250,000)
                                      ---------------------------------

         Total income tax expense     $      563,301           691,568
                                      =================================

Temporary differences create deferred tax assets and (liabilities) that are detailed below as of June 30, 2004 and 2003:

                                                           2004       2003

 Loan loss allowance                                   $   516,093     390,276
 Depreciation on premises and equipment                    (18,404)     (5,586)
 Employee Stock Ownership Plan compensation                169,133      97,767
 Management Bonus Stock Plan compensation                   14,866      13,549
 Net unrealized gain on available-for-sale securities     (283,381)   (660,801)
 Federal Home Loan Bank Stock dividends                   (146,216)   (179,780)
 Non accrual interest income                                23,034      31,779
                                                       -----------------------

                                                       $   275,125    (312,796)
                                                       =======================

The deferred tax liability for unrealized holding gains on available-for-sale securities has reduced the unrealized holding gains reported as accumulated other comprehensive earnings within stockholders' equity.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 12.       INCOME TAXES (CONTINUED)

The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense is:


                                                   2004              2003

    Tax at statutory rate of 34%               $  650,548           809,753
    State income taxes, net of federal
        tax benefit                                61,810            72,349
    Non-taxable interest and dividends           (123,874)         (177,107)
    Other, net                                    (25,183)          (13,427)
                                               ----------------------------

                                               $  563,301           691,568
                                               ============================

    Effective tax rate                                29%                29%


NOTE 13.       EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion, referred to in Note 1, the Company adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the
Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full-time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 105,000 (as adjusted for previous stock dividends) common shares of the Company's stock issued in the conversion, which was funded by a $560,000 loan from the Company. Per Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans, the unpaid balance of the ESOP loan has not been reported in the Consolidated Statements of Financial Position. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 2004, 77,414.2068 ESOP shares were allocated to participants, and for the year ended June 30, 2004, $279,646 in contributions was made to the ESOP by the Company. As of June 30, 2003, 63,962.2115 ESOP shares were released and contributions of $206,537 were made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 2004 were 19,481.7932. The fair value of the remaining unallocated shares at June 30, 2004 is $452,952. Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 14.       STOCK PLANS

At June 30, 2004, the Company has four stock-based compensation plans, which are described below.

On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10% of the shares of common stock (177,891 shares as adjusted for previous stock dividends) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both incentive stock options and non-incentive stock options. The options vest at a rate of one-fifth of the award per year and have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company has granted 34,982 incentive stock options and 53,366 non-incentive stock options to its directors, officers, and other key employees. The weighted average remaining life of common stock options at June 30, 2004 and 2003 is 5.72 and 6.60 years, respectively. During the year, no incentive stock options were forfeited and 375 incentive stock options were exercised. Remaining options available to be granted in the future amount to 58,680 shares.

A summary of common stock options under the Stock Option Plan for the years ended June 30, 2004 and 2003 follows:
                                                         Weighted
                                             Price       Average     Options
                              Options        Range        Price    Exercisable

    Balance, June 30, 2002     93,523   $ 7.40 - 12.95   $  8.48      77,149
                                                                    ========
        Granted                     -                -         -
        Forfeited                   -                -         -
        Exercised              (4,800)    7.40 - 11.37      9.26
                             ---------

    Balance, June 30, 2003     88,723     7.40 - 12.95      8.44      77,724
                                                                    ========
        Granted                     -                -         -
        Forfeited                   -                -         -
        Exercised                (375)           11.37     10.71
                            ---------

    Balance, June 30, 2004     88,348   $ 7.40 - 12.95   $  8.48      85,248
                            =========                     ======    ========

On January 5, 1996, the Company also adopted a Management Stock Bonus Plan. Sufficient funds were contributed to the Plan representing up to 4% of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. From January 5, 1996 to June 30, 2004, the Company made awards under the Plan (less forfeited shares) in the amount of 55,804 shares. The value of the stock is determined

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 14.       STOCK PLANS (CONTINUED)

(less forfeited shares and shares withheld for taxes) annually as vested (and paid), based on the current market value. At June 30, 2004 and 2003, 20,077 and 19,032 shares, respectively, remain to be awarded under the Plan in the future. Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the effective date of the Plan. Total compensation expense recorded under the management stock bonus plan was $36,589 and $17,893 for the years ended June 30, 2004 and 2003, respectively.

On March 22, 2000, the Board of Directors of the Company adopted a Director's Stock Compensation Plan. Pursuant to the Plan an amount of stock equal to 1% of the shares of common stock of the corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which are to be issued to Directors of the Company. The options vest upon date of grant and have an exercise date of ten years from date of grant. In connection with the adoption of the Plan, the Company has granted all 11,946 shares available under the Plan to its Directors. The option price established for the shares upon exercise is $11.00 per share.

On October 27, 2000, the Board of Directors adopted the 2000 stock option plan. Pursuant to the Plan, an amount equal to 5% of the shares of common stock (58,500 shares) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both incentive stock options and non- incentive stock options. The options vest at a rate of one-fifth of the award per year and have an exercise date of ten years from the date of grant. No options were issued during the year ended June 30, 2004.

During the 1997 fiscal year, the Company began a stock repurchase program. During the year ended June 30, 2004, the Company did not repurchase any shares. During the year ended June 30, 2003, the Company repurchased 8,636 shares of its common stock for $143,287.


NOTE 15.   FEDERAL HOME LOAN BANK ADVANCES

In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (Agreement) with the Federal Home Loan Bank of Dallas
(FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 2004, the Bank has $73,652,218 in outstanding advances with the FHLB. The advances bear interest at a fixed rate, which range from 1.09% to 6.97%, and mature as follows:

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 15.   FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)


Maturities for the fiscal years ending June 30:

                  2005                $   30,756,838
                  2006                     9,290,000
                  2007                    13,228,626
                  2008                     4,540,000
                  2009                     7,289,156
                  Thereafter               8,547,598
                                      --------------

                                      $   73,652,218
                                      ==============

Several of the advances due in July were subsequently refinanced after year-end. The advances are secured by the Bank's investments in FHLB stock of $2,014,376 and mortgage-backed securities of $30,680,195. In addition, the advances are secured under a "blanket credit facility" whereby the entire Bank's 1-4 family and commercial real estate loans are also collateral under the advance agreement.


NOTE 16.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is required to disclose the estimated fair value of its financial instruments in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments. These disclosures do not attempt to estimate or represent the Company's fair value as a whole. The disclosure excludes assets and liabilities that are not financial instruments as well as the significant unrecognized value associated with core deposits relationships.

Fair value amounts disclosed represent point-in-time estimates that may change in subsequent reporting periods due to market conditions or other factors. Estimated fair value amounts in theory represent the amounts at which financial instruments could be exchanged or settled in a current transaction between willing parties. In practice, however, this may not be the case due to inherent limitations in the methodologies and assumptions used to estimate fair value. For example, quoted market prices may not be realized because the financial instrument may be traded in a market that lacks liquidity; or a fair value derived using a discounted cash flow approach may not be the amount realized because of the subjectivity involved in selecting underlying assumptions, such as projecting cash flows or selecting a discount rate. The fair value amount also may not be realized because it ignores transaction costs and does not include potential tax effects. The Company does not plan to dispose of, either through sale or settlement, the majority of its financial instruments at these estimated fair values.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 16.       FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Company's financial instruments as of June 30, 2004 were as follows:


                                                                             Carrying            Fair
                                                                               Value             Value
    Financial Assets
        Cash and due from banks                                          $     7,840,712         7,840,712
        Interest-bearing deposits with banks                                     866,281           866,281
        Available-for-sale-investment securities                              30,518,828        30,518,828
        Available-for-sale mortgage-backed securities                         30,680,195        30,680,195
        Held-to-maturity investment securities                                   398,999           407,770
        Loans receivable, net                                                152,841,722       155,756,000
        Accrued interest receivable                                              859,298           859,298

    Financial Liabilities
        Transaction and NOW deposits                                          28,987,811        29,010,000
        Savings deposits                                                      21,501,954        21,547,000
        Time deposits                                                         83,369,991        83,708,000
        Advances from the FHLB                                                73,652,218        80,151,000
        Accrued interest payable                                                 460,520           460,520

    Off-Balance Sheet Liabilities
        Commitments to extend credit                                          19,292,085        19,292,085

                                                                                    June 30, 2003
                                                                         ----------------------------------
                                                                             Carrying            Fair
                                                                               Value             Value
    Financial Assets
        Cash and due from banks                                          $     6,785,410         6,785,410
        Interest-bearing deposits with banks                                     466,948           466,948
        Available-for-sale-investment securities                              29,279,417        29,279,417
        Available-for-sale mortgage-backed securities                         38,517,103        38,517,103
        Held-to-maturity investment securities                                   675,997           697,093
        Loans receivable, net                                                146,396,291       155,564,645
        Accrued interest receivable                                              844,722           844,722

    Financial Liabilities
        Transaction and NOW deposits                                          24,937,782        24,962,000
        Savings deposits                                                      17,264,978        17,432,000
        Time deposits                                                         87,556,558        90,109,000
        Advances from the FHLB                                                76,641,834        85,940,000
        Accrued interest payable                                                 515,872           515,872

    Off-Balance Sheet Liabilities
        Commitments to extend credit                                          21,040,000        21,040,000

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 17.   EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

                                                                         For the Year Ended June 30, 2004
                                                             ------------------------------------------------------
                                                                     Income           Shares              Per-share
                                                                   (Numerator)     (Denominator)           Amount

    Income available to common stockholders -
        basic earnings per share                              $     1,350,076        1,126,964   $             1.20
                                                                                                 ==================
    Effect of dilutive securities
        Options                                                             -           56,135
                                                              --------------------------------
    Income available to common stockholders -
        diluted earnings per share                            $     1,350,076        1,183,099   $             1.14
                                                              =====================================================


                                                                         For the Year Ended June 30, 2003
                                                              -----------------------------------------------------
                                                                     Income           Shares              Per-share
                                                                   (Numerator)     (Denominator)           Amount

    Income available to common stockholders -
        basic earnings per share                              $     1,690,059        1,115,076   $             1.52
                                                                                                 ==================
    Effect of dilutive securities
        Options                                                             -           44,841
                                                              --------------------------------
    Income available to common stockholders -
        diluted earnings per share                            $     1,690,059        1,159,917   $             1.46
                                                              =====================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004



NOTE 18.       LEASES

The Company is obligated under a lease agreement entered into on December 30, 1997 for the building across the street from its offices, which is the Bank's loan center. Rental expense for the years ended June 30, 2004 and 2003 was $35,254 and $30,000, respectively.

The following is a schedule of non-cancelable future minimum lease payments required under the operating lease:

        Years Ending June 30,                              Amount

              2005                                $        30,000
              2006                                         30,000
              2007                                         15,000

The  lease  expires  December  31,  2007.  The  Company  has  an  option,   upon
notification of the lessor by August 1, 2007, to purchase the building for $275,000 or to extend the lease for an additional 10 years. Effective January 1, 2003, and each year thereafter during the term of the lease or any renewals, there is a cost of living adjustment. In no event will the rent be less than $30,000 a year. The above schedule does not contain any cost of living increases.

NOTE 19.       SUBSEQUENT EVENT - PROPOSED MERGER


On August 25, 2004, GFSB Bancorp, Inc. (GFSB) announced that it had signed a definitive merger agreement with First Federal Banc of the Southwest, Inc. (FFBSW), the holding company for First Federal Bank, Roswell, New Mexico, pursuant to which GFSB will merge with and into FFBSW.

Under the terms of the agreement, upon consummation of the merger of GFSB into FFBSW, each outstanding share of GFSB common stock will be converted into the right to receive either $20.00 in cash or FFBSW common stock, at the election of the holder, subject to an overall requirement that 51% of the total outstanding GFSB common stock be exchanged for stock. The transaction is subject to various conditions, including stockholder approval of both GFSB and FFBSW, and approval by the applicable banking regulatory agencies.

Pursuant to the terms of the merger agreement, FFBSW has agreed to register FFBSW's common stock under the Securities Exchange Act of 1934 and it will file reports with the Securities and Exchange Commission. In addition, upon the completion of the merger, its shares are expected to be listed on the NASDAQ.

Through the date of the completion of the expected merger, the Company anticipates incurring between $1,100,000 and $1,400,000 in merger related expenses. Total merger related expenses through June 30, 2004 were approximately $52,000.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on September 27, 2004.

                               GFSB BANCORP, INC.


                                        By:  /s/Richard C. Kauzlaric
                                             -----------------------------------
                                             Richard C. Kauzlaric
                                             President
                                             (Duly Authorized Representative)


         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Company and in the capacities indicated on September 27, 2004.


                                                     /s/Richard C. Kauzlaric
----------------------------------                   --------------------------------------------
James Nechero, Jr.                                   Richard C. Kauzlaric
Director and Chairman of the Board                   President and Director
                                                     (Principal Executive Officer)


/s/Vernon I. Hamilton                                /s/Jerry R. Spurlin
----------------------------------                   --------------------------------------------
Vernon I. Hamilton                                   Jerry R. Spurlin
Director                                             Chief Financial Officer
                                                     (Principal Financial and Accounting Officer)


/s/Charles L. Parker, Jr.                            /s/Michael P. Mataya
----------------------------------                   --------------------------------------------
Charles L. Parker, Jr.                               Michael P. Mataya
Director                                             Treasurer and Director



----------------------------------
George S. Perce
Secretary and Director


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 FORM 10-KSB/A-1
                                (Amendment No. 1)

(Mark One):
[X] ANNUAL REPORT UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 2004.
                                       OR

[_] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to                .
                               ---------------    ---------------

                         Commission File Number: 0-25854
                                                 -------

                               GFSB BANCORP, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

         Delaware                                        04-2095007
----------------------------                ------------------------------------
(State or Other Jurisdiction                (I.R.S. Employer Identification No.)
of Incorporation or Organization)

221 West Aztec Avenue, Gallup, New Mexico                     87301
------------------------------------------                ------------
(Address of Principal Executive Offices)                   (Zip Code)

                    Issuer's Telephone Number: (505) 722-4361
                                               --------------

       Securities Registered Under Section 12(b) of the Exchange Act: None
                                                                      ----

         Securities Registered Under Section 12(g) of the Exchange Act:

                     Common Stock, par value $0.10 per share
                     ---------------------------------------
                                (Title of Class)

         Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO .
                                                                      ---   ---

         Check if there is no  disclosure  of  delinquent  filers in response to
Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

         State issuer's revenues for its most recent fiscal year:  $12,981,533
                                                                   -----------

         The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the average of the bid and asked price for the registrant's Common Stock on the Nasdaq SmallCap Market at September 15, 2004, was $11,348,682. Solely for purposes of this calculation, the term "affiliate" refers to directors and executive officers and the beneficial owners of more than 10% of the issuer's Common Stock.

         As of September 15, 2004, there were issued and outstanding 1,146,645 shares of the issuer's Common Stock.

         Transitional Small Business Disclosure format (check one): Yes    No X
                                                                       ---   ---
================================================================================

EXPLANATION FOR AMENDMENT:

         The Annual Report on Form 10-KSB of GFSB Bancorp, Inc. (the "Company") for the fiscal year ended June 30, 2004 (the "2004 Form 10-KSB") filed with the Securities and Exchange Commission (the "Commission") on September 27, 2004 is being amended hereby to include the items listed below:


        Item      Description
        ----      -----------

        Item 9 Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

        Item 10   Executive Compensation

        Item 11 Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        Item 12   Certain Relationships and Related Transactions

        Item 14   Principal Accountant Fees and Services

         As originally filed, the Company's 2004 Form 10-KSB incorporated the information required by Items 9, 10, 11, 12 and 14 of Form 10-KSB by reference to the Company's Definitive Proxy Statement for its 2004 Annual Meeting of Stockholders (the "Proxy Statement") as permitted by Instruction E.(3). Since the Proxy Statement is not expected to be filed with the Commission within 120 days of the close of the Company's fiscal year ended June 30, 2004 as required by Instruction E.(3), Items 9, 10, 11, 12, 13 and 14 in Part III of the 2004 Form 10-KSB are hereby amended by deleting the texts thereof in their entirety and substituting therefor the following:

                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance
--------------------------------------------------------------------------------
with Section 16(a) of the Exchange Act
--------------------------------------

         The following table sets forth information with respect to the directors and executive officers of the Company, including for each their name, age, the year they first became a director of the Company or the Bank, and the expiration date of their current term as a director. The Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, with each class to serve for a three-year period and approximately one-third of the directors elected each year. The Board of Directors currently consists of six members, each of whom also serves as a director of Gallup Federal Savings Bank (the "Bank"). The Board of Directors has determined that Messrs. Parker and Hamilton are independent within the meaning of the listing requirements of The Nasdaq Stock Market.

                                                                          Year First
                                      Positions                           Elected or     Current
                                        with                               Appointed     Term to
Name                                   Company                   Age(1)   Director(2)    Expire
----                                   -------                   ------   -----------    ------
Michael P. Mataya              Director and Treasurer              54        1994         2006

Charles L. Parker, Jr.                Director                     42        1994         2006

George S. Perce                Director and Secretary              65        1990         2006

Richard C. Kauzlaric     President, Chief Executive Officer        66        1983         2004
                                    and Director

Vernon I. Hamilton                    Director                     74        1990         2005

James Nechero, Jr.                    Director                     70        1976         2005

Richard P. Gallegos           Senior Vice President and            53         --           --
                                President of the Bank

Jerry R. Spurlin             Chief Financial Officer and           62         --           --
                                 Assistant Secretary

Leonard C. Scalzi         Senior Vice President of the Bank        56         --           --

William W. Head, Jr.          Chief Lending Officer and            64         --           --
                                 Assistant Secretary

------------------
(1)  At June 30, 2004.
(2) Refers to the year the individual first became a director of the Company or the Bank. All such directors became directors of the Company when the Company was incorporated in March 1995.

Biographical Information

         Set forth below is certain information with respect to the directors and executive officers of the Company. All directors and executive officers have held their present positions for five years unless otherwise stated.

Directors:

         Michael P. Mataya is President and Chief Executive Officer of Indian Capital Distributing Co., a wholesale gasoline marketer. Mr. Mataya is Director of the New Mexico Petroleum Marketers Association, Director of the New Mexico Baptist Children's Home and is a former member of the Board of Directors for Los Angeles Crippled Children's Hospital.

         Charles L. Parker, Jr., C.F.A., currently serves as President of Sanders Trading Corp., Twin Lakes Trading Corp. and Chambers Trading Corp. Mr. Parker also serves as Vice President of Allifer, Inc. These corporations are privately held and engaged in retail and real estate investment activities. Mr. Parker is Director of KERA Public Television.

         George S. Perce is a Professional Engineer, a Professional Surveyer, the retired owner of Perce Engineering and owner of Perce Farms of Deming, a producing pecan grove.

         Richard C. Kauzlaric was appointed President of the Company on October 28, 2002. Mr. Kauzlaric is also President of Bubany Insurance Agency, Inc., President of Western New Mexico Gallup Foundation, past Regent of Western New Mexico University, past President of New Mexico Amigos, and a sustaining member of the Amigos. Mr. Kauzlaric has been instrumental in the redevelopment of downtown Gallup. Mr. Kauzlaric served as Chairman of the Board of the Bank from 1989 to 2000 and was appointed again in October 2002.

         Vernon I. Hamilton is President of V.I. Hamilton Construction Co., Inc. Mr. Hamilton is a member of the United Methodist Church, the Elks, the Masons, and the Community Concert Association.

         James Nechero, Jr. was President of the Company until October 28, 2002. Mr. Nechero is the President of Eagle Energy, Inc., a real estate investment company and is a member of the New Mexico Amigos.

Executive Officers:

         Richard P. Gallegos joined the Bank as its President on November 16, 1998 and was appointed Vice President of the Company in 2000 and became a member of the Board of Directors of the Bank in 2002. Prior to his joining the Bank, Mr. Gallegos was a President and Vice President of a financial institution in Gallup, New Mexico and Albuquerque, New Mexico, respectively. Mr. Gallegos is a committee member of the McKinley/Cibola/San Juan Counties Enterprise Loan Fund and a member of the Gallup Rotary Club. Previously, Mr. Gallegos served on the board of Consumer Credit Counseling of New Mexico.

         Jerry R. Spurlin has been with the Bank since September of 1990 and served as President from February 1991 to November 1998. Mr. Spurlin currently serves as Chief Financial Officer and Assistant Secretary of the Company and is Treasurer and a member of the Board of Directors of the Bank. Previously, he was an Executive Vice President, Senior Vice President and Vice President at a financial institution in Alamogordo, New Mexico. He has served twice as President of the Gallup-McKinley County Chamber of Commerce, and is the Chairman of the Staff Parish Relations Committee for the First United Methodist Church of Gallup. Mr. Spurlin is Secretary/Treasurer of New Mexico Western University Gallup Foundation, a former director of the Gallup Downtown Development Group and a member of the Gallup Rotary Club. He is President of Habitat For Humanity of Gallup.

         Leonard C. Scalzi joined the Bank on May 1, 2000 as Senior Vice President - Commercial Lending. Previously, Mr. Scalzi served as a senior lender for two New Mexico financial institutions. He is a member of the New Mexico Amigos, a director for Childhaven, a director of the San Juan College Foundation, a director of Independent Community Bankers Association of New Mexico and a former president and director of the San Juan Country Club.

         William  W.  Head,  Jr.  is  the  Chief  Lending  Officer  of the Bank.
Previously Mr. Head was a lawyer in private practice with an emphasis in banking, commercial, real estate and probate law. Currently, Mr. Head is a director of the Housing Authority of the City of Gallup. He has been a member of the Board of Directors and President of the Inter-Tribal Indian Ceremonial Association.

Audit Committee

         The Audit Committee is comprised of Directors Parker, Nechero and Hamilton. The Board of Directors has determined that the members of the Audit Committee other than Mr. Nechero are independent within the meaning of the listing requirements for The Nasdaq Stock Market. The Board of Directors has determined that Mr. Parker is an "audit committee financial expert" and that he is independent.

Code of Ethics

         The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the Company's Code of Ethics will be provided to any person without charge upon written request to Jerry R. Spurlin, Chief Financial Officer, GFSB Bancorp, Inc., 221 West Aztec Avenue, Gallup, New Mexico 87301.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers to file reports of ownership and changes in ownership of their equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of such reports. To the best of the Company's knowledge, all of the filings by the Company's directors and executive officers were made on a timely basis during the 2004 fiscal year.

Item 10.  Executive Compensation
--------  ----------------------

         Summary Compensation Table. The following table sets forth information concerning the compensation for services in all capacities for the fiscal years provided below of those persons who were, at June 30, 2004, (a) our chief executive officer and (b) our other most highly compensated officers whose salary and bonus earned during fiscal year 2004 exceeded $100,000 (collectively, the "named executive officers"). No other executive officer of the Company or the Bank earned cash compensation (salary and bonus) in excess of $100,000 for the year ended June 30, 2004.

                                                                                    Long Term Compensation
                                          Annual Compensation                              Awards
                                 -----------------------------------------------  --------------------------
                                                                                                 Securities
                                                                                    Restricted   Underlying
Name and                                                         Other Annual         Stock       Options/      All Other
Principal Position         Year   Salary($)      Bonus($)     Compensation($)(1)    Awards($)      SARs(#)   Compensation($)
-------------------        ----   ---------      --------     ------------------    ---------     --------   ---------------

Richard Kauzlaric          2004   $     --       $    --            $27,750        $    --        $    --       $    --
President and Chief        2003         --                           19,500             --             --            --
Executive Officer of                                  --
the Company

Richard P. Gallegos        2004   $127,420       $    --            $    --        $    --        $    --       $12,518(5)
Senior Vice President      2003    122,420        32,500                 --             --             --        14,009
and President of the       2002    117,420        32,500                 --             --(2)          --        13,397
Bank

Jerry R. Spurlin           2004   $ 91,600       $15,000            $    --        $    --        $    --       $17,047(6)
Chief Financial            2003     89,000        20,000                 --             --             --        18,038
Officer                    2002     86,400        20,000                 --         61,413(3)          --        17,993

Leonard C. Scalzi          2004   $ 81,500       $18,000            $    --        $    --        $    --        $7,640(7)
Senior Vice President      2003     77,500        32,500                 --             --             --         8,948
                           2002     73,500        30,000                 --             --(4)          --         6,102

-------------
(1)  Represents directors fees.
(2) In fiscal 1999, Mr. Gallegos was awarded 7,500 shares of Common Stock under the Management Stock Bonus Plan ("MSBP") with a value of $10.90 per share based on the value of the stock as of the date of such award. This stock award becomes non-forfeitable at the rate of 1,500 shares per year commencing on November 16, 1999. Dividend rights associated with such stock are accrued and held in arrears to be paid at the time that such stock becomes non-forfeitable. At June 30, 2004, no shares remain unvested.
(3) In fiscal 2002, Mr. Spurlin was awarded 4,250 shares of Common Stock under the Management Stock Bonus Plan ("MSBP") with a value of $14.45 per share based on the value of the stock as of the date of such award. This stock award becomes non-forfeitable at the rate of 850 shares per year commencing on May 15, 2002. Dividend rights associated with such stock are accrued and held in arrears to be paid at the time that such stock becomes non-forfeitable. At June 30, 2004, 1,700 shares with a market value of $38,250 at such date (based on the closing price of Common Stock of $22.50 at such date) remain unvested.
(4) In fiscal 2000, Mr. Scalzi was awarded 3,750 shares of Common Stock under the Management Stock Bonus Plan ("MSBP") with a value of $11.11 per share based on the value of the stock as of the date of such award. This stock award becomes non-forfeitable at the rate of 750 shares per year commencing on May 1, 2001. Dividend rights associated with such stock are accrued and held in arrears to be paid at the time that such stock becomes non-forfeitable. At June 30, 2004, 750 shares with a market value of $16,875 at such date (based on the closing price of Common Stock of $22.50 at such date) remain unvested.
(5) Includes $5,733 for the Company matching share in an employee 401-K plan and an allocation of 1273 shares of Common Stock (at a cost basis of $5.33 per share) under the ESOP. As of June 30, 2004, the market value of the ESOP shares was $28,643.
(6) Includes $4,122 for the Company matching share in an employee 401-K plan and an allocation of 2425 shares of Common Stock (at a cost basis of $5.33 per share) under the ESOP. As of June 30, 2004, the market value of the ESOP shares was $54,563.
(7) Includes $3,706 for the Company matching share in an employee 401-K plan and an allocation of 738 shares of Common Stock (at a cost basis of $5.33 per share) under the ESOP. As of June 30, 2004, the market value of the ESOP shares was $16,605.

         Stock Awards. The following table sets forth information with respect to previously awarded stock options to purchase the Common Stock granted to the named executive officers and held by them as of June 30, 2004. The Company has not granted to those named executive officers any stock appreciation rights.

        Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

-------------------------------------------------------------------------------------------------------
                                            Number of Securities
                      Shares               Underlying Unexercised           Value of Unexercised
                     Acquired                     Options                   in-the-Money Options
                        on       Value         at FY-End (#)                    at FY-End ($)
                     Exercise   Realized   ------------------------------------------------------------
          Name          (#)        ($)      Exercisable  Unexercisable  Exercisable       Unexercisable
-------------------------------------------------------------------------------------------------------
Richard Kauzlaric        --        --         10,180            --       $144,513(1) (2)       --(1)(2)
Richard P. Gallegos      --        --         12,500            --       $145,000(3)           --(3)
Jerry R. Spurlin         --        --             --            --             --              --
Leonard C. Scalzi        --        --          7,000         1,750       $ 80,500(4)       20,125(4)

-------------------------
(1) Based upon an exercise price of $7.40 per share for 7,623 exercisable shares and a closing price of $22.50 at June 30, 2004.
(2) Based upon an exercise price of $11.00 per share for 2,557 exercisable shares and a closing price of $22.50 at June 30, 2004.
(3) Based upon an exercise price of $10.90 per share and a closing price of $22.50 at June 30, 2004.
(4) Based upon an exercise price of $11.00 per share and a closing price of $22.50 at June 30, 2004.

         Change in Control Agreements. The Bank entered into separate change in control severance agreements with Messrs Gallegos, Spurlin and Scalzi for a term of three years. If the Bank terminates any of these three executives absent a change in control of the Bank, such individuals will not be entitled to any severance payments. In the event of the termination of employment in connection with any change in control of the Bank or the Company, such individuals will each be paid a lump sum amount equal to 200% times the base annual salary in effect as of the end of the calendar year prior to the date of termination of employment. In the event of a change of control as of June 30, 2004, Messrs. Gallegos, Spurlin and Scalzi would have received approximately $254,840, $183,200, and $163,000, respectively.

         Director Compensation. Each member of the Board of Directors of the Company receives an annual retainer of $3,000 plus $100 per regular or special board meeting attended. Each member of the Board of Directors of the Bank who attends a minimum of ten regular meetings receives an annual fee of $14,400. The Chairman of the Board of the Bank receives an additional fee of $6,000. Committee members receive fees of $100 per meeting attended with the exceptions of the Audit Committee, for which members receive $300 per meeting attended, and the Management Loan Committee, for which members receive $250 per meeting attended. No board or committee fees are paid to board members who are also employees. During the fiscal year ended June 30, 2004, the Company paid a total of $152,650 in director fees.

Item 11.  Security  Ownership of Certain  Beneficial  Owners and  Management and
--------------------------------------------------------------------------------
          Related Stockholder Matters
          ---------------------------

(a)      Security Ownership of Certain Beneficial Owners

         Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. The following table sets forth, as of June 30, 2004, persons or groups who own more than 5% of the Common Stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of Common Stock at June 30, 2004.

                                                                    Percent of Shares of
                                             Amount and Nature of      Common Stock
Name and Address of Beneficial Owner         Beneficial Ownership      Outstanding(%)
------------------------------------         --------------------      --------------
Gallup Federal Savings Bank Employee Stock
Ownership Plan (the "ESOP")
221 West Aztec Avenue, Gallup, New Mexico            96,896(1)               8.5

Lance S. Gad
1250 Fence Row Drive
Fairfield, Connecticut  06430                        82,126(2)               7.2

Charles L. Parker, Jr.
221 West Aztec Avenue
Gallup, New Mexico                                   87,313                  7.6

Richard C. Kauzlaric
221 West Aztec Avenue
Gallup, New Mexico                                  129,476                 11.3

George S. Perce
221 West Aztec Avenue
Gallup, New Mexico                                   87,333                  7.6

----------------------------------
(1) The ESOP purchased such shares for the exclusive benefit of ESOP participants with funds borrowed from the Company. These shares are held in a suspense account and are allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting directors is received will be voted by the ESOP Trustee as directed by the ESOP Committee. As of the record date, 77,414 shares have been allocated under the ESOP to participant accounts.
(2)  Based on a Schedule 13G filed on February 10, 1998.

(b)      Security Ownership of Management

         The following table sets forth the beneficial ownership of the Company's common stock as June 30, 2004 by each director and each executive officer named in the Summary Compensation Table as well as for all directors and executive officers as a group.


                                                 Shares of
                                                Common Stock
                                                Beneficially       Percent
Name                                              Owned (1)        Owned(%)
----                                             ----------        --------
Michael P. Mataya                                 29,800            2.6
Charles L. Parker, Jr.                            87,313 (2)        7.6
George S. Perce                                   87,333 (2)        7.6
Richard C. Kauzlaric                             129,476           11.3
Vernon I. Hamilton                                55,907            4.8
James Nechero, Jr.                                56,820            4.9
Richard P. Gallegos                               26,497            2.0
Jerry R. Spurlin                                  38,669            3.2
Leonard C. Scalzi                                 12,528            1.1
Directors and executive officers as a            588,542           47.5
group (10 persons)

---------------
(1) Includes the following number of shares that may be acquired within 60 days of June 30, 2004 by the exercise of options: Hamilton - 9,096; Nechero - 9,457; Mataya - 8,927; Parker - 9,265; Perce - 9,289; Kauzlaric - 10,180;
     Gallegos - 12,500; and Scalzi - 7,000.
(2) Excludes 19,481 shares of Common Stock held under the ESOP for which such individual serves as either an ESOP Trustee or as a member of the ESOP Committee. Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.


(c) Changes in Control. On August 25, 2004, the Company announced that it had signed a definitive merger agreement with First Federal Banc of the Southwest, Inc. ("FFBSW"), the holding company for First Federal Bank, Roswell, New Mexico, pursuant to which the Company will merge with and into FFBSW.

         Under the terms of the agreement, upon consummation of the merger of the Company into FFBSW, each outstanding share of the Company's common stock will be converted into the right to receive either $20.00 in cash or FFBSW common stock, at the election of the holder, subject to an overall requirement that 51% of the Company's total outstanding common stock be exchanged for stock. The transaction is subject to various conditions, including stockholder approval of both the Company and FFBSW, and approval by the applicable banking regulatory agencies.

         Pursuant to the terms of the merger agreement, FFBSW has agreed to register FFBSW's common stock under the Securities Exchange Act of 1934 and it will file reports with the Securities and Exchange Commission. In addition, upon the completion of the merger, its shares are expected to be listed on the NASDAQ.

         Management of the Company knows of no other arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

(d)      Securities Authorized for Issuance Under Equity Compensation Plans

         Set forth below is information as of June 30, 2004 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

                                 EQUITY COMPENSATION PLAN INFORMATION

                                          (a)                      (b)                        (c)
                                                                Weighted-             Number of securities
                                  Number of securities       average exercise        remaining available for
                                   to be issued upon            price of              future issuance under
                                      exercise of              outstanding          equity compensation plans
                                  outstanding options,      options, warrants         (excluding securities
                                  warrants and rights          and rights           reflected in column (a))
                                  --------------------         ----------           ------------------------
Equity compensation plans
approved by shareholder:
    1995 Stock Option Plan.......        88,349                $  8.48                           58,680
    Management Stock
         Bonus Plan..............         5,135                     --                           20,077
    2000 Stock Option Plan.......            --                    N/A                           58,500
Equity compensation plans
not approved by shareholders:
    Directors Stock
        Compensation Plan (1)....        11,946                  11.00                               --
                                        -------                -------                          -------
     TOTAL.......................       105,430                $  8.35                          137,257
                                        =======                =======                          =======

---------------
(1)  Plan approved by the Company's board of directors on March 22, 2000.

Item 12.  Certain Relationships and Related Transactions
--------  ----------------------------------------------

         The  Bank,  like  many  financial  institutions,  grants  loans  to its officers and directors. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Company. Savings institutions are permitted to make loans to executive officers, directors and principal shareholders ("insiders") on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of the Bank that is widely available to employees of the Bank or its affiliates and does not give preference to any insider over other employees of the Bank or affiliate. As part of the Bank's compensation program, the Bank sets the interest rate for loans approved for full-time employees, officers and directors for personal, non-business purposes at a rate which is 1% lower than the rate for non-employees for the same type of loan, as long as the resulting interest rate is not lower than the Bank's cost of funds. Such rates are only effective while such persons are employees, officers, or directors of the Bank. Upon termination, resignation or retirement, the rate reverts to the market rate that existed at the time the loan is granted. All other loans to insiders have been made in the ordinary course of business, and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and do not involve more than the normal risk of collectibility, nor present other unfavorable features.

         Set forth below is certain information relating to loans made on preferential terms to executive officers and directors of the Company and the Bank whose total aggregate loan balances on preferential terms exceeded $60,000 at any time during the year ended June 30, 2004.

                                                                 Original       Prevailing                Unpaid
   Name of Officer or                              Date            Loan            Rate    Employee       Balance
        Director            Type of Loan        Originated      Amount ($)        (%)(1)   Rate (%)     06/30/04 ($)
----------------------   ---------------------  ----------      ----------        ------   ---------    ------------

James Nechero, Jr.       Home Mortgage           03/12/98         112,000          6.63      5.63                 0

Michael P. Mataya                                                                                           196,535
  Revocable Trust        Home Mortgage           03/04/03         260,000          5.13      4.13
Michael P. Mataya        Automobile              02/20/03           9,054         10.50      9.50                 0

Jerry R. Spurlin         Home Mortgage           03/31/03         129,000          5.63      4.63           126,616
Jerry R. Spurlin         Home Equity Line
                           of Credit              4/23/97          17,000          6.00      5.00            15,967

William W. Head, Jr.     Home Mortgage           10/05/01         132,000          6.00      5.00           107,772
William W. Head, Jr.     Home Equity Line
                           of Credit              5/22/00          20,000          6.00      5.00             6,029
William W. Head, Jr.     Automobile               6/24/03          22,050          5.50      4.50                 0

Charles L. Parker, Jr.   Home Mortgage           04/16/03         400,000          5.13      4.13           340,559


Richard P. Gallegos      Home Mortgage           04/16/03         124,000          5.13      4.13           107,838

---------------
(1) Prevailing rate at time of origination for fixed-rate loans or at last rate adjustment for variable-rate loans.

Item 13.  Exhibits
--------  ---------

         The following exhibits are included in this Report or are incorporated herein by reference.

            2.1      Agreement and Plan of Merger, dated as of August 25, 2004, between GFSB Bancorp,
                     Inc. and First Federal Banc of the  Southwest,  Inc.*
            3.1      Certificate of Incorporation  of GFSB Bancorp,  Inc.**
            3.2      Bylaws of GFSB Bancorp, Inc.**
            10.1+    1995 Stock Option Plan***
            10.2+    Management Stock Bonus Plan***
            10.3+    Form of Directors Deferred Compensation Agreement between the Bank and
                     Directors****
            10.4+    Form of Directors Stock Compensation Plan between the Company and Directors of the Company****
            10.5+    2000 Stock Option Plan*****
            10.6+    Change-in-Control Severance Agreement with Richard P. Gallegos******
            10.7+    Change-in-Control Severance Agreement with Jerry R. Spurlin******
            10.8+    Change-in-Control Severance Agreement with William W. Head, Jr.******
            10.9+    Change-in-Control Severance Agreement with Leonard C. Salzi******
            21       Subsidiaries of the Company (See "Item 1 - Description of Business")
            23       Consent of Neff + Ricci LLP******
            31.1     Rule 13a-14(a)/15d-14(a) Certification
            31.2     Rule 13a-14(a)/15d-14(a) Certification
            32       Section 1350 Certification

--------------
+        Management contract or compensatory plan or arrangement.
* Incorporated herein by reference to the identically numbered exhibit to the current report on Form 8-K filed with the SEC on August 26, 2004.
** Incorporated herein by reference to the Registration Statement on Form S-1 of the Company (File No. 33-90400) initially filed with the Commission on March 17, 1995.
*** Incorporated by reference to the identically numbered exhibits of the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File No. 0-25854) filed with the SEC.
**** Incorporated by reference to the identically numbered exhibits of the Quarterly Report on Form 10- QSB for the quarter ended March 31, 2001 filed with the SEC.
***** Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333- 51498) filed with the SEC on December 8, 2000.
****** Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 as filed September 27, 2004.

Item 14.   Principal Accountant Fees and Services
--------   --------------------------------------

         The aggregate fees billed by Neff + Ricci for professional services rendered for the audit of the Company's consolidated annual financial statements and for the reviews of the financial statements included in the Company's quarterly reports on Forms 10-QSB for the fiscal years ended June 30, 2003 and June 30, 2004 were $42,102 and $46,511, respectively.

Audit Related Fees.

         There were no fees billed by Neff + Ricci for assurance and related services related to the performance of the audit of the Company's annual financial statements and to the review of the financial statements in the Company's Form 10-QSB filings for the years ended June 30, 2004 and 2003.

Tax Fees.

         The aggregate fees billed by Neff + Ricci for professional services rendered for tax compliance, tax advice and tax planning for the years ended June 30, 2004 and 2003 were $5,394 and $6,207, respectively. Such tax-related services consisted in both years of tax return preparation and consultation.

All Other Fees

         The aggregate fees billed by Neff + Ricci to the Company and its consolidated subsidiary for services or products other than those listed under the captions "Audit Fees," "Audit Related Fees" and "Tax Fees" totaled $5,299 for the year ended June 30, 2004 and consisted of tax valuations. There were no "other fees" billed by Neff + Ricci for the year ended June 30, 2003.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on October 26, 2004.

                                     GFSB BANCORP, INC.


                                     By:      /s/Richard C. Kauzlaric
                                              ----------------------------------
                                              Richard C. Kauzlaric
                                              President
                                              (Duly Authorized Representative)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10-QSB


                [X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended December 31, 2004
                                               -----------------
                                       OR

               [ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF
                                THE EXCHANGE ACT

               For the transition period from ________ to ________


                         Commission file number: 0-25854


                               GFSB BANCORP, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)


Delaware                                                          85-0430841
---------------------------------------------                  ----------------
(State or Other Jurisdiction of Incorporation                 (I.R.S. Employer
 or Organization)                                            Identification No.)

221 West Aztec Avenue, Gallup, New Mexico                            87301
-----------------------------------------                          ----------
(Address of Principal Executive Offices)                           (Zip Code)


Issuer's Telephone Number, Including Area Code:   (505) 726-6500
                                                  --------------

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                        Yes    X          No
                              ---             ---

As of January 31, 2005, there were issued and outstanding 1,146,645 shares of the registrant's Common Stock.

Transitional Small Business Disclosure format:
                        Yes               No   X
                              ---             ---

                               GFSB Bancorp, Inc.


                                      Index

                                                                                                    Page No.
                                                                                                    --------

                                        PART I. FINANCIAL INFORMATION
Item 1.    Condensed Consolidated Financial Statements:

           Condensed Consolidated Statements of Financial Condition
               December 31, 2004 and June 30, 2004                                                      3

           Condensed Consolidated Statements of Earnings and Comprehensive Earnings
               Three and six months ended December 31, 2004 and December 31, 2003                       4

           Condensed Consolidated Statements of Cash Flows
               Three and six months ended December 31, 2004 and December 30, 2003                       6

           Notes to Condensed Consolidated Financial Statements                                         8

Item 2.    Management's Discussion and Analysis or Plan of Operation                                    9

Item 3.    Controls and Procedures                                                                     17

                                          PART II. OTHER INFORMATION

Item 1.    Legal Proceedings                                                                           18

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds                                 18

Item 3.    Defaults Upon Senior Securities                                                             18

Item 4.    Submission of Matters to a Vote of Security Holders                                         18

Item 5.    Other Information                                                                           18

Item 6.    Exhibits                                                                                    18

           Signatures                                                                                  20

                                        2

                               GFSB Bancorp, Inc.

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,       June 30,
                                                                                    2004             2004
                                                                               -------------    -------------
                                                                                (Unaudited)

                                                       ASSETS

Cash and due from banks                                                        $   6,277,306    $   7,840,712
Interest-bearing deposits with banks                                                 362,790          866,281
Available-for-sale investment securities                                          27,909,821       30,518,828
Available-for-sale mortgage-backed securities                                     26,453,935       30,680,195
Held-to-maturity investment securities                                               389,999          398,999
Stock of Federal Home Loan Bank, at cost, restricted                               3,625,900        4,409,200
Loans receivable, net, substantially pledged                                     148,419,879      152,430,322
Loans held-for-sale                                                                        -          411,400
Accrued interest and dividends receivable                                            807,214          859,298
Premises and equipment                                                             2,410,835        2,513,992
Other real estate and repossessed property                                           283,405          437,211
Prepaid and other assets                                                             184,230          445,847
Deferred tax asset                                                                   131,886          275,125
                                                                               -------------    -------------

        TOTAL ASSETS                                                           $ 217,257,200    $ 232,087,410
                                                                               =============    =============

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Transaction and NOW accounts                                                   $  28,571,724    $  28,987,811
Savings and MMDA deposits                                                         21,128,121       21,501,954
Time deposits                                                                     81,889,595       83,369,991
Advances from Federal Home Loan Bank                                              60,467,614       73,652,218
Other secured borrowings                                                           4,539,209        4,814,763
Repurchase agreements                                                                269,699          157,119
Accrued interest payable                                                             455,225          460,520
Advances from borrowers for taxes and insurance                                      370,784          499,998
Accounts payable and accrued liabilities                                             310,734          369,595
Dividends declared and payable                                                       138,459          140,895
                                                                               -------------    -------------

        TOTAL LIABILITIES                                                        198,141,164      213,954,864
                                                                               -------------    -------------

COMMITMENTS AND CONTINGENCIES                                                              -                -

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value, 500,000
  shares authorized;  no shares issued or
  outstanding                                                                              -                -
Common stock, $.10 par value, 1,500,000
  shares authorized;  1,146,645 issued and outstanding
  at December 31, 2004 and June 30, 2004                                             114,665          114,665
Additional paid-in-capital                                                         3,237,565        3,095,718
Unearned ESOP stock                                                                  (23,729)         (68,048)
Retained earnings, substantially restricted                                       14,959,391       14,440,118
Accumulated other comprehensive earnings                                             828,144          550,093
                                                                               -------------    -------------

        TOTAL STOCKHOLDERS' EQUITY                                                19,116,036       18,132,546
                                                                               -------------    -------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 217,257,200    $ 232,087,410
                                                                               =============    =============

See notes to condensed consolidated financial statements.

                               GFSB Bancorp, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                           AND COMPREHENSIVE EARNINGS


                                                                Three months ended           Six months ended
                                                                   December 31,                 December 31,
                                                           --------------------------    -------------------------
                                                                2004          2003           2004          2003
                                                           --------------------------    -------------------------
                                                            (Unaudited)   (Unaudited)    (Unaudited)   (Unaudited)
Interest income
     Loans receivable
            Mortgage loans                                  $ 1,972,742   $ 2,022,098    $ 3,961,861   $ 4,067,122
            Commercial loans                                    411,366       407,690        801,667       736,528
            Share and consumer loans                             99,522       106,761        203,975       215,330
     Investment and mortgage-backed securities                  462,274       526,977        933,614     1,026,179
     Other interest-earning assets                               23,009        23,106         44,063        48,578
                                                            -----------   -----------    -----------   -----------

            TOTAL INTEREST EARNINGS                           2,968,913     3,086,632      5,945,180     6,093,737

Interest expense
     Deposits                                                   598,099       746,607      1,206,365     1,499,767
     Advances from Federal Home Loan Bank                       591,493       671,778      1,208,878     1,377,416
     Repurchase agreements                                        1,019            37          1,258           141
                                                            -----------   -----------    -----------   -----------

            TOTAL INTEREST EXPENSE                            1,190,611     1,418,422      2,416,501     2,877,324
                                                            -----------   -----------    -----------   -----------

            NET INTEREST EARNINGS                             1,778,302     1,668,210      3,528,679     3,216,413

Provision for loan losses                                        60,000        70,014         60,000       130,014
                                                            -----------   -----------    -----------   -----------

            NET INTEREST EARNINGS AFTER
              PROVISION FOR LOAN LOSSES                       1,718,302     1,598,196      3,468,679     3,086,399
                                                            -----------   -----------    -----------   -----------
Non-interest earnings
     Income from real estate operations                           5,050         1,350          8,499         3,550
     Miscellaneous income                                        16,304        52,195         36,670        65,876
     Net loss from sales of available for sale securities             -        (1,417)          --          (1,417)
     Net gains from sales of loans                               15,262        19,490         30,337        30,274
     Service charge income                                      219,512       177,542        435,281       348,090
                                                            -----------   -----------    -----------   -----------

            TOTAL NON-INTEREST EARNINGS                         256,128       249,160        510,787       446,373
                                                            -----------   -----------    -----------   -----------

Non-interest expense
     Compensation and benefits                                  683,502       635,466      1,269,394     1,221,589
     FDIC insurance                                              14,535         4,822         29,718         9,552
     Insurance                                                   15,107        11,703         32,336        24,911
     Stock services                                               5,379        13,380          9,716        19,965
     Occupancy                                                  126,413       138,260        245,796       273,087
     Data processing                                             90,841        94,376        191,673       183,860
     Professional fees                                          127,386        60,353        337,716       105,924
     Advertising                                                 41,643        49,506         91,526       106,556
     Stationary, printing and office supplies                    25,625        30,166         50,546        61,071
     ATM expense                                                 23,618        19,462         49,060        34,040
     Supervisory exam fees                                       23,916        14,585         47,832        29,170
     Postage                                                     11,328        19,555         24,831        38,841
     Other                                                      154,795        96,932        257,731       197,405
                                                            -----------   -----------    -----------   -----------

            TOTAL NON-INTEREST EXPENSE                        1,344,088     1,188,566      2,637,875     2,305,971
                                                            -----------   -----------    -----------   -----------

                                     GFSB Bancorp, Inc.

                       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                           AND COMPREHENSIVE EARNINGS - CONTINUED

                                                           Three months ended            Six months ended
                                                              December 31,                 December 31,
                                                       -------------------------    -------------------------
                                                            2004          2003           2004          2003
                                                       -------------------------    -------------------------
                                                        (Unaudited)   (Unaudited)    (Unaudited)   (Unaudited)
            EARNINGS BEFORE INCOME TAXES               $   630,342   $   658,790    $ 1,341,591   $ 1,226,801

Income tax expense
     Currently payable                                     303,446       263,582        540,527       504,749
     Deferred provision                                          -      (105,000)             -      (105,000)
                                                       -----------   -----------    -----------   -----------

                                                           303,446       158,582        540,527       399,749
                                                       -----------   -----------    -----------   -----------

            NET EARNINGS                               $   326,896   $   500,208    $   801,064   $   827,052
                                                       ===========   ===========    ===========   ===========

Other Comprehensive Earnings
     Unrealized (loss) gain, net of tax                    (56,038)      (75,211)       278,051      (272,075)
                                                       -----------   -----------    -----------   -----------
            COMPREHENSIVE EARNINGS                     $   270,858   $   424,997    $ 1,079,115   $   554,977
                                                       ===========   ===========    ===========   ===========

Earnings per common share
     Basic                                             $      0.29   $      0.44    $      0.70   $      0.74
                                                       ===========   ===========    ===========   ===========

Weighted average number of common shares outstanding
     Basic                                               1,136,166     1,125,105      1,138,046     1,123,414
                                                       ===========   ===========    ===========   ===========
Earnings per common share
     Diluted                                           $      0.27   $      0.42    $      0.67   $      0.70
                                                       ===========   ===========    ===========   ===========

Weighted average number of common shares outstanding
     Diluted                                             1,196,326     1,179,896      1,200,122     1,177,867
                                                       ===========   ===========    ===========   ===========

Comprehensive earnings per common share
     Basic                                             $      0.24   $      0.38    $      0.95   $      0.49
                                                       ===========   ===========    ===========   ===========

     Diluted                                           $      0.23   $      0.36    $      0.90   $      0.47
                                                       ===========   ===========    ===========   ===========

Dividends per share                                    $     0.125   $     0.125    $     0.250   $     0.235
                                                       ===========   ===========    ===========   ===========

See notes to condensed consolidated financial statements.

                               GFSB Bancorp, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (decrease) in cash and cash equivalents

                                                                            Six Months Ended
                                                                               December 31,
                                                                       ----------------------------
                                                                            2004            2003
                                                                       ------------    ------------
                                                                        (Unaudited)     (Unaudited)
Cash flows from operating activities
     Net earnings                                                      $    801,064    $    827,052
     Adjustments to reconcile net earnings to
       net cash provided by operations
         Deferred loan origination fees                                    (284,187)       (281,515)
         Gain on sale of loans and securities                               (30,337)        (28,857)
         Provision for loan losses                                           60,000         130,014
         Depreciation of premises and equipment                             119,076         148,019
         Amortization of investment and mortgage-
           backed securities premiums                                       156,002         238,377
         Stock dividend on FHLB stock                                       (42,500)        (43,700)
         Release of ESOP stock                                              186,167         125,088
         Stock compensation under management stock bonus plan               122,539          19,411
         (Benefit) for deferred income taxes                                      -        (105,000)

     Net changes in operating assets and liabilities
         Accrued interest and dividends receivable                           52,086         (35,791)
         Prepaid and other assets                                           334,688          (6,978)
         Accrued interest payable                                            (5,295)         (7,085)
         Accounts payable and accrued liabilities                          (181,400)        124,890
         Income taxes (receivable) payable                                  (73,072)        (38,120)
         Dividends declared and payable                                      (2,436)         16,700
                                                                       ------------    ------------
                           Net cash provided by
                           operating activities                           1,212,395       1,082,505
                                                                       ------------    ------------
Cash flows from investing activities
     Purchase of premises and equipment                                     (15,919)       (456,714)
     Loan originations and principal
       repayment on loans, net                                            4,086,674     (13,044,462)
     Change in other secured borrowings                                    (412,428)      2,896,808
     Proceeds from the sale of loans                                        743,500       1,980,073
     Principal payments on mortgage-backed
       securities                                                         4,158,022       9,006,531
     Principal payments on available-for-sale securities                  1,938,446         943,672
     Principal payments on held-to-maturity securities                        9,000           7,000
     Purchases of mortgage-backed securities                                      -      (3,420,353)
     Purchases of available-for-sale securities                          (2,995,915)     (5,277,976)
     Maturities and proceeds from sale of
       available-for-sale securities                                      4,000,000         700,000
     Maturities and proceeds from sale of held-to-maturity securites              -         270,000
     Redemption (purchase) of FHLB stock                                    825,800               -
                                                                       ------------    ------------

                           Net cash provided (used) by
                           investing activities                          12,337,180      (6,395,421)
                                                                       ------------    ------------

                               GFSB Bancorp, Inc.

                Increase (decrease) in cash and cash equivalents

                                                                            Six Months Ended
                                                                               December 31,
                                                                       -----------------------------
                                                                           2004             2003
                                                                      -------------    -------------
                                                                       (Unaudited)       (Unaudited)
Cash flows from financing activities
     Net increase (decrease) in transaction accounts, passbook
       savings, money market accounts, and
       certificates of deposit                                        $  (2,270,317)   $   9,943,018
     Net increase in Repurchase agreements                                  112,580          345,107
     Net increase in mortgage escrow funds                                    7,661           16,050
     Proceeds from FHLB advances                                        397,275,000      773,689,296
     Repayments on FHLB advances                                       (410,459,604)    (777,932,171)
     Net increase (decrease) in note payable                                      -          273,750
     Dividends paid or to be paid in cash                                  (281,792)        (261,634)
     Price paid for vested management bonus
        stock plan stock                                                          -            7,622
                                                                      -------------    -------------

                           Net cash (used) provided by
                           financing activities                         (15,616,472)       6,081,038
                                                                      -------------    -------------

     Increase (decrease) in cash and cash equivalents                    (2,066,897)         768,122

     Cash and cash equivalents at beginning of period                     8,706,993        7,252,358
                                                                      -------------    -------------

     Cash and cash equivalents at end of period                       $   6,640,096        8,020,480
                                                                      =============    =============

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest on deposits and advances                            $   2,420,537    $   2,884,268
         Income taxes                                                       281,100          437,869

     Change in market value, net of deferred taxes on
       available-for-sale securities (other comprehensive earnings)         278,051         (272,075)

     Dividends declared not yet paid                                        138,459          139,167

See notes to condensed consolidated financial statements.

                               GFSB BANCORP, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

         1. The accompanying unaudited condensed consolidated financial statements were prepared in accordance with the instructions for Form 10-QSB and therefore do not include all disclosure necessary for a complete presentation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. However, all adjustments, which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included. All such adjustments are of a normal recurring nature. The condensed consolidated statements of earnings and comprehensive earnings are not necessarily indicative of results, which may be expected for the entire year, or for any other interim period.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. It is suggested that these condensed unaudited financial statements be read in conjunction with the Form 10-KSB for the year ended June 30, 2004.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs and expenses, and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

GFSB Bancorp, Inc. is a savings and loan holding company headquartered in Gallup, New Mexico, which provides a full range of deposits and traditional mortgage loan products through its wholly owned banking subsidiary, Gallup Federal Savings Bank. All references refer collectively to the Company and the Bank, unless the context indicates otherwise.

Proposed Merger

On August 25, 2004, the Company announced that it had signed a definitive merger agreement with First Federal Banc of the Southwest, Inc. ("FFBSW"), the holding company for First Federal Bank, Roswell, New Mexico, pursuant to which the Company will merge with and into FFBSW.

Under the terms of the agreement, upon consummation of the merger of the Company into FFBSW, each outstanding share of the Company's common stock will be converted into the right to receive either $20.00 in cash or FFBSW common stock, at the election of the holder, subject to an overall requirement that 51% of the Company's total outstanding common stock be exchanged for stock. The transaction is subject to various conditions, including stockholder approval of both the Company and FFBSW, and approval by the applicable banking regulatory agencies.

Pursuant to the terms of the merger agreement, FFBSW has agreed to register FFBSW's common stock under the Securities Exchange Act of 1934 and it will file reports with the Securities and Exchange Commission. In addition, upon the completion of the merger, its shares are expected to be listed on the NASDAQ.

Comparison of Financial Condition at December 31, 2004 and June 30, 2004

Total assets decreased by $14.8 million, or 6.4%, to $217.3 million at December 31, 2004 from $232.1 million at June 30, 2004 primarily due to decreases in available-for-sale investment and mortgage-backed securities, net loans receivable, cash and cash equivalents, stock of the Federal Home Loan Bank ("FHLB"), and loans held for sale. The $6.8 million, or 11.2%, decrease in available-for-sale investment and mortgage-backed securities to $54.4 million at December 31, 2004 from $61.2 million at June 30, 2004, was the result of normal monthly principal payments received on the securities owned. Net loans receivable decreased $4.0 million, or 2.6%, to $148.4 million, at December 31, 2004, from $152.4 million at June 30, 2004, primarily due to normal monthly principal payments received on the loans. Cash and cash equivalents of $6.6 million held at December 31, 2004 was $2.1 million or 23.7% less than the June 30, 2004 balance of $8.7 million, primarily due to normal daily fluctuations and a decision by management to reduce the level of cash for the purpose of increasing profitability through an increase in the level of interest earning assets and also for the purpose of reducing cash exposure risk. This decrease in total cash and cash equivalents included a $0.5 million decrease in interest-bearing deposits with banks, which primarily consists of the Company's FHLB demand account. The stock of FHLB decreased $0.8 million, or 18.0%, to $3.6 million at December 31, 2004 from $4.4 million at June 30, 2004, primarily due to quarterly stock redemptions by the FHLB. There were no loans held for sale at December 31, 2004, while there were $0.4 million in loans held for sale at June 30, 2004, resulting in a decrease of $0.4 million, or 100.0%. This change was primarily a matter of timing, as there has been no change in the Company's plan to sell some longer-term, fixed-rate one- to four-family loans in the secondary market. The remaining $0.7 million decrease in assets during the six-month period ended December 31, 2004 was the result of small changes in various asset accounts including accrued interest and dividends receivable, premises and equipment, other real estate and repossessed property, deferred tax asset, and prepaid and other assets.

Total liabilities decreased $15.8 million, or 7.4% mostly due to a decrease in FHLB advances of $13.2 million or 17.9% to $60.5 million at December 31, 2004, from $73.7 million at June 30, 2004. Time deposits decreased $2.3 million, or 1.7% to $131.6 million at December 31, 2004 from $133.9 million at June 30, 2004. There were small decreases in transaction and NOW accounts, savings and MMDA deposits, and time deposits. The remaining $0.3 million decrease in liabilities was the result of changes in various liability accounts including other secured borrowings, repurchase agreements, accrued interest payable, advances from borrowers for taxes and insurance, dividends payable, and accounts payable and accrued liabilities.

Stockholders' equity increased $1.0 million, or 5.4% to $19.1 million at December 31, 2004 from $18.1 million at June 30, 2004, primarily due to income of $801,000 for the six-month period ended December 31, 2004 and to unrealized gains, net of taxes, in investment and mortgage-backed securities. The Company paid a cash dividend of $0.125 per share, or $141,000, in the quarter ended September 30, 2004, and a cash dividend of $0.125 per share, or $141,000, in the quarter ended December 31, 2004.

RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR QUARTER ENDED DECEMBER 31, 2004 COMPARED TO QUARTER ENDED DECEMBER 31, 2003.

General

Net earnings for the quarter ended December 31, 2004 decreased $173,000 to $327,000 ($0.27 per diluted share) from $500,000 ($0.42 per diluted share) for the quarter ended December 31, 2003. The decrease in net earnings is primarily attributable to a $156,000 increase in non-interest expense and a $145,000 increase in income tax expense partially offset by a $110,000 increase in net interest earnings, a $7,000 increase in non-interest earnings, and a $10,000 decrease in provision for loan losses. Please refer to "Average Balance Sheets" for an analysis of the changes in net interest earnings for the quarter ended December 31, 2004 compared to the quarter ended December 31, 2003.

Average Balance Sheets

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average annual yields earned and rates paid. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                       Quarter ended December 31, 2004              Quarter ended December 31, 2003
                                       -------------------------------              -------------------------------
                                    Average                        Average       Average                         Average
                                    Balance      Interest        Yield/Cost      Balance       Interest        Yield/Cost
                                   (Dollars in Thousands)                        (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)               $151,344        $2,484           6.57%       $158,656         $2,537           6.39%
Investment securities and
 mortgage-backed securities          57,035           462           3.24%         65,866            527           3.20%
Other interest-earning
  assets (2)                          4,069            23           2.26%          5,772             23           1.59%
                                   --------        ------                       --------        ------

Total interest-earning assets       212,448         2,969           5.59%        230,294          3,087           5.36%
Non-interest-earning assets          11,500        ------                         10,307        -------
                                   --------                                     --------

Total assets                       $223,948                                     $240,601
                                   ========                                     ========

Interest-bearing liabilities:
  Transaction accounts             $ 13,144        $   12            .37%       $ 10,858        $    8             .29%
  Passbook savings                    9,353            18            .77%          7,094            18            1.01%
  Money market accounts              12,695            30            .95%         13,863            32             .92%
  Certificates of deposit            82,679           539           2.61%         92,571           689            2.98%
  Other liabilities (3)              68,600           592           3.45%         80,884           672            3.32%
                                   --------        ------                       --------        ------
Total interest-bearing
   liabilities                      186,471         1,191           2.55%        205,270         1,419            2.77%
Non-interest bearing                               ------                                       ------
   liabilities                       18,387                                       17,392
                                   --------                                     --------

Total liabilities                   204,858                                      222,662

Stockholders' equity                 19,090                                       17,939
                                   --------                                     --------

Total liabilities and
  stockholders' equity             $223,948                                     $240,601
                                   ========                                     ========


                                       11

Net interest earnings                              $1,778                                       $1,668
                                                   ======                                       ======
Interest rate spread (4)                                            3.04%                                         2.59%
                                                                    ====                                          ====
Net yield on interest-
  earning  assets (5)                                               3.35%                                         2.90%
                                                                    ====                                          ====
Ratio of average interest-
Earning assets to average
interest-bearing  liabilities                                       1.14X                                         1.12X
                                                                    ====                                          ====

(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Other liabilities include FHLB advances, repurchase agreements and other secured borrowings.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest - earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (ii) changes in rates; (iii) changes in rate/volume.

                                     Quarter ended December 31, 2004 vs. 2003
                                               Increase (Decrease)
                                                     Due to
                                        ----------------------------------
                                                          Rate/
                                        Volume    Rate    Volume     Net
                                        ------    ----    ------     ---
                                              (Dollars in Thousands)
Interest income:
  Loans receivable                      $(117)   $  71    $  (7)   $ (53)
  Mortgage-backed securities and
     investment securities                (71)       7       (1)     (65)
  Other interest-earning  assets           (7)      10       (3)       -
                                        ------   -----    ------   -----
    Total interest-earning assets        (195)      88      (11)    (118)

Interest expense:

  Transaction accounts                      2        2        -        4
  Savings accounts                          6       (4)      (2)       -
  Money markets                            (3)       1        -       (2)
                                                                       3)
  Certificates of deposit                 (73)     (86)       9     (150)
  Other liabilities                      (102)      26       (4)      80)
                                        ------   -----    ------   -----
   Total interest-bearing liabilities    (170)     (61)       3     (228)
                                        ------   -----    ------   -----

Net change in interest income           $  (25)  $ 149    $  (14)  $ 110
                                        ======   =====    ======   =====

Provision for Losses on Loans

The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan loss was $60,000 and $70,000 for the quarter ended December 31, 2004 and 2003, respectively. The decrease in the provision for loan losses for the current quarter compared to the same quarter a year earlier is primarily due to improvement in loan quality and the fact that the Company's loan portfolio decreased during the period. While the Company maintains its allowance for losses at a level that it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

Non-Interest Earnings

Total non-interest earnings increased by $7,000 or 2.8% to $256,000 for the quarter ended December 31, 2004 from $249,000 for the quarter ended December 31, 2003. This increase was primarily due to a $42,000 increase in service charge income and a $4,000 increase in income from real estate operations partially offset by a $36,000 decrease in miscellaneous income and a $3,000 decrease in net gains from sales of loans and securities.

Non-Interest Expense

Total non-interest expense increased $156,000 or 13.1% to $1,344,000 for the quarter ended December 31, 2004 from $1,188,000 for the quarter ended December 31, 2003. The increase in non-interest expense was primarily attributable to increases in professional fees, other expense, compensation and benefits, FDIC insurance expense, supervisory exam fees, ATM expense, and insurance expense, partially offset by decreases in occupancy, stock services, advertising, postage, stationery, printing and office supplies, and data processing. The $67,000 increase in professional fees for the quarter ended December 31, 2004 is primarily attributable to a $47,000 increase in legal fees and a $20,000 increase in other professional services in connection with the Agreement and Plan of Merger between the Company and First Federal Banc of the Southwest, Inc. announced on August 25, 2004. The $58,000 increase in other expense is primarily attributable to a $29,000 increase in loan expense and a $20,000 loss on sale of other real estate owned. Compensation and benefits increased $48,000, primarily attributable to early vesting of restricted stock as a result of the filing of the Agreement and Plan of Merger between the Company and First Federal Banc of the Southwest, Inc. announced on August 25, 2004. The $10,000 increase in FDIC insurance was primarily due to an increase in the FDIC assessment. The $9,000 increase in supervisory exam fees was primarily due to an increase in the Office of Thrift Supervision supervisory exam fees assessment. The $4,000 increase in ATM expense is primarily attributable to an increase in the volume of ATM transactions. Insurance expense increased $3,000 due to a general increase in premium rates for property and casualty insurance. Occupancy expense decreased $12,000 primarily due to a decrease in depreciation expense for furniture, fixtures and equipment.

Borrowings

The Company may obtain advances from the FHLB of Dallas to supplement its supply of funds available for loans and investments. Advances from the FHLB are typically secured by a pledge of the Company's stock in the FHLB, a portion of the Company's first mortgage loans and certain other assets. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The Company, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of funds available for loans and investments and to meet deposit withdrawal requirements. For the quarters ended December 31, 2004 and December 31, 2003, borrowings with the FHLB averaged $61,510,895 and $72,307,668, respectively. The approximate weighted average rate paid on borrowings was 3.45% and 3.32% for the quarter ended December 31, 2004 and December 31, 2003, respectively.

RESULTS OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2004 COMPARED TO THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2003.

General

Net earnings for the six-month period ended December 31, 2004 decreased $26,000 to $801,000 compared to net earnings of $827,000 for the six-month period ended December 31, 2003. The decrease in net earnings was primarily the result of a $332,000 increase in non-interest expense and a $141,000 increase in income tax expense partially offset by increases in net interest earnings of $312,000 and non-interest earnings of $64,000 and a $70,000 decrease in provision for loan losses. Please refer to "Average Balance Sheets" for an analysis of the change in net interest earnings for the six-month period ended December 31, 2004 compared to the six-month period ended December 31, 2003.

Average Balance Sheets

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                         Six-month period ended                        Six-month period ended
                                         ----------------------                        ----------------------
                                            December 31, 2004                             December 31, 2003
                                            -----------------                             -----------------
                                    Average                       Average        Average                        Average
                                    Balance      Interest        Yield/Cost      Balance       Interest        Yield/Cost
                                 (Dollars in Thousands)                       (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)               $151,770       $4,966            6.54%       $155,676         $5,019           6.45%
Investment securities and
 Mortgage-backed securities          58,602          934            3.19%         66,611          1,026           3.08%
Other interest-earning
  assets (2)                          4,496           44            1.96%          5,275             49           1.86%
                                   --------       ------                        --------         ------

Total interest-earning assets       214,868        5,944            5.53%        227,562          6,094           5.36%
Non-interest-earning assets          11,649       ------                          10,577         ------
                                   --------                                     --------

Total assets                       $226,517                                     $238,139
                                   ========                                     ========

Interest-bearing liabilities:
  Transaction accounts              $12,966       $   23             .35%        $10,370         $   18            .35%
  Passbook savings                    9,140           35             .77%          6,768             34           1.00%
  Money market accounts              12,906           61             .95%         12,767             58            .91%
  Certificates of deposit            67,318        1,087            3.23%         90,844          1,389           3.06%
  Other liabilities (3)              70,879        1,210            3.41%         82,303          1,378           3.35%
                                   --------       ------                        --------         ------

Total interest-bearing
   liabilities                      173,209        2,416            2.79%        203,052          2,877           2.83%
Non-interest bearing                              ------                                         ------
   liabilities                       34,463                                       17,326
                                   --------                                     --------

Total liabilities                   207,672                                      220,378

Stockholders' equity                 18,845                                       17,761
                                   --------                                     --------

Total liabilities and
  Stockholders' equity             $226,517                                     $238,139
                                   ========                                     ========

                                       14

Net interest income                               $3,528                                         $3,217
                                                  ======                                         ======
Interest rate spread (4)                                            2.74%                                         2.53%
                                                                    ====                                          ====
Net yield on interest-
  earning assets (5)                                                3.28%                                         2.83%
                                                                    ====                                          ====
Ratio of average interest-
  earning assets to average
interest-bearing liabilities                                        1.24X                                         1.12X
                                                                    ====                                          ====

(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions
(3) Other liabilities include FHLB advances, repurchase agreements and other secured borrowings. The FHLB borrowings are adversely affecting the Company's net interest earnings because some of them bear fixed interest rates that are above current market rates. These borrowings will continue to adversely affect net interest earnings unless paid off early, at a significant penalty, or unless market rates increase.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest - earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (ii) changes in rates; and (iii) changes in rate/volume.

                                              Six-month period ended
                                            December 31, 2004 vs. 2003
                                               Increase (Decrease)
                                                     Due to
                                        -----------------------------------
                                                           Rate/
                                        Volume    Rate    Volume      Net
                                        ------    ----    ------      ---
                                                 (Dollars in Thousands)
Interest income:

  Loans receivable                      $(126)   $  70    $   3    $ (53)
  Mortgage-backed securities and
     investment securities               (123)      37       (6)     (92)
  Other interest-earning assets            (7)       3       (1)      (5)
                                        -----    -----    -----    -----
    Total interest-earning assets        (256)     110       (4)    (150)
                                        -----    -----    -----    -----

Interest expense:

  Transaction accounts                      4        -        1        5
  Savings accounts                         12       (8)      (3)       1
  Money markets                             1        3       (1)       3
  Certificates of deposit                (360)      77      (19)    (302)
  Other liabilities                      (191)      25       (2)    (168)
                                        -----    -----    -----    -----
   Total interest-bearing liabilities    (534)      97      (24)    (461)
                                        -----    -----    -----    -----

Net change in interest income           $ 278    $  13    $  20    $ 311
                                        =====    =====    =====    =====


Provision for Losses on Loans

The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions.

The provision for loan losses was $60,000 and $130,000 for the six-month period ended December 31, 2004 and 2003, respectively. See "Comparison of Operating Results for the quarter ended December 31, 2004 compared to quarter ended December 31, 2003 - Provision for Losses on Loans."

Non-Interest Earnings

Total non-interest earnings increased by $64,000 or 14.4% to $511,000 for the six-month period ended December 31, 2004 from $446,000 for the six-month period ended December 31, 2003. This increase was primarily due to an increase in service charge income of $87,000 and an increase of $5,000 in income from real estate operations partially offset by a decrease in miscellaneous income of $29,000. The decrease in miscellaneous income is primarily due to gains on the sale of other real estate owned in the six-month period ended December 31, 2003. The increase in service charge income is primarily due to increased account analysis service charges and increased insufficient funds charges collected on NOW and checking accounts.

Non-Interest Expense

Total non-interest expense increased $332,000, or 14.4%, to $2,638,000 for the six-month period ended December 31, 2004 from $2,306,000 for the six-month period ended December 31, 2003. The increase in non-interest expense was primarily attributable to increases in professional fees, other expenses, compensation and benefits, FDIC insurance, supervisory exam fees, ATM expense, data processing and insurance, partially offset by decreases in occupancy, advertising, postage, stationery, printing and office supplies, and stock services. The $232,000 increase in professional fees for the six-month period ended December 31, 2004 is primarily attributable to a $156,000 increase in legal fees and a $71,000 increase in other professional services in connection with the Agreement and Plan of Merger between the Company and First Federal Banc of the Southwest, Inc. announced on August 25, 2004 The $60,000 increase in other expense is primarily attributable to a $45,000 increase in loan expense and $22,000 in losses on sale of other real estate owned, partially offset by small decreases in several other expense items. Compensation and benefits increased $48,000, primarily attributable to early vesting of restricted stock as a result of the filing of the Agreement and Plan of Merger between the Company and First Federal Banc of the Southwest, Inc. announced on August 25, 2004. The $20,000 increase in FDIC insurance was primarily due to an increase in the FDIC assessment. The $19,000 increase in supervisory exam fees was primarily due to an increase in the Office of Thrift Supervision supervisory exam fees assessment. The $15,000 increase in ATM expense is primarily attributable to an increase in the volume of ATM transactions. Data processing costs increased by $8,000, primarily due to growth in the number of deposit accounts and transaction volume increases. Insurance expense increased $7,000 due to a general increase in premium rates for property and casualty insurance. Occupancy expense decreased $27,000 primarily due to a decrease in depreciation expense for furniture, fixtures and equipment.

Borrowings

The Company may obtain advances from the FHLB of Dallas to supplement its supply of funds available for loans and investments. Advances from the FHLB are typically secured by a pledge of the Company's stock in the FHLB, a portion of the Company's first mortgage loans and certain other assets. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The Company, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of funds available for loans and investments and to meet deposit withdrawal requirements. For the six-month period ended December 31, 2004 and December 31, 2003, borrowings with the FHLB averaged $63,900,571 and $72,573,899, respectively. The approximate weighted average rate paid on borrowings was 3.41% and 3.35% for the six-month period ended December 31, 2004 and December 31, 2003, respectively.

Item 3.  CONTROLS AND PROCEDURES

     (a) Evaluation of disclosure controls and procedures. The Company's management evaluated, with the participation of the Company's Chief Executive Officer and Chief Financial Officer, the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by this report. Based on such evaluation, the Company's principal executive officer and the principal financial officer have concluded that such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

     (b) Changes in internal control over financial reporting. During the quarter under report, there was no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II.  OTHER INFORMATION
--------  -----------------


Item 1.  Legal Proceedings
         -----------------

                  Not applicable.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds
         -----------------------------------------------------------

                  Not applicable.

Item 3.  Defaults Upon Senior Securities
         -------------------------------

                  Not applicable.

Item 4.  Submission of Matters to a Vote of Security Holders
         ---------------------------------------------------

                  Not applicable.

Item 5.  Other Information
         -----------------

                  Not applicable.

Item 6.  Exhibits
         --------

         (a)  List of Exhibits

               2.1    Agreement and Plan of Merger, dated as of August 25, 2004, between
                      GFSB Bancorp, Inc. and First Federal Banc of the Southwest, Inc.*
               3.1    Certificate of Incorporation of GFSB Bancorp, Inc.**
               3.2    Bylaws of GFSB Bancorp, Inc.**
               10.1+  1995 Stock Option Plan***
               10.2+  Management Stock Bonus Plan***
               10.3+  Form of Directors Deferred Compensation Agreement between the Bank and Directors****
               10.4+  Form of Directors Stock Compensation Plan between the Company and
                      Directors of the Company****
               10.5+  2000 Stock Option Plan*****
               10.6+  Change-in-Control Severance Agreement with Richard P. Gallegos******
               10.7+  Change-in-Control Severance Agreement with Jerry R. Spurlin******
               10.8+  Change-in-Control Severance Agreement with William W. Head, Jr.******
               10.9+  Change-in-Control Severance Agreement with Leonard C. Scalzi******
               31.1   Rule 13a-14(a)/15d-14(a) Certification
               31.2   Rule 13a-14(a)/15d-14(a) Certification
               32     Section 1350 Certification

---------
+      Management contract or compensatory plan or arrangement.
* Incorporated herein by reference to the identically numbered exhibit to the current report on Form 8-K filed with the SEC on August 26, 2004.
** Incorporated herein by reference to the Registration Statement on Form S-1 of the Company (File No. 33-90400) initially filed with the Commission on March 17, 1995.
*** Incorporated by reference to the identically numbered exhibits of the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File No. 0-25854) filed with the SEC.

**** Incorporated by reference to the identically numbered exhibits of the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001 filed with the SEC.
***** Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333-51498) filed with the SEC on December 8, 2000.
****** Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 as filed September 27, 2004.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 GFSB BANCORP, INC.


Date:  February 14,  2005        /s/Jerry R. Spurlin
                                 -----------------------------------------------
                                 Jerry R. Spurlin
                                 Assistant Secretary and Chief Financial Officer
                                 (Duly Authorized Representative and
                                 Principal Financial Officer)